     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             GILEAD SCIENCES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                  2836                                 94-3047598
       (State of Incorporation)              (Primary Standard Industrial                  (I.R.S. Employer
                                             Classification Code Number)                Identification Number)

                              333 LAKESIDE DRIVE,
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 574-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              MARK L. PERRY, ESQ.
       SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL
                             GILEAD SCIENCES, INC.
                              333 LAKESIDE DRIVE,
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 574-3000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

             PETER H. JAKES, ESQ.                            RICHARD E. CLIMAN, ESQ.
          GREGG B. SHULKLAPPER, ESQ.                         JULIA L. DAVIDSON, ESQ.
           WILLKIE FARR & GALLAGHER                            COOLEY GODWARD LLP
              787 SEVENTH AVENUE                              FIVE PALO ALTO SQUARE
         NEW YORK, NEW YORK 10019-6099                         3000 EL CAMINO REAL
                (212) 728-8000                             PALO ALTO, CALIFORNIA 94306
                                                                 (650) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.
                            ------------------------

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)       PER SHARE         OFFERING PRICE          FEE(2)
Common Stock, Par Value $0.001 per
  share(3)..................................  15,000,000 shares       $18.625(2)       $558,750,000(2)       $155,332.50

(1) Represents the approximate maximum number of shares issuable upon consummation of the merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of NeXstar common stock at the merger's effective time (30,000,000) and assuming the average stock price for Gilead common stock is equal to or less than $31.00, resulting in the maximum conversion ratio of 0.5000 of a Gilead share issued for each NeXstar share.

(2) The registration fee was calculated pursuant to Section 6 of the Securities Act of 1933 (the "Securities Act") and Rules 457(f)(1) and 457(c) thereunder, as 0.000278 multiplied by the product of (A) 30,000,000, the anticipated maximum number of NeXstar shares that may be exchanged pursuant to the merger, multiplied by (B) $18.625, the average of the high and low sale prices of NeXstar common stock as reported by the Nasdaq National Market on June 22, 1999, which date was within five business days prior to the date of this filing. The amount of the registration fee includes $105,560.48 previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing by Gilead and NeXstar of a preliminary proxy statement/prospectus related to the proposed merger.

(3) Each share of Gilead common stock includes a preferred share purchase right pursuant to the Gilead Rights Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                             GILEAD SCIENCES, INC.
                               333 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 29, 1999
                            ------------------------

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Gilead Sciences, Inc. ("Gilead") will be held on July 29, 1999, at 11:00 a.m. local time, at Hotel Sofitel, 222 Twin Dolphin Drive, Redwood City, California for the following purposes:

    1. To approve the issuance of shares of Gilead common stock in accordance with the merger agreement among Gilead, Gazelle Acquisition Sub, Inc., a wholly owned subsidiary of Gilead, and NeXstar Pharmaceuticals, Inc. As a result of the merger, NeXstar will become a wholly owned subsidiary of Gilead. A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice.

    2. To elect directors to serve for the next year and until their successors are elected.

    3. To approve an amendment to Gilead's 1991 Stock Option Plan to increase the total number of shares of Gilead common stock authorized for issuance under that plan by 3,500,000 shares.

    4. To approve an amendment to Gilead's Employee Stock Purchase Plan to increase the total number of shares of Gilead common stock authorized for issuance under that plan by 330,000 shares.

    5. To approve an amendment to Gilead's 1995 Non-Employee Directors' Stock Option Plan to increase the total number of shares of Gilead common stock authorized for issuance under that plan by 200,000 shares.

    6. To approve an amendment to Gilead's restated certificate of incorporation to increase the authorized shares of Gilead common stock from 60,000,000 to 100,000,000 shares.

    7. To ratify the selection of Ernst & Young LLP as independent auditors of Gilead for its fiscal year ending December 31, 1999.

    8. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

    Information regarding the merger agreement and the merger and related matters as well as the other matters to be acted upon at the annual meeting is contained in the attached joint proxy statement/prospectus and its appendices.

    Holders of record of Gilead common stock and Gilead series B preferred stock at the close of business on June 11, 1999 are entitled to notice of, and to vote at, the Gilead annual meeting and any adjournments or postponements of the annual meeting. A list of Gilead stockholders entitled to vote at the Gilead annual meeting will be available for examination during normal business hours, at Gilead's principal office, for 10 days prior to the annual meeting.

    All stockholders are cordially invited to attend the Gilead annual meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

    THE GILEAD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GILEAD STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF GILEAD COMMON STOCK IN THE MERGER. THE GILEAD BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS, THE PROPOSED INCREASES IN THE NUMBERS OF SHARES UNDER THE 1991 STOCK OPTION PLAN, THE EMPLOYEE STOCK PURCHASE PLAN AND THE 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK AND THE RATIFICATION OF THE INDEPENDENT AUDITORS.

                                          By order of the Gilead board of
                                          directors,

                                          /s/ MARK L. PERRY
                                          Mark L. Perry
                                          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER, GENERAL COUNSEL AND SECRETARY

Foster City, California
June 25, 1999

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, WE REQUEST THAT YOU COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS BEING SOLICITED BY THE GILEAD BOARD OF DIRECTORS.

                                 [NEXSTAR LOGO]

                         NEXSTAR PHARMACEUTICALS, INC.
                             2860 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 29, 1999
                            ------------------------

TO THE STOCKHOLDERS OF NEXSTAR PHARMACEUTICALS, INC.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of NeXstar Pharmaceuticals, Inc. ("NeXstar") will be held on July 29, 1999, at 10:00 a.m., local time, at The Boulder Broker Inn, 555 30th Street, Boulder, Colorado, to consider and vote upon the following:

        Proposal to approve and adopt the agreement and plan of merger among Gilead Sciences, Inc. ("Gilead"), Gazelle Acquisition Sub, Inc., a wholly owned subsidiary of Gilead, and NeXstar and to approve the merger of Gazelle Acquisition Sub with and into NeXstar. As a result of the merger, each outstanding share of NeXstar common stock would be converted into the right to receive a fraction of a share of Gilead common stock and NeXstar would become a wholly owned subsidiary of Gilead. A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice.

    Information regarding the merger agreement and the merger and related matters is contained in the attached joint proxy statement/prospectus and its appendices.

    NeXstar stockholders of record at the close of business on June 22, 1999 are entitled to notice of, and to vote at, the NeXstar special meeting and any adjournments or postponements of the special meeting. A list of NeXstar stockholders entitled to vote at the special meeting will be available for examination during normal business hours, at NeXstar's principal office, for 10 days prior to the special meeting.

    All stockholders are cordially invited to attend the NeXstar special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE NEXSTAR SPECIAL MEETING WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

    THE BOARD OF DIRECTORS OF NEXSTAR UNANIMOUSLY RECOMMENDS THAT NEXSTAR STOCKHOLDERS VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

                                          By order of the NeXstar board of
                                          directors,
                                          /s/ MICHAEL E. HART
                                          Michael E. Hart
                                          VICE PRESIDENT AND CHIEF FINANCIAL
                                          OFFICER

Boulder, Colorado
June 25, 1999

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, WE REQUEST THAT YOU COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF NEXSTAR.

          [LOGO]
                                                              [NEXSTAR LOGO]
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    Gilead Sciences, Inc. and NeXstar Pharmaceuticals, Inc. have entered into a merger agreement. As a result of the merger, NeXstar will become a wholly owned subsidiary of Gilead. In the merger, NeXstar stockholders will receive between
0.3786 and 0.5000 of a share of Gilead common stock, based on the average of the closing prices of Gilead common stock over 20 days prior to the NeXstar special meeting. If this average closing price is between $36.47 and $45.88, for each share of NeXstar common stock NeXstar stockholders will receive 0.4250 of a share of Gilead common stock.

    The merger cannot be completed unless the holders of Gilead common stock and series B preferred stock voting together as a single class and holders of NeXstar common stock approve the matters related to the merger that are described in this joint proxy statement/prospectus. The boards of directors of both companies have approved the merger and unanimously recommend that stockholders approve the matters related to the merger that are described in this document at the annual and special meetings described below.

    At the Gilead annual meeting, Gilead stockholders will be asked to approve the issuance of shares of Gilead common stock in the merger and other items. At the NeXstar special meeting, NeXstar stockholders will be asked to approve and adopt the merger agreement and approve the merger of a subsidiary of Gilead with and into NeXstar.

    Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the proposal or proposals to be voted on.

    You may vote at the Gilead stockholder meeting if you own shares of Gilead as of the close of business on June 11, 1999 and you may vote at the NeXstar stockholder meeting if you own shares of NeXstar as of the close of business on June 22, 1999. The dates, times and places of the stockholders meetings are as follows:

                ANNUAL MEETING                                 SPECIAL MEETING
           OF GILEAD STOCKHOLDERS:                         OF NEXSTAR STOCKHOLDERS:

            July 29, 1999                                   July 29, 1999
            11:00 a.m. local time                           10:00 a.m. local time
            Hotel Sofitel                                   The Boulder Broker Inn
            223 Twin Dolphin Drive                          555 30th Street
            Redwood City, CA                                Boulder, CO

    This joint proxy statement/prospectus provides you with detailed information about the merger agreement, the proposed merger and the other proposals that the Gilead stockholders will vote on. Gilead provided the information concerning Gilead. NeXstar provided the information concerning NeXstar. Please see "Where You Can Find More Information" on page 106 for additional information on Gilead and NeXstar.

    WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING AT PAGE 17.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We are first mailing this joint proxy statement/prospectus dated June 25, 1999 and the forms of proxy on or about June 28, 1999.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................................................          2

SUMMARY...................................................................................................          4
  The Companies...........................................................................................          4
  Our Reasons for the Merger..............................................................................          4
  Our Recommendations to Our Stockholders.................................................................          4
  Share Option Agreement..................................................................................          4
  Opinions of Financial Advisors..........................................................................          5
  Vote Required at Gilead Annual Meeting..................................................................          5
  Vote Required at NeXstar Special Meeting................................................................          5
  Voting by Proxy.........................................................................................          5
  Voting Agreements.......................................................................................          5
  Record Dates; Voting Power..............................................................................          6
  Share Ownership of Directors, Executive Officers and Affiliates.........................................          6
  Interests of Certain Persons in the Merger..............................................................          6
  Ownership of Gilead Following the Merger................................................................          6
  Quotation of Gilead Stock...............................................................................          6
  The Merger Agreement....................................................................................          6
  When the Merger Will Occur..............................................................................          7
  Conditions to the Merger................................................................................          7
  Termination of the Merger Agreement by NeXstar and Gilead...............................................          7
  Termination of the Merger Agreement by Gilead...........................................................          7
  Expenses and Termination Fees...........................................................................          8
  Anticipated Accounting Treatment........................................................................          8
  Regulatory Requirements.................................................................................          8
  No Appraisal Rights.....................................................................................          8
  Forward Looking Statements May Prove Inaccurate.........................................................          8
  Markets and Market Prices...............................................................................         10
  Summary of Selected Historical Financial Information of Gilead..........................................         11
  Summary of Selected Historical Financial Information of NeXstar.........................................         12
  Gilead Sciences, Inc. and NeXstar Pharmaceuticals, Inc. Unaudited Selected Pro Forma Combined Financial
    Information...........................................................................................         14

COMPARATIVE PER SHARE DATA................................................................................         16

RISK FACTORS..............................................................................................         17
  Risks Related to the Merger.............................................................................         17
  Risks Related to the Combined Company...................................................................         19

THE GILEAD ANNUAL MEETING.................................................................................         28
  Purpose of the Gilead Annual Meeting....................................................................         28
  Gilead Board of Directors Recommendations...............................................................         28
  Date, Time and Place of Meeting.........................................................................         28
  Gilead Record Date and Outstanding Shares...............................................................         28
  Voting of Proxies.......................................................................................         29
  Solicitation............................................................................................         29
  Stockholder Proposals...................................................................................         30
  Vote Required...........................................................................................         30
  Revocability of Proxies.................................................................................         30

                                                                                                              PAGE
                                                                                                            ---------
THE NEXSTAR SPECIAL MEETING...............................................................................         31
  Purpose of the NeXstar Special Meeting..................................................................         31
  Board of Directors Recommendations......................................................................         31
  Date, Time and Place of Meeting.........................................................................         31
  NeXstar Record Date and Outstanding Shares..............................................................         31
  Voting of Proxies.......................................................................................         31
  Solicitation............................................................................................         31
  Vote Required...........................................................................................         32
  Revocability of Proxies.................................................................................         32
  Note Regarding NeXstar Annual Meeting...................................................................         32

PROPOSAL 1: APPROVAL OF THE MERGER AND RELATED TRANSACTIONS...............................................         33
  Background of the Merger................................................................................         33
  Gilead's Reasons for the Merger.........................................................................         38
  NeXstar's Reasons for the Merger........................................................................         40
  Opinion of Financial Advisor to Gilead..................................................................         42
  Opinion of Financial Advisor to NeXstar.................................................................         48
  Interests of NeXstar's Employees and Directors in the Merger............................................         52
  Material Federal Income Tax Consequences................................................................         53
  Accounting Treatment....................................................................................         55
  Regulatory Requirements.................................................................................         55
  No Appraisal Rights.....................................................................................         56
  Resale of Gilead Common Stock...........................................................................         56
  Voting Agreements.......................................................................................         56
  Affiliate Agreements....................................................................................         57
  Share Option Agreement..................................................................................         57

THE MERGER AGREEMENT......................................................................................         59
  General.................................................................................................         59
  Merger Consideration....................................................................................         59
  Stock Options, Warrants, Employee Stock Purchase Plan and Convertible Debentures........................         61
  Ownership of Gilead Following the Merger................................................................         62
  Conversion of Shares; Procedures for Exchange of Certificates...........................................         62
  Effect on Certificates..................................................................................         63
  Corporate Matters.......................................................................................         63
  Conditions to the Merger................................................................................         63
  Covenants...............................................................................................         66
  Non-Solicitation........................................................................................         68
  Recommendation of NeXstar Board of Directors............................................................         69
  Meeting of NeXstar Stockholders.........................................................................         70
  Meeting of Gilead Stockholders..........................................................................         70
  Tax-Free Reorganization.................................................................................         70
  Indemnification and Insurance...........................................................................         70
  Other Obligations.......................................................................................         71
  Termination.............................................................................................         71
  Expenses and Termination Fees...........................................................................         73

                                                                                                              PAGE
                                                                                                            ---------
DESCRIPTION OF GILEAD CAPITAL STOCK.......................................................................         74
  Gilead Common Stock.....................................................................................         74
  Gilead Preferred Stock..................................................................................         74

COMPARISON OF STOCKHOLDERS' RIGHTS........................................................................         76
  Percentage of Voting Stock; Influence over Affairs......................................................         76
  Existence of Senior Preferred Stock.....................................................................         76
  Anti-takeover Protections...............................................................................         76

PROPOSAL 2: ELECTION OF GILEAD DIRECTORS..................................................................         77
  Nominees................................................................................................         78
  Board Committees and Meetings...........................................................................         79
  Executive Officers......................................................................................         80

PROPOSAL 3: APPROVAL OF THE GILEAD AMENDED 1991 STOCK OPTION PLAN.........................................         80
  General.................................................................................................         81
  Purpose.................................................................................................         81
  Administration..........................................................................................         82
  Shares Subject to the 1991 Stock Option Plan............................................................         82
  Eligibility.............................................................................................         83
  Term and Termination....................................................................................         83
  Exercise Price..........................................................................................         83
  Exercise Price and Payment..............................................................................         83
  Transferability.........................................................................................         84
  Vesting.................................................................................................         84
  Adjustments upon Changes in Stock.......................................................................         84
  Amendment of the 1991 Stock Option Plan.................................................................         85
  Termination or Suspension of the 1991 Stock Option Plan.................................................         85
  Federal Income Tax Information..........................................................................         85

PROPOSAL 4: APPROVAL OF THE GILEAD AMENDED EMPLOYEE STOCK PURCHASE PLAN...................................         87
  Purpose.................................................................................................         87
  Administration..........................................................................................         88
  Offerings...............................................................................................         88
  Shares Subject to the Employee Stock Purchase Plan......................................................         88
  Eligibility.............................................................................................         88
  Participation in the Plan...............................................................................         89
  Purchase Price..........................................................................................         89
  Payment of Purchase Price; Payroll Deductions...........................................................         89
  Purchase of Stock.......................................................................................         89
  Withdrawal..............................................................................................         89
  Termination of Employment...............................................................................         90
  Restrictions on Transfer................................................................................         90
  Duration, Amendment and Termination.....................................................................         90
  Adjustments upon Changes in Stock.......................................................................         90
  Federal Income Tax Information..........................................................................         90

                                                                                                              PAGE
                                                                                                            ---------
PROPOSAL 5: APPROVAL OF THE GILEAD AMENDED 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.................         91
  General.................................................................................................         92
  Purpose.................................................................................................         92
  Administration..........................................................................................         92
  Shares Subject to the Directors' Option Plan............................................................         92
  Eligibility.............................................................................................         92
  Terms of Options........................................................................................         93
  Exercise Price and Consideration........................................................................         93
  Adjustments upon Changes in Stock.......................................................................         93
  Duration, Amendment and Termination.....................................................................         94
  Federal Income Tax Information..........................................................................         94

PROPOSAL 6: APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF GILEAD...............         95

PROPOSAL 7: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS OF GILEAD...............................         96

OTHER INFORMATION REGARDING GILEAD........................................................................         96
  Security Ownership of Certain Beneficial Owners and Management..........................................         96
  Executive Compensation..................................................................................         99
  Summary of Compensation.................................................................................        100
  Summary Compensation Table..............................................................................        100
  Option Grants in Last Fiscal Year.......................................................................        101
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.......................        102
  Compensation Committee Report (1).......................................................................        102
  Performance Measurement Comparison (1)..................................................................        104
  Certain Transactions....................................................................................        105
  Other Matters...........................................................................................        105

EXPERTS...................................................................................................        105

LEGAL MATTERS.............................................................................................        106

WHERE YOU CAN FIND MORE INFORMATION.......................................................................        106

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................        106

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................................................        107

TRADEMARKS................................................................................................        108

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............................................        109

Appendix A--Agreement and Plan of Merger by and among Gilead Sciences, Inc., Gazelle Acquisition Sub, Inc.
  and NeXstar Pharmaceuticals, Inc. dated as of February 28, 1999
Appendix B--Share Option Agreement between NeXstar Pharmaceuticals, Inc. and Gilead Sciences, Inc. dated as of February 28, 1999
Appendix C-1--Opinion of J.P. Morgan Securities Inc.
Appendix C-2--Opinion of Morgan Stanley & Co. Incorporated

QUESTIONS AND ANSWERS
ABOUT THE MERGER

Q: AS A NEXSTAR STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER (PAGE 59)?

A:     As a NeXstar stockholder, you will receive a fraction of a share of
    Gilead common stock in exchange for each share of NeXstar common stock that you own. This fraction will be determined based upon the average of the closing prices of Gilead common stock for 20 trading days ending on the day that is three trading days prior to the day that you vote on the merger.

        If this average closing price is between $36.47 and $45.88, for each share of NeXstar common stock you will receive 0.4250 of a share of Gilead common stock. If this average closing price is below $36.47 but greater than $31.00, for each share of NeXstar common stock you will receive a fraction of a share of Gilead common stock equal to $15.50 divided by that average closing price. If this average closing price is above $45.88 but less than $51.50, for each share of NeXstar common stock you will receive a fraction of a share of Gilead common stock equal to $19.50 divided by that average closing price. If this average closing price is less than $31.00, for each share of NeXstar common stock you will receive 0.5000 of a share of Gilead common stock. If this average closing price is greater than $51.50, for each share of NeXstar common stock you will receive 0.3786 of a share of Gilead common stock.

        Gilead has established a toll free telephone number that you may call at any time commencing on or soon after the close of trading on July 26, 1999 and prior to the day you vote on the merger that will tell you the fraction of a share of Gilead common stock you will receive for each share of NeXstar common stock in the merger. This number is 1-800-207-3158. See page 60 for a table showing the fraction of a share of Gilead common stock that you would receive for each share of NeXstar common stock you own based upon a range of average 20 trading day closing prices of Gilead common stock.

        Gilead will not issue fractional shares but will instead pay you cash for those shares. Each share of Gilead common stock issued in the merger will include a preferred share purchase right in accordance with Gilead's rights agreement. See "Comparison of Stockholders' Rights--Anti-takeover Protections."

Q: IF I HAVE OPTIONS OR WARRANTS TO PURCHASE NEXSTAR COMMON STOCK, WHAT WILL I
    RECEIVE IN THE MERGER?

A:     Each option and warrant to purchase NeXstar common stock will become an option or warrant to purchase Gilead common stock. For each share of NeXstar common stock subject to an option or a warrant, you will be entitled to purchase the same fraction of a share of Gilead common stock that the holder of a share of NeXstar common stock receives in the merger (as described above) at an adjusted exercise price. The adjusted exercise price is calculated by dividing the original exercise price by the same fraction used to determine the number of shares of Gilead common stock that the holder of a share of NeXstar common stock receives in the merger. For example, if you have an option or warrant to purchase 1,000 shares of NeXstar common stock at an exercise price of $12.00 and each share of NeXstar common stock becomes exchangeable for 0.4250 of a share of Gilead common stock, after the merger you will have an option or a warrant to purchase 425 shares of Gilead common stock at an exercise price of $28.23 per share.

Q: IF I HAVE A NEXSTAR CONVERTIBLE DEBENTURE, WHAT WILL I RECEIVE IN THE MERGER?

A:     After the merger, your 6 1/4% convertible subordinated debentures will remain an obligation of NeXstar which will be a wholly owned subsidiary of Gilead, but will be convertible into shares of Gilead common stock. The number of shares of Gilead common stock that your debenture will convert into after the merger will be equal to the number of shares of NeXstar common stock that you could have converted your debenture into immediately before the merger multiplied by the same fraction used to determine the number of shares of Gilead common stock that the holder of a share of NeXstar common stock receives in the merger. The conversion price of your debenture after the merger for each share of Gilead common stock will be $16.875 divided by that fraction.

        Within 15 days of the closing of the merger, NeXstar, which will be a wholly owned subsidiary of Gilead, will notify you of the closing of the merger. You will then have the right, exercisable for 30 days after NeXstar gives that notice, to elect to have NeXstar repurchase your debenture for a price equal to 100% of the principal amount of the debentures you hold plus accrued and unpaid interest on the day that the debentures are repurchased. As of June 22, 1999, the aggregate principal amount on all outstanding debentures was approximately $80 million and the aggregate amount of unpaid interest accrued on all of the outstanding debentures was $1,972,000.

Q: AS A GILEAD STOCKHOLDER, WILL I RECEIVE ADDITIONAL SHARES OF GILEAD COMMON
    STOCK IN THE MERGER?

A:     No. You will continue to hold the same number of shares of Gilead stock after the merger. Shares of Gilead common stock will be issued in the merger only to the NeXstar stockholders.

Q: WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MERGER?

A:     We intend the merger to be treated as a tax-free reorganization for federal income tax purposes. Generally, NeXstar stockholders will not recognize gain or loss on the exchange of their stock, except on cash received instead of a fractional share. Gilead stockholders will not recognize any gain or loss in connection with the merger. Tax matters, however, are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you. See "Material Federal Income Tax Consequences" (page 53).

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
    FOR ME?

A:     Your broker will vote your shares on matters related to the merger only if you provide instructions on how to vote. You should instruct your broker to vote your shares according to your directions. Without instructions, your broker will not vote your shares.

Q: IF I AM NOT GOING TO ATTEND MY STOCKHOLDER MEETING, SHOULD I RETURN MY PROXY
    CARD INSTEAD?

A:     Yes. Please fill out and sign your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at your meeting. Signed proxies will be voted in favor of each proposal, unless otherwise indicated.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A:     Send in a later dated, signed proxy card to your company's corporate secretary before your meeting or attend your meeting in person and vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:     No. After the merger is completed, we will send NeXstar stockholders written instructions for exchanging their stock certificates. Gilead stockholders do not need to exchange their certificates.

                                    SUMMARY

    This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred to you. See "Where You Can Find More Information" (page 106). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

GILEAD SCIENCES, INC.
333 Lakeside Drive
Foster City, CA 94404
Telephone: (650) 574-3000

    Gilead is a biopharmaceutical company. Gilead discovers, develops and markets proprietary drugs to treat life-threatening and other serious viral diseases.

NEXSTAR PHARMACEUTICALS, INC.

2860 Wilderness Place
Boulder, Colorado 80301
Telephone: (303) 444-5893

    NeXstar is a biopharmaceutical company. NeXstar discovers, develops, manufactures and markets proprietary drugs to treat life-threatening and other serious cancers, and immunological, blood-related and infectious diseases.

OUR REASONS FOR THE MERGER (PAGES 38 AND 40)

    The Gilead board of directors believes that the merger may provide a number of benefits to Gilead and its stockholders by resulting in a combined company with:

    - worldwide commercial capabilities;

    - a significant infectious disease and oncology franchise; and

    - extensive strategic and financial benefits.

    The NeXstar board of directors believes that the merger may provide a number of benefits to NeXstar and its stockholders by resulting in a combined company with:

    - substantially greater resources than NeXstar as a stand-alone company;

    - an enhanced product development pipeline; and

    - greater market capitalization and liquidity for NeXstar's stockholders.

OUR RECOMMENDATIONS TO OUR STOCKHOLDERS (PAGES 28 AND 31)

TO THE GILEAD STOCKHOLDERS:

    The Gilead board of directors believes that the merger is fair to, and is in the best interests of, both you and Gilead. The Gilead board of directors unanimously recommends that you vote "for" the proposal to approve the issuance of shares of Gilead common stock in the merger.

    The Gilead board of directors also unanimously recommends a vote for the election of the nominated directors, the increase in the aggregate number of shares under the 1991 Stock Option Plan, the Employee Stock Purchase Plan and the 1995 Non-Employee Directors' Stock Option Plan, the amendment to Gilead's restated certificate of incorporation to increase the authorized common stock and the ratification of the selection of the independent auditors.

TO THE NEXSTAR STOCKHOLDERS:

    The NeXstar board of directors believes that the merger is fair to you and is in your best interests. The NeXstar board of directors unanimously recommends that you vote "for" the proposal to approve and adopt the merger agreement and approve the merger.

SHARE OPTION AGREEMENT (PAGE 57)

    NeXstar has granted to Gilead an option to purchase from NeXstar up to 19.9% of NeXstar's outstanding shares of common stock for a price of $17.48 per share. The option will become exercisable upon the occurrence of certain events.

OPINIONS OF FINANCIAL ADVISORS (PAGES 42 AND 48)

    In deciding to approve the merger, each board of directors considered the opinion of its financial advisor. Gilead's board of directors received an opinion from Gilead's financial advisor, J.P. Morgan Securities Inc., that the consideration to be paid by Gilead in the merger was fair to Gilead from a financial point of view. NeXstar's board of directors received an opinion from NeXstar's financial advisor, Morgan Stanley & Co. Incorporated, that the consideration to be received by the holders of NeXstar common stock in the merger was fair from a financial point of view. These opinions are attached as Appendices C-1 and C-2 to this document. We encourage you to read these opinions carefully.

    The financial advisors performed several analyses in connection with delivering their opinions. These analyses included comparing historical stock prices of Gilead and NeXstar, comparing the merger to other mergers of other publicly traded companies and estimating the relative values and contributions of Gilead and NeXstar to the combined company based on past and estimated future performance.

VOTE REQUIRED AT GILEAD ANNUAL MEETING (PAGE 30)

    The affirmative vote of the holders of a majority of shares of Gilead common stock and series B preferred stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Gilead annual meeting is necessary:

    - to approve the issuance of shares of Gilead common stock in the merger;

    - to approve the increases in the aggregate numbers of shares of Gilead common stock authorized for issuance under the 1991 Stock Option Plan, the Employee Stock Purchase Plan and the 1995 Non-Employee Directors' Stock Option Plan; and

    - to ratify the selection of independent auditors.

    The affirmative vote of the holders of a majority of the outstanding shares of Gilead common stock and series B preferred stock, voting together as a single class, is necessary to amend the restated certificate of incorporation to increase the authorized shares of Gilead common stock.

    Directors will be elected by a plurality of the votes cast by the holders of Gilead common stock and series B preferred stock present in person or represented by proxy and entitled to vote at the Gilead annual meeting.

VOTE REQUIRED AT NEXSTAR SPECIAL MEETING (PAGE 32)

    The affirmative vote of the holders of a majority of the outstanding shares of NeXstar common stock as of June 22, 1999, the "NeXstar record date," is necessary to approve and adopt the merger agreement and approve the merger.

VOTING BY PROXY (PAGES 29 AND 31)

    You may vote on each proposal by indicating on your proxy card how you want to vote, and signing and mailing it in the enclosed return envelope. Please return your proxy card as soon as possible so that your shares may be represented at your stockholder meeting. If you sign and send in your proxy card and do not indicate how you wish to vote, your proxy will be counted as a vote in favor of each of the proposals. If you are a NeXstar stockholder and you do not vote, or you abstain from voting, it will have the effect of a vote against the merger.

VOTING AGREEMENTS (PAGE 56)

    The directors of NeXstar in their capacities as stockholders and certain other stockholders of NeXstar, who collectively hold approximately 30.6% of the outstanding NeXstar common stock, have entered into voting agreements requiring these stockholders to vote their shares of NeXstar common stock in favor of the proposal to approve and adopt the merger agreement and approve the merger. If, however, the average of the closing prices of Gilead common stock for 20 trading days ending on the day that is three trading days prior to the day that the NeXstar stockholders vote on the merger is less than $27.00, the voting agreements may be terminated.

RECORD DATES; VOTING POWER (PAGES 28 AND 31)

    You are entitled to vote at the Gilead annual meeting if you own shares of Gilead as of the close of business on June 11, 1999, and you are entitled to vote at the NeXstar special meeting if you own shares of NeXstar as of the close of business on June 22, 1999.

    At the close of business on the Gilead record date, 31,057,084 shares of Gilead common stock and 1,133,786 shares of Gilead series B preferred stock were outstanding and entitled to vote at the Gilead annual meeting. You will have one vote at the Gilead annual meeting for each share of Gilead common stock you own as of the Gilead record date and one vote for each share of Gilead series B preferred stock you own as of the Gilead record date. The common stock and the series B preferred stock will vote together as a single class.

    At the close of business on the NeXstar record date, 29,340,723 shares of NeXstar common stock were outstanding and entitled to vote at the NeXstar special meeting. You will have one vote at the NeXstar special meeting for each share of NeXstar common stock you own as of the NeXstar record date.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

    As of the Gilead record date, the directors and executive officers of Gilead, as a group, beneficially owned approximately 4.0% of Gilead voting stock.

    As of the NeXstar record date, the directors and executive officers of NeXstar, as a group, beneficially owned approximately 32.1% of NeXstar common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 52)

    You should note that a number of directors and executive officers of NeXstar have interests in the merger as employees and/or directors that are different from, or in addition to, the interests of a NeXstar stockholder. Certain indemnification arrangements for directors and officers of NeXstar will be continued. In addition, NeXstar has entered into severance agreements with certain of its executive officers.

OWNERSHIP OF GILEAD FOLLOWING THE MERGER (PAGE 62)

    Depending on the average of the closing prices of Gilead common stock for 20 trading days ending on the day that is three trading days prior to the day that the NeXstar stockholders vote on the merger, we anticipate that NeXstar stockholders collectively will receive between approximately 11,110,000 to 14,670,000 shares of Gilead common stock in the merger based on the number of shares of NeXstar common stock outstanding on June 22, 1999.

    Based on those numbers, and based on the number of shares of Gilead voting stock outstanding as of June 22, 1999, existing NeXstar stockholders will own between 26.3% and 32.1% of the Gilead voting stock outstanding immediately after the merger. See page 60 for a table showing the approximate number of shares of Gilead common stock that NeXstar stockholders would receive in the merger and the percentage of Gilead voting stock they would own immediately after the merger based upon a range of average closing prices of Gilead common stock over 20 trading days.

QUOTATION OF GILEAD STOCK

    It is a condition to the merger that the Gilead common stock to be issued in connection with the merger be approved for quotation on the Nasdaq National Market, subject to official notice of issuance. If we complete the merger, stockholders will then be able to trade the shares of Gilead common stock they receive in the merger on the Nasdaq National Market. In addition, NeXstar stock will no longer be quoted on the Nasdaq National Market or any other exchange.

THE MERGER AGREEMENT (PAGE 59)

    The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement. It is the legal document governing the merger.

WHEN THE MERGER WILL OCCUR

    The merger will take place on a date agreed to by Gilead and NeXstar. This date will be no later than the fifth business day after all of the conditions to closing contained in the merger agreement have been satisfied or waived. Assuming that all of the conditions in the merger agreement are satisfied or waived, we anticipate that the merger will occur on or shortly after July 29, 1999. After the completion of the merger, the combined company will operate on an integrated basis.

CONDITIONS TO THE MERGER (PAGE 63)

    We will complete the merger only if we satisfy or waive several conditions, including the following:

    - holders of a majority of the outstanding shares of NeXstar common stock approve and adopt the merger agreement and approve the merger;

    - holders of a majority of shares of Gilead stock present in person or represented by proxy and entitled to vote at the Gilead annual meeting approve the issuance of Gilead common stock in the merger;

    - all material consents required to be obtained from any government entity or other person or entity are obtained;

    - no court or government entity issues a permanent or preliminary order or injunction which restrains or prohibits the consummation of the merger;

    - no litigation or similar action is pending or threatened by a government entity:

        -- seeking to restrain or prohibit the consummation of the merger,

        -- relating to the merger and seeking damages from Gilead or NeXstar that would be material to Gilead, or

        -- seeking to prohibit or limit Gilead's ability to exercise its ownership of NeXstar after the merger;
    - each party's representations and warranties contained in the merger agreement continue to be accurate except where the inaccuracies would not have a material adverse effect on the value of that party;

    - each party has complied with its respective covenants contained in the merger agreement in all material respects;

    - no material adverse change has occurred with respect to NeXstar or Gilead;

    - NeXstar's counsel and Gilead's counsel deliver opinions regarding certain federal income tax consequences of the merger; and

    - Gilead's independent auditors deliver a letter stating their concurrence with Gilead management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the merger.

TERMINATION OF THE MERGER AGREEMENT BY NEXSTAR AND GILEAD (PAGE 71)

    Both companies can mutually agree to terminate the merger agreement at any time without completing the merger.

    Subject to certain exceptions, either company can terminate the merger agreement if:

    - the merger is not completed by September 30, 1999;

    - a government entity or legal action permanently prohibits the merger;

    - the Gilead stockholders do not approve the issuance of Gilead common stock to NeXstar stockholders in the merger; or

    - the other party breaches any of its representations, warranties or obligations under the merger agreement, resulting in the inability to satisfy a condition to the completion of the merger.

TERMINATION OF THE MERGER AGREEMENT BY GILEAD (PAGE 72)

    Gilead can also terminate the merger agreement if:

    - the NeXstar stockholders do not approve the merger or do not adopt and approve the merger agreement;

    - the special meeting of NeXstar stockholders is canceled or otherwise not held, or if a final vote is not taken by the NeXstar stockholders prior to September 15, 1999;

    - the board of directors of NeXstar withdraws or modifies, in a manner adverse to Gilead, its approval and recommendation to the NeXstar stockholders of the merger agreement or the merger;

    - the board of directors of NeXstar approves or fails to recommend rejection of an alternative transaction to the merger;

    - a person or group of persons acquires or becomes, after February 28, 1999, the beneficial owner of 20% or more of the common stock of NeXstar; or

    - a person or group of persons that was, as of February 28, 1999, the beneficial owners of 20% or more of the common stock of NeXstar, acquires an additional 5% of the common stock of NeXstar.

EXPENSES AND TERMINATION FEES (PAGE 73)

    Each party will pay its own fees and expenses in connection with the merger, whether or not the merger is completed, except that:

    - the parties will share equally all fees and expenses, other than attorneys' fees, in connection with the printing and filing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part and fees associated with certain antitrust filings; and

    - under certain circumstances, the terminating party will be reimbursed by the other party for its out-of-pocket expenses incurred in connection with the merger.
    If Gilead terminates the merger agreement for any of the reasons set forth above under the caption "Termination Of The Merger Agreement by Gilead," NeXstar must pay to Gilead the sum of $18.0 million. However, in the case of the failure of NeXstar's stockholders to approve the merger or adopt and approve the merger agreement, this fee would not be payable unless an alternative transaction had been announced or submitted.

    If NeXstar terminates the merger agreement as a result of the failure of the Gilead stockholders to approve the issuance of Gilead common stock to NeXstar stockholders in the merger, Gilead must pay to NeXstar the sum of $5.0 million, so long as a material adverse change to NeXstar has not occurred and no circumstances that are likely to result in such a material adverse change have been publicly announced.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 55)

    We expect the merger will be accounted for as a pooling of interests. This means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

REGULATORY REQUIREMENTS (PAGE 55)

    We are prohibited by U.S. antitrust laws from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Gilead and NeXstar each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission, and Gilead received notice of early termination of the waiting period. Even though the waiting period has terminated, the Antitrust Division and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

NO APPRAISAL RIGHTS (PAGE 56)

    Gilead and NeXstar are organized under Delaware law. Under Delaware law, the stockholders of Gilead and NeXstar are not entitled to appraisal rights in connection with the merger.

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

    Both companies have made forward-looking statements in this document and in the documents that are incorporated by reference. Forward looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Gilead, NeXstar or the combined company. When words such as "believes," "expects," "anticipates" or similar expressions are used, we are making forward-looking statements.

    You should note that the merger and an investment in securities of Gilead involve risks and uncertainties that could affect the future financial results of Gilead. Some of these risks include:

    - risks associated with the exchange ratio;

    - risks relating to the respective businesses of Gilead and NeXstar;

    - risks related to the integration of Gilead and NeXstar; and

    - other risks and uncertainties discussed under "Risk Factors" and elsewhere in this document and in the documents Gilead and NeXstar incorporate by reference.

MARKETS AND MARKET PRICES

    Gilead common stock is quoted on the Nasdaq National Market under the symbol "GILD." NeXstar common stock is quoted on the Nasdaq National Market under the symbol "NXTR." Following the completion of the merger, NeXstar common stock will no longer be quoted on Nasdaq or any exchange.

    As of June 11, 1999, there were approximately 460 holders of record of Gilead common stock and 31,057,084 shares of common stock outstanding. NeXstar had approximately 376 holders of record as of June 22, 1999 and 29,340,723 shares of common stock outstanding.

    The following table sets forth the closing sale price per share of Gilead and NeXstar common stock as reported on Nasdaq and the equivalent per share price, as explained below, of NeXstar common stock on February 26, 1999, the last trading day before the announcement of the merger, and on June 22, 1999.

                                                  GILEAD COMMON        NEXSTAR COMMON       EQUIVALENT NEXSTAR
                                                   STOCK PRICE          STOCK PRICE           PER SHARE PRICE
                                               -------------------  --------------------  -----------------------
February 26, 1999............................     $    41.25000          $   13.813              $   17.53(1)(3)
June 22, 1999................................     $    50.03125          $   18.625              $   19.50(2)(3)

------------------------

(1) The equivalent NeXstar per share price represents 0.4250 of the price of one share of Gilead common stock.

(2) The equivalent NeXstar per share price represents 0.3898 of the price of one share of Gilead common stock.

(3) The actual exchange ratio may be different as described under the caption "Merger Consideration" on page 59. The actual prices of Gilead common stock and NeXstar common stock, and the equivalent NeXstar per share price prior to or at the time the merger is completed, cannot be guaranteed or predicted.

    The table below sets forth the high and low closing sale prices per share of Gilead and NeXstar common stock for the periods indicated, which indicates how each company's stock price has fluctuated over the quarterly and annual periods covered. For current price information with respect to Gilead and NeXstar common stock, stockholders are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, Gilead and NeXstar common stock. Gilead and NeXstar have never declared or paid any cash dividends on their common stock and do not anticipate declaring or paying any dividends in the foreseeable future. Certain of NeXstar's bank and building improvement and equipment lease facilities require NeXstar to maintain financial ratios and levels of cash and/or stockholders' equity which may have the effect of limiting NeXstar's ability to pay dividends.

                                                            GILEAD                  NEXSTAR
                                                         COMMON STOCK            COMMON STOCK
                                                      -------------------    ---------------------
                                                        HIGH        LOW        HIGH         LOW
                                                      --------    -------    --------    ---------
Year Ended December 31, 1996
  First Quarter....................................   $41 7/8     $26 3/4    $26 3/4     $15 1/2
  Second Quarter...................................    39          21 3/4     25 1/2      16 3/4
  Third Quarter....................................    29 3/4      17 1/4     22 3/4      16 3/8
  Fourth Quarter...................................    28 3/4      21 1/2     21          13 1/16
Year Ended December 31, 1997
  First Quarter....................................    34 1/4      22 7/8     17 3/4      10
  Second Quarter...................................    32 1/8      21 5/8     15 1/4       9 3/8
  Third Quarter....................................    46 1/8      24 1/4     18 1/2      12 1/2
  Fourth Quarter...................................    44 7/8      32 3/4     18 1/2      10 5/16
Year Ended December 31, 1998
  First Quarter....................................    42          35 5/8     12 3/8      10
  Second Quarter...................................    43 1/4      31 5/8     12 3/8       9 1/2
  Third Quarter....................................    30 3/8      18 1/4     11 3/16      6 1/2
  Fourth Quarter...................................    41 1/16     18 3/4     11 3/8       7 11/16
Year Ending December 31, 1999
  First Quarter....................................    56 3/4      35 3/4     20 3/4       8 13/16
  Second Quarter (through 6/22/99).................    51          36 1/16    19 1/4      14 3/8

         SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION OF GILEAD
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial information of Gilead is provided to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements for the year ended March 31, 1995 through the year ended December 31, 1998 and unaudited financial statements for the three months ended March 31, 1998 and 1999. This information is only a summary, and you should read it in conjunction with Gilead's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 106.

                                                                                   NINE MONTHS
                             THREE MONTHS ENDED                                       ENDED
                                 MARCH 31,            YEAR ENDED DECEMBER 31,       DECEMBER    YEAR ENDED
CONSOLIDATED STATEMENT      --------------------  -------------------------------      31,       MARCH 31,
OF OPERATIONS DATA:           1999       1998       1998       1997       1996      1995 (1)       1995
--------------------------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                (UNAUDITED)
Revenues:
  Product sales, net......  $   1,445  $   1,795  $   6,074  $  11,735  $   8,477   $      --    $      --
  Contract revenue........      2,941     11,407     24,198     27,413     24,910       2,685        4,922
  Royalty revenue, net....        551        358      2,298        889         33          14           --
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
Total revenues............      4,937     13,560     32,570     40,037     33,420       2,699        4,922
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
Costs and expenses:
  Cost of sales...........        134        230        594      1,167        910          --           --
  Research and
    development...........     15,786     18,930     75,298     59,162     41,881      25,670       30,360
  Selling, general and
    administrative........      8,367      6,742     31,003     25,472     26,692       9,036        9,669
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
Total costs and
  expenses................     24,287     25,902    106,895     85,801     69,483      34,706       40,029
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
Loss from operations......    (19,350)   (12,342)   (74,325)   (45,764)   (36,063)    (32,007)     (35,107)
Interest income, net......      3,563      4,958     18,250     17,771     14,331       4,592        3,833
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net loss..................  $ (15,787) $  (7,384) $ (56,075) $ (27,993) $ (21,732)  $ (27,415)   $ (31,274)
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
Basic and diluted loss per
  common share............  $   (0.51) $   (0.25) $   (1.85) $   (0.95) $   (0.78)  $   (1.29)   $   (1.65)
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
Common shares used to
  calculate basic and
  diluted loss per common
  share...................     30,864     30,103     30,363     29,326     27,786      21,274       18,971
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------

                                                                DECEMBER 31,
                                    MARCH 31,   --------------------------------------------   MARCH 31,
CONSOLIDATED BALANCE SHEET DATA:      1999         1998        1997       1996     1995 (1)      1995
---------------------------------  -----------  -----------  ---------  ---------  ---------  -----------
                                   (UNAUDITED)
Cash, cash equivalents and short-
  term investments...............   $ 263,930    $ 279,939   $ 322,298  $ 295,963  $ 155,659   $  89,146
Working capital..................     242,735      256,560     306,867    284,154    145,539      80,190
Total assets.....................     288,619      302,860     352,069    310,673    166,659     102,395
Non-current portion of long-term
  debt...........................         375          563       1,331      2,914      3,482       5,454
Accumulated deficit..............    (234,341)    (218,554)   (162,479)  (134,486)  (112,754)    (85,339)
Total stockholders' equity (2)...     258,936      270,547     317,347    291,660    151,499      86,056

--------------------------

(1) In October 1995, Gilead changed its fiscal year end from March 31 to December 31, effective with the nine months ended December 31, 1995.

(2) No dividends have been declared or paid on Gilead's common stock.

        SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION OF NEXSTAR
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected financial information of NeXstar is provided to aid your analysis of the financial aspects of the merger. We derived this information from audited financial statements for 1994 through 1998 and unaudited financial statements for the three months ended March 31, 1998 and 1999. The following information gives retroactive effect to the merger of NeXagen, Inc. and Vestar, Inc. on February 21, 1995, which had been accounted for as a pooling of interests, and includes the acquisition of Supragen, Inc., a research-oriented biotechnology company, on September 8, 1995, which had been accounted for using the purchase method of accounting. This information is only a summary, and you should read it in conjunction with NeXstar's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 106.

                                          THREE MONTHS ENDED
                                              MARCH 31,                       YEAR ENDED DECEMBER 31,
CONSOLIDATED STATEMENT                   --------------------  -----------------------------------------------------
OF OPERATIONS DATA:                        1999       1998       1998       1997       1996       1995       1994
---------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             (UNAUDITED)
Revenues:
  Product revenues.....................  $  30,603  $  23,517  $ 108,102  $  89,152  $  80,153  $  57,770  $  43,967
  License fees.........................         --      3,000      3,000         10      7,000         --         --
  Royalties............................      1,537        686      5,007        671         --         --         --
  Collaborative agreements and
    contracts..........................      1,199        750      2,440      2,388      1,548      2,920      4,054
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues.........................     33,339     27,953    118,549     92,221     88,701     60,690     48,021
Costs and expenses:
  Cost of goods sold...................      6,528      4,840     21,331     19,787     18,320     13,246      8,091
  Research and development.............      9,812     13,310     52,475     53,015     47,760     37,356     31,595
  Selling, general and
    administrative.....................     13,831     10,760     49,460     45,033     42,933     35,300     22,108
  Litigation settlement and related
    expenses...........................        479        396      1,267     16,031      2,006         --         --
  Purchased research and development...         --         --         --         --         --     11,824         --
  Retirement agreement expense.........         --         --         --         --         --         --      4,097
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total costs and expenses...............     30,650     29,306    124,533    133,866    111,019     97,726     65,891
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)................      2,689     (1,353)    (5,984)   (41,645)   (22,318)   (37,036)   (17,870)
Gain on sale of a majority interest in
  a subsidiary.........................         --         --     22,132         --         --         --         --
Interest income........................        851        730      3,323      2,446      1,821      1,736      2,409
Interest expense.......................     (1,543)    (1,695)    (6,591)    (4,389)    (1,558)    (1,148)      (587)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for
  income taxes and equity in loss of
  unconsolidated affiliate.............      1,997     (2,318)    12,880    (43,588)   (22,055)   (36,448)   (16,048)
Provision for income taxes.............         73        263        859        322        926        183        159
Equity in loss of unconsolidated
  affiliate............................     (1,613)        --     (1,101)        --         --         --         --
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)......................  $     311  $  (2,581) $  10,920  $ (43,910) $ (22,981) $ (36,631) $ (16,207)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per share:
Basic..................................  $    0.01  $   (0.09) $    0.39  $   (1.65) $   (0.88) $   (1.57) $   (0.71)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted................................  $    0.01  $   (0.09) $    0.38  $   (1.65) $   (0.88) $   (1.57) $   (0.71)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net income
  (loss) per share:
Basic..................................     28,768     27,467     28,135     26,692     26,029     23,374     22,825
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted................................     29,243     27,467     28,403     26,692     26,029     23,374     22,825
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           DECEMBER 31,
                                      MARCH 31,   ---------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:        1999         1998         1997         1996         1995         1994
-----------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
                                     (UNAUDITED)
Cash and cash equivalents and
  marketable securities............  $    76,965  $    68,749  $    64,289  $    41,965  $    26,734  $    40,284
Working capital....................      112,893      102,995       89,943       48,199       35,029       44,099
Total assets.......................      193,934      190,130      170,543      144,500      112,449      126,927
Accrued litigation settlement
  expenses due after one year......        7,607        7,848        8,767           --           --           --
Long-term obligations..............        7,414        8,320        8,327       15,206        9,848       10,500
Convertible subordinated
  debentures.......................       80,000       80,000       80,000           --           --           --
Accumulated deficit................     (158,655)    (158,966)    (169,886)    (125,976)    (102,995)     (66,364)
Total stockholders' equity.........       74,047       68,378       46,002       87,622       81,164       97,374

            GILEAD SCIENCES, INC. AND NEXSTAR PHARMACEUTICALS, INC. UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

    We expect that the merger will be acccounted for as a pooling of interests, which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

    We have presented below unaudited pro forma combined financial information that reflects the pooling-of-interests method of accounting. We have included this information to give you a better picture of what the results of operations and financial position of the combined businesses of Gilead and NeXstar might have been had the merger occurred on an earlier date. The unaudited pro forma combined statement of operations data combine information from the historical consolidated statements of operations of Gilead and the historical consolidated statements of operations of NeXstar and presents that information as if we had completed the merger on January 1, 1996. The unaudited pro forma combined balance sheet data combine information from the historical consolidated balance sheet of Gilead and the historical consolidated balance sheet of NeXstar and presents that information as if we had completed the merger on March 31, 1999.

    We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined company would have been if the merger had actually occurred at the beginning of the earliest period presented. This information also does not necessarily indicate what the combined company's future operating results or consolidated financial position will be. This information does not reflect the effect of any potential changes in revenues or any operating efficiencies which may result from combining the resources of our companies.

    As a result of the merger, Gilead anticipates that a pre-tax charge of approximately $13 million for direct merger-related transaction costs, consisting primarily of professional and registration fees, will be incurred. Gilead and NeXstar will each record its share of such costs as an expense when incurred. The pro forma combined balance sheet data give effect to these expenses as if they had been incurred at March 31, 1999. These charges are not reflected in the pro forma combined statement of operations data or the comparative per share data.

    In addition, the merged companies are expected to incur certain costs in connection with integrating the operations of Gilead and NeXstar. Integration plans will not be completed until after the merger is consummated. However, Gilead expects to recognize, in accordance with EITF 94-3, a pre-tax charge currently estimated to be in the range of $5 million to $10 million in the quarter in which the merger is consummated. The estimate takes into effect: 1) contractually obligated retention bonuses and severance packages which are required to be paid upon change of control, 2) potential redundancy in staffing that may exist between the two organizations and 3) the net book value of duplicate major business systems. No provisions were included in these costs for the writing down of any of the combined company's other assets. This charge is not reflected in the pro forma financial information.

    Net loss and loss per share-diluted for the year ended December 31, 1998 includes a $22.1 million gain (or pro forma $0.52 per basic and diluted share based upon an exchange ratio of 0.4250) NeXstar realized on the sale of its 51% interest in its newly established subsidiary, Proligo L.L.C., to SKW Americas, Inc., in August 1998. The pro forma net loss excluding the gain would have been $67.3 million (or pro forma $1.59 per basic and diluted share based upon an exchange ratio of 0.4250).

    Please see "Unaudited Pro Forma Condensed Combined Financial Statements" on pages 109 through 117 for a more detailed explanation of this analysis.

            GILEAD SCIENCES, INC. AND NEXSTAR PHARMACEUTICALS, INC. UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              THREE MONTHS ENDED
                                                  MARCH 31,            YEAR ENDED DECEMBER 31,
PRO FORMA COMBINED STATEMENT OF OPERATIONS   --------------------  -------------------------------
DATA:                                          1999       1998       1998       1997       1996
                                             ---------  ---------  ---------  ---------  ---------
Total revenues.............................  $  38,276  $  41,513  $ 151,119  $ 132,258  $ 122,121
Net loss...................................  $ (15,476) $  (9,965) $ (45,155) $ (71,903) $ (44,713)
Net loss per share--basic and diluted at
  0.4250 exchange ratio....................  $   (0.36) $   (0.24) $   (1.07) $   (1.77) $   (1.15)
Weighted average shares and assumed
  conversions--basic and diluted at 0.4250
  exchange ratio...........................     43,090     41,776     42,434     40,670     38,848

                                                                                 MARCH 31,
PRO FORMA COMBINED BALANCE SHEET DATA:                                             1999
                                                                                -----------
Cash, cash equivalents and short-term investments.............................   $ 340,895
Working capital...............................................................     342,628
Total assets..................................................................     482,553
Non current portion of long-term obligations..................................      95,396
Accumulated deficit...........................................................    (405,996)
Total stockholders' equity....................................................     319,983
Book value per share at 0.4250 exchange ratio.................................        7.18

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

    The following table sets forth information on the earnings and book value per common share for our respective companies on a historical and pro forma combined basis and indicates the relative earnings and book value of the companies for the periods covered.

    Note that historical and pro forma book value per share is calculated by dividing stockholders' equity at the end of the period by the number of preferred and common shares outstanding at the end of the period. Pro forma combined loss per NeXstar share-diluted and pro forma combined book value per NeXstar share were calculated by multiplying the respective unaudited pro forma combined loss and book value per Gilead share amounts by the stated exchange ratio.

                                                                         QUARTER ENDED MARCH
                                                                                  31               YEAR ENDED DECEMBER 31
                                                                         --------------------  -------------------------------
                                                                           1999       1998       1998       1997       1996
                                                                         ---------  ---------  ---------  ---------  ---------
Gilead historical
Net loss per share-diluted.............................................  $   (0.51) $   (0.25) $   (1.85) $   (0.95) $   (0.78)
Book value per share...................................................  $    8.05             $    8.50

NeXstar historical
Net income (loss) per share-diluted....................................  $    0.01  $   (0.09) $    0.38  $   (1.65) $   (0.88)
Book value per share...................................................  $    2.54             $    2.39

Pro forma combined per Gilead share at 0.3786 exchange ratio
Net loss per share-diluted.............................................  $   (0.37) $   (0.25) $   (1.10) $   (1.82) $   (1.19)
Book value per share...................................................  $    7.41             $    7.63

Pro forma combined per Gilead share at 0.4250 exchange ratio
Net loss per share-diluted.............................................  $   (0.36) $   (0.24) $   (1.07) $   (1.77) $   (1.15)
Book value per share...................................................  $    7.18             $    7.40

Pro forma combined per Gilead share at 0.5000 exchange ratio
Net loss per share-diluted.............................................  $   (0.34) $   (0.23) $   (1.02) $   (1.69) $   (1.10)
Book value per share...................................................  $    6.85             $    7.06

Pro forma combined per NeXstar share at 0.3786 exchange ratio
Net loss per share-diluted.............................................  $   (0.14) $   (0.09) $   (0.42) $   (0.69) $   (0.45)
Book value per share...................................................  $    2.80             $    2.89

Pro forma combined per NeXstar share at 0.4250 exchange ratio
Net loss per share-diluted.............................................  $   (0.15) $   (0.10) $   (0.45) $   (0.75) $   (0.49)
Book value per share...................................................  $    3.05             $    3.15

Pro forma combined per NeXstar share at 0.5000 exchange ratio
Net loss per share-diluted.............................................  $   (0.17) $   (0.11) $   (0.51) $   (0.85) $   (0.55)
Book value per share...................................................  $    3.42             $    3.53

    The information set forth above is only a summary and you should read it in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements on pages 109 through 117 and the respective financial statements of Gilead and NeXstar. We incorporate the consolidated financial statements of Gilead and the consolidated financial statements of NeXstar into this joint proxy statement/ prospectus by reference. See "Where You Can Find More Information" on page 106.

                                  RISK FACTORS

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF THE COMBINED COMPANY MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. WHEN VOTING ON THE MERGER, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, ELSEWHERE IN THIS DOCUMENT, AND IN THE DOCUMENTS WE INCORPORATE BY REFERENCE INTO THIS DOCUMENT.

RISKS RELATED TO THE MERGER

IF GILEAD AND NEXSTAR ARE NOT SUCCESSFULLY INTEGRATED, THE COMBINED COMPANY'S
  BUSINESS WILL BE ADVERSELY AFFECTED.

    Integrating Gilead and NeXstar will be a complex, time-consuming and expensive process. Before the merger, Gilead and NeXstar operated independently, each with its own business, corporate culture, locations, employees and systems. After the merger, Gilead and NeXstar must operate as a combined organization utilizing common information and communication systems; operating procedures; financial controls; and human resource practices, including benefit, training and professional development programs.

    There may be substantial difficulties, costs and delays involved in integrating Gilead and NeXstar. These may include:

    - distracting management from the business of the combined company;

    - potential incompatibility of corporate cultures;

    - potential inability to coordinate research and development efforts successfully;

    - costs and delays in implementing common systems and procedures; and

    - operating the combined company at three sites in the United States and at 10 international sites.

    Any one or all of these factors may increase operating costs or lower anticipated financial performance. In addition, the combined company may lose corporate partners, distributors, suppliers, manufacturers and employees. Many of these factors are also outside the control of either company. Achieving anticipated synergies and the potential benefits underlying the two companies' reasons for the merger will depend on successful integration of the two companies. The failure to integrate Gilead and NeXstar would have a material adverse effect on the business, financial condition and results of operations of the combined company.

DEPENDING ON THE AVERAGE TRADING PRICE OF GILEAD COMMON STOCK OVER 20 TRADING
  DAYS PRIOR TO THE MERGER, NEXSTAR STOCKHOLDERS WILL RECEIVE BETWEEN 0.3786 AND
  0.5000 SHARES OF GILEAD COMMON STOCK FOR EACH SHARE OF NEXSTAR COMMON STOCK. THE VALUE OF THIS CONSIDERATION WILL ALSO DEPEND ON THE TRADING PRICE OF GILEAD COMMON STOCK.

    The fraction of a share of Gilead common stock that NeXstar stockholders receive in exchange for each share of NeXstar common stock in the merger, is known as the exchange ratio. The exchange ratio will depend on the average of the closing prices of Gilead common stock for 20 trading days ending on the day that is three trading days prior to the day the NeXstar stockholders vote on the merger. To the extent that more shares of Gilead common stock are issued in the merger, Gilead stockholders will experience a greater dilution of ownership. Had the NeXstar stockholder meeting been held on June 23, 1999, NeXstar stockholders would have received 0.4250 of a share of Gilead common stock (which would have had a value, based upon the average closing prices of Gilead common stock for 20 trading days ending on the day that would have been three trading days prior to the NeXstar stockholder meeting, or what we call an "implied value," of $18.94) for each share of NeXstar common stock that they own. However, because the exchange ratio will fluctuate based on the market price of Gilead common stock, NeXstar stockholders may receive less than 0.4250 of a share of Gilead common stock (and an implied value of less than $18.94) in the merger for each share of NeXstar common stock that they own. Regardless of this 20-day average, in no event will NeXstar stockholders receive more than 0.5000 or less than 0.3786 of a share of Gilead common stock for each share of NeXstar common stock that they own.

    A FIXED PRICE EXCHANGE RATIO IS RISKY BECAUSE THE VALUE OF THE CONSIDERATION ISSUED PER SHARE OF NEXSTAR COMMON STOCK WILL DEPEND ON THE TRADING PRICE OF GILEAD COMMON STOCK. Within certain ranges of average closing prices over 20 trading days, the exchange ratio is pre-determined or a "fixed exchange ratio." A fixed exchange ratio means that a NeXstar stockholder will receive a pre-determined fraction of a share of Gilead common stock regardless of the actual 20-day average. A fixed exchange ratio is risky because, where it applies, the fixed fraction of a Gilead share that a NeXstar stockholder would receive in the merger would have a lower implied value if the price of Gilead common stock declines. No additional shares are issued within the range of the fixed exchange ratios, even if the implied value of a share of Gilead common stock decreases. The following examples illustrate this effect:

    - If the 20-day average is $42.00 per share, NeXstar stockholders would receive 0.4250 of a share of Gilead common stock for each share of NeXstar common stock that they own. That fractional share would have an implied value of $42.00 per share multiplied by 0.4250, or $17.85 per share. If, however, the 20-day average is $38.00 per share, NeXstar stockholders would still receive 0.4250 of a share of Gilead common stock for each share of NeXstar common stock that they own, but that fractional share would have an implied value of only $16.15 per share.

    - If the 20-day average is $30.00 per share, the exchange ratio would be
      0.5000 of a share of Gilead common stock, and NeXstar stockholders would receive an implied value of $15.00 per share. A 20-day average of $28.00 per share would still result in an exchange ratio of 0.5000, but an implied value of only $14.00 per share.

    A FIXED PRICE EXCHANGE RATIO IS RISKY BECAUSE AN INCREASE IN THE TRADING PRICE OF GILEAD COMMON STOCK WOULD RESULT IN FEWER SHARES BEING ISSUED TO NEXSTAR STOCKHOLDERS. Within certain ranges of average closing prices over 20 trading days, the exchange ratio provides for a predetermined implied value or a "fixed price." A fixed price means that NeXstar stockholders will receive a fixed dollar value of Gilead common stock, regardless of the actual 20-day average. The number of Gilead shares that a NeXstar stockholder will receive in the merger will adjust up or down so that the stockholder will receive a predetermined implied value in the merger. A fixed price is risky because, where it applies, an increase in the 20-day average will result in NeXstar stockholders receiving fewer Gilead shares in the merger. NeXstar stockholders would not receive consideration in the merger having a higher implied value even if the price of Gilead common stock increases. The following examples illustrate this effect:

    - If the 20-day average is $46.00, NeXstar stockholders would receive 0.4239 of a share of Gilead common stock for each share of NeXstar stock that they own. The implied value of this fractional share would be $19.50.

    - If the 20-day average is $50.00, NeXstar stockholders would receive only
      0.3900 of a share of Gilead common stock for each share of NeXstar stock that they own. The implied value of this fractional share would still be $19.50.

    See page 60 for a table showing the fraction of a share of Gilead common stock that would be exchangeable for each share of NeXstar common stock based upon a range of average closing prices over 20 trading days of Gilead common stock.

    GILEAD COMMON STOCK HAS EXPERIENCED EXTREME FLUCTUATIONS IN PRICE AND VOLUME WHICH WILL AFFECT THE NUMBER AND VALUE OF SHARES ISSUED TO NEXSTAR STOCKHOLDERS. In recent years, and particularly in recent months, the stock market and the trading price for Gilead common stock have experienced extreme price and volume fluctuations. The broad market fluctuations have in the past, and may in the future, adversely affect the market price of Gilead common stock. The value of Gilead common stock at the time of the special meeting of NeXstar's stockholders, completion of the merger, the date that NeXstar stockholders receive shares of Gilead common stock or the date the stockholders eventually sell their Gilead shares, may be significantly different than the price of Gilead common stock today. In addition, the exchange ratio is based upon the average 20 trading day closing price of Gilead common stock. The average closing price over 20 trading days, or implied value, may be significantly greater than or less than the actual trading price of Gilead common stock at the time of the special meeting of NeXstar's stockholders, completion of the merger, the date that NeXstar stockholders receive shares of Gilead common stock or the date the stockholders eventually sell their Gilead shares. NeXstar stockholders are advised to obtain recent market quotations for Gilead common stock. Neither company may terminate the merger agreement or elect not to complete the merger solely because of changes in their stock prices.

THE PRE-TAX COSTS OF COMPLETING THE MERGER ARE ESTIMATED AT BETWEEN $18 MILLION
  AND $23 MILLION AND MAY AFFECT OUR RESULTS OF OPERATIONS, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Completion of the merger will result in total pre-tax costs estimated at between $18 million and $23 million, primarily relating to costs associated with combining the businesses of the two companies and the fees of financial advisors, attorneys, consultants and accountants. These costs may cause our results of operations to be lower than that anticipated by financial analysts, which could adversely affect our stock price.

RISKS RELATED TO THE COMBINED COMPANY

THE COMBINED COMPANY WILL DEVELOP DRUGS TO TREAT AIDS AND AIDS-RELATED
  CONDITIONS, AND THEREFORE THE COMBINED COMPANY CAN BE ADVERSELY AFFECTED BY CHANGES IN THE REGULATORY AND COMMERCIAL ENVIRONMENT FOR AIDS THERAPIES.

    Several of Gilead's and NeXstar's products and products in development address AIDS or AIDS-related conditions. These products include VISTIDE (cidofovir injection) for CMV retinitis, PREVEON (adefovir dipivoxil) for HIV and AIDS, PMPA for HIV and AIDS and DaunoXome for HIV-associated Kaposi's sarcoma. The medical, regulatory and commercial environment for AIDS therapies changes quickly and often in ways that Gilead and NeXstar are unable to accurately predict. Gilead and NeXstar develop their AIDS products based upon current policy and the current marketplace for AIDS therapies, as well as their prediction of future policy and the future marketplace for these therapies. The combined company's business will be subject to substantial risk because these policies and markets change quickly and unpredictably and in ways that could have a material adverse impact on its ability to obtain regulatory approval and commercial acceptance of its AIDS-related products.

ANY SIGNIFICANT REDUCTION IN AMBISOME SALES WOULD SIGNIFICANTLY REDUCE THE
  OPERATING INCOME OF THE COMBINED COMPANY, AND COULD REQUIRE THE COMBINED COMPANY TO SCALE BACK ITS MANUFACTURING OPERATIONS AND REDUCE ITS SALES FORCE.

    AmBisome sales for the year-ended December 31, 1998 exceeded $100 million. During this same period, sales of the combined company's other two marketed products, VISTIDE and DaunoXome, were approximately $6.0 million and $2.0 million, respectively. Accordingly, in the near term, the combined company will rely on sales of AmBisome to support its existing manufacturing and sales infrastructure and to provide operating income to offset a significant portion of its administrative and

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
research and development expenditures. Any significant reduction in sales of AmBisome, whether as a result of the introduction of competitive products or otherwise, would therefore have a material adverse effect on the combined company, including the possibility that the combined company would have to scale back its manufacturing operations and reduce its sales force. There are several products on the market that compete with AmBisome and are generally priced lower than AmBisome. In addition, there are other potentially competitive products in clinical development by major pharmaceutical companies.

WE MAY NOT RECEIVE APPROVAL FOR EXPANDED INDICATIONS FOR EXISTING PRODUCTS OR
  APPROVAL OF ADDITIONAL PRODUCTS.

    Additional regulatory approvals will be needed to expand the indications for which AmBisome may be marketed in the countries where it is already approved, and those approvals may or may not be obtained. Similarly, to the extent that the combined company seeks to expand the indications for VISTIDE beyond CMV retinitis and the indications for DaunoXome beyond Kaposi's sarcoma, the drugs may not be effective for the treatment of other diseases and the combined company may never obtain additional regulatory approvals.

OUR OPERATIONS DEPEND ON COMPLIANCE WITH COMPLEX FDA AND COMPARABLE
  INTERNATIONAL REGULATIONS. FAILURE TO OBTAIN BROAD APPROVALS ON A TIMELY BASIS OR TO ACHIEVE CONTINUED COMPLIANCE COULD DELAY COMMERCIALIZATION OF OUR PRODUCTS AND ADVERSELY AFFECT THE COMBINED COMPANY.

    The products that the combined company will develop and sell must be approved and will be subject to extensive regulation by the FDA and comparable agencies in other countries. Gilead has plans to file an application with the FDA for marketing approval of PREVEON in the second quarter of 1999. In addition, Hoffmann-La Roche, Gilead's corporate partner for the development and commercialization of GS 4104, expects to file an application with the FDA for marketing approval of GS 4104 to treat influenza in the second quarter of 1999. NeXstar is continuing clinical trials for both AmBisome and DaunoXome for currently approved and additional indications. NeXstar is also conducting clinical trials for three other products, MiKasome, NX211 and NX1838. We anticipate that the combined company will conduct a variety of clinical trials and file for marketing approval of additional products over the next several years. These products may fail to receive marketing approval on a timely basis, if at all. In addition, these products may receive marketing approvals that place limitations on their uses. These failures, delays or limitations, as well as other regulatory changes, actions and recalls, could delay commercialization of any products and adversely affect the combined company's results of operations.

    In addition, even after our products are marketed, the products and their manufacturers are subject to continual review. Later discovery of previously unknown problems with our products, our own manufacturing or the production by third-party manufacturers may result in restrictions on our products or the manufacture of our products, including withdrawal of the product from the market.

RESULTS OF CLINICAL TRIALS AND APPROVAL OF PRODUCTS ARE UNCERTAIN, AND WE MAY BE
  DELAYED IN OR PROHIBITED FROM SELLING OUR PRODUCTS.

    The combined company will have a number of potential products that have reached the development stage. These potential products include Gilead's PREVEON, GS 4104, adefovir dipivoxil for HBV and PMPA, and NeXstar's MiKasome, NX211 and NX1838. The combined company will be required to demonstrate the safety and effectiveness of these and any other products it develops in each intended use through extensive preclinical studies and clinical trials in order to obtain regulatory approval of these products. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials for several reasons, including:

    - preliminary results may not be indicative of effectiveness;

    - further clinical trials may not achieve the desired result; and

    - further clinical trials may reveal unduly harmful side effects or may show the drugs to be less effective than other drugs or delivery systems for the desired indications.

    Even successfully completed large-scale clinical trials may not result in marketable products for several reasons, including:

    - the potential products are not shown to be safe and effective;

    - regulatory authorities disagree with the results of our studies and trials;

    - required regulatory approvals are not obtained;

    - the potential products are too difficult to develop into commercially viable products; or

    - the potential products do not obtain market acceptance.

    A number of companies in our industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, the combined company may be unable to develop marketable products.

DELAYS IN PATIENT ENROLLMENT FOR CLINICAL TRIALS COULD INCREASE COSTS AND DELAY
  REGULATORY APPROVALS.

    The rate of completion of the combined company's clinical trials will depend on the rate of patient enrollment. There will be substantial competition to enroll patients in clinical trials both for Gilead's and NeXstar's drugs in development. This competition has delayed Gilead's and NeXstar's clinical trials in the past. In addition, recent improvements in existing drug therapy, particularly for AIDS, HBV and certain cancers, may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals.

THE COMBINED COMPANY'S PRODUCT DEVELOPMENT EFFORTS MAY NOT YIELD MARKETABLE
  PRODUCTS DUE TO RESULTS OF STUDIES OR TRIALS, FAILURE TO ACHIEVE REGULATORY APPROVALS OR MARKET ACCEPTANCE, PROPRIETARY RIGHTS OF OTHERS OR MANUFACTURING ISSUES.

    The success of the combined company will depend on its ability to successfully develop and obtain regulatory approval to market new pharmaceutical products. A significant portion of the research that will be conducted by the combined company will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed. Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including:

    - lack of efficacy or unacceptable toxicity during preclinical studies or clinical trials;

    - failure to receive necessary regulatory approvals;

    - failure to achieve market acceptance;

    - existence of proprietary rights of third parties; and

    - inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

WE MAY UNDERESTIMATE DEVELOPMENT COSTS, ADVERSELY AFFECTING OUR BUSINESS.

    Due to uncertainties that are part of the development process, we may underestimate the costs associated with the development of a potential product. Delays or unanticipated increases in costs of development or failure to obtain regulatory approval or market acceptance for our products could adversely affect our operating results. In addition, the combination of Gilead's and NeXstar's research and development organizations may result in greater competition for resources and elimination of development programs that might otherwise be successfully completed.

WE DEPEND ON RELATIONSHIPS WITH OTHER COMPANIES FOR RESEARCH FUNDING, CLINICAL
  DEVELOPMENT, SALES AND MARKETING PERFORMANCE AND REVENUES. FAILURE TO MAINTAIN THESE RELATIONSHIPS WOULD NEGATIVELY IMPACT OUR BUSINESS.

    The combined company will rely on a number of significant collaborative relationships with major pharmaceutical companies for its research funding, clinical development and/or sales and marketing performance. These collaborations include Gilead's collaborations with Pharmacia & Upjohn, Hoffmann-La Roche and Bausch & Lomb, and NeXstar's collaborations with Fujisawa USA, Inc., Sumitomo Pharmaceuticals Co. Inc., Glaxo Wellcome and Schering AG. Reliance on collaborative relationships poses a number of risks, including:

    - the combined company will not be able to control whether its corporate partners will devote sufficient resources to its programs or products;

    - disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners;

    - disagreements with corporate partners could lead to delays in or termination of the research, development or commercialization of product candidates, or result in litigation or arbitration;

    - contracts with our corporate partners may fail to provide significant protection or may fail to be effectively enforced if one of these partners fails to perform;

    - corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors; and

    - corporate partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development.

    Given these risks, there is a great deal of uncertainty regarding the success of our current and future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed or revenue from existing products could decline.

INABILITY TO ESTABLISH FUTURE SUCCESSFUL COLLABORATIVE RELATIONSHIPS MAY IMPAIR
  THE COMBINED COMPANY'S FINANCIAL RESULTS.

    The combined company may seek future collaborative relationships with corporate partners to fund some of its research and development expenses and to develop and commercialize some of its potential products. For example, Gilead is in discussions with several potential corporate partners about collaborative development and commercialization of adefovir dipivoxil for HBV, particularly in Asian territories. Further, we anticipate that the combined company's revenues from collaborative agreements will continue to be affected by existing agreements, as well as by the timing of drug development programs of its corporate partners. The combined company may not be able to negotiate acceptable collaborative arrangements in the future, and any arrangements it does negotiate may not be successful. If the combined company fails to establish additional collaborative relationships, it will be required to undertake research, development, marketing and manufacturing of its proposed products at its own expense.

WE HAVE A HISTORY OF LOSSES, EXPECT TO OPERATE AT A LOSS FOR THE FORESEEABLE
  FUTURE AND MAY NEVER BE PROFITABLE.

    Gilead has never been profitable on a full-year basis, and NeXstar has only been profitable on a full-year basis in 1998 due to a one-time gain related to the sale of its 51% interest in its newly established subsidiary, Proligo L.L.C., to SKW Americas. The combined company may never become profitable. At December 31, 1998, Gilead's accumulated deficit was $218.5 million and NeXstar's accumulated deficit was $159.0 million. Each company's losses have resulted principally from expenses associated with our research and development programs and, to a lesser extent, from sales, general and administrative expenses. Gilead's and NeXstar's product revenues are derived solely from sales of AmBisome, VISTIDE and DaunoXome and royalty arrangements related to AmBisome and VISTIDE.

OUR EXISTING PRODUCT AND PRODUCTS UNDER DEVELOPMENT MAY NOT BE ACCEPTED BY
  PHYSICIANS, INSURERS AND PATIENTS.

    Many of the combined company's products in development, if approved for marketing, would have no established market. The ability of these products to achieve and sustain market acceptance will depend on the receipt and scope of regulatory approvals and whether or not government authorities and managed care organizations will adequately reimburse patients who use these products.

    In addition, we need to convince the medical and patient advocacy community of:

    - the effectiveness of these products in treating disease;

    - the safety of these products when administered to patients; and

    - the advantages of these products over competitive products.

    Physicians, patients, patient advocates, payors and the medical community in general may not accept and use any products that we may develop. If the combined company's products are not accepted, our results of operations will suffer.

THE COMBINED COMPANY'S RIGHTS TO MARKET AMBISOME ARE LIMITED BY AGREEMENT WITH
  FUJISAWA. FAILURE OF FUJISAWA TO EFFECTIVELY MARKET AMBISOME IN THE UNITED STATES MAY REDUCE REVENUES.

    NeXstar's rights to market AmBisome are subject to an agreement with Fujisawa Healthcare, Inc. Under the terms of this agreement, NeXstar has the marketing rights to AmBisome in all countries except the United States and Canada, but must pay royalties in connection with sales in most significant Asian markets, including Japan. NeXstar co-promotes AmBisome with Fujisawa in the United States. NetXstar manufactures AmBisome for sale in the United States and sells AmBisome to Fujisawa at cost. Fujisawa collects all revenues from AmBisome sales in the United States and pays NeXstar 20% of the gross profits from such sales. The success of AmBisome in the United States will be dependent primarily on the efforts of Fujisawa. If Fujisawa fails in its efforts, potential revenues from the sale of AmBisome in the United States may be substantially reduced.

MANY OTHER COMPANIES ARE TARGETING THE SAME DISEASES AND CONDITIONS AS THE
  COMBINED COMPANY. COMPETITIVE PRODUCTS FROM OTHER COMPANIES COULD SIGNIFICANTLY REDUCE THE MARKET ACCEPTANCE OF OUR PRODUCTS.

    The combined company's products and development programs will target a number of diseases and conditions, including viral infections, fungal infections, bacterial infections and cancer. There are many commercially available products for these diseases. Certain of these products are well established therapies and have generated substantial sales. In addition, a large number of companies and institutions are conducting well-funded research and development activities directed at developing treatments for these diseases. Products currently on the market and those under development by our competitors could make our technology and products obsolete or noncompetitive. We expect that competition for the treatment of these diseases will increase in the future as new products enter the market and advanced technologies become available. We will also be competing to license or acquire technology from other companies.

    Most of the competitors and potential competitors of the combined company have substantially greater resources than we do. Those resources include superior product development capabilities and financial, scientific, manufacturing, marketing, managerial and human resources. These competitors may achieve superior patent protection, obtain key technology, receive regulatory approval or achieve product commercialization earlier than us.

THE SIGNIFICANTLY GREATER RESOURCES OF THE MARKETING ORGANIZATIONS OF LARGE
  PHARMACEUTICAL COMPANIES COULD HINDER OUR ABILITY TO COMPETE SUCCESSFULLY.

    The combined company's products compete, and the products it may develop are likely to compete, with products of other companies that currently have extensive and well-funded marketing and sales operations. Because these companies are capable of devoting significantly greater resources to their marketing efforts, our marketing or sales efforts may not compete successfully against the efforts of these other companies.

OUR EXISTING PRODUCTS ARE SUBJECT TO REIMBURSEMENT FROM GOVERNMENT AGENCIES AND
  OTHER THIRD PARTIES. PHARMACEUTICAL PRICING AND REIMBURSEMENT PRESSURES MAY REDUCE PROFITABILITY.

    Successful commercialization of our products depends, in part, on the availability of governmental and third-party payor reimbursement for the cost of such products and related treatments. Reimbursement is generally provided by government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors increasingly are challenging the price of medical products and services, particularly for innovative new products and therapies. This has resulted in lower average sales prices. For example, a majority of Gilead's sales of VISTIDE and NeXstar's sales of DaunoXome and AmBisome are subject to reimbursement by government agencies, resulting in significant discounts from list price and rebate obligations. We expect that several of the combined company's products in development, particularly for AIDS indications, if they receive regulatory approval, will have a similar reimbursement profile. Even if reimbursement is available, reimbursement policies may adversely affect the combined company's ability to sell its products on a profitable basis.

    In addition, in many international markets, governments control the prices of prescription pharmaceuticals. In these markets, once marketing approval is received, pricing negotiation can take another six to 12 months or longer. Product sales, attempts to gain market share or introductory pricing programs of our competitors could require us to lower our prices in these countries, which could adversely affect our results of operations.

MOST OF NEXSTAR'S PRODUCT SALES ARE MADE IN EUROPE, AND CURRENCY FLUCTUATIONS
  MAY IMPAIR THE COMBINED COMPANY'S FINANCIAL RESULTS.

    A substantial majority of NeXstar's product sales are made in Europe, with 56% of product sales for the year ending December 31, 1998 occurring in the United Kingdom, Germany, Italy and Spain. In most significant European markets, NeXstar sells AmBisome and DaunoXome in the currency of the country in which they are sold. Accordingly, the prices of these products in U.S. dollars will vary as the value of the U.S. dollar fluctuates against these foreign currencies or the Euro. Increases in the value of the U.S. dollar against foreign currencies may reduce our U.S. dollar return on the sale of our products. In addition, although we implement hedging techniques with respect to our foreign currency accounts receivable and accounts payable, these techniques do not eliminate the effects of foreign currency fluctuations with respect to anticipated revenues. Therefore our future results will continue to be affected by foreign currency fluctuations.

WE MAY NOT BE ABLE TO OBTAIN EFFECTIVE PATENTS TO PROTECT OUR TECHNOLOGIES FROM
  USE BY COMPETITORS, AND PATENTS OF OTHER COMPANIES COULD REQUIRE US TO STOP USING OR PAY FOR THE USE OF REQUIRED TECHNOLOGY.

    The combined company's success will depend to a significant degree on its ability to:

    - obtain patents and licenses to patent rights;

    - preserve trade secrets; and

    - operate without infringing on the proprietary rights of others.

    Both Gilead and NeXstar have rights to United States and foreign issued patents and have filed and will continue to file patent applications in the United States and abroad relating to our technologies. There is a risk, however, that patents may not issue from any of these applications or that the patents will not be sufficient to protect the combined company's technology. Patent applications in the United States are confidential until a patent is granted. As a result, we would not know if our competitors filed patent applications for technology covered by our pending applications. We also can not be certain that we were the first to invent the technology that is the subject of our patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents.

    Gilead does not have patent filings covering adefovir dipivoxil in China or in certain other Asian countries, although Gilead does have an application pending in Japan. Asia is a major market for hepatitis B therapies, one of the potential indications for adefovir dipivoxil. We may obtain patents for certain products many years before marketing approval is obtained for those products. Because patents have a limited life, which may begin to run prior to commercial sale, the commercial value of the product may be limited.

    The combined company's competitors may file patent applications covering its technology. If so, it may have to participate in interference proceedings or litigation to determine the right to a patent. Litigation and interference proceedings are expensive even if successful. In August 1998, Gilead was served with a patent infringement lawsuit filed by Chiron Corporation alleging that Gilead's research infringes Chiron's patents covering the hepatitis C protein and gene sequences and their use in screening for potential hepatitis C therapeutics.

    The combined company's success depends in large part on its ability to operate without infringing upon the patents or other proprietary rights of third parties. If the combined company infringes patents of others, it may be prevented from commercializing products or may be required to obtain licenses from these third parties. We cannot be certain that the combined company would be able to obtain alternative technologies or any required license. Even if the combined company were to obtain such technologies or licenses, we cannot be certain that the terms would be reasonable. If the combined company fails to obtain such licenses or alternative technologies, it may be unable to develop some or all of its products.

    In addition, we use significant unpatented proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Our trade secrets may become known or independently discovered by our competitors.

MANUFACTURING PROBLEMS COULD DELAY PRODUCT SHIPMENTS AND REGULATORY APPROVALS.

    Gilead has generally relied on third parties for the manufacture of bulk drug substance and final drug product for clinical and commercial purposes, including for VISTIDE, adefovir dipivoxil, PMPA and GS 4104. We depend on these third parties to perform their obligations effectively and on a timely basis. If these third parties fail to perform as required, our clinical trials or submission of products for regulatory approval may be delayed. These delays could impair our ability to deliver commercial products on a timely basis and could impair our competitive position.

    NeXstar manufactures AmBisome and DaunoXome at two adjacent facilities in San Dimas, California. NeXstar's only formulation and manufacturing facilities are in San Dimas, California; although NeXstar owns a manufacturing facility in Ireland that performs certain quality control testing, labeling and packaging, and NeXstar uses third parties to fill and lyophilize (freeze dry) certain batches of product as alternate contract suppliers. In the event of a natural disaster, including an earthquake, equipment failure, strike or other difficulty, the combined company may be unable replace this manufacturing capacity in a timely manner and would be unable to manufacture AmBisome and DaunoXome in a manner necessary to fulfill demand.

WE MAY NOT BE ABLE TO OBTAIN MATERIALS NECESSARY TO MANUFACTURE OUR PRODUCTS.

    Many of the materials that Gilead and NeXstar utilize in their operations are made at only one facility. For example, NeXstar depends on single suppliers for high quality amphotericin B, daunorubicin HCl and high quality cholesterol, each of which is used in the manufacture of its liposome products. Gilead has qualified only one supplier with the FDA for the bulk drug substance used in VISTIDE and one different supplier for the final drug product. A shutdown in any of these facilities due to technical, regulatory or other problems, resulting in an interruption in supply of these materials, could have an adverse impact on our financial results. Gilead has also established a second source of bulk drug substance supply for VISTIDE, but has not yet qualified this source with the FDA and cannot be certain that the FDA will approve this second source. Because the suppliers of key components and materials must be named in the New Drug Application filed with the FDA for a product, significant delays can occur if the qualification of a new supplier is required. If supplies from its suppliers were interrupted for any reason, the combined company could be unable to ship VISTIDE, AmBisome or DaunoXome, or any of the combined company's products in development.

WE HAVE LIMITED EXPERIENCE MANUFACTURING PRODUCTS AND COULD BE ADVERSELY
  AFFECTED IF WE FAIL TO DEVELOP MANUFACTURING CAPACITY.

    For some of the combined company's potential products, we will need to develop further our production technologies for use on a larger scale in order to conduct clinical trials and produce such products for commercial sale at an acceptable cost. We cannot be certain that we will be able to implement any of these developments successfully.

    The manufacturing process for pharmaceutical products is highly regulated, and regulators may shut down manufacturing facilities that they believe do not comply with regulations. The FDA's current Good Manufacturing Practices are extensive regulations governing manufacturing processes, stability testing, record-keeping and quality standards. Similar, but not identical, regulations are in effect in other countries.

OUR BUSINESSES MAY GIVE RISE TO PRODUCT LIABILITY CLAIMS NOT COVERED BY
  INSURANCE OR INDEMNITY AGREEMENTS.

    The testing, manufacturing, marketing and use of VISTIDE, AmBisome and DaunoXome, as well as products in development, involve substantial risk of product liability claims. These claims may be made directly by consumers, healthcare providers, pharmaceutical companies or others. Although both Gilead and NeXstar maintain product liability insurance, a single product liability claim could exceed the coverage limits, and multiple claims are possible. If that happens, the insurance coverage we have may not be adequate. A successful product liability claim in excess of our coverage could require us to pay substantial amounts. This could adversely affect our results of operations. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event of a successful product liability claim. In the future such insurance may not be renewed at an acceptable cost or at all. If liability insurance becomes unobtainable, the ability of the combined company to clinically test and to market our products could be significantly impaired.

    Additionally, we are required by governmental regulations to test our products even after they have been sold and used by patients. As a result of such tests, the combined company may be required to, or may determine that, it should recall products already in the market. Subsequent testing and product recalls may increase our potential exposure to product liability claims.

OUR USE OF HAZARDOUS MATERIALS, CHEMICALS, VIRUSES AND RADIOACTIVE COMPOUNDS
  EXPOSES US TO POTENTIAL LIABILITIES.

    Our research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines.

IF WE OR THIRD-PARTY SUPPLIERS AND BUSINESS PARTNERS FAIL TO ADEQUATELY ADDRESS
  YEAR 2000 ISSUES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

    Gilead and NeXstar each have been implementing projects designed to address the issue of computer software and hardware correctly processing dates through and beyond the Year 2000. Due to the uncertainty inherent in the Year 2000 problem, as well as complications that may arise from integrating the two companies' separate systems, there can be no assurance that Year 2000 failures will not have a material impact on the combined company's operations, financial results or financial condition. In addition, we cannot predict with any certainty whether our critical third-party suppliers and business partners will achieve Year 2000 compliance, or whether the failure of any third party to do so would have a material effect on our business.

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
                           THE GILEAD ANNUAL MEETING

PURPOSE OF THE GILEAD ANNUAL MEETING

    The purpose of the Gilead meeting is to:

    - consider and vote upon a proposal to approve the issuance of Gilead common stock in connection with the merger;

    - elect directors to serve for the ensuing year and until their successors are elected;

    - approve an amendment to Gilead's 1991 Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 3,500,000 shares;

    - approve an amendment to Gilead's Employee Stock Purchase Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 330,000 shares;

    - approve an amendment to Gilead's 1995 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 200,000 shares;

    - approve an amendment to Gilead's restated certificate of incorporation increasing the authorized shares of common stock from 60,000,000 to 100,000,000 shares; and

    - ratify the selection of Ernst & Young LLP as independent auditors of Gilead for its fiscal year ending December 31, 1999.

    Holders of Gilead common stock and series B preferred stock may also consider and vote upon such other matters as may be properly brought before the Gilead annual meeting. The merger will occur only if the merger proposal is approved.

GILEAD BOARD OF DIRECTORS RECOMMENDATIONS

    THE GILEAD BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS A VOTE BY THE STOCKHOLDERS OF GILEAD FOR APPROVAL OF THE ISSUANCE OF SHARES OF GILEAD COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. THE GILEAD BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS IDENTIFIED HEREIN, THE INCREASES IN THE NUMBERS OF SHARES UNDER THE 1991 STOCK OPTION PLAN, THE EMPLOYEE STOCK PURCHASE PLAN AND THE 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK AND THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS.

DATE, TIME AND PLACE OF MEETING

    The Gilead annual meeting will be held on July 29, 1999 at 10 a.m. local time at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

GILEAD RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Gilead common stock and series B preferred stock at the close of business on the Gilead record date, June 11, 1999, will be entitled to notice of and to vote at the Gilead annual meeting. At the close of business on the Gilead record date there were 31,057,084 shares of Gilead common stock and 1,133,786 shares of Gilead series B preferred stock outstanding and entitled to vote.

    Each holder of record of Gilead common stock on the Gilead record date will be entitled to one vote for each share held on all matters to be voted upon at the Gilead annual meeting and, each holder of record of Gilead series B preferred stock on the Gilead record date will be entitled to one

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
vote for each share held on all matters to be voted upon at the Gilead annual meeting. The common stock and the series B preferred stock will vote together as a single class.

VOTING OF PROXIES

    The form of proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the Gilead board of directors for use at the Gilead annual meeting. We ask you to please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Gilead. Each of the persons named in the Gilead proxy as a proxy holder is an officer of Gilead. All shares of Gilead common stock and series B preferred stock that are entitled to vote and that are represented at the Gilead annual meeting by properly executed proxies received prior to or at the Gilead annual meeting and not duly and timely revoked will be voted at the Gilead annual meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies will be voted:

    - for the approval of the issuance of shares of Gilead common stock pursuant to the merger agreement;

    - for the approval of the increase of the number of shares authorized for issuance under Gilead's 1991 Stock Option Plan by 3,500,000 shares;

    - for the approval of the increase of the number of shares authorized for issuance under Gilead's Employee Stock Purchase Plan by 330,000 shares;

    - for the approval of the increase of the number of shares authorized for issuance under Gilead's 1995 Non-Employee Directors' Stock Option Plan, as amended, by 200,000 shares;

    - for the approval of the amendment to Gilead's restated certificate of incorporation to increase the authorized shares of common stock from 60,000,000 to 100,000,000 shares; and

    - to ratify the selection of Ernst & Young LLP as independent auditors.

    If any other matters are properly presented for consideration at the Gilead meeting, unless otherwise indicated on a proxy, the person named as proxy and acting thereunder will have the discretion to vote on such matters in accordance with his best judgment.

SOLICITATION

    Gilead and NeXstar intend to mail this joint proxy statement/prospectus on or about June 28, 1999 to all stockholders entitled to vote at the stockholder meetings. This joint proxy statement/prospectus constitutes notice of the NeXstar special meeting and notice of the Gilead annual meeting in accordance with Delaware law.

    Gilead and NeXstar will share equally the entire cost of preparation, assembly, printing and mailing of this proxy statement, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Gilead and NeXstar may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of Gilead. No additional compensation will be paid to directors, officers or other employees for such services. In addition, Gilead has retained D.F. King to assist it in the distribution and solicitation of proxies and has agreed to pay D.F. King a fee of $3,500 plus expenses for its services.

STOCKHOLDER PROPOSALS

    The deadline for submitting a stockholder proposal for inclusion in Gilead's proxy statement and form of proxy for Gilead's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 13, 1999. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is not later than the 90th day nor earlier than the 120th day prior to Gilead's 2000 annual meeting. Gilead stockholders are advised to review Gilead's by-laws, which contain additional requirements with respect to advance notice of stockholder proposal and director nominations.

VOTE REQUIRED

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Gilead common stock and series B preferred stock entitled to vote at the Gilead annual meeting is necessary to establish a quorum.

    The affirmative vote of the holders of a majority of shares of Gilead common stock and series B preferred stock voting as a single class and present in person or represented by proxy and entitled to vote at the Gilead annual meeting is necessary:

    - to approve the issuance of shares of Gilead common stock in the merger;

    - to approve the increases in the aggregate numbers of shares of Gilead common stock authorized for issuance under the 1991 Stock Option Plan, the Employee Stock Purchase Plan and the 1995 Non-Employee Directors' Stock Option Plan;

    - to ratify the selection of independent auditors.

    The affirmative vote of the holders of a majority of the outstanding shares of Gilead common stock and series B preferred stock voting together as a single class is necessary to amend the restated certificate of incorporation to increase the authorized shares of common stock.

    Directors will be elected by a plurality of the votes cast by the holders of Gilead common stock and series B preferred stock present in person or represented by proxy and entitled to vote at the Gilead annual meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes on each proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a particular matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy to vote at the Gilead annual meeting has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Gilead at Gilead's principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                          THE NEXSTAR SPECIAL MEETING

PURPOSE OF THE NEXSTAR SPECIAL MEETING

    The purpose of the NeXstar special meeting is to consider and vote upon the approval and adoption of the merger agreement and approval of the merger. Holders of NeXstar common stock may also consider and vote upon such other matters as may properly come before the NeXstar special meeting. The merger will occur only if the proposal is approved.

BOARD OF DIRECTORS RECOMMENDATIONS

    THE NEXSTAR BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS A VOTE BY THE STOCKHOLDERS OF NEXSTAR FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER.

DATE, TIME AND PLACE OF MEETING

    The NeXstar special meeting will be held at The Boulder Broker Inn, 555 30th Street, Boulder, Colorado on July 29, 1999, at 10:00 a.m., local time.

NEXSTAR RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of NeXstar common stock at the close of business on the NeXstar record date, June 22, 1999, will be entitled to notice of and to vote at the NeXstar special meeting. At the close of business on the NeXstar record date there were 29,340,723 shares of NeXstar common stock outstanding and entitled to vote.

    Each holder of record of NeXstar common stock on the NeXstar record date will be entitled to one vote for each share held on all matters to be voted upon at the NeXstar special meeting.

VOTING OF PROXIES

    The form of proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the NeXstar board of directors for use at the NeXstar special meeting. We ask you to please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to NeXstar. Each of the persons named in the NeXstar proxy as a proxy holder is an officer of NeXstar. All shares of NeXstar common stock that are entitled to vote and that are represented at the NeXstar special meeting by properly executed proxies received prior to or at the NeXstar special meeting and not duly and timely revoked will be voted at the NeXstar special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies will be voted for the approval and adoption of the merger agreement and approval of the merger. If any other matters are properly presented for consideration at the NeXstar special meeting, unless otherwise indicated on a proxy, the person named as proxy and acting thereunder will have the discretion to vote on such matters in accordance with his best judgment.

SOLICITATION

    Gilead and NeXstar intend to mail this joint proxy statement/prospectus on or about June 28, 1999 to all stockholders entitled to vote at the stockholder meetings. This joint proxy statement/prospectus constitutes notice of the NeXstar special meeting and notice of the Gilead annual meeting in accordance with Delaware law.

    Gilead and NeXstar will share equally the entire cost of preparation, assembly, printing and mailing of this proxy statement, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Gilead and NeXstar may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of NeXstar. No additional compensation will be paid to directors, officers or other employees for such services. In addition, NeXstar has retained Georgeson & Company Inc. to assist it in the distribution and solicitation of proxies and has agreed to pay Georgeson & Company Inc. a fee of $7,500 plus out of pocket expenses for its services.

VOTE REQUIRED

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of NeXstar common stock entitled to vote at the NeXstar special meeting is necessary to establish a quorum. The directors of NeXstar in their capacities as stockholders and certain other stockholders of NeXstar, who collectively hold approximately 30.6% of the outstanding NeXstar common stock, have entered into voting agreements requiring these stockholders to vote their shares of NeXstar common stock in favor of the proposal to approve and adopt the merger agreement and approve the merger. If, however, the average of the closing prices of Gilead common stock for 20 trading days ending on the day that is three trading days prior to the day that the NeXstar stockholders vote on the merger is less than $27.00, the voting agreements may be terminated.

    Approval of the proposal requires approval of a majority of the outstanding shares of NeXstar common stock as of the NeXstar record date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on the proposal presented to the stockholders, but will have the same effect as a vote against approval of the matters being voted upon.

REVOCABILITY OF PROXIES

    Any person giving a proxy to vote at the NeXstar special meeting has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of NeXstar at the NeXstar principal offices, at 2860 Wilderness Place, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

NOTE REGARDING NEXSTAR ANNUAL MEETING

    In light of the proposed merger, the NeXstar board of directors postponed indefinitely the NeXstar annual meeting of stockholders. If, however, the merger does not occur, the NeXstar board of directors will call and hold an annual meeting of stockholders, as required by Delaware law. No stockholder proposals were received by the Secretary of NeXstar for inclusion in the NeXstar 1999 proxy materials.

                                   PROPOSAL 1
                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

    EARLY CONTACTS BETWEEN OUR COMPANIES.

    In April 1997, John C. Martin, the President and Chief Executive Officer of Gilead, and Jeffrey W. Bird, the Senior Vice President, Business Operations of Gilead, met with Patrick J. Mahaffy, who was at that time the President and Chief Executive Officer of NeXstar, at NeXstar's offices in Boulder, Colorado, and later at a hotel in Redwood City, California, regarding a potential business collaboration or combination.

    On May 21, 1997, as a follow-up to the April meetings, Gilead and NeXstar signed a mutual confidential disclosure agreement.

    On May 22 and 23, 1997, Lawrence M. Gold, NeXstar's Chairman and Chief Scientific Officer, and Mr. Mahaffy met with Dr. Martin, Dr. Bird, and Mark L. Perry, the Senior Vice President, Chief Financial Officer and General Counsel of Gilead, in Burlingame, California to explore, in general terms, a possible business combination.

    Following the May 23, 1997 meeting, Mr. Mahaffy discussed informally with various members of the NeXstar board of directors the subject of a possible business combination. Based upon a consensus view that a business combination with Gilead was not in the best interests of NeXstar and its stockholders at that time, NeXstar proceeded to concentrate on separately pursuing its business.

    During May and June 1997, members of Gilead management and its financial advisor J.P. Morgan conducted a detailed analysis of NeXstar as a potential merger candidate.

    On September 2, 1997, Dr. Martin, Dr. Bird and Mr. Perry met with Rodman W. Moorhead, III, and James E. Thomas, both of whom are affiliated with Warburg, Pincus Investors, L.P. and the Warburg, Pincus Capital Partners Liquidating Trust, significant stockholders of NeXstar, in New York City to discuss Gilead's business.

    On October 15, 1997, during Gilead's regularly scheduled board of directors meeting in Foster City, California, Dr. Bird presented initial results of the merger analysis performed by J.P. Morgan and Gilead management.

    On November 11, 1997, Dr. Martin and Dr. Bird met with Mr. Mahaffy in Boulder, Colorado. Dr. Martin and Dr. Bird presented to Mr. Mahaffy Gilead's views as to the possible benefits of a potential merger.

    On November 21, 1997, Gilead executed an engagement letter to retain J.P. Morgan as its financial advisor in connection with a potential transaction with NeXstar and to deliver a fairness opinion to the Gilead board of directors if an agreement regarding a transaction were executed.

    Throughout the remainder of November 1997, Dr. Martin, Dr. Bird and Mr. Perry worked with representatives of J.P. Morgan to discuss process, timing, and logistics of submitting an offer after conducting a due diligence investigation of NeXstar.

    On November 24, 1997, representatives of J.P. Morgan met with representatives of NeXstar to discuss the potential for Gilead to conduct a due diligence investigation of NeXstar prior to submitting a formal proposal. NeXstar indicated that it would require a formal proposal before it would allow Gilead to conduct a due diligence investigation of NeXstar.

    On December 2, 1997, representatives of J.P. Morgan met with representatives of NeXstar to reiterate Gilead's interest in conducting due diligence prior to submitting a formal proposal. NeXstar reaffirmed its position regarding a formal proposal. At this point merger discussions were discontinued.

    In the second half of 1997, NeXstar experienced a number of positive developments:

       -- in July 1997, NeXstar raised $80 million cash, less expenses and commissions, through the sale of convertible debentures.

       -- in August 1997, the FDA approved AmBisome in the United States for a broad range of antifungal indications.

       -- in August 1997, NeXstar settled its long-standing litigation with The
          Liposome Company.

       -- NeXstar continued to report increasing sales and additional regulatory approvals for AmBisome and progress on the clinical development of MiKasome.

However, despite these and other events that NeXstar's management viewed as encouraging news for NeXstar, the market price for NeXstar common stock declined from approximately $18.50 per share in October 1997 to approximately $12.00 per share in early March 1998.

NEXSTAR'S EXPLORATION OF STRATEGIC ALTERNATIVES.

    In March 1998, to address its concern regarding NeXstar's poor share price performance, as well as longer range considerations for NeXstar's development, the board of directors of NeXstar began to explore a range of strategic alternatives, including a sale of the entire company. NeXstar then engaged Morgan Stanley & Co. Incorporated to act as financial advisor to the board of directors of NeXstar in connection with a review of alternatives, including a possible sale, and to render a fairness opinion to the NeXstar board of directors if NeXstar was to enter into an agreement regarding such a sale.

    On April 24, 1998, the board of directors of NeXstar met with representatives of Morgan Stanley to review strategic alternatives, primarily focused on either a sale of or merger involving NeXstar or a spin-off of the drug discovery portion of NeXstar's business. At this meeting, the NeXstar board of directors reviewed a list of companies that Morgan Stanley believed might be interested in pursuing discussions with NeXstar. The NeXstar board of directors authorized Morgan Stanley to contact a small number of potential buyers and merger partners.

    On May 27, 1998, Morgan Stanley presented to the board of directors of NeXstar an analysis of a spin-off of NeXstar's drug discovery operations to NeXstar's stockholders as a dividend. Morgan Stanley also reported on the responses of the initial list of potential buyers and merger partners that had been contacted. At that time, NeXstar management continued to be opposed to the concept of a spin-off. The board of directors of NeXstar ultimately concluded that further steps should be taken to explore a possible sale or business combination and authorized Morgan Stanley to contact a broader list of approximately 30 potential buyers and merger partners. Gilead was not invited to participate in the process.

    During June and July 1998, Mr. Mahaffy and Dr. Gold had meetings or conference calls with a number of the potential buyers and merger partners providing them with information about NeXstar and its operations. Gilead management learned that NeXstar had engaged Morgan Stanley to act as financial advisor in connection with a review of strategic alternatives. Gilead attempted to enter discussions with NeXstar and Morgan Stanley through direct contact with representatives of both organizations.

    On July 28, 1998, the board of directors of NeXstar met to, among other things, discuss the level of response to Morgan Stanley's efforts. Based upon a poor response, and in light of the NeXstar share price, which had by then declined to approximately $10.00 per share, the board of directors of NeXstar determined that valuations that it deemed acceptable would not be obtained in the then current environment and, accordingly, it discontinued the sale process.

    The board of directors of NeXstar met again in August 1998. On August 19, 1998, NeXstar issued a press release in which it announced that the board of directors of NeXstar had determined actively to evaluate the spin-off to NeXstar stockholders of NeXstar's drug discovery organization, to be named

Iterex Technologies, Inc. At the same time as the public announcement of this decision, Mr. Mahaffy resigned as Chief Executive Officer and a director of NeXstar.

    On September 23, 1998, the board of directors of NeXstar met to review business models for the proposed spin-off. It received detailed presentations from NeXstar's management committee. The NeXstar board of directors determined to initiate the legal aspects of the process for the proposed spin-off and to begin to operate NeXstar as two functioning divisions, a specialty pharmaceutical business and a drug discovery business. Under the planned spin-off, NeXstar stockholders would have held stock in both Iterex Technologies and NeXstar. The planned distribution was intended to enable both businesses to raise capital more efficiently. The spin-off was also designed to enable the pharmaceutical management team better to focus its efforts on achieving profitability and to leverage NeXstar's existing drug development, regulatory, manufacturing and sales infrastructure to expand its product pipeline through in-licensing opportunities. The NeXstar board of directors believed that the spin-off would also permit the drug discovery management team to pursue research funding opportunities more actively through a variety of partnering and equity financing alternatives.

    On October 14, 1998, a press release announcing the NeXstar board of directors' determination to proceed with the spin-off was issued. In an effort to reduce ongoing operational costs, and as part of the planned restructuring, NeXstar also announced that it would immediately reduce its workforce by approximately 75 employees.

RENEWED INTEREST IN BUSINESS COMBINATIONS WITH NEXSTAR.

    In early November 1998, Dr. Martin called Mr. Thomas to inquire about the status of discussions among NeXstar, Warburg Pincus and Morgan Stanley regarding the potential sale of NeXstar. Dr. Martin indicated that Gilead would be interested in participating in a formal process if the opportunity to do so presented itself.

    Following the public announcement of the spin-off, Morgan Stanley was contacted by financial advisors for several of the companies involved in the earlier sale process expressing a renewed interest in acquiring NeXstar. Based upon these inquiries, Morgan Stanley provided seven companies, including Gilead, with updated financial data for NeXstar reflecting the reduced operational costs as well as other effects of the planned spin-off. In order to determine whether further discussions might be warranted, Morgan Stanley asked that these parties submit a preliminary indication of interest, including both a range of values and a preliminary assessment of their desire for a transaction involving NeXstar that would or would not include a spin-off of Iterex Technologies.

    On November 24, 1998, Gilead submitted a letter to Morgan Stanley indicating its interest in acquiring NeXstar, subject to completion of due diligence and negotiation of a merger agreement.

    On November 30, 1998, the board of directors of NeXstar met with representatives of Morgan Stanley to review developments regarding the continued inquiries by these companies. At the conclusion of the meeting, the board of directors of NeXstar concluded that the indications of interest were at levels that would merit further exploration of a possible sale or business combination with a limited number of potential buyers and merger partners. On December 9, 1998, the board of directors of NeXstar met with Morgan Stanley and determined to proceed down two parallel tracks--to continue the work toward the spin-off of Iterex Technologies, while at the same time permitting a small subset of the potential buyers and merger partners to proceed to undertake a due diligence investigation of NeXstar, including discussions with senior management of NeXstar. Also on December 9, 1998, representatives of Morgan Stanley indicated to representatives of J.P. Morgan that the board of directors of NeXstar had chosen to advance into negotiations and due diligence with several different potential buyers and merger partners, including Gilead.

    Throughout January 1999, several potential buyers and merger partners conducted due diligence investigations of NeXstar, which included meetings with senior management of NeXstar. On January 15, Gilead management, along with representatives of J.P. Morgan and Cooley Godward, conducted a due diligence investigation of NeXstar at Willkie Farr & Gallagher's offices in New York. On January 18, 1999, NeXstar management presented an overview of NeXstar's business to Gilead management, J.P. Morgan and Cooley Godward in New York.

    During the week of February 1, 1999, Morgan Stanley sent to four of the potential buyers and merger partners, including Gilead, bid packages, which included a form of merger agreement, and requested that formal bids be submitted no later than February 16, 1999. A package was sent to a fifth party the following week.

    On February 10, 1999, Gilead conducted a telephonic special meeting of its board of directors. After reviewing the status of discussions with members of Gilead management and Cooley Godward, and receiving an updated financial analysis from J.P. Morgan, the board of directors of Gilead authorized Gilead management to submit a binding offer to acquire NeXstar, and authorized a range of potential exchange ratios within which to negotiate a merger agreement.

    On February 16, 1999, Gilead submitted an offer to acquire NeXstar. Attached to the letter was a version of the merger agreement provided by Willkie Farr & Gallagher, marked with the proposed terms of Gilead's offer. By February 18, 1999, NeXstar had received offer letters from Gilead and four other companies that proposed merger transactions with NeXstar. The offers were structured in various manners, including one which spun-off Iterex Technologies and some which proposed consideration consisting of both stock of the acquiring company and cash. Only one offer other than Gilead's included a mark-up of the form of merger agreement, but that offer was accompanied by and made subject to an extensive additional due diligence process. This offer contemplated an all stock pooling transaction with a fixed exchange ratio that valued each NeXstar share at approximately $14.96 per share based upon then current trading prices. The absence of a mark-up from other parties submitting offers and the fact that their offers were also subject to additional due diligence indicated that these parties were not as far advanced in their own process as was Gilead, and their offers were thus viewed by the NeXstar board of directors as being less certain than Gilead's. These other proposals included: an offer for the entire company with proposed consideration consisting of an unspecified mix of cash and stock with a proposed value per NeXstar share of between $15.00 and $16.00; an offer which contemplated a spin-off of Iterex Technologies prior to consummation, at a price of $12.50 per post-spin-off NeXstar share, with consideration consisting of cash and stock in a 50:50 ratio; and an offer at approximately $11.00 per share in the form of shares of stock of the offering company, conditioned upon the execution of a definitive agreement for the sale by NeXstar of Iterex Technologies.

FINAL NEGOTIATIONS.

    On February 18, 1999, the board of directors of NeXstar held a meeting with its senior management and legal and financial advisors to consider all of the acquisition proposals. Morgan Stanley presented a review and preliminary assessment of each of the offers. Willkie Farr & Gallagher presented an analysis of the terms and conditions of the two bids, including Gilead's, that were accompanied by fully marked-up merger agreements. In addition, members of NeXstar's management committee presented their assessment of the strategic and operational aspects of a combination with each of the prospective bidders. The management committee also presented the NeXstar board of directors with its assessment of the risks and opportunities facing NeXstar's business in 1999 and beyond. This presentation included the potential for increased competition to AmBisome and potential revenues from products in clinical trials and the costs and risks associated with those trials. Based on these presentations and discussions, it was the consensus of the board of directors of NeXstar that the Gilead proposal appeared to be the most attractive and that the other proposals were inferior both in terms of proposed value per share of NeXstar common stock and greater uncertainty as to the firmness of the offers, that a due diligence investigation should be undertaken regarding Gilead's business, and that efforts should be made to improve the financial and legal terms of the Gilead proposal. The board of directors of NeXstar also authorized continued discussions with several of the other bidders, but no indications of changes in position or improved bids emerged from these discussions. Based upon the presentations at this board of directors meeting, including those of NeXstar's management committee, the board of directors of NeXstar determined that a merger with Gilead, if successfully negotiated, would be preferable to the planned spin-off of Iterex Technologies because of the relatively greater certainty of realizable value in the Gilead offer as compared to the uncertainty of the value that would be ascribed to Iterex Technologies as an independent company.

    On February 23, 1999, Gilead and NeXstar amended the mutual confidential disclosure agreement to prevent both parties from disclosing the existence and terms of the pending negotiations. On February 23 and 24, 1999, NeXstar's management and legal and financial advisors met with senior management of Gilead in Foster City, California to conduct a due diligence investigation of Gilead. The legal advisors of both companies also discussed open issues between the two companies.

    Commencing on the evening of February 26, 1999 and continuing throughout the weekend, representatives of NeXstar and Gilead, in consultation with their respective financial and legal advisors, engaged in negotiations regarding the merger agreement and the terms of the proposed merger, including the fixed exchange and fixed implied value ranges of the exchange ratio. These discussions resulted in the resolution of all outstanding economic and legal issues.

    On February 28, 1999, the board of directors of NeXstar met. At the meeting, members of senior management and NeXstar's legal and financial advisors reviewed with the board of directors of NeXstar the terms of the definitive merger agreement and the finalized terms of the proposed merger and reported on the results of the due diligence review of Gilead. In particular, Morgan Stanley made a presentation regarding the analysis described under "Opinion of Financial Advisor to NeXstar." In addition, the terms of the merger agreement and related exhibits, including the share option agreement between Gilead and NeXstar providing that under certain circumstances Gilead has the option to purchase from NeXstar a number of shares of NeXstar common stock equal to up to 19.9% of NeXstar common stock outstanding as of February 18, 1999 and the voting agreements pursuant to which each of Warburg, Pincus Investors, L.P., Warburg, Pincus Capital Partners Liquidating Trust and the directors of NeXstar, in their capacities as a stockholder of NeXstar, separately agreed with Gilead to vote their shares of NeXstar common stock in favor of the approval and adoption of the merger agreement and approval of the merger, were discussed in detail with the NeXstar board of directors. The potential benefits of the proposed merger and the financial and other effects the proposed merger would have on NeXstar and its stockholders were also discussed in detail with the board of directors of NeXstar. After these discussions, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date, the consideration to be received by the NeXstar stockholders was fair from a financial point of view. After such presentations and discussions, the board of directors of NeXstar unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, NeXstar and its stockholders and unanimously voted: (1) to approve the merger and the merger agreement and related agreements; and (2) to recommend that the NeXstar stockholders vote to approve the merger agreement and the merger.

    On February 28, 1999, Gilead conducted a telephonic special meeting of its board of directors. J.P. Morgan made a presentation regarding the analysis described under "Opinion of Financial Advisor to Gilead." In addition, Gilead management, J.P. Morgan and Cooley Godward reviewed with the board of directors of Gilead the terms of the merger agreement and related exhibits, including the share option agreement and voting agreements, the potential benefits of the proposed merger and the financial effects the proposed merger would have on Gilead and its stockholders. After these discussions, J.P. Morgan rendered its oral opinion, later confirmed in writing, that, as of such date, the consideration to be paid by Gilead in the merger was fair to Gilead from a financial point of view. After such presentation and discussions, the Gilead board of directors unanimously voted: (1) to approve the merger with NeXstar and the merger agreement and related agreements; and (2) to recommend that Gilead stockholders vote to approve the issuance of shares of Gilead common stock pursuant to the merger agreement.

    Following the approval of the board of directors of NeXstar and the board of directors of Gilead, the merger agreement in its definitive form was executed on February 28, 1999, and jointly announced on the morning of March 1, 1999.

GILEAD'S REASONS FOR THE MERGER

    At meetings convened on February 10, 1999 and February 28, 1999, the Gilead board of directors:

    - determined that the terms of the merger agreement were in the best interests of Gilead and its stockholders;

    - approved the merger agreement and the merger; and

    - recommended that the Gilead stockholders approve the issuance of Gilead common stock in the merger.

    In reaching these conclusions and recommendations, the Gilead board of directors considered a number of factors and potentially positive consequences of the merger, including:

    - the Gilead board of directors' view that the merger should create a biopharmaceutical company with worldwide research, development and commercial capabilities through:

       -- aligning organizations with personnel located in complementary geographic regions (United States, Europe and other international locations),

       -- combining organizations with personnel operating in complementary functional areas (research, development, manufacturing, sales and marketing and operations),

       -- accessing NeXstar's experienced international sales and marketing team to enhance the commercial readiness of the combined organization to launch PREVEON, when and if approved for marketing,

       -- using NeXstar's international medical and regulatory capabilities to accelerate worldwide development of Gilead's product candidates, including PREVEON, and

       -- expanding the Gilead management team in important functional areas including: research, development, manufacturing and commercial operations;

    - the Gilead board of directors' view that the merger should establish a significant infectious disease and oncology franchise through:

       -- three marketed products (VISTIDE, AmBisome and DaunoXome),

       -- seven product candidates in development (PREVEON, GS 4104, adefovir dipivoxil for HBV, PMPA, MiKasome, NX211 and NX1838), and

       -- strengthened therapeutic expertise in research, development and commercial operations;

    - the Gilead board of directors' view that the combined company could capitalize on strategic and financial benefits through:

       -- leveraging a worldwide commercial infrastructure focused on specialty medical markets (anti-infectives and oncology) that share multiple characteristics,

       -- managing a product portfolio with several complementary features, including products with complementary launch dates,

       -- diversifying sources of income to include a broader mix of product sales from internally commercialized products and royalty income from out-licensed products,

       -- avoiding costs by using NeXstar's existing international organization,

       -- reducing costs by eliminating duplicative functions,

       -- reducing costs by prioritizing the research, development and commercial objectives of the combined company,

       -- accelerating the potential for Gilead's profitability through the cash-flow generated by NeXstar product sales, the successful development and commercialization of the pipeline products and cost avoidance and reduction,

       -- capitalizing on broadened pharmaceutical research capabilities and technologies, including potential future applications of NeXstar's liposome technology to proprietary compounds, and

       -- lowering costs of accessing capital to fund future research and development programs through the increased attractiveness of the combined company to institutional investors and the increased stock trading liquidity and market capitalization;

    - the presentation delivered by J.P. Morgan to the Gilead board of directors and the opinion of J.P. Morgan addressed to the Gilead board of directors to the effect that, as of the date of the opinion and based on and subject to matters set forth in the opinion, the consideration to be paid by Gilead in the merger was fair to Gilead from a financial point of view;

    - the expected tax treatment and accounting treatment of the merger;

    - the potential for Gilead to use certain tax benefits of NeXstar; and

    - reports from management, financial advisors and legal advisors as to the results of their investigation of NeXstar.

    The Gilead board of directors also considered a number of potentially negative consequences of the merger in its deliberations concerning the merger, including:

    - the possibility that the merger would not be completed;

    - the potential disruption to the business of both companies following announcement of the merger, including the effects of employee uncertainty, the possibility that key employees may leave Gilead or NeXstar, and the possibility that key corporate partners may not approve of the merger or may decide to terminate their relationship with the combined company;

    - the dilutive effects of the issuance of shares in the merger and the higher level of expenses that will be borne by the combined company;

    - potential near-term decline of Gilead's stock price which could result following the announcement of the merger due to natural selling pressure;

    - the possibility that the benefits outlined above would not be realized;

    - the additional potential problems and costs associated with the integration of both companies into a single enterprise;

    - potential cash payments for bonuses under existing agreements with key employees and management of NeXstar in connection with the merger and dilution resulting from the need to grant additional stock options to certain employees of NeXstar in order to provide them with appropriate equity incentives; and

    - the other risks described above under "Risk Factors."

    After due consideration, the Gilead board of directors concluded that the benefits of the transaction to Gilead and its stockholders outweighed the risks associated with these negative factors.

    The foregoing discussion of the factors considered by the Gilead board of directors is not intended to be exhaustive but is intended to summarize all of the material factors considered by the Gilead board of directors. In view of the complexity and variety of factors considered by the Gilead board of directors, the Gilead board of directors did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered.

NEXSTAR'S REASONS FOR THE MERGER

    The NeXstar board of directors believes that the merger is fair to, advisable and in the best interests of the stockholders of NeXstar and has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the share option agreement, and unanimously recommends that the stockholders of NeXstar vote in favor of the approval and adoption of the merger agreement and approval of the merger.

    In approving the merger and the related transactions, the NeXstar board of directors took into account a number of factors and potentially positive consequences of the merger, including:

    - the presentation delivered by Morgan Stanley to the NeXstar board of directors on February 28, 1999 and the written opinion of Morgan Stanley dated February 28, 1999 addressed to the NeXstar board of directors to the effect that as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration to be received by NeXstar stockholders in the merger was fair from a financial point of view;

    - the NeXstar board of directors' view that the merger should result in a combined biopharmaceutical company with:

       -- substantially greater resources than NeXstar as a stand-alone company,

       -- an enhanced product development pipeline, and

       -- significant infectious disease experience, with an antifungal, antibiotic and antiviral presence;

    - the fact that Gilead's pipeline of products and prospects for product introductions in the next several years should provide additional marketing and sales opportunities for NeXstar's sales force and reduce the combined company's substantial dependence on one product, AmBisome, thereby leveraging the benefits of NeXstar's marketing and sales infrastructure;

    - the chronological fit of the clinical development paths of products of both companies, such that the planned product introductions of Gilead between 1999 and 2002 fill a gap in NeXstar's near term product development pipeline, which may not otherwise yield new introductions prior to 2003;

    - the complementary scientific expertise of the two companies in the areas of nucleotide and oligonucleotide chemistry and the resulting prospects for enhanced drug discovery opportunities;

    - the greater financial profile of the combined company, which should enable the combined company to negotiate more favorable corporate partnerships and to more aggressively pursue in-licensing and product development opportunities due to Gilead's financial condition and cash reserves;

    - the compatibility of management of the two companies and the enthusiasm with which NeXstar's management recommended the merger over the alternative of continuing with the proposed spin-off of Iterex Technologies;

    - the fact that the market value of the Gilead common stock to be issued in exchange for each share of NeXstar common stock represented a significant premium over the recent price range of the NeXstar common stock through the date on which the merger agreement was signed (the merger consideration, using a 0.4250 exchange ratio, represented a premium of approximately 71%, 74% and 78% over the average price of the NeXstar common stock for the 20-day, one-month and one-year period, respectively, ending February 26, 1999);

    - the prices paid in comparable transactions involving other biopharmaceutical companies, as well as the trading performance for comparable companies in the industry;

    - the market capitalization of Gilead and the liquidity in its shares, which would enable NeXstar stockholders to elect to continue to participate in the growth and development of the combined company or to dispose of their shares;

    - the expected tax treatment and accounting treatment of the merger;

    - the terms and conditions of the merger agreement, including:

       -- the protections and potential benefits afforded to NeXstar stockholders by the fixed exchange and fixed implied value ranges of the exchange ratio, and

       -- the ability of the parties to the voting agreements (including Warburg
          Pincus) to terminate those agreements and not vote their NeXstar common stock in favor of the merger in the event the average closing price of Gilead common stock prior to the NeXstar special meeting is less than $27.00.

    - the belief that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are high; and

    - an assessment of alternatives, including:

       -- the likelihood of a transaction with other prospective bidders, whose proposals were inferior to the Gilead proposal both in terms of consideration and greater transaction contingencies to their offers,

       -- the valuation parameters of the proposed spin-off of Iterex
          Technologies,

       -- the prospects for external financing of NeXstar and Iterex
          Technologies,

       -- the prospects for in-licensing pharmaceutical products from third parties, and

       -- other strategic alternatives.

    The NeXstar board of directors also considered a number of potentially negative consequences of the merger in its deliberations concerning the merger, including:

    - the loss of control over the future operations of NeXstar following the merger;

    - risks associated with Gilead's product development pipeline, including the risks that regulatory approvals may be denied or delayed;

    - the risk that the benefits sought to be achieved in the merger will not be achieved;

    - the fact that the share option agreement, voting agreements and "non-solicitation" provisions and related provisions in the merger agreement would discourage third parties from seeking to negotiate a superior proposal for the acquisition of NeXstar;

    - the historical volatility of the price of Gilead's common stock and the associated risk of a fixed exchange ratio in the event Gilead's share price falls below $31.00 per share;

    - the fact that, absent the receipt of a superior proposal for the acquisition of NeXstar, the merger agreement does not provide for the NeXstar board of directors to reassess whether or not the merger with Gilead is fair to and in the best interests of NeXstar stockholders; and

    - the other risks described above under "Risk Factors."

    This discussion of information and factors considered by the NeXstar board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the NeXstar board of directors. In view of the wide variety of factors considered by the NeXstar board of directors, the NeXstar board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the NeXstar board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, NeXstar and its stockholders and that NeXstar should enter into the merger agreement.

OPINION OF FINANCIAL ADVISOR TO GILEAD

    At the meeting of the Gilead board of directors on February 28, 1999, J.P. Morgan rendered its oral opinion to the Gilead board of directors that, as of such date, the consideration to be paid by Gilead in the proposed merger was fair, from a financial point of view, to Gilead. J.P. Morgan confirmed its oral opinion by delivering to the Gilead board of directors its written opinion, dated February 28, 1999, to the same effect. No limitations were imposed by the Gilead board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion. Gilead determined the exchange ratio following arm's-length negotiations with NeXstar and determined that the merger was fair and in the best interest of its stockholders. These determinations were based on many factors, including those discussed under the heading "Gilead's Reasons for the Merger" and including the opinion of J.P. Morgan that the consideration to be paid by Gilead in the proposed merger was fair to Gilead from a financial point of view.

    The full text of the written opinion of J.P. Morgan, dated February 28, 1999, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Appendix C-1 to this joint proxy statement/prospectus and is incorporated herein by reference. Gilead's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Gilead board of directors, is directed only to the consideration to be paid in the merger, and does not constitute a recommendation to any stockholder of Gilead as to how such stockholder should vote at the annual meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, J.P. Morgan reviewed, among other things:

    - the merger agreement;

    - the audited financial statements of Gilead and NeXstar as of and for the fiscal year ended December 31, 1997, and the unaudited financial statements of Gilead and NeXstar as of and for the year ended December 31, 1998;

    - current and historical market prices of Gilead common stock and NeXstar common stock;

    - certain publicly available information concerning the businesses of Gilead and NeXstar and of certain other companies engaged in businesses comparable to those of Gilead and NeXstar, and the reported market prices for certain other companies' securities deemed comparable;

    - publicly available terms of certain transactions involving companies comparable to NeXstar and the consideration paid for such companies;

    - the terms of other business combinations considered relevant by J.P.
      Morgan;

    - certain internal financial analyses and forecasts prepared by Gilead and NeXstar and their respective managements; and

    - certain agreements with respect to outstanding indebtedness or obligations of Gilead and NeXstar.

    J.P. Morgan also held discussions with certain members of the management of Gilead and NeXstar with respect to certain aspects of the merger, the past and current business operations of Gilead and

NeXstar, the financial condition and future prospects and operations of Gilead and NeXstar, the effects of the merger on the financial condition and future prospects of Gilead and NeXstar, and certain other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan reviewed other financial studies and analyses and considered other information it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Gilead and NeXstar or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Gilead and NeXstar to which such analyses or forecasts relate. J.P. Morgan has also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Gilead, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement.

    The projections furnished to J.P. Morgan for Gilead and NeXstar were prepared by the managements of Gilead and NeXstar, respectively. Neither Gilead nor NeXstar publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

    J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated February 28, 1999, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Gilead common stock will trade at any future time.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

COMPARATIVE STOCK PRICE PERFORMANCE ANALYSIS

    J.P. Morgan reviewed the ratios of NeXstar's to Gilead's per share average daily closing stock prices for the 20-day period ending February 26, 1999 and for the day ending February 26, 1999. J.P. Morgan also reviewed the ratios of NeXstar's to Gilead's per share volume-weighted average, daily, closing stock prices for the one-day one-month, three-month, six-month, nine-month and 12-month periods ending February 26, 1999. J.P. Morgan computed the premium of the potential exchange ratios of 0.4250, 0.3786, and 0.5000 in relation to the exchange ratios calculated as mentioned above. J.P. Morgan calculated these premiums based on the above ratios because 0.4250 represents the fixed exchange ratio as long as the average of the closing prices for 20 trading days ending on the day that is three trading days prior to the day that NeXstar stockholders vote on the merger is between $36.47 and $45.88, and the 0.3786 and 0.5000 represent the minimum and maximum possible exchange ratios. The following table presents the exchange ratios for the various periods mentioned above and the premium that the exchange ratios offered in the merger represented over those historical ratios.

                                                                               EXCHANGE RATIO PREMIUM
                                                           HISTORICAL   -------------------------------------
PERIOD ENDING FEBRUARY 26, 1999                               RATIO       0.3786       0.4250       0.5000
---------------------------------------------------------  -----------  -----------  -----------  -----------
One-day period...........................................     0.3348x           13%          27%          49%
20-trading day period....................................     0.2490x           52%          71%         101%
Median of one-day, one-month, three-month, six-month,
  nine-month and 12-month periods........................     0.3343x           13%          27%          50%

SELECTED TRANSACTION ANALYSIS

    Using publicly available information, J.P. Morgan examined selected transactions with respect to size, growth prospects, and industry fit. Specifically, J.P. Morgan reviewed the following transactions:

    - Elan Corporation, PLC's acquisition of Athena Neurosciences, Inc.;

    - Centocor Inc.'s acquisition of the assets related to the pharmaceutical product, Retavase;

    - Elan's acquisition of Neurex Corporation;

    - ALZA Corporation's then pending acquisition of SEQUUS Pharmaceuticals, Inc.; and

    - Warner-Lambert Company's pending acquisition of Agouron Pharmaceuticals, Inc.

    J.P. Morgan first analyzed the price premium paid in the comparable transactions (excluding Centocor's acquisition of Retavase, because that acquisition was an acquisition of a product line, not a company) to the volume-weighted average price of the target company for the one-day, one-month, six-month, and 12-month periods prior to the announcement of the acquisition. The median one-day, one-month, six-month and 12-month premiums paid to the volume-weighted average prices were 38%, 34%, 60% and 71%, respectively. The table below shows the resulting range of equity values for NeXstar common stock after applying the median premiums for the transactions to the volume-weighted average stock prices for NeXstar for these periods.

                                                    ONE DAY     ONE MONTH    SIX MONTH    12 MONTH
                                                  -----------  -----------  -----------  -----------
Median stock price premiums for the comparable
  transactions..................................         38%          34%          60%          71%
Implied equity value per share for NeXstar......   $   19.06    $   16.20    $   16.94    $   17.82

    J.P. Morgan also analyzed the actual firm value to sales multiples for these transactions for the latest twelve month's revenues prior to the announcement of the acquisition and the multiples of firm value to projected revenues, based on financial research analysts' projected revenues, for the projected one-year forward, two-year forward and three-year forward periods. The table below shows the resulting range of equity values for NeXstar common stock based on applying the median multiples calculated for the comparable transactions for these time periods to the NeXstar forecast for each respective period.

                                                                         BASED ON A RANGE OF
                                                                         FIRM VALUE/REVENUES
                                                                              MULTIPLES
                                                                        ----------------------
Implied equity value per share for NeXstar............................     $   14.53-$32.75

    No company in the selected transaction analysis is identical to Gilead or NeXstar nor is any transaction identical to the contemplated transaction between Gilead and NeXstar. An analysis of the results therefore requires complex considerations and judgements regarding the financial and operating characteristics of Gilead, NeXstar and the comparable companies, as well as other factors that could affect their publicly traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the comparable transactions.

DISCOUNTED CASH FLOW ANALYSIS

    J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for NeXstar common stock. J.P. Morgan calculated the unlevered free cash flows that NeXstar is expected to generate during fiscal years 1999 through 2006 based upon a series of probability-weighted financial projections prepared by the management of Gilead. J.P. Morgan also calculated a range of terminal asset values of NeXstar at the end of the nine-year period ending December 31, 2006 by applying a perpetual growth rate ranging from 8.0% to 10.0% of the unlevered free cash flow of NeXstar during the final year of the nine-year forecast. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 13.0% to 15.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of NeXstar as well as J.P. Morgan's view of rates used by other companies in the emerging pharmaceutical and biotechnology industries. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for NeXstar's estimated 1998 fiscal year-end excess cash, option exercise proceeds, and total debt. NeXstar's convertible subordinated debentures were treated as equity because it is possible that the offer price would be above the conversion price of $16.88. Based on the adjusted management projections for NeXstar and a discount rate of 13.0% to 15.0%, the table below shows the indicated range of equity values per share of NeXstar common stock on a stand-alone basis (i.e., without synergies) using discounted cash flow analysis.

                                                                                UTILIZING
                                                                                DISCOUNTED
                                                                            CASH FLOW ANALYSIS
                                                                             (WITHOUT TAKING
                                                                               INTO ACCOUNT
                                                                                POTENTIAL
                                                                                SYNERGIES)
                                                                            ------------------
Range of equity values per share for NeXstar..............................   $   13.05-$17.10

    J.P. Morgan separately valued the potential synergies resulting from the merger. Potential synergies were projected by Gilead management for the years 1999 to 2003. The potential synergies come from two areas:

    - avoidance of costs at Gilead; and

    - reduction of costs at the combined company.

    The largest portion of the projected synergies come from Gilead avoiding the costs that it has projected to spend to develop a European infrastructure. A smaller portion of the anticipated cost avoidance stems from research and development cost avoidance at Gilead due to similar programs in place at NeXstar and avoidance of some projected sales and marketing costs in the United States. The projected synergies from cost reductions at the combined company represent a small portion of the overall projected synergies; these are expected to result from rationalization of costs and redundant functions at the combined company.

    The unlevered free cash flow streams for the projected synergies were discounted using a discount rate of 11%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital assuming that there is lower risk in achieving these synergies as well as J.P. Morgan's view of rates used by other companies to analyze the present value of synergies. J.P. Morgan also calculated a range of terminal asset values of the synergies at the end of the five-year period ending December 31, 2003 by applying a perpetual growth rate of 0.0% of the unlevered free cash flows during the final year of the five-year period. Based on management projections and a discount rate of 11.0%, the discounted cash flow analysis indicated a range of equity values for the synergies of between $3.05 and $3.80 per share of NeXstar common stock. The table below shows the indicated range of equity values per share of NeXstar common stock, including synergies, using a discounted cash flow analysis.

                                                                                UTILIZING
                                                                                DISCOUNTED
                                                                            CASH FLOW ANALYSIS
                                                                               (TAKING INTO
                                                                            ACCOUNT POTENTIAL
                                                                                SYNERGIES)
                                                                            ------------------
Range of equity values per share for NeXstar..............................   $   16.10-$20.90

MERGER CONSEQUENCES ANALYSIS

    J.P. Morgan analyzed the merger consequences based on the following assumptions:

    - forecasted financials for Gilead based on Gilead management's expectations for Gilead;

    - forecasted pro forma financials for Gilead (reflecting the merger) based on Gilead management's expectations for Gilead and NeXstar;

    - pooling-of-interests accounting for the merger;

    - full utilization of NeXstar's net operating losses (NOL) to the extent that NeXstar generates earnings in future periods (limited by NOL utilization limitation);

    - transaction expenses of $13 million;

    - NeXstar's $80 million of subordinated convertible debentures remain outstanding until 2000 when they are converted into equity;

    - consummation of the merger on May 31, 1999; and

    - projected synergies being achieved.

    J.P. Morgan analyzed the financials of the pro forma combined company for the years 1999 through 2003; however, J.P. Morgan focused its analysis on the years 1999 through 2001 because it deemed that the financial projections in the later years were less meaningful given the wide range of assumptions and potential outcomes in those years. J.P. Morgan determined that based on an exchange ratio of 0.4250, the merger would be accretive to Gilead's stand-alone earnings per share for the years 1999 through 2001.

    J.P. Morgan also compared, using publicly available information, selected financial data for Gilead and the combined company with similar data for selected publicly traded companies judged by J.P. Morgan to be analogous to Gilead for these purposes. J.P. Morgan selected two groups of publicly traded companies:

    - large cap biotechnology companies, including Amgen Inc., Genentech, Inc., Biogen, Inc., Immunex Corporation, Genzyme Corporation, Chiron Corp., MedImmune, Inc., Biochem Pharma, Inc. and Centocor, Inc.

    - emerging biotechnology companies, including Sepracor, Inc., ICOS Corporation, Millennium Pharmaceuticals Inc., IDEC Pharmaceuticals Corporation, Alkermes, Inc., Human Genome Sciences, Inc., Vertex Pharmaceuticals Incorporated, Transkaryotic Therapies, Inc. and Aviron.

    The median firm value to sales multiples for these two groups were compared to Gilead on a stand-alone basis and the combined company, based on a range of management's probability-weighted forecasts for the businesses. The firm value for Gilead on a stand-alone basis was computed based on fully diluted shares outstanding for Gilead, using a stock price of $41.25, which represents the closing stock price for Gilead on February 26, 1999, and assuming net debt (debt minus cash) as of December 31, 1998. J.P. Morgan observed that the implied firm value to sales multiples for the combined company (based on Gilead's 20-trading day average closing price of $41.13) would be lower than the firm value to sales multiples for either Gilead on a stand-alone basis, the large-cap biotechnology companies, or the emerging biotechnology companies. The combined company firm value was calculated assuming an average closing price over 20 trading days for Gilead common stock of $41.13, stock issuance by Gilead to NeXstar pursuant to the merger agreement, and net debt (debt minus cash) for NeXstar as of December 31, 1998. The table below shows Gilead on a stand-alone basis and the combined company as compared to the median firm value and median firm value to sales multiplies for the large cap biotechnology companies and the emerging biotechnology companies for 1999 and 2000.

                                                                 FIRM VALUE/ SALES
                                                    FIRM VALUE   -----------------
                                                      ($MM)       1999      2000
                                                    ----------   -------   -------
 -   Large cap biotechnology companies............    $  4,162      9.8x      8.4x
 -   Emerging biotechnology companies.............    $    631     13.0x     10.3x
 -   Gilead on a stand-alone basis................    $  1,099     16.4x      8.4x

 -   The combined company.........................    $  1,642      8.2x      6.2x

    The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any single analysis or factor considered by it. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinions. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. J.P. Morgan was selected to advise Gilead with respect to the merger and to deliver an opinion to the Gilead board of directors on the basis of such experience and its familiarity with Gilead.

    For services rendered in connection with the merger and the delivery of its opinion, Gilead has agreed to pay J.P. Morgan a fee of $4.5 million, and will indemnify J.P. Morgan against certain liabilities in connection with its engagement. In the past, J.P. Morgan has performed investment banking services for Gilead, including acting as a manager for Gilead's 1996 equity offering, for which it received customary fees.

    In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Gilead or NeXstar for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OPINION OF FINANCIAL ADVISOR TO NEXSTAR

    In March 1998, NeXstar formally retained Morgan Stanley to act as its financial advisor to review strategic alternatives, including a potential sale of NeXstar. At the February 28, 1999 meeting of the NeXstar board of directors, Morgan Stanley rendered to the NeXstar board of directors an oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the holders of shares of NeXstar common stock in the merger was fair from a financial point of view to such holders. Morgan Stanley subsequently confirmed its oral opinion by delivering to the NeXstar board of directors its written opinion dated February 28, 1999. NeXstar determined the exchange ratio following arm's-length negotiations with Gilead and determined that the exchange ratio was fair and in the best interest of its stockholders. These determinations were based on many factors, including those discussed under the heading "NeXstar's Reasons for the Merger" and including the opinion of Morgan Stanley that the consideration to be received by the holders of shares of NeXstar common stock in the merger was fair to the NeXstar stockholders from a financial point of view.

    The full text of the written opinion of Morgan Stanley, dated February 28, 1999, sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The opinion is attached to this joint proxy statement/prospectus as Appendix C-2 and is incorporated herein by reference. NeXstar stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the NeXstar board of directors and addresses only the fairness of the consideration to be received by the holders of shares of NeXstar common stock from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of NeXstar common stock as to how to vote with respect to the merger. The summary of the opinion of Morgan Stanley sets forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of that opinion.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed publicly available financial statements and other information of NeXstar and Gilead;

    - reviewed internal financial statements and other financial and operating data concerning NeXstar and Gilead prepared by the managements of NeXstar and Gilead;

    - analyzed financial projections prepared by the management of NeXstar;

    - discussed the past and current operations and financial condition and the prospects of NeXstar and Gilead, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of NeXstar and Gilead;

    - analyzed the pro forma impact of the merger on Gilead's earnings per share;

    - reviewed the reported prices and trading activity for the NeXstar common stock and Gilead common stock;

    - compared the financial performance of NeXstar and Gilead and the prices and trading activity of the NeXstar common stock and the Gilead common stock with that of other comparable publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of other comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of NeXstar and Gilead (and other parties) and their financial and legal advisors;

    - reviewed the draft of the merger agreement dated February 27, 1999 and related documents; and

    - performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of NeXstar and Gilead. Morgan Stanley relied upon without independent verification the assessment by the managements of Gilead and NeXstar that products will receive all of the necessary regulatory approvals for their production and sale and that they will attain product revenue levels. Morgan Stanley also relied on Gilead's ability to retain key personnel. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of NeXstar, nor has it been furnished with any such appraisals. Morgan Stanley assumed that the merger will be accounted for as a pooling-of-interests business combination in accordance with United States generally accepted accounting principles and that the merger will be treated as a tax free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. Morgan Stanley also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 28, 1999.

    The following is a brief summary of the analyses performed by Morgan Stanley and reviewed with the NeXstar board of directors in connection with rendering its opinion letter dated February 28, 1999.

COMPARATIVE HISTORICAL TRADING RANGE

    Morgan Stanley reviewed the closing prices of NeXstar common stock and Gilead common stock for the last 12 months and the last five years prior to February 26, 1999. During the last 12 months prior to February 26, 1999, NeXstar common stock achieved a high of $14.63 per share and a low of $6.50 per share, while Gilead common stock achieved a high of $44.38 per share and a low of $18.25 per share. During the last five years prior to February 26, 1999, NeXstar common stock achieved a high of $26.75 per share and a low of $4.25 per share, while Gilead common stock achieved a high of $46.125 per share and a low of $7.00 per share.

HISTORICAL EXCHANGE RATIO ANALYSIS

    Morgan Stanley reviewed and analyzed the average historical ratios of the closing prices per share of NeXstar common stock divided by the corresponding prices for the Gilead common stock during the last 20 days and 30 days prior to February 26, 1999. The following table presents the implied exchange ratios over the periods covered and as of February 26, 1999 and the premiums offered in the merger over the relevant implied historical exchange ratios at the lower and upper thresholds of the range of merger exchange ratio.

                                                                        PREMIUMS OFFERED
                                                                         AT THE MERGER
                                                      IMPLIED            EXCHANGE RATIO
                                                    HISTORICAL      ------------------------
                                                  EXCHANGE RATIO     AT 0.3786    AT 0.5000
                                                 -----------------  -----------  -----------
As of February 26, 1999........................           0.33            14.8%        51.5%
20-day average.................................           0.24            57.9%       108.3%
30-day average.................................           0.22            72.3%       127.2%

ANALYST PRICE TARGETS ANALYSIS

    Morgan Stanley reviewed recent forecasts by analysts of the target market prices for NeXstar common stock and Gilead common stock. The following table presents the high, low and median implied exchange ratios based on the analysts' target market prices for NeXstar common stock and Gilead common stock and the premiums offered in the merger over the relevant implied exchange ratios at the lower and upper thresholds of the range of merger exchange ratio.

                                                                           PREMIUMS OFFERED
                                                                            AT THE MERGER
                                                                            EXCHANGE RATIO
                                                                       ------------------------
                  ANALYSTS' IMPLIED EXCHANGE RATIO                      AT 0.3786    AT 0.5000
---------------------------------------------------------------------  -----------  -----------
Low.......................................................      0.359         5.6%        39.3%
High......................................................      0.300        26.3%        66.7%
Median....................................................      0.340        11.5%        47.1%

ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS

    Morgan Stanley reviewed 23 mergers in the biotechnology industry, including Warner-Lambert Company/Agouron Pharmaceuticals, Inc., Watson Pharmaceuticals, Inc./TheraTech, Inc., Megabios Corp./GeneMedicine, Inc., ALZA Corporation/SEQUUS Pharmaceutcals, Inc., Neurex Corporation/ Elan Corporation, PLC, Somatogen, Inc./Baxter International, Inc., Sequana Therapeutics/Arris Pharmaceutical, Somatix Therepy Corp./Cell Genesys, Inc., Athena Neurosciences, Inc./Elan, Univax Biologics, Inc./North American Biologicals, Inc., Genetic Therapy, Inc./Sandoz, Viagene, Inc./Chiron Corp., Glycomed, Inc./Ligand Pharmaceuticals, Inc., Affymax Research Institute/Glaxo Wellcome, PLC, Chiron/Ciba Geigy, Synergen, Inc./Amgen Inc., Vestar Inc./NeXagen, Inc., Sphinx Pharmaceuticals/Eli Lilly & Company, AIS/Rhone-Poulenc Rorer, Inc., Nova Pharmaceutical Corporation/Scios, Inc., SyStemix, Inc./Sandoz, Genetic Institute, Inc./American Home Products Corporation, and Cetus Corporation/ Chiron, collectively, the "comparable transactions." Morgan Stanley compared the premiums paid in these transactions with the range of premium being paid to holders of NeXstar common stock in the merger. The premium paid in each of the comparable transactions represents offer price over unaffected market price, which is the closing market price 30 calendar days prior to the announcement of the transaction. The premium being paid in the merger is based on closing stock price of NeXstar common stock 30 calendar days prior to February 26, 1999. The following table illustrates the results of the above-described analysis.

     PREMIUMS PAID IN          PREMIUM BEING PAID
 COMPARABLE TRANSACTIONS         IN THE MERGER
--------------------------  ------------------------
      MEAN      MEDIAN       AT 0.3786    AT 0.5000
-----------  -------------  -----------  -----------
        51%           52%         72.3%       127.2%

    No transaction used in the comparable transaction analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of NeXstar and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

DISCOUNTED CASH FLOW ANALYSIS

    In preparing the discounted cash flow analysis, Morgan Stanley used:

    - forecasts of cash flows of NeXstar for the years 1999 through 2001 prepared by the management of NeXstar; and

    - forecasts of cash flows of Gilead for the years 1999 through 2003 prepared in consultation with the managements of NeXstar and Gilead.

    To determine the present value of the cash flows, Morgan Stanley discounted such cash flows at discount rates ranging from 14% to 17% for Gilead. For NeXstar, Morgan Stanley used discount rates ranging from 12% to 15% for the product side of NeXstar and rates ranging from 20% to 40% for

NeXstar's drug discovery business. The discount rates chosen reflect Morgan Stanley's judgment regarding the appropriate expected returns by investors in these businesses. The terminal values were computed based on projected net income in the year 2001 for NeXstar and the year 2003 for Gilead and a range of terminal multiples of 20.0x and 25.0x based on its review of the trading characteristics of the common stock of certain comparable biotechnology companies, including Amgen Inc., BioChem Pharma, Inc., Biogen, Inc., Centocor, Inc., Chiron Corp., Genentech, Inc., Genzyme Corp., Immunex Corp. and Medimmune, Inc. and certain comparable pharmaceutical companies, including Merck & Co., Inc., Pfizer, Inc., Bristol-Myers Squibb Company, Johnson & Johnson, Inc., Eli Lilly & Company, Schering-Plough Corporation, American Home Products Corporation, Abbott Laboratories, Warner-Lambert Company, Amgen Inc., Pharmacia & Upjohn, Inc. and Monsanto Company. Morgan Stanley used cash flow projections prepared in consultation with the managements of NeXstar and Gilead in the base case and assumed lower than projected operating margins in the margin sensitivity case. The following table presents the high, low and median implied exchange ratios based on the implied per share values for NeXstar and Gilead resulting from the discounted cash flow analysis described in this paragraph and the premiums offered in the merger over the relevant implied exchange ratios at the lower and upper thresholds of the range of merger exchange ratios.

                                                                        PREMIUMS OFFERED
                                                                         AT THE MERGER
                                                                         EXCHANGE RATIO
                 IMPLIED EXCHANGE RATIO BASED ON                    ------------------------
                  DISCOUNTED CASH FLOW ANALYSIS                      AT 0.3786    AT 0.5000
------------------------------------------------------------------  -----------  -----------
BASE CASE
  Low..................................................      0.255        48.9%        96.4%
  High.................................................      0.244        55.1%       104.6%
  Median...............................................      0.250        51.9%       100.4%

MARGIN SENSITIVITY CASE
  Low..................................................      0.343        10.4%        45.6%
  High.................................................      0.333        13.8%        50.1%
  Median...............................................      0.338        12.1%        47.8%

PRO FORMA EARNINGS IMPACT ANALYSIS

    Morgan Stanley analyzed the pro forma effects of the merger and computed the resulting accretion/dilution to the combined company's earnings per share ("EPS") estimate for the years 1999, 2000 and 2001. Such computations were done for the IBES case using IBES median estimates of Gilead's EPS dated February 26, 1999 and using EPS estimates for NeXstar based on selected research analysts' reports. For the Gilead base case, the computations were done using EPS estimates prepared in consultation with the managements of NeXstar and Gilead. The following table summarizes the results of the above-described computations at different points within the range of the merger exchange ratio for the year 2001 (the results for the years 1999 and 2000 are not meaningful).

                       ACCRETION/DILUTION TO YEAR 2001
                                  GILEAD EPS
                       --------------------------------
MERGER EXCHANGE RATIO    IBES CASE    GILEAD BASE CASE
---------------------  -------------  -----------------
         0.3786                3.3%           141.7%
         0.4250               (0.2)%           133.5%
          0.5000              (5.4  )%          121.3%

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuation resulting from any particular analysis described should not be taken to be Morgan Stanley's view of the actual value of NeXstar or Gilead. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NeXstar and Gilead. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analyses of the fairness of the consideration to be received by the holders of NeXstar common stock from a financial point of view and were conducted in connection with the delivery of Morgan Stanley's written opinion to the NeXstar board of directors. The analyses do not purport to be appraisals or to reflect the prices at which NeXstar common stock or Gilead common stock might actually trade. The terms of the merger were determined through arm's-length negotiations between NeXstar and Gilead and were approved by the NeXstar board of directors.

    In addition, as described above, Morgan Stanley's opinion and presentation to NeXstar's board of directors was one of the many factors taken into consideration by NeXstar's board of directors in making its determination to approve the merger. Consequently, the Morgan Stanley analyses summarized above should not be viewed as determinative of the opinion of the NeXstar board of directors with respect to the value of NeXstar or of whether the NeXstar board of directors would have been willing to agree to different consideration.

    The NeXstar board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, Morgan Stanley is a full-service securities firm engaged in securities trading, brokerage and financing activities. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at anytime hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of NeXstar or Gilead.

    Pursuant to Morgan Stanley's engagement letter with NeXstar, NeXstar agreed to pay a fee of $3.6 million to Morgan Stanley. NeXstar has also agreed to reimburse Morgan Stanley for reasonable expenses as incurred. In addition, NeXstar has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement.

INTERESTS OF NEXSTAR'S EMPLOYEES AND DIRECTORS IN THE MERGER

    Members of NeXstar's management and the NeXstar board of directors may have interests in the merger that are in addition to their interests as stockholders of NeXstar generally. The NeXstar board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby.

CHANGE OF CONTROL SEVERANCE AGREEMENTS

    On February 8, 1999, NeXstar entered into change-of-control agreements with certain members of senior management. Pursuant to the terms of these change of control agreements, in the event there is a change in control of NeXstar, including the merger, and either:

    - the officer's employment is terminated without cause;

    - the officer terminates his or her employment following a substantial reduction in functions and responsibilities; or

    - the officer terminates his or her employment following a required relocation, then such officer shall receive severance pay equal to 12 months of his or her base salary, continue to receive coverage under any health benefit plans for a period of 12 months and receive outplacement services.

INDEMNIFICATION AND INSURANCE

    Pursuant to the merger agreement, after the effective time of the merger NeXstar, which will be a wholly owned subsidiary of Gilead, will indemnify the current directors and officers of NeXstar for acts and omissions in connection with the merger, to the fullest extent provided in NeXstar's certificate of incorporation and by-laws as of February 28, 1999, or as permitted or required by law for a period of not less than six years from the effective time of the merger. Gilead has guaranteed the due and prompt performance of these obligations. For a period of not less than three years from the effective date of the merger, NeXstar, as a wholly owned subsidiary of Gilead, or Gilead will maintain, for the benefit of the current officers and directors of NeXstar with respect to acts or omissions occurring prior to the effective date of the merger, the policies of directors' and officers' liability insurance maintained by NeXstar as of February 28, 1999. However, Gilead and NeXstar, as a wholly owned subsidiary of Gilead, will not be required to pay premiums in excess of 200% of the annual premiums rate paid by NeXstar as of February 28, 1999.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences generally applicable to NeXstar stockholders. The discussion is based on current law. Changes in the law could affect the federal income tax consequences of the merger to NeXstar stockholders. This discussion assumes that NeXstar stockholders hold their NeXstar common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We have not and will not seek a ruling from the IRS in connection with the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a NeXstar stockholder in light of his or her particular circumstances or tax issues that may be significant to NeXstar stockholders subject to special rules, such as:

    - financial institutions;

    - insurance companies;

    - foreign individuals and entities;

    - tax-exempt entities;

    - dealers in securities;

    - persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - persons who acquired NeXstar common stock pursuant to the exercise of an employee option (or otherwise as compensation); or

    - persons who acquired or hold NeXstar common stock as part of an integrated investment, such as a "hedge" or "straddle," composed of NeXstar common stock and one or more other positions.

    Accordingly, NeXstar stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

    Cooley Godward, counsel to Gilead, and Willkie Farr & Gallagher, counsel to NeXstar, are of the opinion that the merger will constitute a "reorganization" pursuant to Section 368(a) of the Internal

Revenue Code. In addition, it is a condition to the obligation of each party to consummate the merger that it receive an opinion of its counsel to the effect that the merger will constitute a reorganization. These opinions do not bind the IRS or the courts or preclude the IRS or a court from adopting a contrary position.

    In addition, the tax opinions assume and are conditioned upon the following:

    - the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement and in this joint proxy statement/prospectus, in the tax representations received from Gilead, Gazelle Acquisition Sub and NeXstar and in all other instruments and documents related to the formation and operation of Gilead, Gazelle Acquisition Sub and NeXstar examined by and relied upon by Cooley Godward and Willkie Farr & Gallagher in connection with their opinions;

    - that original documents submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that those documents have been or will be by the effective time of the merger duly and validly executed and delivered;

    - that all covenants contained in the merger agreement and the tax representations received from Gilead, Gazelle Acquisition Sub and NeXstar are performed without waiver or breach of any material provision;

    - the merger will be reported by Gilead and NeXstar on their respective federal income tax returns in a manner consistent with the tax opinions; and

    - that any representation or statement made "to the best of knowledge" or similarly qualified is correct without being qualified.

    Subject to the limitations and qualifications referred to above, the merger will have the following federal income tax consequences:

    - EXCHANGE OF NEXSTAR COMMON STOCK FOR GILEAD COMMON STOCK. Except as discussed below, no gain or loss will be recognized for federal income tax purposes by a NeXstar stockholder who exchanges his or her NeXstar common stock solely for Gilead common stock pursuant to the merger. Each NeXstar stockholder's aggregate tax basis in the Gilead common stock he or she receives in the merger will be the same as his or her aggregate tax basis in the NeXstar common stock surrendered in the merger (reduced by any tax basis allocable to fractional shares exchanged for cash). In addition, the holding period of the Gilead common stock received will include the holding period of the NeXstar common stock surrendered; and

    - CASH RECEIVED INSTEAD OF FRACTIONAL SHARES. The payment of cash to a NeXstar stockholder instead of a fractional share of Gilead common stock generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the NeXstar common stock allocable to that fractional share interest. In the case of an individual, capital gain is generally subject to United States federal income tax at a maximum rate of 20% if such individual has held his or her NeXstar common stock for more than one year at the time of the merger, and at ordinary income rates (as a short-term capital gain) if the individual has held his or her NeXstar common stock for one year or less at the time of the consummation of the merger. The deductibility of capital losses may be limited.

    There are other tax-related issues that you should be aware of such as:

    - REPORTING REQUIREMENTS. Each NeXstar stockholder that receives Gilead common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the NeXstar common stock surrendered and the fair market value of the

      Gilead common stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

    - BACKUP WITHHOLDING. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments for fractional shares to a NeXstar stockholder in the merger unless the stockholder provides the appropriate form as described below. Each NeXstar stockholder should complete and sign the Substitute Form W-9 included with the letter of transmittal to be sent to each NeXstar stockholder, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Gilead and the exchange agent.

    - CONSEQUENCES OF IRS CHALLENGE. A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. NeXstar stockholders would recognize gain or loss with respect to each share of NeXstar common stock surrendered in the merger. Such gain or loss would be equal to the difference between the stockholder's basis in such share and the sum of the fair market value, as of the Effective Time, of the Gilead common stock received in the merger and any cash received instead of a fractional share of Gilead common stock. In such event, a stockholder's aggregate basis in the Gilead common stock so received would equal its fair market value as of the Effective Time and the stockholder's holding period for such stock would begin the day after the merger is consummated.

    Even if the merger qualifies as a reorganization, a recipient of Gilead common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the NeXstar capital stock surrendered. Generally, such income would be taxable as ordinary income upon receipt. In addition, to the extent that NeXstar stockholders were treated as receiving, directly or indirectly, consideration other than Gilead common stock in exchange for their NeXstar capital stock, gain or loss would have to be recognized.

    The preceding discussion is not meant to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, NeXstar stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon receipt by Gilead of a letter from Ernst & Young LLP, Gilead's independent auditors, reaffirming the firm's concurrence with Gilead's management's conclusions as to the appropriateness of pooling-of-interests accounting for the merger under APB No. 16, if consummated in accordance with the merger agreement.

REGULATORY REQUIREMENTS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Gilead and NeXstar each filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on March 19, 1999, and Gilead and NeXstar received notice of the early termination of the waiting period April 2, 1999. At any time before or after the consummation of the merger, and regardless of whether the Hart-Scott-Rodino Act waiting period has been terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or business of Gilead or NeXstar. At any time before or after the consummation of the merger, and regardless of whether the Hart-Scott-Rodino Act waiting period has been terminated, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. That action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or businesses of Gilead or NeXstar. Private parties may also seek to take legal action under antitrust laws.

    Based on information available to them, Gilead and NeXstar believe that the merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, Gilead and NeXstar would prevail or would not be required to accept conditions, possibly including certain divestitures, in order to consummate the merger.

    Consummation of the merger is conditioned upon the expiration or termination of the waiting period requirements of the Hart-Scott-Rodino Act. Gilead and NeXstar may waive this condition in accordance with the terms of the merger agreement. Although Gilead and NeXstar have agreed to use their reasonable efforts to comply with the Hart-Scott-Rodino Act, there can be no assurance regarding the timing of the expiration of the waiting period or that additional approvals will not be required.

NO APPRAISAL RIGHTS

    NeXstar and Gilead are each incorporated under Delaware law, and the Delaware General Corporation Law governs the availability of appraisal rights with respect to mergers involving NeXstar and Gilead. NeXstar and Gilead stockholders are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

RESALE OF GILEAD COMMON STOCK

    Gilead common stock issued in connection with the merger will be freely transferable, except that shares issued to any NeXstar stockholder who is an affiliate of NeXstar or who becomes an affiliate of Gilead are subject to restrictions on resale under federal securities laws and under certain agreements entered into with Gilead relating to pooling-of-interests accounting. An "affiliate" is defined generally as including, without limitation, directors, certain executive officers and other persons who control a company. Gilead has agreed to enter into a registration rights agreement with certain affiliates of NeXstar in order to permit those affiliates, subject to restrictions contained in the registration rights agreement and restrictions relating to pooling-of-interests accounting, freely to resell their shares of Gilead common stock issued in connection with the merger.

VOTING AGREEMENTS

    All of NeXstar's directors, Warburg, Pincus Investors L.P. and Warburg, Pincus Capital Partners Liquidating Trust, who own in the aggregate issued and outstanding shares of NeXstar common stock representing approximately 30.6% of the shares of NeXstar common stock issued and outstanding as of the NeXstar record date, have agreed that, prior to the earlier of the effective time of the merger or the termination of the merger agreement, they will vote their shares of NeXstar common stock in favor of:

    - the merger;

    - the adoption and approval of the terms of the merger agreement; and

    - each of the other actions contemplated by the merger agreement.

    However, if the average of the closing prices of Gilead common stock for the 20 trading days ending on the day that is three trading days prior to the day that NeXstar stockholders vote on the merger is less than $27.00, the voting agreements may be terminated.

    Each of the stockholders who entered into a voting agreement has also agreed that, during the period commencing on the date of the voting agreement and ending on the earlier of the effective time of the merger or the termination of the merger agreement, such stockholder will not, in his capacity as a stockholder, directly or indirectly, and will not authorize any of its representatives to:

    - solicit, initiate or encourage the submission or announcement of any Takeover Proposal, as defined on page 67 under the caption
      "Non-Solicitation";

    - participate in any discussions or negotiations regarding, or furnish to any person any information with respect or in response to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; or

    - induce or encourage any other stockholder of NeXstar to vote against, or to fail to vote in favor of, the approval and adoption of the merger agreement, the approval of the merger or any of the other actions contemplated by the merger agreement.

    All stockholders who entered into voting agreements with Gilead have also agreed to cease, and to ensure any of such stockholders' representatives cease, any existing discussions with any person that relate to a Takeover Proposal.

AFFILIATE AGREEMENTS

    It is a condition to Gilead's obligation to consummate the merger that each person who could reasonably be deemed to be an affiliate of NeXstar execute an agreement that, during the period from the date of the affiliate agreement through the date on which financial results covering at least 30 days of post-merger combined operations of Gilead and NeXstar have been published by Gilead, prohibits the sale, transfer or other disposition by such affiliate or reduction of such affiliate's interest in or risk relating to:

    - any capital stock of NeXstar, except pursuant to and upon consummation of the merger,

    - any option or other right to purchase shares of capital stock of NeXstar, except pursuant to and upon consummation of the merger;

    - any shares of capital stock of Gilead; or

    - any option or other right to purchase any shares of capital stock of Gilead.

SHARE OPTION AGREEMENT

    The following is a summary of the material provisions of the share option agreement, a copy of which is attached as Appendix B to this joint proxy statement/prospectus. We encourage you to read the share option agreement in its entirety.

NUMBER OF SHARES/EXERCISE PRICE

    Simultaneously with the execution of the merger agreement, NeXstar granted to Gilead an option to purchase a number of shares of NeXstar common stock equal to up to 19.9% of the shares of NeXstar common stock outstanding as of the date of the share option agreement at an exercise price of $17.48 per share. The exercise price is subject to adjustment.

EXERCISABILITY

    The option will become exercisable following the occurrence of an exercise event (as defined below) until the earlier of:

    - the date the merger becomes effective;

    - one year after the date on which Gilead receives written notice from NeXstar of the occurrence of an exercise event; or

    - the date on which the merger agreement is validly terminated if an exercise event has not occurred on or prior to such date.

    An "exercise event" is deemed to occur if Gilead has the right to terminate the merger agreement as a result of:

    - NeXstar's stockholders failing to approve the merger and the merger agreement at the special meeting of NeXstar's stockholders and a Takeover Proposal, has been announced or made;

    - NeXstar's special meeting being canceled or otherwise not held or a final vote of NeXstar's stockholders with respect to the merger not having been taken prior to September 15, 1999 except as a result of a judgment, injunction, order or decree or events or circumstances beyond the reasonable control of NeXstar; or

    - the occurrence of any of the Triggering Events described on page 71 under the caption "Termination."

REPURCHASE OF THE OPTION OF GILEAD

    For a specified period of time after the occurrence of an exercise event, Gilead has the right to require NeXstar to repurchase from Gilead the unexercised portion of the option and all shares of NeXstar common stock purchased by Gilead pursuant to the option that Gilead then owns at prices specified in the share option agreement.

PROFIT LIMITATION

    Gilead may not exercise its rights under the share option agreement in a manner that would result in a cash payment to Gilead of an aggregate amount under the share option agreement and under the termination fee provisions of the merger agreement of more than the sum of:

    - the aggregate exercise price paid by Gilead for any NeXstar shares acquired by Gilead upon exercise of the option, plus

    - $18,000,000.

                              THE MERGER AGREEMENT

GENERAL

    The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus. This summary is not complete and stockholders are urged to read the merger agreement in its entirety.

    The merger agreement provides for the merger of Gazelle Acquisition Sub with and into NeXstar. As a result of the merger, NeXstar will become a wholly owned subsidiary of Gilead and the former stockholders of NeXstar will become stockholders of Gilead. Gazelle Acquisition Sub has been formed solely for the purpose of effecting the merger, and there will be no other activity in Gazelle Acquisition Sub. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or such later time as may be specified in the certificate of merger. The effective time of the merger will occur no later than the fifth business day after all the conditions to closing have been met or waived. It is currently anticipated that the effective time will occur on or shortly after July 29, 1999. There can be no assurance, however, that the required approvals will be obtained or that the other conditions to the merger will be satisfied by such date, or at all, or that the merger agreement will not be terminated. See "Conditions to the Merger" (page
63) and "Termination" (page 71).

MERGER CONSIDERATION

    If the merger is approved and completed, holders of NeXstar common stock will receive a fraction of a share of Gilead common stock in exchange for each share of NeXstar common stock that they own. This fraction will be determined based upon the average of the closing prices of Gilead common stock for the period of 20 trading days ending on the day that is three trading days prior to the day that the NeXstar stockholders vote on the merger. If this 20-day average is between $36.47 and $45.88, for each share of NeXstar common stock NeXstar stockholders will receive 0.4250 of a share of Gilead common stock. If this 20-day average is below $36.47 but greater than $31.00, for each share of NeXstar common stock NeXstar stockholders will receive a fraction of a share of Gilead common equal to $15.50 divided by that 20-day average. If this 20-day average is above $45.88 but less than $51.50, for each share of NeXstar common stock NeXstar stockholders will receive a fraction of a share of Gilead common stock equal to $19.50 divided by that 20-day average. If this 20-day average is less than $31.00, for each share of NeXstar common stock NeXstar stockholders will receive 0.5000 of a share of Gilead common stock. If this 20-day average is greater than $51.50, for each share of NeXstar common stock NeXstar stockholders will receive 0.3786 of a share of Gilead common stock. Gilead has established a toll free telephone number that NeXstar stockholders may call at any time commencing on or soon after the close of trading on July 26, 1999 and prior to the day they vote on the merger that will tell them the fraction of a share of Gilead common stock they will receive in the merger. This number is 1-800-207-3158.

    The following table shows the fraction of a share of Gilead common stock that NeXstar stockholders would receive for each share of NeXstar common stock they own based upon a range of the average closing prices of Gilead common stock over 20 trading days ending on the day that is three days prior to the day that the NeXstar stockholders vote on the merger and also shows the implied value of that fraction of a share of Gilead common stock:

                                                                                           AND THE IMPLIED VALUE* OF
                                                                                          THE FRACTION OF A SHARE OF
                                                            THEN EACH SHARE OF NEXSTAR    GILEAD COMMON STOCK THAT A
                                                               COMMON STOCK WOULD BE       NEXSTAR STOCKHOLDER WOULD
                                                           CONVERTED INTO THE FOLLOWING    RECEIVE FOR EACH SHARE OF
                                                             APPROXIMATE FRACTION OF A    NEXSTAR COMMON STOCK WOULD
IF THE 20-DAY AVERAGE* IS:                                 SHARE OF GILEAD COMMON STOCK:              BE:
---------------------------------------------------------  -----------------------------  ---------------------------
$60.00...................................................               0.3786                     $   22.72
$59.00...................................................               0.3786                     $   22.34
$58.00...................................................               0.3786                     $   21.96
$57.00...................................................               0.3786                     $   21.58
$56.00...................................................               0.3786                     $   21.20
$55.00...................................................               0.3786                     $   20.82
$54.00...................................................               0.3786                     $   20.44
$53.00...................................................               0.3786                     $   20.07
$52.00...................................................               0.3786                     $   19.69
$51.50...................................................               0.3786                     $   19.50
$51.00...................................................               0.3824                     $   19.50
$50.00...................................................               0.3900                     $   19.50
$49.00...................................................               0.3980                     $   19.50
$48.00...................................................               0.4063                     $   19.50
$47.00...................................................               0.4149                     $   19.50
$46.00...................................................               0.4239                     $   19.50
$45.88...................................................               0.4250                     $   19.50
$45.00...................................................               0.4250                     $   19.13
$44.00...................................................               0.4250                     $   18.70
$43.00...................................................               0.4250                     $   18.28
$42.00...................................................               0.4250                     $   17.85
$41.00...................................................               0.4250                     $   17.43
$40.00...................................................               0.4250                     $   17.00
$39.00...................................................               0.4250                     $   16.58
$38.00...................................................               0.4250                     $   16.15
$37.00...................................................               0.4250                     $   15.73
$36.47...................................................               0.4250                     $   15.50
$36.00...................................................               0.4306                     $  $15.50
$35.00...................................................               0.4429                     $   15.50
$34.00...................................................               0.4559                     $   15.50
$33.00...................................................               0.4697                     $   15.50
$32.00...................................................               0.4844                     $   15.50
$31.00...................................................               0.5000                     $   15.50
$30.00...................................................               0.5000                     $   15.00
$29.00...................................................               0.5000                     $   14.50
$28.00...................................................               0.5000                     $   14.00
$27.00...................................................               0.5000                     $   13.50
$26.00...................................................               0.5000                     $   13.00
$25.00...................................................               0.5000                     $   12.50

--------------------------

* The 20-day average is based on on the average of the closing prices of Gilead common stock over 20 trading days ending on the day that is three trading days prior to the day that the NeXstar stockholders vote on the merger. The "implied value" is based the 20-day average. Implied value may be significantly greater than or less than the value determined by reference to the actual trading price of Gilead common stock at the time of the NeXstar special meeting, completion of the merger, the date that NeXstar stockholders receive shares of Gilead common stock or the date NeXstar stockholders sell the Gilead shares.

    NO FRACTIONAL SHARES. No fractional shares of Gilead common stock will be issued in connection with the merger. Each holder of NeXstar common stock who would otherwise be entitled to a fraction of a share of Gilead common stock will be entitled to receive a cash payment equal to his or her proportionate interest in the net proceeds from the sale by Gilead's exchange agent of all fractional shares that would have been issuable in the merger.

STOCK OPTIONS, WARRANTS, EMPLOYEE STOCK PURCHASE PLAN AND CONVERTIBLE DEBENTURES

    STOCK OPTIONS AND WARRANTS. At the effective time, all outstanding options with respect to NeXstar common stock under NeXstar's 1998 Stock Option Plan, 1993 Incentive Stock Plan and 1995 Director Option Plan and all outstanding warrants to purchase NeXstar common stock will be assumed by Gilead. From and after the effective time of the merger:

    - each NeXstar option and warrant assumed by Gilead may be exercised solely for shares of Gilead common stock;

    - the number of shares of Gilead common stock subject to each NeXstar option and warrant and the exercise price of each option and warrant will be adjusted to reflect the exchange ratio;

    - any restriction on the exercise of any such NeXstar option or warrant will continue in full force and effect; and

    - the term, exercisability, vesting schedule and other provisions of such NeXstar option or warrant will remain unchanged unless amended or modified by existing severance or employment agreements in connection with the merger.

    EMPLOYEE STOCK PURCHASE PLAN. Immediately prior to the effective time of the merger, the then-current offering period under the Nexstar Employee Stock Purchase Plan will be terminated, and all of the participants' existing payroll accumulation accounts will be used to purchase NeXstar common stock. Thereafter, the NeXstar Employee Stock Purchase Plan will terminate, and all of such participants' rights thereunder will be extinguished.

    CONVERTIBLE DEBENTURES. Gilead has agreed to cause NeXstar, which will be a wholly owned subsidiary of Gilead, to comply with the terms of the Indenture, dated as of July 31, 1997 between NeXstar and IBJ Shroder Bank & Trust Company from and after the effective time of the merger. In addition, from and after the effective time of the merger:

    - NeXstar's 6 1/4% convertible subordinated debentures may be converted solely into shares of Gilead common stock;

    - the number of shares of Gilead common stock into which each debenture will convert after the merger will be equal to the number of shares of NeXstar common stock into which each debenture could have been converted immediately before the merger multiplied by the same fraction used to determine the number of shares of Gilead common stock that the holder of a share of NeXstar common stock receives in the merger; and

    - the conversion price of each debenture after the merger for each share of Gilead common stock will be $16.875 divided by the same fraction used to determine the number of shares of Gilead common stock that the holder of a share of NeXstar common stock receives in the merger.

    In addition, within 15 days of the closing of the merger, NeXstar, which will be a wholly owned subsidiary of Gilead, will notify the holders of debentures of the closing of the merger. The holders of debentures will then have the right, exercisable for 30 days after NeXstar gives that notice, to elect to have NeXstar repurchase their debentures for a price equal to 100% of the principal amount of the debentures held plus accrued and unpaid interest on the day that the debentures are repurchased. As of June 22, 1999, the aggregate principal amount on all outstanding debentures was $80 million and the aggregate amount of unpaid interest accrued on all of the outstanding debentures was approximately $1,972,000.

OWNERSHIP OF GILEAD FOLLOWING THE MERGER

    Depending on the average of the closing prices of Gilead common stock for 20 trading days ending on the day that is three trading days prior to the day that the NeXstar stockholders vote on the merger, we anticipate that NeXstar stockholders will collectively receive approximately 11,110,000 to 14,670,000 shares of Gilead common stock in the merger based on the number of shares of NeXstar common stock outstanding on June 22, 1999. Based on these numbers, and based upon the number of shares of Gilead Common Stock outstanding on June 22, 1999, existing NeXstar stockholders will own between 26.3% and 32.1% of the Gilead common stock outstanding immediately after the merger.

    The following table shows the approximate number of shares of Gilead common stock that NeXstar stockholders would collectively receive in the merger and the percentage of Gilead common stock they would own immediately after the merger based upon a range of average 20 trading day closing prices of Gilead common stock and based upon the number of shares of Gilead Common Stock outstanding on June 22, 1999.

                                                          THEN THE FORMER NEXSTAR
                                                             STOCKHOLDERS WOULD        AND THE FORMER HOLDERS OF
                                                          COLLECTIVELY RECEIVE THE  NEXSTAR COMMON STOCK WOULD HOLD
                                                            FOLLOWING NUMBER OF     THE FOLLOWING PERCENTAGE OF THE
                                                          SHARES OF GILEAD COMMON   OUTSTANDING GILEAD COMMON STOCK
IF THE 20-DAY AVERAGE IS:                                          STOCK:            IMMEDIATELY AFTER THE MERGER:
--------------------------------------------------------  ------------------------  -------------------------------
$51.50 or greater.......................................          11,108,397                        26.3%
$51.00..................................................          11,219,892                        26.5%
$50.00..................................................          11,442,881                        26.9%
$49.00..................................................          11,677,607                        27.3%
$48.00..................................................          11,921,135                        27.7%
$47.00..................................................          12,173,465                        28.2%
$46.00..................................................          12,437,532                        28.6%
Less than or equal to $45.88 and greater than or equal
  to $36.47.............................................          12,469,807                        28.6%
$36.00..................................................          12,634,115                        28.9%
$35.00..................................................          12,995,006                        29.5%
$34.00..................................................          13,376,435                        30.1%
$33.00..................................................          13,781,337                        30.7%
$32.00..................................................          14,212,646                        31.4%
$31.00 or less..........................................          14,670,361                        32.1%

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    After the effective time of the merger, the exchange agent will mail to the registered holders of NeXstar common stock a letter of transmittal and instructions for use in effecting the exchange of NeXstar stock certificates. Each holder of a NeXstar stock certificate will receive a certificate representing the number of shares of Gilead common stock into which his or her shares have been converted. Each holder of NeXstar common stock who would otherwise be entitled to a fraction of a share of Gilead common stock will be entitled to receive a cash payment equal to the holders proportionate interest in the net proceeds from the sale by Gilead's exchange agent of all fractional shares that would otherwise have been issuable in the merger.

    If any NeXstar stock certificate has been lost, stolen or destroyed, Gilead may require the owner of such lost, stolen or destroyed NeXstar stock certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, Gilead or NeXstar.

    NEXSTAR STOCKHOLDERS SHOULD NOT SURRENDER THEIR NEXSTAR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

EFFECT ON CERTIFICATES

    At the effective time of the merger:

    - all outstanding shares of NeXstar common stock will automatically be converted into the right to receive Gilead common stock and cash instead of fractional shares, and all holders of NeXstar stock certificates will have no further rights as stockholders of NeXstar; and

    - the stock transfer books of NeXstar will be closed.

    If, after the effective time of the merger, a NeXstar stock certificate is presented to the exchange agent, NeXstar or Gilead, such stock certificate will be canceled and will be exchanged as provided above under the caption "Conversion of Shares; Procedure for Exchange of Certificates."

CORPORATE MATTERS

    At the effective time of the merger, the certificate of incorporation of NeXstar as the surviving corporation in the merger will be the certificate of incorporation of Gazelle Acquisition Sub and by-laws of NeXstar as the surviving corporation will be amended and restated to conform to the by-laws of Gazelle Acquisition Sub. Immediately after the effective time of the merger, the directors and officers of Gazelle Acquisition Sub will become the directors and officers of NeXstar as the surviving corporation.

CONDITIONS TO THE MERGER

    The respective obligations of Gilead and Gazelle Acquisition Sub, on the one hand, and NeXstar, on the other hand, to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger of each of the following conditions:

    - The merger and the merger agreement and related transactions shall have been approved by the required vote of NeXstar's stockholders;

    - The issuance of Gilead common stock in the merger shall have been approved by the required vote of Gilead's stockholders;

    - The antitrust waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated;

    - No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated by the merger agreement or has the effect of making the merger illegal and which is in effect at the effective time;

    - No statute, rule, regulation, executive order, decree or order shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the merger or has the effect of making the merger illegal and which remains in effect at the effective time;

    - The Gilead common stock issuable to NeXstar stockholders in the merger shall have been approved for quotation on the Nasdaq National Market upon official notice of issuance;

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    - The registration statement of which this joint proxy statement/prospectus forms a part shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order; and

    - Gilead shall have received a letter from Ernst & Young confirming the concurrence of Ernst & Young with Gilead's management's conclusion as to the appropriateness of accounting for the merger as a pooling of interests.

    The obligations of Gilead and Gazelle Acquisition Sub to effect the merger are also subject to the satisfaction or waiver, at or prior to the effective time of the merger, of each of the following conditions:

    - The representations and warranties of NeXstar in the merger agreement must be true and correct in all material respects as of the signing of the merger agreement and at and as of the closing of the merger, unless the failure of such representations and warranties to be true and correct in all material respects does not, individually or in the aggregate, materially and adversely affect the value of NeXstar and its subsidiaries taken as a whole, including the representation and warranty that there shall not have been any material adverse change in the business, properties, assets, liabilities, condition, operations or results of operations of NeXstar and its subsidiaries taken as a whole since September 30, 1998 and through the effective time of the merger;

    - NeXstar shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in the merger agreement to be performed or complied with by it on or prior to the closing;

    - Gilead shall have received the opinion of Cooley Godward LLP that the merger will be treated for United States federal income tax purposes as a reorganization;

    - All material consents required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement shall have been obtained and shall be in full force and effect; and

    - There shall not be pending and there shall not have been threatened any action, suit or proceeding in which a government entity is or is threatened to become a party or is otherwise involved:

       -- challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement;

       -- relating to the merger and seeking to obtain from Gilead or NeXstar or any of their subsidiaries, any damages or other relief that are or are likely to be material to Gilead;

       -- seeking to prohibit or limit in any material respect Gilead's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of NeXstar; or

       -- which would materially and adversely affect the right of Gilead, NeXstar or any of NeXstar's subsidiaries to own the assets or operate the business of NeXstar and its subsidiaries.

    The obligation of NeXstar to effect the merger is also subject to the satisfaction or waiver, at or prior to the effective time of the merger, of each of the following conditions:

    - The representations and warranties of Gilead in the merger agreement must be true and correct in all material respects as of the signing of the merger agreement and at and as of the closing of the merger, unless the failure of such representations and warranties to be true and correct in all material respects does not, individually or in the aggregate, materially and adversely affect

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
      the value of Gilead and its subsidiaries taken as a whole, including the representation and warranty that there shall not have been any material adverse change in the business, properties, assets, liabilities, condition, operations or results of operations of Gilead and its subsidiaries taken as a whole since December 31, 1998 and through the effective time of the merger;

    - Gilead shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in the merger agreement to be performed or complied with by it on or prior to the closing; and

    - NeXstar shall have received the opinion of Willkie Farr & Gallagher that the merger will be treated for United States federal income tax purposes as a reorganization.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains representations and warranties of Gilead and NeXstar, including representations and warranties relating to:

    - due organization, good standing and corporate power;

    - authorization, validity and enforceability of the merger agreement;

    - capitalization;

    - required consents and approvals, and absence of conflicts of the contemplated transactions with governing documents, and violations of any agreements and laws;

    - filings with the SEC and financial statements;

    - absence of changes;

    - regulatory compliance;

    - compliance with laws;

    - litigation;

    - employee benefit plans;

    - taxes;

    - absence of undisclosed liabilities;

    - proprietary assets;

    - financial advisor fees or commissions;

    - tax treatment of the merger;

    - unlawful payments;

    - governmental authorizations; and

    - year 2000 compliance.

    The merger agreement contains further representations and warranties by NeXstar as to:

    - the vote required to approve the merger and merger agreement;

    - the receipt of a fairness opinion from Morgan Stanley;

    - the supply of certain materials;

    - its receivables;

    - employment agreements;

    - transactions with affiliates; and

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    - insurance.

    The merger agreement contains further representations and warranties by Gilead and Gazelle Acquisition Sub as to:

    - the vote required to approve the issuance of Gilead common stock in the merger;

    - the receipt of a fairness opinion from J.P. Morgan; and

    - interim operations of Gazelle Acquisition Sub.

COVENANTS

    CONDUCT OF NEXSTAR'S BUSINESS. The merger agreement requires that, during the period between the signing of the merger agreement and the effective time of the merger, NeXstar and each of its subsidiaries will conduct their respective operations in all material respects only according to their ordinary and usual course of business and will use their reasonable efforts to:

    - preserve intact their respective business organizations;

    - keep available the services of their directors, officers and employees;

    - preserve in full force and effect all material licenses and approvals held by them; and

    - maintain satisfactory relationships with suppliers, distributors, clients and others having material business relationships with them.

    In addition, NeXstar has agreed that, during the period between the signing of the merger agreement and the effective time of the merger, unless otherwise approved by Gilead, it and its subsidiaries will not:

    - make any change in their charter or organizational documents;

    - subject to specific exceptions, issue or sell any shares of their capital stock or other securities;

    - make any other changes in their capital structure;

    - declare, pay or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of their capital stock or other securities;

    - subject to specific exceptions, make or authorize any capital expenditures in excess of $200,000 individually, or $1,000,000 in the aggregate;

    - enter into or amend in any material respect any material contracts or commitments except for contracts and amendments made in the ordinary course of business, consistent with past practice and containing only normal and customary terms;

    - acquire, lease or license any rights or other assets, other than in the ordinary course of business and consistent with past practice;

    - acquire, lease or license any rights or other assets having a value in an amount in excess of $200,000 individually, or $1,000,000 in the aggregate;

    - dispose of other than in the ordinary course of business and consistent with past practice, a material amount of assets or release, relinquish or assign any material rights under any material contract;

    - except as contemplated by the merger agreement or as may be required by law, establish, adopt, enter into, accelerate the vesting under or amend any benefit plan or program, employment agreement, option, license agreement or retirement agreement, or pay any bonus or contingent

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      compensation, except any bonuses or other payments required under any existing compensation programs or benefit plans or arrangements disclosed to Gilead by NeXstar;

    - increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or employees, except for routine, reasonable salary increases to NeXstar's non-officer employees in connection with NeXstar's customary employee review process;

    - hire any employee with an annual base salary in excess of $100,000;

    - change any of its sales policies, revenue recognition policies, product return policies, personnel policies or other business policies outside the ordinary course of business;

    - take or permit to be taken any action that would adversely affect its ability to consummate the merger or the other transactions contemplated by the merger agreement or could preclude Gilead from accounting for the merger as a "pooling of interests";

    - take or permit to be taken any action that could reasonably be expected to prevent the merger from constituting a reorganization within the meaning of Section 368(a) of the Code;

    - make any material tax election;

    - form or acquire any subsidiary;

    - enter into any hedging, option or derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency outside the ordinary course of business or inconsistent with past practices;

    - suspend, terminate or otherwise discontinue or materially modify any planned or ongoing clinical trials or similar activities relating to DaunoXome, AmBisome, MiKasome, NX211 or NX1838;

    - lend money to any person or entity or incur any indebtedness for borrowed money other than by drawing under current revolving credit agreements, or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of NeXstar or any of its subsidiaries or guarantee any debt securities of others;

    - agree, in writing or otherwise, to take any of the foregoing actions;

    - make any material change in its method of accounting or record keeping not otherwise required by United States generally accepted accounting principles;

    - commence or agree to the settlement of any material litigation; or

    - purchase or acquire, or offer to purchase or acquire, any shares of their capital stock.

    CONDUCT OF GILEAD BUSINESS. The merger agreement requires that, during the period between the signing of the merger agreement and the effective time of the merger, except as disclosed by Gilead to NeXstar, Gilead and each of its subsidiaries will conduct their respective operations in all material respects only according to their ordinary and usual course of business and will use their reasonable efforts to preserve intact their respective business organizations;

    - keep available the services of their directors, officers and employees;

    - preserve in full force and effect all material licenses and approvals held by them; and

    - maintain satisfactory relationships with suppliers, distributors, clients and others having material business relationships with them.

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NON-SOLICITATION

    NeXstar has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its or its subsidiaries' officers or directors, investment bankers, attorneys or other advisors or representatives to, directly or indirectly:

    - solicit, initiate or encourage the submission or announcement of any Takeover Proposal (as defined below); or

    - participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect or in response to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

    If, however, prior to taking any of those actions:

    - neither NeXstar nor any subsidiary or representative of NeXstar or any of its subsidiaries has violated any of the restrictions set forth above or various related restrictions;

    - the board of directors of NeXstar determines in good faith, based upon the advice of outside counsel, that such action is required in order for the board of directors of NeXstar to comply with its fiduciary duties to NeXstar's stockholders under applicable law; and

    - NeXstar has promptly advised Gilead orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person or entity making any such Takeover Proposal or inquiry, and at least two business days have elapsed since the delivery to Gilead of that notice and information.

then NeXstar may, prior to the adoption and approval of the merger agreement by its stockholders, in response to a Takeover Proposal that has not been withdrawn and that, but for the inclusion of a "due diligence condition" as part of such Takeover Proposal, constitutes a Superior Proposal (as defined below):

    - furnish certain information with respect to NeXstar to the person or entity who made such Takeover Proposal pursuant to a customary confidentiality agreement; and

    - participate in discussions or negotiations with such person or entity regarding the Takeover Proposal.

    The merger agreement also provides that a breach of the non-solicitation covenant by any advisor or representative of NeXstar would be deemed a breach by NeXstar.

    NeXstar also agreed, at the time of the signing of the merger agreement, to immediately cease and cause to be terminated any existing discussions or negotiations with any person or entity that relate to any Takeover Proposal.

    A "Takeover Proposal" is any:

    - offer, inquiry or proposal for, relating to or contemplating a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction or series of transactions:

       -- in which NeXstar or any of its material subsidiaries is a constituent company;

       -- in which a person, entity or group of persons or entities directly or indirectly acquires NeXstar or any material subsidiary of NeXstar or more than 20% of NeXstar's business or directly or indirectly acquires beneficial or record ownership of securities representing, or

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
          exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of NeXstar or any material subsidiary of NeXstar; or

       -- in which NeXstar or any material subsidiary of NeXstar issues securities representing more than 20% of the outstanding securities of any class of voting securities of NeXstar or such material subsidiary of NeXstar; or

    - offer, inquiry or proposal for, relating to or contemplating a transaction (including any joint venture, collaboration or similar transaction) involving the sale, lease, exchange, transfer, license, acquisition or disposition or sharing of control of any material portion of the intellectual property rights or other rights or assets of NeXstar or any material subsidiary of NeXstar, other than the transactions contemplated by the merger agreement.

    A "Superior Proposal" is any unsolicited bona fide written offer made by a third party:

    - to enter into a merger or business combination with NeXstar whereby the shares of NeXstar common stock and other equity securities of NeXstar that are outstanding immediately before such merger or business combination would be exchanged for or converted into shares of common stock and other equity securities of such third party that, on a fully diluted basis, represent less than 50% of the common stock of that third party outstanding immediately after such merger or business combination;

    - to purchase, for a combination of cash and securities, more than 50% of the outstanding shares of NeXstar common stock, if the common stock and other securities of that third party that would be received by holders of NeXstar common stock represents less than 50% of the common stock, on a fully diluted basis, of that third party outstanding immediately after such transaction; or

    - to purchase for cash more than 50% of the outstanding shares of NeXstar common stock;

that is on terms which the board of directors of NeXstar determines in its good faith reasonable judgment, based upon the written opinion of a financial advisor of nationally recognized reputation, to be more favorable to NeXstar's stockholders than the merger.

    The merger agreement provides that an offer that otherwise meets the criteria described above is not a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained on a timely basis by the third party.

RECOMMENDATION OF NEXSTAR BOARD OF DIRECTORS

    The merger agreement provides that the board of directors of NeXstar and any committee of that board may not:

    - withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Gilead or Gazelle Acquisition Sub, its approval and recommendation of the merger agreement or the merger;

    - approve or recommend, or propose to approve or recommend, any Takeover Proposal; or

    - enter into any agreement or letter of intent with respect to any Takeover Proposal.

    However, the board of directors of NeXstar may appropriately withdraw or modify its approval or recommendation of the merger agreement or the merger if, prior to the adoption and approval of the merger agreement by the stockholders of NeXstar:

    - the board of directors of NeXstar receives a Superior Proposal that is not withdrawn;

    - neither NeXstar nor any subsidiary or representative of NeXstar or any of its subsidiaries shall have violated any of the non-solicitation or related covenants contained in the merger agreement;

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
    - the board of directors of NeXstar concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Proposal, the withdrawal or modification of such recommendation is required in order for it to comply with its fiduciary obligations to NeXstar's stockholders under applicable law;

    - NeXstar provided Gilead with at least two business days' prior notice of any meeting of its board of directors at which its board of directors is expected to consider such Superior Proposal; and

    - NeXstar's board of directors does not withdraw or modify its recommendation in favor of the merger for at least two business days after it provides Gilead with the name of the person or entity making the Superior Proposal and a copy of the Superior Proposal.

    NeXstar must call, give notice of, convene and hold the special meeting of its stockholders to vote upon the adoption and approval of the merger agreement and approval of the merger even if the recommendation of its board of directors has been withdrawn or modified.

MEETING OF NEXSTAR STOCKHOLDERS

    NeXstar has agreed to:

    - call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon the merger agreement and the merger; and

    - subject to the exception described above under "Recommendation of NeXstar Board of Directors," include in this joint proxy statement/prospectus the recommendation of its board of directors that its stockholders approve and adopt the merger agreement and approve the merger at the special meeting.

    NeXstar's obligation to call, give notice of, convene and hold the special meeting will not be affected by the disclosure, announcement, commencement, submission or making of any Superior Proposal or other Takeover Proposal, or by any withdrawal or modification of the recommendation of the board of directors of NeXstar with respect to the merger.

MEETING OF GILEAD STOCKHOLDERS

    Gilead has agreed to:

    - call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the issuance of Gilead common stock in the merger; and

    - include in this joint proxy statement/prospectus the recommendation of its board of directors that its stockholders vote in favor of the issuance of its common stock in the merger at the annual meeting.

TAX-FREE REORGANIZATION

    Each of NeXstar and Gilead has agreed not to take any action prior to the effective time that would reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization.

INDEMNIFICATION AND INSURANCE

    Gilead has also agreed that from and after the effective time:

    - NeXstar, which will be a wholly owned subsidiary of Gilead will indemnify each person who was at the time the merger agreement was signed, or who becomes prior to the effective time of the merger, an officer or director of NeXstar, in connection with any action or omission of such

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      person in his or her capacity as an officer or director of NeXstar in connection with the merger to the fullest extent provided for under NeXstar's certificate of incorporation and by-laws as in effect as of the date the merger agreement was signed or permitted or required by applicable law; and

    - all rights to indemnification existing in favor of those directors and officers that were provided in the NeXstar certificate of incorporation or by-laws at the time the merger agreement was signed, with respect to matters occurring through the effective time, shall survive the merger and shall continue in full force and effect for a period of not less than six years from the effective time.

    Gilead has agreed to guarantee the due and prompt performance in full of these indemnification obligations.

    Gilead also has agreed to use its best efforts to cause NeXstar to maintain in effect for not less than three years after the effective time the current policies of directors' and officers' liability insurance maintained by NeXstar with respect to matters occurring prior to the effective time, although after the effective time:

    - the surviving corporation may substitute therefor policies of at least the same coverage, with carriers comparable to its carriers as of the signing date, containing terms and conditions which are no less advantageous to those directors and officers;

    - the surviving corporation is not required to pay a premium at a rate for such insurance in excess of 200% of the annual premium rate represented by the last premium paid prior to the date the merger agreement was signed, but in such case shall purchase as much coverage as possible for such amount; and

    - any or all of these directors and officers shall have the right to provide funds to the surviving corporation to fund premiums to the extent they exceed that 200% level.

OTHER OBLIGATIONS

    The merger agreement contains other covenants including covenants relating to:

    - access to information and records;

    - confidentiality;

    - filing of this joint proxy statement/prospectus;

    - letters from each party's accountants;

    - providing NeXstar employees with benefits;

    - notification of significant events; and

    - antitrust filings.

TERMINATION

    The merger agreement provides that it may be terminated, and that the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of NeXstar:

    - by mutual consent of NeXstar, Gilead and Gazelle Acquisition Sub;

    - by either Gilead or NeXstar, if the effective time of the merger shall not have occurred by September 30, 1999 unless the failure of the effective time to occur by September 30, 1999 is attributable to a failure on the part of the party seeking to terminate the merger agreement to

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
      perform any material obligation required to be performed by such party at or prior to the effective time of the merger;

    - by Gilead if NeXstar's stockholders do not approve the merger and the merger agreement at the special meeting of NeXstar's stockholders;

    - by either Gilead or NeXstar if Gilead's stockholders do not approve the issuance of Gilead common stock in the merger;

    - by either Gilead or NeXstar, if a law or regulation makes consummation of the merger illegal or otherwise prohibited or if any government authority prohibits the merger and the prohibition has become final and non-appealable;

    - by Gilead if NeXstar has breached a covenant or a representation or warranty such that conditions in the merger agreement would not be satisfied and the breach has not been cured;

    - by NeXstar if Gilead has breached a covenant or a representation or warranty such that conditions in the merger agreement would not be satisfied and the breach has not been cured;

    - by Gilead if NeXstar's special meeting is canceled or is otherwise not held or if a final vote of NeXstar's stockholders has not been taken with respect to the merger prior to September 15, 1999, except as a result of a judgment, injunction, order or decree of any competent authority or events or circumstances beyond the reasonable control of NeXstar; or

    - by Gilead if one of the following "Triggering Events" occurs:

       -- the board of directors of NeXstar withdraws or modifies in a manner adverse to Gilead its approval or recommendation to NeXstar's stockholders of the merger agreement or the merger;

       -- NeXstar fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

       -- the board of directors of NeXstar approves, endorses or recommends any Takeover Proposal;

       -- a tender or exchange offer relating to securities of NeXstar is commenced and NeXstar does not send to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that NeXstar recommends rejection of that tender or exchange offer;

       -- NeXstar breaches any of its non-solicitation obligations in the merger agreement;

       -- after February 28, 1999, a person, entity or group of persons or entities directly or indirectly becomes the beneficial or record owner of securities representing, or exchangeable for or convertible into, at least 20% of the outstanding securities of any class of voting securities of NeXstar or any material subsidiary of NeXstar;

       -- a person or entity or group of persons or entities that, as of February 28, 1999, directly or indirectly was the beneficial or record owner of securities representing, or exchangeable for or convertible into, 20% or more of the outstanding securities of any class of voting securities of NeXstar or any material subsidiary of NeXstar, directly or indirectly acquires beneficial or record ownership of an additional 5% of the outstanding securities of any class of voting securities of NeXstar or any material subsidiary of NeXstar; or

       -- NeXstar or its board of directors or any committee thereof shall have resolved to do or permit any of the above mentioned actions.

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EXPENSES AND TERMINATION FEES

    Except as provided below, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party that incurred such fees or expenses, whether or not the merger is consummated; provided, however, that Gilead and NeXstar shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with:

    - the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part; and

    - certain antitrust filings by Gilead and NeXstar.

    If the merger agreement is terminated by Gilead as a result of:

    - the failure of NeXstar's stockholders to approve the merger agreement at the special meeting;

    - a breach by NeXstar of a covenant or a representation or warranty contained in the merger agreement;

    - the cancellation of the NeXstar special meeting or the failure of NeXstar's stockholders to take a final vote on the merger prior to September 15, 1999; or

    - the occurrence of one of the "Triggering Events" described above;

NeXstar is required to pay to Gilead, upon demand, all actual out-of-pocket costs and expenses of Gilead and Gazelle Acquisition Sub incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

    If the merger agreement is terminated by NeXstar as a result of a breach by Gilead of a covenant or a representation or warranty contained in the merger agreement, Gilead has agreed to pay to NeXstar upon demand, all actual out-of-pocket costs and expenses of NeXstar incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

    NeXstar has agreed to pay to Gilead upon demand a fee of $18,000,000 if:

    - Gilead terminates the merger agreement because the stockholders of NeXstar fail to approve the merger agreement at the special meeting and at or prior to the time of that termination a Takeover Proposal was announced or made;

    - Gilead terminates the merger agreement because the NeXstar special meeting was cancelled or NeXstar's stockholders fail to take a final vote on the merger prior to September 15, 1999; or

    - Gilead terminates the merger agreement because the occurrence of one of the Triggering Events described above.

    Gilead has agreed to pay to NeXstar upon demand a fee of $5,000,000 if:

    - NeXstar terminates the merger agreement because the stockholders of Gilead fail to approve the issuance of Gilead common stock in the merger at the Gilead annual meeting; and

    - there shall not have occurred, and no facts, events or circumstances shall have been publicly announced that are likely to result in, a material adverse change to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of NeXstar and its subsidiaries taken as a whole.

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                      DESCRIPTION OF GILEAD CAPITAL STOCK

    The authorized capital stock of Gilead consists of 60,000,000 shares of Gilead common stock, $.001 par value, of which, as of the Gilead record date approximately 31,057,084 shares are outstanding, and 5,000,000 shares of preferred stock, $.001 par value, of which, as of the date of this joint proxy statement/prospectus no shares of series A preferred stock and approximately 1,133,786 shares of series B preferred stock are outstanding. In connection with the Gilead annual meeting, Gilead is asking its stockholders to approve an amendment to its restated certificate of incorporation increasing the authorized shares of Gilead common stock to 100,000,000 shares.

GILEAD COMMON STOCK

    Holders of Gilead common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. The holders of Gilead common stock have the right to receive dividends if they are declared by the Gilead board of directors and there are sufficient funds to legally pay dividends, subject to the rights of the holders of any outstanding Gilead preferred stock to receive preferential dividends. Upon the liquidation of Gilead, holders of Gilead common stock would share ratably in any assets available for distribution to stockholders after payment of all obligations of Gilead and the aggregate liquidation preference (including accrued and unpaid dividends) of any outstanding Gilead preferred stock.

    The Gilead common stock is not redeemable and has no preemptive, subscription or conversion rights. Shares of Gilead common stock currently outstanding are, and the Gilead common stock to be issued in the merger will be, validly issued, fully paid and nonassessable.

    ChaseMellon Stockholder Services is the transfer agent and registrar for Gilead common stock.

GILEAD PREFERRED STOCK

    The Gilead board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Gilead preferred stock of which 400,000 are authorized for issuance as series A junior participating preferred stock, none of which are outstanding, and 1,133,786 are authorized, issued and are outstanding as series B participating preferred stock. Gilead's board of directors may issue Gilead preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of such preferred stock including:

    - dividend rights;

    - dividend rate;

    - conversion rights;

    - voting rights;

    - rights and terms of redemption;

    - redemption price or prices;

    - the liquidation preferences of any wholly unissued series of preferred stock; and

    - the number of shares constituting any series or the designation of such series.

    The issuance of Gilead preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Gilead common stock or adversely affect the rights and powers, including voting rights, of the holders of Gilead common stock. Except as contemplated in the Gilead preferred share purchase rights plan, dated November 21, 1994, between Gilead and First Interstate Bank, Gilead has no present plans to issue any additional Gilead preferred stock.

GILEAD SERIES A PREFERRED STOCK

    Holders of Gilead series A junior preferred stock have 100 votes per share of Gilead series A junior preferred stock and vote as a single class with the holders of Gilead common stock and Gilead series B preferred stock, on all matters submitted to a vote of stockholders. Holders of Gilead series A preferred stock do not have cumulative voting rights. The holders of Gilead series A preferred stock have the right, subject to the rights of the holders of any shares of preferred stock to receive preferential dividends and in preference to the holders of Gilead common stock, to receive, when and if declared by the Gilead board of directors, quarterly dividends in an amount equal to the greater of $1.00 or, subject to adjustment upon the occurrence of certain events, 100 times the aggregate per share amount of all non-cash dividends or other distributions declared on Gilead common stock since the previous quarterly payment or, in the case of the first quarterly payment, since the first issuance of Gilead series A preferred stock. Upon the liquidation of Gilead, before any payment may be made to holders of Gilead common stock or shares of other preferred stock ranking junior to the Gilead series A junior preferred stock, holders of Gilead series A preferred stock are entitled to $100 per share of series A preferred stock plus all declared and unpaid dividends for each share of Gilead series A preferred stock held.

    The Gilead series A preferred stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. The Gilead series A preferred stock was authorized for issuance in connection with the rights plan as described below under "Comparison of Stockholders' Rights-- Anti-takeover Protections--Gilead Rights Plan." There are no shares of Gilead series A preferred stock currently outstanding.

GILEAD SERIES B PREFERRED STOCK

    Holders of Gilead series B preferred stock have one vote per share of common stock into which the holder's shares of Gilead series B preferred stock are convertible and vote as a single class with the holders of Gilead common stock and the holders of Gilead series A preferred stock on all matters submitted to a vote of stockholders. Holders of Gilead series B preferred stock do not have cumulative voting rights. The holders of Gilead series B stock have the right to receive, when and if declared by Gilead's board of directors, cash dividends at the rate of 5% of the original issue price of $35.28 per year. No cash dividend may be declared or paid on Gilead common stock until all dividends on the Gilead series B preferred stock have been paid or set aside. In the event cash dividends are paid on Gilead common stock, an additional dividend must be paid to the holders of Gilead series B preferred stock. This dividend shall be equal to the amount paid or set aside for each share of common stock for each share of Gilead common stock into which the holder's shares of Gilead series B preferred stock are convertible. Upon the liquidation of Gilead, before any payment may be made to holders of Gilead common stock, holders of Gilead series B preferred stock are entitled to be paid out of Gilead's assets an amount per share of Gilead series B preferred stock equal to the price originally paid to Gilead upon issuance of the shares plus all declared and unpaid dividends for each share of Gilead series B preferred stock held.

    The Gilead series B preferred stock is convertible into Gilead common stock at the option of the holder or if the arithmetic average of the closing prices for Gilead common stock quoted on the Nasdaq National Market over any 30 consecutive trading days is greater than 140% of the original issue price of $35.28. The conversion rate is equal to the original issue price of $35.28 divided by the conversion price. The conversion price is currently equal to the original issue price of $35.28, but is subject to adjustment upon the occurrence of certain events. Gilead series B preferred stock is not redeemable and has no preemptive, subscription or conversion rights except as described above. There are 1,133,786 shares of Gilead series B preferred stock currently outstanding, all of which are validly issued, fully paid and nonassessable.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

    Upon consummation of the merger, the holders of NeXstar common stock will become holders of Gilead common stock. Both NeXstar and Gilead are incorporated in the State of Delaware. There are certain material differences between the rights and privileges of the holders of NeXstar common stock and the holders of Gilead common stock.

PERCENTAGE OF VOTING STOCK; INFLUENCE OVER AFFAIRS

    Upon completion of the merger, the percentage ownership of Gilead by each former NeXstar stockholder will be substantially less than that stockholder's current percentage ownership of NeXstar. Accordingly, former NeXstar stockholders will have a significantly smaller voting influence over the affairs of Gilead than they currently enjoy over the affairs of NeXstar.

EXISTENCE OF SENIOR PREFERRED STOCK

    Under the NeXstar certificate of incorporation, there is no series of capital stock issued or outstanding with rights, preferences or privileges senior to the NeXstar common stock. Gilead has shares of Gilead series B preferred stock issued and outstanding under its certificate, and the holders of such shares have rights, preferences and privileges senior to the holders of Gilead common stock, including, without limitation, a preferential dividend and a liquidation preference. Gilead also has authorized shares of Gilead series A preferred stock. The material rights, preferences and privileges of Gilead series B preferred stock are described under "Description of Gilead Capital Stock--Gilead Preferred Stock."

ANTI-TAKEOVER PROTECTIONS

    Gilead and NeXstar have each adopted certain anti-takeover provisions, which may have the effect of discouraging, delaying or preventing a merger or acquisition of the companies.

GILEAD RIGHTS PLAN

    Gilead is subject to certain anti-takeover provisions under the Gilead preferred share purchase rights plan. The rights trade with Gilead common stock and are not currently exercisable. Under certain circumstances, the rights initially become exercisable for 1/100 of a share of Gilead series A preferred stock. The Gilead rights plan also provides that:

    - if a third party acquires more than 15% of Gilead common stock, the rights holders, other than such third party, would have the right to purchase a certain number of shares of Gilead common stock at a discount;

    - if Gilead is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, the rights holders would have the right to acquire a certain number of shares of the common stock of the acquiring company at a discount; or

    - the Gilead board of directors may under certain circumstances exchange each right, other than those held by such third party, for one share of Gilead common stock.

    NeXstar has not adopted a share purchase rights plan.

ACTION BY WRITTEN CONSENT

    NeXstar's by-laws provide that any action that may be or is required to be taken at any annual meeting or special meeting of the stockholders of NeXstar may be taken without a meeting. The action may be taken without prior notice and without a vote, if a consent in writing, setting forth the action is signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote were present and voted. Gilead's by-laws do not permit the stockholders to take action by written consent.

POWER OF STOCKHOLDERS TO CALL SPECIAL STOCKHOLDERS' MEETINGS

    Under the by-laws of NeXstar, a special meeting of the NeXstar stockholders may be called by the board of directors of NeXstar, the Chairman of the board of directors, or if no Chairman has been elected, by the President and Chief Executive Officer, and shall be called by the Chairman of the board of directors or, if none, the President and Chief Executive Officer at the request of the holders of a majority of the outstanding shares of capital stock entitled to vote. The by-laws of Gilead provide that special meetings of the Gilead stockholders may be called only by the Chairman of the Gilead board of directors, the President of Gilead, the Gilead board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by the holders of shares entitled to cast 10% or more of the votes.

REMOVAL OF DIRECTORS

    Directors of NeXstar can be removed at any time with or without cause by the affirmative vote of at least the majority of the outstanding shares entitled to vote. A director of Gilead can be removed prior to the expiration of his or her term for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock. A director of Gilead can be removed at any time without cause by the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock.

    The differences outlined above between the rights and privileges of the holders of NeXstar common stock and the holders of Gilead common stock could, under certain circumstances, have the effect of reducing the likelihood that the stockholders of NeXstar will receive a significant premium for their shares of NeXstar common stock in connection with hostile takeovers or changes in control or management of NeXstar relative to the likelihood that the stockholders of Gilead will receive a premium in similar circumstances.

                                   PROPOSAL 2
                          ELECTION OF GILEAD DIRECTORS

    There are seven nominees for the seven board of directors positions presently authorized by resolution of the Gilead board of directors. Each director to be elected will hold office until the next annual meeting of Gilead stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead. Messrs. Davignon, Denny, Martin, Moore, Rumsfeld and Shultz were elected by the stockholders. Dr. Berg was appointed to the Gilead board of directors in April 1998.

    Gilead shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present and in person or represented by proxy and entitled to vote on the proposal at the meeting.

                    THE GILEAD BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees in alphabetical order, and certain information about them as of April 14, 1999, are set forth below:

NAME                                       AGE                    POSITION WITH GILEAD/PRINCIPAL OCCUPATION
-------------------------------------      ---      ---------------------------------------------------------------------
Paul Berg(1).........................          72   Cahill Professor, Department of Biochemistry, Stanford University
                                                      School of Medicine

Etienne F. Davignon..................          66   Chairman, Societe Generale de Belgique

James M. Denny, Sr.(1)(2)............          66   Managing Director, William Blair Capital Partners V

John C. Martin.......................          47   President and Chief Executive Officer

Gordon E. Moore(1)(2)................          70   Chairman Emeritus, Intel Corporation

Donald H. Rumsfeld...................          66   Chairman of the Gilead Board of Directors

George P. Shultz(2)..................          78   Distinguished Fellow, Hoover Institution, Stanford University

------------------------

(1) Member of the compensation committee

(2) Member of the audit committee

    Dr. Berg joined the Gilead board of directors in April 1998. Dr. Berg is currently Cahill Professor in Cancer Research in the Department of Biochemistry at Stanford University School of Medicine, where he has been on the faculty since 1959. He has served as Director of the Stanford University Beckman Center for Molecular and Genetic Medicine since its founding in 1985. Dr. Berg is a director of Affymetrix, Inc. and Transgene, Inc. He is the founder and a scientific advisor to Schering-Plough's DNAX Research Institute. Dr. Berg also serves as a member of Gilead's Scientific Advisory Board. Dr. Berg received the Nobel Prize for Chemistry in 1980.

    Mr. Davignon joined the Gilead board of directors in September 1990. He has served as the Chairman of Societe Generale de Belgique, a diversified financial and industrial company, since 1985. Mr. Davignon served as the European Community's Commissioner for Industry and International Markets from 1977 to 1981, and as the EC's Vice President for Research, Industry and Energy Policies from 1981 to 1984. Mr. Davignon is a director of Fiat S.A., Compagnie de Suez, Minorco S.A. and a number of other European companies.

    Mr. Denny joined the Gilead board of directors in January 1996. Mr. Denny is a Managing Director of William Blair Capital Partners V and VI, private equity funds. Mr. Denny is a retired Vice Chairman of Sears, Roebuck & Co. As Vice Chairman, he had responsibility for Allstate Insurance Corporation, Coldwell Banker Real Estate Group and the corporate financial organization. Previously, he served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., as well as Chairman of Pearle Health Services, Inc., a Searle-affiliated company. He is a director of Allstate Corporation, Astra A.B., GATX Corporation and ChoicePoint, Inc. and is a Chairman of Northwestern Memorial Hospital.

    Dr. Martin is Gilead's President and Chief Executive Officer. Dr. Martin joined Gilead in October 1990 as Vice President for Research and Development, was appointed Chief Operating Officer in October 1995, and was appointed President and Chief Executive Officer and elected to the Gilead board of directors in April 1996. From 1984 to 1990 he was employed at Bristol-Myers Squibb, a pharmaceutical company, where he was Director of Antiviral Chemistry. Dr. Martin was employed at Syntex Corporation, a pharmaceutical company, from 1978 to 1984. Dr. Martin is the co-inventor of ganciclovir, a pharmaceutical now used for treatment of cytomegalovirus infection. He is currently the President of the International Society for Antiviral Research. Dr. Martin received his Ph.D. in organic chemistry from the University of Chicago.

    Dr. Moore joined the Gilead board of directors in January 1996, and served as a member of Gilead's Business Advisory Board from July 1991 until January 1996. Dr. Moore is a co-founder and Chairman Emeritus of Intel Corporation, where he previously served as Chairman, President and Chief Executive Officer. He also served as Director of Research and Development for the Fairchild Semiconductor Division of Fairchild Camera and Instrument Corporation. Dr. Moore is a director of Transamerica Corporation and is Chairman of the Board of Trustees at the California Institute of Technology. He received the National Medal of Technology in 1990.

    Mr. Rumsfeld joined the Gilead board of directors in July 1988 and was elected Chairman of the Board in January 1997. Mr. Rumsfeld has been in private business since August 1993. He served as the Chairman and Chief Executive Officer of General Instrument Corporation, a diversified electronics company, from 1990 to 1993, and was Chief Executive Officer of G.D. Searle & Co., a pharmaceutical company, from 1977 to 1985. Mr. Rumsfeld formerly served as Presidential Envoy to the Middle East, U.S. Secretary of Defense, White House Chief of Staff, U.S. Ambassador to NATO and a U.S. Congressman. Mr. Rumsfeld is a director of ABB AB, Gulfstream Aerospace Corp., RAND Corporation and Tribune Company. In 1977, Mr. Rumsfeld was awarded the Medal of Freedom, the nation's highest civilian award.

    Dr. Shultz joined the Gilead board of directors in January 1996. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of the Bechtel Group, Inc., AirTouch Communications and Gulfstream Aerospace Corporation. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago and as President of the Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Medal of Freedom, the nation's highest civilian honor.

BOARD COMMITTEES AND MEETINGS

    During 1998 the Gilead board of directors held four meetings. The Gilead board of directors has an audit committee and a compensation committee.

    The audit committee meets with Gilead's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Gilead board of directors the independent auditors to be retained; and receives and considers the auditors' comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls. The audit committee, which during 1998 was composed of Messrs. Denny (Chairman), Moore, Rumsfeld and Shultz, met four times during such period.

    The compensation committee makes recommendations and, with respect to executive officers, determinations concerning salaries and incentive compensation, awards stock options to employees and consultants under Gilead's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Gilead board of directors may delegate. The compensation committee, which during 1998 was composed of Messrs. Berg, Denny, Moore (Chairman) and Rumsfeld, met one time during such period.

    During 1998, each director attended at least 75% of the meetings of the Gilead board of directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

EXECUTIVE OFFICERS

    The names of Gilead's executive officers who are not also directors of Gilead and certain information about each of them are set forth below:

    Jeffrey W. Bird, age 38, is Gilead's Senior Vice President, Business Operations. Dr. Bird joined Gilead in September 1988 and worked as Director of Scientific Programs and Research Scientist until March 1990. After completing his medical degree, he returned to Gilead in December 1991 as Director of Corporate Development, became Vice President of Corporate Development in March 1995 and was appointed Senior Vice President, Business Operations in January 1998, at which time he became an executive officer. Dr. Bird received his M.D. and Ph.D. degrees at Stanford University Medical School.

    Norbert W. Bischofberger, age 43, is Gilead's Senior Vice President, Research. Dr. Bischofberger joined Gilead in 1990 as Director of Organic Chemistry, became Vice President of Organic Chemistry in March 1993 and was named Vice President of Research in August 1995. Dr. Bischofberger was appointed Senior Vice President, Research in January 1998, at which time he became an executive officer. Prior to joining Gilead, Dr. Bischofberger worked in research at Genentech, Inc. from 1986 to 1990, most recently as Manager of DNA Synthesis. He received his B.S. in chemistry at the University of Innsbruck in Austria, and his Ph.D. in Organic Chemistry at the Eidgennossische Technische Hochschule
(ETH) in Zurich, Switzerland.

    Howard S. Jaffe, age 41, is Gilead's Senior Vice President, Drug Development. Dr. Jaffe joined Gilead in December 1991 as Vice President, Clinical Affairs, became Vice President and Chief Medical Officer in March 1995 and became Senior Vice President, Drug Development in August 1996. Dr. Jaffe is an assistant clinical professor and attending physician at the University of California, San Francisco. From 1986 until joining Gilead, he was employed by Genentech, Inc., most recently as Director of Clinical Research and Cytokine Project Team Leader. Dr. Jaffe received his M.D. from the Yale University School of Medicine and performed his residency and fellowship training at the University of California, San Francisco.

    Mark L. Perry, age 43, is Gilead's Senior Vice President, Chief Financial Officer and General Counsel. Mr. Perry joined Gilead in July 1994 as its Vice President and General Counsel and became Chief Financial Officer in May 1996. Mr. Perry was appointed Senior Vice President, Chief Financial Officer and General Counsel in January 1998. He has also served as Corporate Secretary since May 1994. From 1981 to 1994, Mr. Perry was with Cooley Godward LLP in San Francisco and Palo Alto, California. Cooley Godward serves as Gilead's primary outside counsel. Mr. Perry was an associate with Cooley Godward from 1981 to 1987, and a partner from 1987 to 1994. Mr. Perry received his J.D. from the University of California, Davis and is a member of the California bar.

                                   PROPOSAL 3
             APPROVAL OF THE GILEAD AMENDED 1991 STOCK OPTION PLAN

    In November 1991, the Gilead board of directors adopted, and the stockholders subsequently approved, Gilead's 1991 Stock Option Plan. In March 1999, the Gilead board of directors adopted an amendment to the 1991 Stock Option Plan. The amendment increases the number of shares of Gilead common stock authorized for issuance under the 1991 Stock Option Plan from 6,500,000 to 10,000,000. The Gilead board of directors adopted this amendment to enable Gilead to continue to grant stock options to employees of the combined company at levels that the Gilead board of directors and the compensation committee deem to be appropriate. The amendment takes into account the need for increased share reserves in connection with the merger with NeXstar.

    As of June 22, 1999, and without giving effect to the March 1999 amendment, 803,680 shares of Gilead common stock, plus any shares that might in the future be returned as a result of the cancellation or expiration of options, remained available for future grant under the 1991 Stock Option Plan.

After giving effect to the March 1999 amendment, 4,303,680 shares, plus any shares that might in the future be returned as a result of the cancellation or expiration of options, remained available for future grant as of June 22, 1999 under the 1991 Stock Option Plan.

    During 1998, under the 1991 Stock Option Plan, Gilead granted the following:

    - options to purchase 255,000 shares at exercise prices ranging from $22.875 to $38.00 per share to all current executive officers, as a group;

    - options to purchase 807,400 shares at exercise prices ranging from $20.125 to $38.625 per share to all employees, other than executive officers, as a group; and

    - no options to current directors who are not officers.

    For information regarding stock option grants, see "Executive
Compensation--Stock Option Grants and Exercises."

    Stockholders are requested in this proposal to approve the 1991 Stock Option Plan, as amended. If the stockholders do not approve this proposal, the 1991 Stock Option Plan will continue in the form prior to the amendment.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Amended 1991 Stock Option Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                    THE GILEAD BOARD OF DIRECTORS RECOMMENDS
        A VOTE IN FAVOR OF ADOPTING THE AMENDED 1991 STOCK OPTION PLAN.

    The essential features of the 1991 Stock Option Plan are outlined below:

GENERAL

    The 1991 Stock Option Plan provides for the grant of both incentive stock options and nonstatutory stock options. Incentive stock options granted under the 1991 Stock Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Nonstatutory stock options granted under the 1991 Stock Option Plan are intended not to qualify as incentive stock options under the Internal Revenue Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the options included in the 1991 Stock Option Plan.

PURPOSE

    The 1991 Stock Option Plan was adopted to provide a means:

    - by which selected directors and employees of, and consultants to, Gilead and its affiliates could be given an opportunity to receive stock in Gilead;

    - to secure and retain the services of persons capable of filling such positions;

    - to assist in retaining the services of employees holding key positions;
      and

    - to provide incentives for such persons to exert maximum efforts for the success of Gilead and its affiliates.

ADMINISTRATION

    The Gilead board of directors administers the 1991 Stock Option Plan unless and until the board of directors delegates administration to a committee. Under the plan, the committee would consist of one or more members of the Gilead board of directors and all of the members of the Gilead board of directors on the committee may be non-employee directors or outside directors.

    The Gilead board of directors has delegated administration of the 1991 Stock Option Plan to the compensation committee of the board of directors. In this proposal, the "board of directors" refers to the compensation committee as well as to the Gilead board of directors. In connection with the administration of the 1991 Stock Option Plan, the compensation committee generally has the powers possessed by the Gilead board of directors. However, the committee's powers may be restricted by resolutions adopted by the Gilead board of directors from time to time so long as the resolutions are not inconsistent with the provisions of the 1991 Stock Option Plan.

    The Gilead board of directors or the compensation committee may delegate to a committee of one or more members of the Gilead board of directors the authority to grant options to eligible persons who are not then subject to
Section 16 of the Securities Exchange Act of 1934, as amended, and/or who are either:

    - not then employees covered by Section 162(m) of the Internal Revenue Code and are not expected to be covered by Section 162(m) of the Internal Revenue Code at the time of recognition of income resulting from such option; or

    - not persons with respect to whom Gilead wishes to avoid the application of
      Section 162(m) of the Internal Revenue Code.

    The Gilead board of directors may abolish such committee at any time and return the administration of the 1991 Stock Option Plan to the Gilead board of directors.

    The Gilead board of directors generally has the power to construe and interpret the 1991 Stock Option Plan. In addition, subject to the provisions of the 1991 Stock Option Plan, the Gilead board of directors has the power to determine the following:

    - the persons to whom and the dates on which options will be granted;

    - what type of option will be granted;

    - the number of shares to be subject to each option;

    - the time or times during the term of each option within which all or a portion of the option may be exercised;

    - the exercise price;

    - the type of consideration; and

    - other terms of the option.

SHARES SUBJECT TO THE 1991 STOCK OPTION PLAN

    The common stock that may be sold pursuant to options under the 1991 Stock Option Plan shall not exceed in the aggregate 10,000,000 shares of Gilead common stock. If any option expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such option again will become available for issuance under the 1991 Stock Option Plan.

ELIGIBILITY

    Incentive stock options may be granted only to employees. Nonstatutory stock options may be granted to employees, directors or consultants. As of February 26, 1999, approximately 293 employees were eligible to participate in the 1991 Stock Option Plan.

    Generally, a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Gilead will not be eligible for the grant of an incentive stock option. However, such 10% stockholder may be granted an incentive stock option if: (1) the exercise price of the option is at least 110% of the fair market value of the common stock subject to the option on the option's date of grant; and (2) the term of the option does not exceed 5 years from the date of grant. No person is eligible to be granted options covering more than 500,000 shares of Gilead common stock in any calendar year.

TERM AND TERMINATION

    No option is exercisable after the expiration of 10 years from the date it was granted.

    In the event an optionee's continuous service to Gilead or its affiliates is terminated, the optionee's ability to exercise his or her option is restricted. In such a case, the optionee may exercise his or her option, to the extent that he or she was entitled to exercise it at the time of termination, but only within the earlier of (1) the period of time after the termination of the optionee's continuous service specified in the option agreement or (2) the expiration of the term of the option as specified in the option agreement. In the case of an incentive stock option, such period of time may not exceed 90 days from the date of termination except in the event of death or disability.

    In the event an optionee's continuous service to Gilead or its affiliates terminates as a result of the optionee's death or disability, the ability of the optionee or such optionee's estate, heirs or beneficiaries to exercise his or her option is restricted. In such a case, the option may be exercised, but only within the period ending on the earlier of (1) 12 months following such termination or such longer or shorter period as specified in the option agreement or (2) the expiration of the term of the option as specified in the option agreement.

EXERCISE PRICE

    The exercise price of each incentive stock option and each nonstatutory stock option granted under the 1991 Stock Option Plan will not be less than 100% of the fair market value of Gilead common stock on the date of grant. As of June 22, 1999, the closing price for Gilead common stock as reported by the Nasdaq Stock Market was $50.03125. Gilead is prohibited from repricing outstanding options granted under the 1991 Stock Option Plan without the consent of Gilead's stockholders.

EXERCISE PRICE AND PAYMENT

    The option's exercise price is paid either:

    - in cash at the time of exercise or purchase; or

    - if determined by the Gilead board of directors at the time of grant, by
      (1) deferred payment or other arrangement or (2) in any other form of legal consideration that may be acceptable to the Gilead board of directors, such as by delivery to Gilead of other common stock of Gilead.

    In the case of any deferred payment arrangement, interest will be compounded at least annually. In addition, interest will be charged at the minimum rate of interest necessary to avoid imputed interest for federal tax purposes.

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TRANSFERABILITY

    An incentive stock option is not transferable except by will or by the laws of descent and distribution. Moreover, an incentive stock option is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonstatutory stock option generally will not be transferable except by will or by the laws of descent and distribution. In addition, an optionee may designate a beneficiary who may exercise his or her option after death.

VESTING

    Options granted under the 1991 Stock Option Plan may become exercisable in monthly, quarterly or other periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable or vest with respect to some or all of the shares allotted to that period. In addition, it may provide that the option may be exercised with respect to some or all of the shares allotted to such period or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, so long as Gilead has a repurchase right with respect to any unvested shares.

ADJUSTMENTS UPON CHANGES IN STOCK

    If any change is made in the common stock subject to the 1991 Stock Option Plan, or subject to any option, without receipt of cash or other property by Gilead through:

    - merger, consolidation, reorganization, recapitalization;

    - stock dividend, dividend in property other than cash, stock split, liquidating dividend; or

    - combination of shares, exchange of shares, change in corporate structure or otherwise,

the class(es) and maximum number of shares subject to the 1991 Stock Option Plan, the maximum annual grant of shares under the 1991 Stock Option Plan and the class(es) and number of shares and price per share of stock subject to outstanding options will be appropriately adjusted.

    In the event of:

    - a dissolution or liquidation of Gilead;

    - a merger or consolidation in which Gilead is not the surviving corporation;

    - a reverse merger in which Gilead is the surviving corporation but the shares of Gilead common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

    - any other capital reorganization in which more than 50% of the shares of Gilead entitled to vote are exchanged (collectively, a "change in control"),

then, in the discretion of the Gilead board of directors and to the extent permitted by applicable law, either (1) the surviving corporation will assume outstanding options or will substitute similar options for those outstanding under the 1991 Stock Option Plan, (2) the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event or (3) the options will continue in full force and effect.

    If, within one month before or 13 months after the date of a change in control, the continuous service of an optionee terminates due to an involuntary termination (not including death or disability) without "cause" (as such term is defined in the 1991 Stock Option Plan) or a voluntary termination by the optionee due to a "constructive termination" (as such term is defined in the 1991 Stock Option Plan), then the vesting and exercisability of all options held by that optionee will be accelerated, or any

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reacquisition or repurchase rights held by Gilead with respect to the option will lapse. However, if such potential acceleration of the vesting and exercisability of options (or lapse of reacquisition or repurchase rights held by Gilead with respect to options) would cause a contemplated change in control transaction that would otherwise be eligible to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles as determined by Gilead's independent public accountants prior to the change in control, then such acceleration will not occur.

    In the event that such acceleration of the vesting and exercisability of the options (or lapse of reacquisition or repurchase rights held by Gilead with respect to options) as described above, when added to the benefits otherwise payable to an optionee, constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code that otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the optionee's benefits will be delivered to such lesser extent that will result in no portion of the benefits being subject to the excise tax.

AMENDMENT OF THE 1991 STOCK OPTION PLAN

    The Gilead board of directors at any time, and from time to time, may amend the 1991 Stock Option Plan. However, no amendment will be effective unless approved by the stockholders of Gilead within 12 months before or after the adoption of the amendment, where the amendment will:

    - increase the number of shares reserved for issuance under the 1991 Stock Option Plan;

    - modify the requirements as to eligibility for participation; or

    - require stockholder approval in order for the 1991 Stock Option Plan to satisfy the requirements of Section 422 of the Internal Revenue Code, Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any securities exchange requirements.

    The Gilead board of directors may in its sole discretion submit any other amendment to the 1991 Stock Option Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE 1991 STOCK OPTION PLAN

    The Gilead board of directors may suspend or terminate the 1991 Stock Option Plan at any time. Unless sooner terminated, the 1991 Stock Option Plan will terminate on October 31, 2001. No options may be granted under the 1991 Stock Option Plan while the 1991 Stock Option Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

    The following describes the material federal income tax consequences to an optionee and Gilead associated with the grant and exercise of options under the 1991 Stock Option Plan. This discussion does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the 1991 Stock Option Plan are intended to be eligible for the favorable federal income tax treatment applicable to "incentive stock options" under the Internal Revenue Code.

    There generally are no federal income tax consequences to the optionee or Gilead by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for (1) more than two years from the date on which the option is granted and (2) more than one year from the date on

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
which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss.

    The disposition of the stock before the expiration of either of these holding periods is generally referred to as a "disqualifying disposition." A disqualifying disposition generally results in the optionee realizing taxable ordinary income equal to the lesser of (1) the excess of the stock's fair market value on the date of exercise over the exercise price, or (2) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

    Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, Gilead will generally be entitled to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs. Gilead's ability to take this deduction will generally depend upon the satisfaction of the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and a tax reporting obligation.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1991 Stock Option Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or Gilead by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income. The ordinary income will generally be equal to the excess of the stock's fair market value on the date of exercise over the option exercise price.

    Generally, Gilead is required to withhold from regular wages or supplemental wage payments of employees an amount based on any ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and the satisfaction of a reporting obligation, Gilead will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee.

    Upon disposition of the stock, the optionee will recognize a capital gain or loss. The capital gain or loss will be equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

    POTENTIAL LIMITATION ON GILEAD DEDUCTIONS. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to options granted in the future under the 1991 Stock Option Plan, when combined with all other types of compensation received by a covered employee from Gilead, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Under United States Treasury Regulations, compensation attributable to stock options will qualify as performance-based compensation, if the option is granted by a compensation committee comprised solely of "outside directors" and either:

    - (1) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (2) the per-employee limitation is approved by

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      the stockholders, and (3) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or

    - the option is granted or exercisable only upon the achievement, as certified in writing by the compensation committee, of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 4
          APPROVAL OF THE GILEAD AMENDED EMPLOYEE STOCK PURCHASE PLAN

    In November 1991 the Gilead board of directors adopted, and the stockholders subsequently approved, Gilead's Employee Stock Purchase Plan. In March 1999 the Gilead board of directors adopted an amendment of the Employee Stock Purchase Plan. The amendment increases the number of shares of Gilead common stock authorized for issuance under the Employee Stock Purchase Plan from 1,250,000 to 1,580,000 shares. This amendment will allow Gilead to continue to provide its growing employee base with the ability to purchase stock at levels the Gilead board of directors believes appropriate.

    As of June 22, 1999, 794,049 shares of Gilead common stock have been purchased under the Employee Stock Purchase Plan. During 1998, Gilead's executive officers, Dr. Martin, Dr. Bird, Dr. Bischofberger, and Dr. Jaffe each purchased 1,020 shares and Mr. Perry purchased 644 shares under the Employee Stock Purchase Plan. The executive officers, as a group, purchased a total of 4,724 shares, at an average price of $20.825 per share.

    Stockholders are requested in this proposal to approve the Employee Stock Purchase Plan as amended. If the stockholders fail to approve this proposal, the Employee Stock Purchase Plan will continue in the form prior to the amendment.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Employee Stock Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                    THE GILEAD BOARD OF DIRECTORS RECOMMENDS
     A VOTE IN FAVOR OF ADOPTING THE AMENDED EMPLOYEE STOCK PURCHASE PLAN.

    The essential features of the Employee Stock Purchase Plan are outlined below.

PURPOSE

    The purpose of the Employee Stock Purchase Plan is:

    - to provide a means by which employees of Gilead and any parent or subsidiary of Gilead designated by the Gilead board of directors to participate in the Employee Stock Purchase Plan may be given an opportunity to purchase Gilead common stock through payroll deductions; and

    - to assist Gilead in (1) securing the services of new employees, (2) retaining the services of existing employees, and (3) providing incentives for such persons to exert maximum efforts for the success of Gilead.

    The rights to purchase Gilead common stock granted under the Employee Stock Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code.

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
ADMINISTRATION

    The Employee Stock Purchase Plan is administered by the Gilead board of directors, which has the final power to construe and interpret the Employee Stock Purchase Plan and the rights granted under it. Subject to the provisions of the Employee Stock Purchase Plan, the Gilead board of directors has the power to determine:

    - when and how rights to purchase common stock of Gilead will be granted;

    - the provisions of each offering of such rights, which need not be identical; and

    - whether employees of any parent or subsidiary of Gilead, shall be eligible to participate in the Employee Stock Purchase Plan.

    The Gilead board of directors has the power to delegate administration of the Employee Stock Purchase Plan to a committee of two or more members of the Gilead board of directors. The Gilead board of directors may abolish any such committee at any time and revest in the Gilead board of directors the administration of the Employee Stock Purchase Plan. As used in this proposal, the "board of directors" refers to such committee as well as to the Gilead board of directors itself.

OFFERINGS

    The Employee Stock Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Gilead board of directors. Such offerings have a duration not exceeding 27 months and may contain multiple purchase periods.

SHARES SUBJECT TO THE EMPLOYEE STOCK PURCHASE PLAN

    An aggregate of 1,580,000 shares of common stock is authorized for issuance under the Employee Stock Purchase Plan, after giving effect to the March 1999 amendment. If rights granted under the Employee Stock Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Gilead common stock not purchased under such rights again become available for issuance under the Employee Stock Purchase Plan.

ELIGIBILITY

    Generally, a person who is customarily employed (1) at least 20 hours per week and (2) five months per calendar year by Gilead, or by any affiliate designated from time to time by the Gilead board of directors on the first day of an offering period, is eligible to participate in that offering under the Employee Stock Purchase Plan. However, the Gilead board of directors may also require that the person be in the continuous employ of Gilead for such period of time preceding the first day of the offering period as determined by the Gilead board of directors, which period must be in all cases be less than two years.

    If, during the course of an offering, an employee satisfies the eligibility requirements discussed above, the Gilead board of directors may provide that such employee may participate in that offering.

    Despite the above, no employee is eligible for the grant of any rights under the Employee Stock Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Gilead or of any affiliate, including any stock which such employee may purchase under all outstanding rights and options. In addition, an employee may not be granted rights to buy more than $25,000 worth of stock. For purposes of this limitation, the fair market value of the shares is determined at the time the rights are granted and includes rights to purchase shares under all employee stock purchase plans of Gilead in any calendar year. As of June 22, 1999, approximately 289 employees were eligible to participate in the Employee Stock Purchase Plan.

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
PARTICIPATION IN THE PLAN

    An eligible employee becomes a participant in the Employee Stock Purchase Plan by delivering to Gilead, in the time set forth in the offering, an agreement to participate. The agreement authorizes Gilead to make payroll deductions of up to 15% or such lower percentage as the Gilead board of directors may determine for a particular offering of the employee's base compensation during the offering.

PURCHASE PRICE

    The purchase price per share at which shares are sold in an offering under the Employee Stock Purchase Plan cannot be less than the lower of (1) 85% of the fair market value of a share of common stock on the date of commencement of the offering period, or (2) 85% of the fair market value of a share of common stock on the date of purchase.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the purchase period. A participant may increase, reduce or commence such payroll deductions after the beginning of any purchase period only as provided for in the offering. All payroll deductions made for a participant are credited to his or her account under the Employee Stock Purchase Plan and deposited with the general funds of Gilead. A participant may make additional payments into such account only if specifically provided for in the offering, and only if the participant has not had the maximum allowable amount withheld during the offering.

PURCHASE OF STOCK

    By executing an agreement to participate, an employee is entitled to purchase shares under the Employee Stock Purchase Plan. In connection with offerings made under the Employee Stock Purchase Plan, the Gilead board of directors specifies a maximum number of shares that any employee may be granted the right to purchase. In addition, the Gilead board of directors specifies a maximum number of shares that may be purchased pursuant to such offering by all participants, as a group.

    If the total number of shares to be purchased by the participants, as a group, upon exercise of rights granted in the offering were to exceed the maximum number set for the offering, the Gilead board of directors would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    While each participant in the Employee Stock Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by delivering to Gilead a notice of withdrawal from the Employee Stock Purchase Plan. The notice of withdrawal will terminate his or her payroll deductions. A participant may elect to withdraw at any time prior to the end of the applicable purchase period or as specified in the offering.

    Upon any withdrawal from an offering by the employee, at the election of such employee, Gilead will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's interest in the offering will be automatically terminated. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Employee Stock Purchase Plan.

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
TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Employee Stock Purchase Plan terminate immediately upon termination of an employee's employment for any reason. Upon a termination of employment, Gilead will distribute to the employee all of his or her accumulated payroll deductions, reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee, under the offering. The deductions will be returned to the employee without interest unless the terms of the offering specifically provide for interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Employee Stock Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Gilead board of directors may suspend or terminate the Employee Stock Purchase Plan at any time. Unless terminated earlier, the Employee Stock Purchase Plan will terminate on November 14, 2001.

    The Gilead board of directors may amend the Employee Stock Purchase Plan at any time. Any amendment of the Employee Stock Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Gilead board of directors to the extent required. For example, an amendment may require stockholder approval (1) in order for the Employee Stock Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Internal Revenue Code or (2) to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 or any securities exchange listing requirements.

    Rights granted before amendment or termination of the Employee Stock Purchase Plan will not be altered or impaired by any amendment or termination of the Employee Stock Purchase Plan without the consent of the person to whom such rights were granted.

ADJUSTMENTS UPON CHANGES IN STOCK

    In the event of a dissolution, liquidation or specified type of merger of Gilead, then, as determined by the Gilead board of directors in its sole discretion (1) any surviving corporation may assume outstanding rights or substitute similar rights for those outstanding under the Employee Stock Purchase Plan, (2) such rights may continue in full force and effect or (3) participants' accumulated payroll deductions may be used to purchase common stock immediately prior to the transaction described above and the participants' rights under the ongoing offering will be terminated.

FEDERAL INCOME TAX INFORMATION

    The following describes the material federal income tax consequences to a participant and Gilead associated with the grant and exercise of rights under the Employee Stock Purchase Plan. This discussion does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which a participant may reside.

    Rights granted under the Employee Stock Purchase Plan are intended to qualify for favorable federal income tax treatment applicable to rights granted under an employee stock purchase plan which qualifies under the provisions of
Section 423 of the Internal Revenue Code.

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
    A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. No other income will be taxable to a participant until disposition of the shares acquired. The method of taxation will depend upon the holding period of the purchased shares. However, Gilead may be required to withhold for FICA purposes upon the purchase of shares under the Employee Stock Purchase Plan.

    If the stock purchased in an offering is sold or otherwise disposed of (1) more than two years after the beginning of the offering and (2) more than one year after the stock is transferred to the participant, then the lesser of (A) the excess of the fair market value of the stock at the time of such disposition over the purchase price and (B) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price, determined as of the beginning of the offering, will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. In addition, Gilead may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant.

    The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is taxed to the participant. In such cases, a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

    There are no federal income tax consequences to Gilead by reason of the grant or exercise of rights to purchase its stock under the Employee Stock Purchase Plan. Subject to the requirement of reasonableness, the provisions of
Section 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation, Gilead is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above. However, the Internal Revenue Service may require Gilead to withhold at the time of disqualifying disposition in order to take a compensation deduction.

                                   PROPOSAL 5
          APPROVAL OF THE GILEAD AMENDED 1995 NON-EMPLOYEE DIRECTORS'
                               STOCK OPTION PLAN

    In November 1995, the Gilead board of directors adopted, and the stockholders subsequently approved, Gilead's 1995 Non-Employee Directors' Stock Option Plan. In January 1999, the Gilead board of directors adopted an amendment to the Directors' Option Plan. The amendment increased the authorized shares under the Directors' Option Plan from 350,000 to 550,000.

    Stockholders are requested in this proposal to approve the amendment to the Directors' Option Plan, as amended. If the stockholders fail to approve this proposal, the Directors' Option Plan will continue in the form prior to the amendment.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Option Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

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                    THE GILEAD BOARD OF DIRECTORS RECOMMENDS
  A VOTE IN FAVOR OF ADOPTING THE AMENDED NON-EMPLOYEE DIRECTORS' STOCK OPTION
                                     PLAN.

    The essential features of the Directors' Option Plan are outlined below.

GENERAL

    The Directors' Option Plan provides for non-discretionary grants of nonstatutory stock options, on an automatic basis pursuant to a pre-approved schedule. Options granted under the Directors' Option Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code.

PURPOSE

    The purpose of the Directors' Option Plan is:

    - to retain the services of persons now serving as non-employee directors of Gilead, as defined below;

    - to attract and retain the services of persons capable of serving on the Gilead board of directors; and

    - to provide incentives for such persons to exert maximum efforts to promote the success of Gilead.

ADMINISTRATION

    The Directors' Option Plan is administered by the Gilead board of directors. The Gilead board of directors has the final power to construe and interpret the Directors' Option Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

    The Gilead board of directors is authorized to delegate administration of the Directors' Option Plan to a committee of not less than two members of the Gilead board of directors. The Gilead board of directors does not presently contemplate delegating administration of the Directors' Option Plan to any committee of the Gilead board of directors.

SHARES SUBJECT TO THE DIRECTORS' OPTION PLAN

    The common stock that may be sold pursuant to options under the Directors' Option Plan shall not exceed in the aggregate 550,000 shares of Gilead common stock, after giving effect to the January 1999 amendment. If any option expires or terminates without having been exercised in full, the stock not purchased under such option will revert to and again become available for issuance under the Directors' Option Plan. The common stock subject to the Directors' Option Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

    The Directors' Option Plan provides that options may be granted only to non-employee directors of Gilead. A "non-employee director" is defined in the Directors' Option Plan as a director of Gilead and its affiliates who is not otherwise an employee of Gilead or any affiliate. Six of Gilead's seven directors standing for election at the annual meeting are eligible to participate in the Directors' Option Plan.

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TERMS OF OPTIONS

    Each option under the Directors' Option Plan is subject to the following terms and conditions:

    NON-DISCRETIONARY GRANTS. Option grants under the Directors' Option Plan are non-discretionary. Each non-employee director shall, on the later of January 2, 1996 or the date he or she is first elected to be a non-employee director, be granted an option to purchase 25,000 shares of Gilead common stock as his or her initial grant. On each anniversary date of the non-employee director's initial grant, the non-employee director shall automatically be granted an option to purchase 5,000 shares of Gilead common stock as his or her annual grant.

    A non-employee director who is also the Chairperson of the Gilead board of directors, or designated by the Gilead board of directors as the "lead director," in circumstances where there is no Chairperson or the Chairperson is an employee of Gilead, will be granted an option to purchase an additional 20,000 shares of Gilead common stock at the time of his or her initial grant, and an additional 4,000 shares of Gilead common stock at the time of his or her annual grant.

    Each non-employee director who also serves on a standing committee of the Gilead board of directors shall automatically be granted an option to purchase an additional 1,000 shares of Gilead common stock at the time of his or her annual grant, for each such committee. Each non-employee director who serves on a standing committee and who is also the Chairperson of that committee shall automatically be granted an option to purchase an additional 2,000 shares of Gilead common stock at the time of his or her annual grant. No other options may be granted under the Directors' Option Plan.

    TRANSFERABILITY; TERM. Under the Directors' Option Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order. No option granted under the Directors' Option Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

    OPTION EXERCISE. An option granted under the Directors' Option Plan becomes exercisable or vests over a period of five years in equal quarterly installments at the rate of 5% per quarter. Such vesting is conditioned upon continued service as a non-employee director or employee of or consultant to Gilead.

    OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Option Plan as may be determined by the Gilead board of directors.

EXERCISE PRICE AND CONSIDERATION

    The exercise price of each option granted under the Directors' Option Plan will not be less than 100% of the fair market value of Gilead common stock on the date of grant. As of June 22, 1999, the closing price for Gilead common stock as reported by the Nasdaq Stock Market was $50.03125. The exercise price of options granted under the Directors' Option Plan must be paid in cash or shares of Gilead common stock at the time the option is exercised.

    Gilead is prohibited from repricing outstanding options granted under the Directors' Option Plan without the consent of Gilead's stockholders.

ADJUSTMENTS UPON CHANGES IN STOCK

    If any change is made in the common stock subject to the Directors' Option Plan, or subject to any option, without receipt of consideration by Gilead through:

    - merger, consolidation, reorganization, recapitalization;

    - stock dividend, dividend in property other than cash, stock split, liquidating dividend; or

    - combination of shares, exchange of shares, change in corporate structure or otherwise, then the class(es) and maximum number of shares subject to the Directors' Option Plan, the maximum annual grant of shares under the Directors' Option Plan and the class(es) and number of shares and price per share of stock subject to outstanding options will be appropriately adjusted.

    In the event of:

    - a dissolution or liquidation of Gilead;

    - a merger or consolidation in which Gilead is not the surviving corporation;

    - a reverse merger in which Gilead is the surviving corporation but the shares of Gilead common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

    - any other capital reorganization in which more than 50% of the shares of Gilead entitled to vote are exchanged,

and to the extent permitted by applicable law, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Gilead.

DURATION, AMENDMENT AND TERMINATION

    The Gilead board of directors may amend, suspend or terminate the Directors' Option Plan at any time or from time to time. However, the Gilead board of directors may not amend the Directors' Option Plan with respect to the amount, price or timing of grants more often than once every six months other than to comply with changes to the Internal Revenue Code or the Employee Retirement Income Security Act of 1974 or associated regulations. No amendment will be effective unless approved by the stockholders of Gilead within 12 months before or after its adoption by the Gilead board of directors if the amendment would:

    - increase the number of shares reserved for options under the plan;

    - modify the requirements as to eligibility for participation in the plan, to the extent such modification requires stockholder approval in order for the plan to comply with the requirements of Rule 16(b)-3; or

    - modify the plan in any other way if such modification requires stockholder approval in order for the plan to meet the requirements of Rule 16(b)-3.

    Unless sooner terminated, the Directors' Option Plan will terminate on November 26, 2005.

FEDERAL INCOME TAX INFORMATION

    The following describes the material federal income tax consequences to an optionee and Gilead associated with the grant and exercise of options under the Directors' Option Plan. This discussion does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

    Options granted under the Directors' Option Plan are subject to federal income tax treatment applicable to options that are not incentive stock options.

    Options granted under the Directors' Option Plan are nonstatutory options. There are no tax consequences to the optionee or Gilead by reason of the grant of a nonstatutory stock option.

    Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of Gilead, under existing laws, the date of taxation and the date of measurement of taxable ordinary income may in some instances be deferred unless the optionee files an election under Section 83(b) of the Internal Revenue Code. The filing of a Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time.

    Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such options. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

                                   PROPOSAL 6
                    APPROVAL OF AN AMENDMENT TO THE RESTATED
                     CERTIFICATE OF INCORPORATION OF GILEAD

    In March 1999, the Gilead board of directors approved, subject to stockholder approval, an amendment to Gilead's restated certificate of incorporation to increase the number of shares of Gilead common stock authorized for issuance from 60,000,000 to 100,000,000 (resulting in an increase in the total number of shares authorized for issuance from 65,000,000 to 105,000,000, including 5,000,000 shares of authorized preferred stock).

    As of June 22, 1999, 31,063,184 of Gilead's currently authorized 60,000,000 shares of Gilead common stock were issued and outstanding. Gilead anticipates issuing between approximately 11,110,000 and 14,670,000 shares of common stock to the stockholders of NeXstar upon closing of the Merger, as described under "The Merger Agreement--Ownership of Gilead Following the Merger." In addition, options to purchase an additional 4,283,000 shares of Gilead common stock were outstanding as of such date, and Gilead anticipates assuming options to purchase NeXstar stock at the closing of the merger that will be exercisable for approximately 930,000 to 1,230,000 shares of Gilead stock. The Gilead board of directors considers it advisable to have additional shares available for issuance under Gilead's stock option plans and stock purchase plan as well as for possible future financings, corporate partner transactions or product or business acquisitions involving the issuance of equity. With the exception of the merger, Gilead's existing stock option plans and stock purchase plan, Gilead has no other present plans which would result in the issuance of new shares.

    If this amendment is adopted, it will become effective upon filing of a certificate of amendment of Gilead's restated certificate of incorporation with the Secretary of State of the State of Delaware. Thereafter, additional shares of Gilead common stock may be issued by direction of the Gilead board of directors at such times, in such amounts and upon such terms as the Gilead board of directors may determine, without further approval of the stockholders unless, in any instance, such approval is expressly required by regulatory agencies or otherwise. Adoption of the proposed amendment and issuance of additional shares of common stock would not affect the rights of the holders of currently outstanding Gilead common stock, except for effects incidental to increasing the number of shares of Gilead common stock outstanding, such as dilution of earnings per share and voting rights of current holders of Gilead common stock.

    The affirmative vote of the holders of a majority of the shares of Gilead common stock outstanding will be required to approve the amendment of Gilead's restated certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                    THE GILEAD BOARD OF DIRECTORS RECOMMENDS
     A VOTE IN FAVOR OF AMENDING THE RESTATED CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 7
        RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS OF GILEAD

    The Gilead board of directors has selected Ernst & Young LLP as Gilead's independent auditors for the year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Gilead's financial statements since its inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as Gilead's independent auditors is not required by Gilead's by-laws or otherwise. However, the Gilead board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Gilead board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee and the Gilead board of directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Gilead and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Gilead annual meeting will be required to ratify the selection of Ernst & Young LLP.

                    THE GILEAD BOARD OF DIRECTORS RECOMMENDS
    A VOTE IN FAVOR OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT
                                   AUDITORS.

                       OTHER INFORMATION REGARDING GILEAD

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of Gilead common stock as of February 26, 1999 by: (1) each current director and nominee for director; (2) each named executive officer (as defined below); (3) all executive officers and directors of Gilead as a group; and (4) all those known by Gilead to be beneficial owners of more than five percent of Gilead common stock and series B preferred stock on a combined basis.

                                                                                             BENEFICIAL OWNERSHIP(1)
                                                                                            -------------------------
                                                                                            NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                                                              SHARES        TOTAL
------------------------------------------------------------------------------------------  ----------  -------------
Wellington Management Company, LLP(2) ....................................................   4,287,860         13.4%
75 State Street
Boston, MA 02109

T. Rowe Price Associates(3) ..............................................................   3,164,300          9.9%
100 East Pratt Street
Baltimore, MD 21202

Capital Research and Management Company(4) ...............................................   2,895,000          9.0%
333 South Hope Street
Los Angeles, CA 90025

Capital Guardian Trust Company and Capital International S.A.(5) .........................   1,895,000          5.9%
11100 Santa Monica Boulevard, Suite 1500
Los Angeles, CA 90025

                                                                                             BENEFICIAL OWNERSHIP(1)
                                                                                            -------------------------
                                                                                            NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                                                              SHARES        TOTAL
------------------------------------------------------------------------------------------  ----------  -------------
John C. Martin(6).........................................................................     349,045          1.1%

Donald H. Rumsfeld(7).....................................................................     166,232        *

Norbert W. Bischofberger(8)...............................................................     112,153        *

Howard S. Jaffe(9)........................................................................      96,213        *

Mark L. Perry(10).........................................................................      94,548        *

Jeffrey W. Bird(11).......................................................................      79,043        *

James M. Denny, Sr.(12)...................................................................      53,524        *

Etienne F. Davignon(13)...................................................................      53,330        *

Gordon E. Moore(14).......................................................................      47,531        *

George P. Shultz(15)......................................................................      31,400        *

Paul Berg(16).............................................................................       5,200        *

All executive officers and directors as a group (11 persons)(17)..........................   1,088,219          3.4%

------------------------

   * Less than one percent

 (1) This table is based upon information supplied by Gilead's officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,884,298 shares of Gilead common stock and 1,133,786 shares of Gilead series B preferred stock outstanding on February 26, 1999, for a total of 32,018,084 outstanding shares, adjusted as required by rules promulgated by the SEC.

 (2) Based on a Schedule 13G filed with the Commission on January 24, 1999. The Wellington Management Company, LLP is a registered investment adviser. The Wellington Management Company in its capacity as investment adviser is considered a "beneficial owner" in the aggregate of 4,287,860 shares of Gilead common stock. Such shares are owned by numerous investment advisory clients of The Wellington Management Company, none of which is known to have beneficial ownership of more than 5% of that class of securities of Gilead. As of December 31, 1998 The Wellington Management Company had shared voting power with respect to 1,770,280 shares and shared dispositive power with respect to 4,228,860 shares.

 (3) Based on a Schedule 13G filed with the Commission on February 12, 1999. T. Rowe Price Associates, Inc., in its capacity as a registered investment adviser is considered a "beneficial owner" in the aggregate of 3,164,300 shares of Gilead common stock. Such shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such shares; however, T. Rowe Price Associates expressly disclaims such beneficial ownership.

 (4) Based on a Schedule 13G filed with the Commission on February 8, 1999. The Capital Research and Management Company is a registered investment adviser that manages The American Funds Group of mutual funds. The Capital Research and Management Company in its capacity as investment adviser is considered a "beneficial owner" in the aggregate of 2,895,000 shares of

     Gilead common stock. Such shares are owned by accounts under the discretionary investment management of The Capital Research and Management Company. As of December 31, 1998, The Capital Research and Management Company had sole dispositive power with respect to 2,895,000 shares.

 (5) Based on a Schedule 13G filed with the Commission on February 8, 1999. The Capital Guardian Trust Company is a California state-chartered trust company that acts as investment manager to large institutional accounts (primarily pension funds). Capital International S.A. provides investment management services to institutional accounts. The Capital Guardian Trust Company and Capital International S.A., in their capacity as investment managers, are considered "beneficial owners" in the aggregate of 1,865,000 shares of Gilead common stock. Such shares are owned by accounts under the discretionary investment management of The Capital Guardian Trust Company and Capital International S.A. As of December 31, 1998, The Capital Guardian Trust Company had sole voting power with respect to 1,662,000 shares and sole dispositive power with respect to 1,865,000 shares and Capital International S.A. had sole voting and dispositive power with respect to 30,000 shares.

 (6) Includes 318,325 shares subject to stock options exercisable within 60 days.

 (7) Includes 39,889 shares held in a grantor annuity trust for which Mr. Rumsfeld is the donor and trustee and 37,000 shares subject to stock options exercisable within 60 days.

 (8) Includes 12,534 shares held in trust for which Dr. Bischofberger and his wife are trustees and 96,599 shares subject to stock options exercisable within 60 days.

 (9) Includes 13,548 shares held in trust for which Dr. Jaffe and his wife are trustees and 82,665 shares subject to stock options exercisable within 60 days.

 (10) Includes 500 shares held in account for Mr. Perry's minor child for which Mr. Perry is the custodian and 86,000 shares subject to stock options exercisable within 60 days.

 (11) Includes 72,597 shares subject to stock options exercisable within 60 days.

 (12) Includes 19,998 shares held by a partnership in which Mr. Denny is a managing partner, as to which Mr. Denny disclaims beneficial ownership. Also includes 7,426 shares held in partnership with Mr. Denny's wife and 26,100 shares subject to stock options exercisable within 60 days.

 (13) Includes 53,330 shares subject to stock options exercisable within 60 days.

 (14) Includes 30,866 shares subject to stock options exercisable within 60 days.

 (15) Includes 21,400 shares subject to stock options exercisable within 60 days.

 (16) Includes 5,200 shares subject to stock options exercisable within 60 days.

 (17) Includes 830,082 shares subject to stock options exercisable within 60 days. See notes (6) through (16) above.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires Gilead's directors and executive officers, and persons who own more than ten percent of a registered class of Gilead's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Gilead. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Gilead with copies of all Section 16(a) forms they file.

    To Gilead's knowledge, based solely on a review of the copies of such reports furnished to Gilead and written representations that no other reports were required, during 1998, Gilead's executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than ten percent beneficial owners.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each non-employee director of Gilead receives a fee of $1,000 for each meeting attended. In the year ended December 31, 1998, the total compensation paid to current non-employee directors was $19,000. The members of the Gilead board of directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Gilead board of directors meetings in accordance with Gilead's policy.

    Each non-employee director of Gilead also receives stock option grants under the Directors' Option Plan. The Directors' Option Plan provides for non-discretionary grants of nonstatutory stock options to non-employee directors of Gilead, on an automatic basis pursuant to a pre-approved schedule. Options granted under the Directors' Option Plan are granted at prices not less than fair market value on the date of grant, become exercisable over a period of five years in equal quarterly installments at the rate of 5% per quarter and expire after ten years. Such vesting is conditioned upon continuous service as a non-employee director of or consultant to Gilead. The exercise price of options granted must be paid in cash or shares of common stock of Gilead at the time the option is exercised.

    Each non-employee director was granted as of January 2, 1996, or will be granted on the date he or she is first elected to be a non-employee director, an option to purchase 25,000 shares of Gilead common stock, the initial grant. Thereafter, on each anniversary date of a non-employee director's initial grant, the non-employee director is automatically granted an option to purchase 5,000 shares of Gilead common stock, the annual grant. A non-employee director who is also the Chairperson of the Gilead board of directors is granted an option to purchase an additional 20,000 shares of Gilead common stock at the time of his or her initial grant or later election as Chairperson, and an additional 4,000 shares of Gilead common stock at the time of his or her annual grant. Each non-employee director who also serves on a standing committee of the Gilead board of directors is automatically granted an option to purchase an additional 1,000 shares of Gilead common stock at the time of his or her initial grant, and an additional 1,000 shares of Gilead common stock at the time of his or her annual grant, for each such committee. Each non-employee director who serves on a standing committee and who is also the Chairperson of that committee is automatically granted an option to purchase an additional 2,000 shares of Gilead common stock at the time of his or her annual grant. No other options may be granted under the Directors' Option Plan.

    During 1998, Gilead granted options covering 66,000 shares (net of cancellations) to its current non-employee directors, at exercise prices ranging from $25.00 to $38.25 per share. Each option granted had an exercise price equal to fair market value on the date of grant.

    As of June 22, 1999, options to purchase a total of 311,000 shares of Gilead common stock were outstanding under the Directors' Option Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows, for the years ended December 31, 1998, 1997, and 1996, certain compensation awarded or paid to, or earned by, Gilead's Chief Executive Officer and its four other most highly compensated executive officers at December 31, 1998 (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                                                    COMPENSATION
                                                                           ANNUAL COMPENSATION     ---------------
                                                         FISCAL YEAR     ------------------------    SECURITIES
                                                            ENDED           SALARY                   UNDERLYING
NAME AND PRINCIPAL POSITION                              DECEMBER 31,       ($)(1)     BONUS ($)   OPTIONS (#)(2)
-----------------------------------------------------  ----------------  ------------  ----------  ---------------
John C. Martin.......................................        1998         $  354,375   $  150,000        65,000
President and Chief Executive                                1997         $  326,667   $  150,000        75,000
Officer                                                      1996         $  298,333   $  110,000        75,000

Jeffrey W. Bird......................................        1998         $  222,750   $  100,000        65,000
Senior Vice President,                                       1997         $  187,917   $  100,000        40,000
Business Operations                                          1996         $  150,417   $   30,000        20,000

Norbert W. Bischofberger.............................        1998         $  222,752   $  115,000        55,000
Senior Vice President,                                       1997         $  199,583   $   75,000        40,000
Research                                                     1996         $  179,167   $   50,000        30,000

Howard S. Jaffe......................................        1998         $  278,461   $  100,000        35,000
Senior Vice President,                                       1997         $  269,167   $  100,000        40,000
Drug Development                                             1996         $  250,417   $  100,000        65,000

Mark L. Perry........................................        1998         $  253,125   $  100,000        35,000
Senior Vice President,                                       1997         $  244,458   $   75,000        40,000
Chief Financial Officer and                                  1996         $  238,000   $   60,000        20,000
General Counsel

------------------------

(1) Includes amounts earned but deferred at the election of the named executive officer pursuant to Gilead's 401(k) employee savings and retirement plan. To date, Gilead has not made any matching contributions under such plan.

(2) Gilead has not granted any stock appreciation rights, has not made any long-term incentive plan awards and did not make any restricted stock grants to the named executive officers during the periods covered.

STOCK OPTION GRANTS AND EXERCISES

    As of June 22, 1999 options to purchase a total of 3,794,978 shares of common stock had been granted and remained outstanding under the 1991 Stock Option Plan, and options to purchase 803,680 shares of common stock remained available for grant thereunder. In addition, as of such date, options to purchase a total of 177,022 shares of common stock were outstanding under Gilead's 1987 Incentive Stock Option Plan and 1987 Supplemental Stock Option Plan and pursuant to certain option grants made outside of Gilead's option plans.

    Gilead grants both incentive stock options and nonstatutory stock options to its executive officers under the 1991 Stock Option Plan. The following tables show, for the year ended December 31, 1998, the last fiscal year, certain information regarding options granted to, exercised by, and held at year end by the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                                    -------------------------------------------------               VALUE AT ASSUMED ANNUAL
                                       NUMBER OF                                                      RATES OF STOCK PRICE
                                      SECURITIES     % OF TOTAL OPTIONS   EXERCISE OR               APPRECIATION FOR OPTION
                                      UNDERLYING         GRANTED TO          BASE                           TERM(3)
                                    OPTIONS GRANTED  EMPLOYEES IN FISCAL     PRICE     EXPIRATION   ------------------------
NAME                                    (#)(1)             YEAR(2)          ($/SH.)       DATE        5% ($)      10% ($)
----------------------------------  ---------------  -------------------  -----------  -----------  ----------  ------------
John C. Martin....................        65,000               6.12%       $  22.875     07/22/08   $  935,096  $  2,369,633
Jeffrey W. Bird...................        30,000               2.82%       $  38.000     01/21/08   $  716,946  $  1,816,818
                                          35,000               3.29%       $  22.875     07/22/08   $  503,513  $  1,275,956
Norbert W. Bischofberger..........        20,000               1.88%       $  38.000     01/21/08   $  477,964  $  1,211,212
                                          35,000               3.29%       $  22.875     07/22/08   $  503,513  $  1,275,956
Howard S. Jaffe...................        35,000               3.29%       $  22.875     07/22/08   $  503,513  $  1,275,956
Mark L. Perry.....................        35,000               3.29%       $  22.875     07/22/08   $  503,513  $  1,275,956

------------------------

(1) The terms of such options, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under Gilead's 1991 Stock Option Plan. The options vest at the rate of 20% after one year and 5% per quarter thereafter during the optionee's employment. Subject to certain exceptions, the maximum term of options granted under the 1991 Stock Option Plan is ten years.

(2) Based on options to purchase 1,062,400 shares of Gilead common stock granted to employees, including executive officers, for the year ended December 31, 1998.

(3) The potential realizable value is based on the term of the option at the date of the grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Actual gains, if any, are dependent on the actual future performance of Gilead common stock and the timing of exercise and sale transactions by the holder. There can be no assurance that the amounts reflected in this table, or that any gains, will be achieved.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                         SHARES        VALUE      OPTIONS AT 12/31/98 (#)         AT 12/31/98 ($)
                                       ACQUIRED ON    REALIZED   --------------------------  --------------------------
NAME                                  EXERCISE (#)     ($)(1)    EXERCISABLE/UNEXERCISABLE(2) EXERCISABLE/UNEXERCISABLE(3)
------------------------------------  -------------  ----------  --------------------------  --------------------------
John C. Martin......................       25,165    $  540,196         288,325/208,000       $   7,509,989/$3,378,875
Jeffery W. Bird.....................       15,832    $  587,141          59,097/120,600       $   1,631,730/$1,815,612
Norbert W. Bischofberger............        2,000    $   44,500          91,599/112,600       $   2,374,795/$1,776,613
Howard S. Jaffe.....................       42,735    $  886,837          76,065/132,200       $   1,745,509/$2,715,038
Mark L. Perry.......................       15,000    $  397,500          74,000/121,000       $   2,115,875/$1,991,937

------------------------

(1) Represents the fair market value of Gilead common stock on the date of exercise (based on the closing sales price reported on the Nasdaq Stock Market or the actual sales price if the shares were sold by the optionee) less the exercise price, and does not necessarily indicate that the shares were sold by the optionee.

(2) Includes both in-the-money and out-of-the-money options.

(3) Fair market value of Gilead common stock at December 31, 1998 ($41.0625, based on the closing sales price reported on the Nasdaq Stock Market), less the exercise price.

COMPENSATION COMMITTEE REPORT(1)

    During the year ended December 31, 1998, the compensation committee of the Gilead board of directors consisted of Gordon E. Moore (Chairman), James M. Denny, Sr. and Donald H. Rumsfeld. None of the compensation committee members is an officer or an employee of Gilead. The compensation committee is responsible for making recommendations and taking actions concerning salaries and incentive compensation of officers and employees of Gilead, including the award of stock options under Gilead's stock option plans. In particular, the compensation committee evaluates the performance of management and determines the compensation of the Chief Executive Officer and other executive officers on an annual basis. The Chief Executive Officer is not present during the discussion of his compensation.

    Gilead's executive compensation philosophy is to attract and retain executive officers capable of leading Gilead to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. In addition, long-term equity compensation is awarded to align the interests of management and stockholders. Gilead provides executive officers (and key employees) of Gilead with a substantial economic interest in the long-term appreciation of Gilead common stock through the grant of stock options, subject to vesting restrictions.

    Compensation for each of Gilead's executive officers generally consists of three elements: cash salary, a cash bonus and stock option grants with exercise prices set at fair market value at the time of grant. Base salaries and cash bonuses are determined annually, based on the achievement of corporate and individual goals set by the Gilead board of directors and Gilead's Chief Executive Officer, as well as the financial condition and prospects for Gilead. Long-term equity incentives are granted to executive officers from time to time on a discretionary basis. Total compensation paid by Gilead to its executive officers is designed to be competitive with compensation packages paid to the management of comparable companies in the biopharmaceutical industry. As in previous years, in making its compensation decisions the compensation committee took into consideration executive compensation information

------------------------

(1) This Report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

from other biopharmaceutical companies, including industry surveys, publicly available information and reports from compensation consulting firms. The information reviewed by the compensation committee is not necessarily from the same group of companies that are included in the market indices in the graph included under "Performance Measurement Comparison."

    Many traditional measures of corporate performance, such as earnings per share or sales growth, are less important in reviewing performance of executives in the biopharmaceutical industry, as compared to more established industries. Because of Gilead's current stage of development, the compensation committee emphasizes other indications of performance, such as the progress of Gilead's research and development programs and corporate development activities. These qualitative factors necessarily involve a subjective assessment by the compensation committee of corporate performance. Moreover, the compensation committee does not base its considerations on any single performance factor, nor does it specifically assign relative weight to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix.

    Compensation for Gilead's executive officers was most recently established by the compensation committee in July 1998 and reflected the performance of Gilead and its executive officers for the period from July 1, 1997 through June 30, 1998. During this period, Gilead made significant progress in several areas, and met or exceeded most of its performance goals and timing milestones. Gilead made significant progress in each of its clinical development programs, including the presentation of pivotal data for PREVEON (adefovir dipivoxil) for the treatment of HIV infection; the completion of four Phase III clinical trials for GS 4104 for the treatment of influenza, in collaboration with Hoffmann-La Roche; the completion of Phase II clinical trials of adefovir dipivoxil for the treatment of hepatitis B infection; and the design and initiation of a Phase II program to evaluate PMPA for the treatment of HIV infection. In addition, progress continued in Gilead's research and preclinical development efforts. The compensation committee believes that the continued commitment and leadership of Gilead's executive officers were important factors in Gilead's achievements during this period.

    The compensation committee met in July 1998 to determine cash bonuses, stock option grants and base salary levels for the next year. Determinations of the amount of cash bonuses and stock option grants were based primarily on Gilead's achievements described above, the compensation committee's determination of each officer's contributions to those achievements and the compensation committee's expectations regarding future performance. Recognizing the contributions made by Dr. Martin as President and Chief Executive Officer, the compensation committee set his salary at $360,000 (a 2.9% increase from his previous salary), his cash bonus was $150,000 and his stock option grant was 65,000 shares. Similar factors accounted for the increase in base salaries, cash bonuses and stock option grants for Dr. Bird, Dr. Bischofberger, Dr. Jaffe and Mr. Perry. The compensation committee is next scheduled to meet in July 1999 to determine compensation for the named executive officers.

PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph compares total stockholder returns of Gilead since its initial public offering of common stock on January 22, 1992 to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies), the Nasdaq-US, and the Nasdaq Pharmaceutical Index, the Nasdaq-Pharmaceutical. The total return for Gilead's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on Gilead's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq Market. The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the Nasdaq National Market. Gilead common stock is traded on the Nasdaq National Market and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE
            GILEAD'S INITIAL PUBLIC OFFERING ON JANUARY 22, 1992(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            NASDAQ US   NASDAQ PHARMACEUTICAL    GILEAD
1/22/92        100.000                     100        100
6/30/92         93.104                      69         82
12/31/92       112.774                      79        128
6/30/93        117.083                      60        109
12/31/93       129.447                      71         80
6/30/94        118.209                      50         57
12/31/94       126.537                      53         63
6/30/95        157.810                      67        118
12/29/95       178.968                      98        213
6/28/96        202.595                      99        168
12/31/96       220.079                      98        167
6/30/97        246.293                     100        184
12/31/97       269.637                     101        255
6/30/98        324.320                     103        214
12/31/98       379.953                     129        274

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of Gilead, the Nasdaq-US and the Nasdaq-Pharmaceutical on January 22, 1992. The cumulative total return on Gilead common stock has been computed based on an initial price of $15.00 per share, the price at which Gilead's shares were sold in its initial public offering on January 22, 1992.

CERTAIN TRANSACTIONS

    In November 1990, Gilead entered into a relocation loan agreement with John
C. Martin, currently Gilead's President and Chief Executive Officer. The principal amount of the loan is $100,000 with a term of ten years. The loan is non-interest bearing and 100% of the principal amount will be forgiven on a pro rata basis over years six through ten as long as Dr. Martin is still employed by Gilead. In the event Dr. Martin ceases to be employed by Gilead, the loan becomes interest-bearing and due within ninety days. The loan is secured by a deed of trust on Dr. Martin's residence. As of December 31, 1998, $40,000 was outstanding.

    In October 1994, Gilead entered into a loan agreement with Mark L. Perry, currently Gilead's Senior Vice President, Chief Financial Officer and General Counsel. The principal amount of the loan is $100,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over years six through ten as long as Mr. Perry is still employed by Gilead. In the event Mr. Perry ceases to be employed by Gilead, the loan becomes interest-bearing and due within sixty days. The loan is secured by a deed of trust on Mr. Perry's residence. As of December 31, 1998, the entire loan amount was outstanding.

    During 1998, Gilead paid an aggregate of $2,551,134 to Pharma Research Corporation, a contract research organization. James M. Denny, a member of Gilead's board of directors, is a managing director of William Blair Capital, LLC, which manages William Blair Capital Fund V, which owns a controlling interest (45% of the voting stock) in Pharma Research Corporation. Mr. Denny is not involved in the supervision of the operations of Pharma Research Corporation. Pharma Research Corporation provided services to Gilead prior to William Blair Capital's investment.

    Gilead has entered into indemnity agreements with all of its officers (including the named executive officers) and directors which provide, among other things, that Gilead will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of Gilead, and otherwise to the full extent permitted under Delaware law and Gilead's by-laws.

OTHER MATTERS

    The Gilead board of directors knows of no other matters that will be presented for consideration at the Gilead annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

    A COPY OF GILEAD'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K/A FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, GILEAD SCIENCES, INC., 333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the Gilead Sciences, Inc. consolidated financial statements included in the Gilead Annual Report on Form 10-K/A for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus of Gilead and NeXstar Pharmaceuticals, Inc. and elsewhere in the registration statement of Gilead. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the NeXstar Pharmaceuticals, Inc. consolidated financial statements (and schedule) included in the NeXstar Annual Report on Form 10-K/A for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus of Gilead Sciences, Inc. and NeXstar and elsewhere in the registration statement of Gilead, and which, as to the year ended December 31, 1998, is based in part on the report of PricewaterhouseCoopers LLP, independent accountants of Proligo LLC. The financial statements (and schedule) referred to above are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

    The audited financial statements of Proligo LLC, not separately presented in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon has been incorporated herein by reference. Such financial statements, to the extent they have been included in the financial statements of NeXstar Pharmaceuticals, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the shares of Gilead common stock offered hereby and other legal matters, including the federal income tax consequences of the merger, will be passed upon for Gilead by Cooley Godward LLP, Palo Alto, California. Cooley Godward LLP and certain members and associates in such firm own an aggregate of approximately 2,800 shares of Gilead common stock.

    Certain legal matters in connection with the merger, including the federal income tax consequences, will be passed upon for NeXstar by Willkie Farr & Gallagher, New York, New York. Certain members and associates in Willkie Farr & Gallagher own an aggregate of approximately 2,440 shares of NeXstar common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

    Gilead and NeXstar each file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document filed by Gilead or NeXstar at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. These SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov". Reports, proxy statements and other information concerning Gilead and NeXstar can also be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    This proxy statement/prospectus incorporates certain documents by reference. You can obtain copies of the documents relating to Gilead, without charge, by contacting the Gilead Investor Relations department at:

                             Gilead Sciences, Inc.
                               333 Lakeside Drive
                         Foster City, California 94404
                                 (650) 574-3000

    You can obtain copies of the documents relating to NeXstar, without charge, by contacting the NeXstar Investor Relations department at:

                         NeXstar Pharmaceuticals, Inc.
                             2860 Wilderness Place
                            Boulder, Colorado 80301
                                 (303) 444-5893

    In order to ensure timely delivery of the documents, any requests should be made by July 15, 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us (Gilead and NeXstar) to "incorporate by reference" the information we file with the SEC which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. Any later information that we file with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents listed below, and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities is terminated. This proxy statement/prospectus is part of a registration statement on Form S-4 filed by Gilead with the SEC (Registration No. 333 ).

    The Gilead documents we incorporate by reference are its:

    - Annual Report on Form 10-K/A
     for the fiscal year ended
     December 31, 1998

    - Quarterly Report on Form 10-Q
     for the quarter ended
     March 31, 1999

    - Current Report on Form 8-K filed
     with the SEC on March 9, 1999

    - Current report on Form 8-K filed
     with the SEC on November 21, 1994

    - The description of Gilead common
     stock in the Final Prospectus filed
     under the Securities Act of 1933, as
     amended, by the Registrant with the
     SEC on December 22, 1992.

    The NeXstar documents we incorporate by reference are its:

    - Annual Report on Form 10-K/A
     for the fiscal year ended
     December 31, 1998

    - Quarterly Report on Form 10-Q, as amended, for the quarter ended
     March 31, 1999

    - Current Report on Form 8-K
     filed with the SEC on March 9, 1999

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus contains and incorporates by reference statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this joint proxy statement/ prospectus, including statements as to beliefs, expectations, anticipations, intentions or similar words, and all statements which are not statements of historical fact. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to:

    - risks related to the realization of anticipated revenues, profitability and cost synergies of the combined company;

    - risks related to the business and operations of Gilead and NeXstar, including trends affecting their continued growth, the development and regulatory approval of products;

    - other risks and uncertainties described in "Risk Factors" or in the other SEC filings of NeXstar and Gilead. Should one or more of these risks or uncertainties affect the business of the companies or should underlying assumptions prove incorrect, Gilead's or NeXstar's actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements;

    - risks associated with the exchange ratio;

    - risks relating to the respective businesses of Gilead and NeXstar;

    - risks related to the integration of Gilead and NeXstar; and

    - other risks and uncertainties discussed under "Risk Factors" and elsewhere in this document and in the documents NeXstar and Gilead incorporate by reference.

    The Gilead common stock and the NeXstar common stock are each quoted on the Nasdaq National Market. The trading symbol for Gilead is "GILD." The trading symbol for NeXstar is "NXTR." You may inspect reports and other information concerning Gilead and NeXstar at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS DOCUMENT.

    This joint proxy statement/prospectus contains separate trademarks of Gilead and NeXstar as well as trademarks of other companies.

                                   TRADEMARKS

    Gilead, VISTIDE and PREVEON are registered trademarks of Gilead. NeXstar, AmBisome and DaunoXome are registered trademarks of NeXstar, and the NeXstar logo is a trademark of NeXstar. This joint proxy statement/prospectus also includes the trademarks of other companies.

            GILEAD SCIENCES, INC. AND NEXSTAR PHARMACEUTICALS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    The following unaudited pro forma condensed combined financial statements give effect to the merger using the pooling-of-interests method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto of Gilead and NeXstar, which are included in Gilead's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and NeXstar's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 106.

    The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies.

PERIODS PRESENTED

    The unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had occurred on March 31, 1999 and combines the unaudited balance sheets of Gilead and NeXstar at March 31, 1999. The unaudited Pro Forma Condensed Combined Statements of Operations give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of Gilead and NeXstar for the three-month periods ended March 31, 1999 and 1998 and for each year in the three-year period ended December 31, 1998.

MERGER-RELATED EXPENSES

    As a result of the merger, Gilead anticipates that a pre-tax charge of approximately $13 million for direct merger-related transaction costs, consisting primarily of professional and registration fees, will be incurred. Gilead and NeXstar will each record its share of such costs as an expense when incurred. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these expenses as if they had been incurred at March 31, 1999. These charges are not reflected in the pro forma condensed combined statements of operations data.

    In addition, the merged companies are expected to incur certain costs in connection with integrating the operations of Gilead and NeXstar. Integration plans will not be completed until after the merger is consummated. However, Gilead expects to recognize, in accordance with EITF 94-3, a pre-tax charge currently estimated to be in the range of $5 million to $10 million in the quarter in which the merger is consummated. The estimate takes into effect: 1) contractually obligated retention bonuses and severance packages which are required to be paid to certain executives upon change of control, 2) potential redundancy in staffing that may exist between the two organizations and 3) the net book value of duplicate major business systems. No provisions were included in these costs for the writing down of any of the combined company's other assets.

   UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                                     PRO FORMA
                                                                                    ADJUSTMENTS
                                                      HISTORICAL   HISTORICAL     (SEE DESIGNATED      PRO FORMA
                                                        GILEAD       NEXSTAR           NOTES)          COMBINED
                                                      -----------  -----------  --------------------  -----------
ASSETS
Current assets:
  Cash and cash equivalents.........................  $    58,448  $    70,961       $                $   129,409
  Marketable securities.............................      205,482        6,004                            211,486
  Accounts receivable, net..........................         (342)      42,564                             42,222
  Inventories.......................................        5,246       11,521                             16,767
  Prepaid expenses and other........................        3,209        6,709                              9,918
                                                      -----------  -----------         --------       -----------
Total current assets................................      272,043      137,759               --           409,802
Property, plant and equipment, net..................       12,132       39,631                             51,763
Investment in unconsolidated affiliate..............           --        8,648                              8,648
Patent and trademark costs, net.....................           --        5,196                              5,196
Other noncurrent assets, net........................        4,444        2,700                              7,144
                                                      -----------  -----------         --------       -----------
Total assets........................................  $   288,619  $   193,934       $       --       $   482,553
                                                      -----------  -----------         --------       -----------
                                                      -----------  -----------         --------       -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $     3,459  $     4,415       $                $     7,874
  Accrued clinical and preclinical expenses.........       10,710          840                             11,550
  Accrued compensation and employee benefits........        3,311        6,627                              9,938
  Accrued litigation settlement and related expenses
    due within one year.............................           --        2,411                              2,411
  Accrued interest payable..........................           --          833                                833
  Other accrued expenses............................        5,841        5,716           13,000(4)         24,557
  Deferred revenue..................................        5,219           --                              5,219
  Long-term obligations due within one year.........          768        4,024                              4,792
                                                      -----------  -----------         --------       -----------
Total current liabilities...........................       29,308       24,866           13,000(4)         67,174
Accrued litigation settlement expenses due after one
  year..............................................           --        7,607                              7,607
Long-term obligations due after one year............          375        7,414                              7,789
Convertible subordinated debentures.................           --       80,000                             80,000

Stockholders' equity:
  Preferred stock...................................            1           --                                  1
  Common stock and additional paid-in capital.......      493,885      233,117                            727,002
  Deferred compensation ............................         (126)         (54)                              (180)
  Accumulated other comprehensive loss..............         (483)        (361)                              (844)
  Accumulated deficit...............................     (234,341)    (158,655)         (13,000)(4)      (405,996)
                                                      -----------  -----------         --------       -----------
Total stockholders' equity..........................      258,936       74,047          (13,000)(4)       319,983
                                                      -----------  -----------         --------       -----------
Total liabilities and stockholders' equity..........  $   288,619  $   193,934       $       --       $   482,553
                                                      -----------  -----------         --------       -----------
                                                      -----------  -----------         --------       -----------

                             See accompanying notes

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                          HISTORICAL   HISTORICAL     (SEE DESIGNATED      PRO FORMA
                                                            GILEAD       NEXSTAR           NOTES)          COMBINED
                                                          -----------  -----------  --------------------  -----------
REVENUES:
  Product sales, net....................................   $   1,445    $  30,603                          $  32,048
  Contract revenue......................................       2,941        1,199                              4,140
  Royalty revenue, net..................................         551        1,537                              2,088
                                                          -----------  -----------         --------       -----------
Total revenues..........................................       4,937       33,339                --           38,276
                                                          -----------  -----------         --------       -----------
COSTS AND EXPENSES:
  Cost of product sales.................................         134        6,528                              6,662
  Research and development..............................      15,786        9,812                             25,598
  Selling, general and administrative...................       7,778       12,925                             20,703
  Merger related expenses...............................         589          906                              1,495
  Litigation settlement and related expenses............          --          479                                479
                                                          -----------  -----------         --------       -----------
Total costs and expenses................................      24,287       30,650                --           54,937
                                                          -----------  -----------         --------       -----------
Income (loss) from operations...........................     (19,350)       2,689                --          (16,661)
Interest income.........................................       3,590          851                              4,441
Interest expense........................................         (27)      (1,543)                            (1,570)
                                                          -----------  -----------         --------       -----------
Income (loss) before provision for income taxes and
  equity in loss of unconsolidated affiliate............     (15,787)       1,997                --          (13,790)
Provision for income taxes..............................          --           73                                 73
Equity in loss of unconsolidated affiliate..............          --       (1,613)                            (1,613)
                                                          -----------  -----------         --------       -----------
Net income (loss).......................................   $ (15,787)   $     311                --        $ (15,476)
                                                          -----------  -----------         --------       -----------
                                                          -----------  -----------         --------       -----------
Per share exchange ratio of 0.3786
  Net income (loss) per share:
    Basic...............................................   $   (0.51)   $    0.01                          $   (0.37)
    Diluted.............................................   $   (0.51)   $    0.01                          $   (0.37)
  Shares used in computing net income (loss) per share:
    Basic...............................................      30,864       28,768           (17,876)(3)       41,756
    Diluted.............................................      30,864       29,243           (18,351)(3)       41,756

Per share exchange ratio of 0.4250
  Net income (loss) per share:
    Basic...............................................   $   (0.51)   $    0.01                          $   (0.36)
    Diluted.............................................   $   (0.51)   $    0.01                          $   (0.36)
  Shares used in computing net income (loss) per share:
    Basic...............................................      30,864       28,768           (16,542)(3)       43,090
    Diluted.............................................      30,864       29,243           (17,017)(3)       43,090

Per share exchange ratio of 0.5000
  Net income (loss) per share:
    Basic...............................................   $   (0.51)   $    0.01                          $   (0.34)
    Diluted.............................................   $   (0.51)   $    0.01                          $   (0.34)
  Shares used in computing net income (loss) per share:
    Basic...............................................      30,864       28,768           (14,384)(3)       45,248
    Diluted.............................................      30,864       29,243           (14,859)(3)       45,248

                             See accompanying notes

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                          HISTORICAL   HISTORICAL     (SEE DESIGNATED      PRO FORMA
                                                            GILEAD       NEXSTAR           NOTES)          COMBINED
                                                          -----------  -----------  --------------------  -----------
REVENUES:
  Product sales, net....................................   $   1,795    $  23,517                          $  25,312
  Contract revenue......................................      11,407        3,750                             15,157
  Royalty revenue, net..................................         358          686                              1,044
                                                          -----------  -----------         --------       -----------
Total revenues..........................................      13,560       27,953                --           41,513
                                                          -----------  -----------         --------       -----------
COSTS AND EXPENSES:
  Cost of product sales.................................         230        4,840                              5,070
  Research and development..............................      18,930       13,310                             32,240
  Selling, general and administrative...................       6,742       10,760                             17,502
  Litigation settlement and related expenses............          --          396                                396
                                                          -----------  -----------         --------       -----------
Total costs and expenses................................      25,902       29,306                --           55,208
                                                          -----------  -----------                        -----------
Loss from operations....................................     (12,342)      (1,353)               --          (13,695)
Interest income.........................................       5,032          730                              5,762
Interest expense........................................         (74)      (1,695)                            (1,769)
                                                          -----------  -----------         --------       -----------
Loss before provision for income taxes and equity in
  loss of unconsolidated affiliate......................      (7,384)      (2,318)               --           (9,702)
Provision for income taxes..............................          --          263                                263
                                                          -----------  -----------         --------       -----------
Net loss................................................   $  (7,384)   $  (2,581)               --        $  (9,965)
                                                          -----------  -----------         --------       -----------
                                                          -----------  -----------         --------       -----------
Per share exchange ratio of 0.3786
  Net loss per basic and diluted share..................   $   (0.25)   $   (0.09)                         $   (0.25)
  Shares used in computing net loss per basic and
    diluted share.......................................      30,103       27,467           (17,068)(3)       40,502

Per share exchange ratio of 0.4250
  Net loss per basic and diluted share..................   $   (0.25)   $   (0.09)                         $   (0.24)
  Shares used in computing net loss per basic and
    diluted share.......................................      30,103       27,467           (15,794)(3)       41,776

Per share exchange ratio of 0.5000
  Net loss per basic and diluted share..................   $   (0.25)   $   (0.09)                         $   (0.23)
  Shares used in computing net loss per basic and
    diluted share.......................................      30,103       27,467           (13,733)(3)       43,837

                             See accompanying notes

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                    PRO FORMA ADJUSTMENTS
                                                          HISTORICAL   HISTORICAL      (SEE DESIGNATED      PRO FORMA
                                                            GILEAD       NEXSTAR           NOTES)           COMBINED
                                                          -----------  -----------  ---------------------  -----------
REVENUES:
  Product sales, net....................................   $   6,074    $ 108,102                           $ 114,176
  Contract revenue......................................      24,198        5,440                              29,638
  Royalty revenue, net..................................       2,298        5,007                               7,305
                                                          -----------  -----------          -------        -----------
Total revenues..........................................      32,570      118,549                             151,119
                                                          -----------  -----------          -------        -----------
COSTS AND EXPENSES:
  Cost of product sales.................................         594       21,331                              21,925
  Research and development..............................      75,298       52,475                             127,773
  Selling, general and administrative...................      31,003       49,460                              80,463
  Litigation settlement and related expenses............          --        1,267                               1,267
                                                          -----------  -----------          -------        -----------
Total costs and expenses................................     106,895      124,533                             231,428
                                                          -----------  -----------                         -----------
Loss from operations....................................     (74,325)      (5,984)                            (80,309)
Gain on sale of a majority interest in a subsidiary.....          --       22,132                              22,132
Interest income.........................................      18,442        3,323                              21,765
Interest expense........................................        (192)      (6,591)                             (6,783)
                                                          -----------  -----------          -------        -----------
Income (loss) before provision for income taxes and
  equity in loss of unconsolidated affiliate............     (56,075)      12,880                             (43,195)
Provision for income taxes..............................          --          859                                 859
Equity in loss of unconsolidated affiliate..............          --       (1,101)                             (1,101)
                                                          -----------  -----------          -------        -----------
Net income (loss).......................................   $ (56,075)   $  10,920                           $ (45,155)
                                                          -----------  -----------          -------        -----------
                                                          -----------  -----------          -------        -----------
Per share exchange ratio of 0.3786
  Net income (loss) per share:
    Basic...............................................   $   (1.85)   $    0.39                           $   (1.10)
    Diluted.............................................   $   (1.85)   $    0.38                           $   (1.10)
  Shares used in computing net income (loss) per share:
    Basic...............................................      30,363       28,135           (17,483)(3)        41,015
    Diluted.............................................      30,363       28,403           (17,751)(3)        41,015

Per share exchange ratio of 0.4250
  Net income (loss) per share:
    Basic...............................................   $   (1.85)   $    0.39                           $   (1.07)
    Diluted.............................................   $   (1.85)   $    0.38                           $   (1.07)
  Shares used in computing net income (loss) per share:
    Basic...............................................      30,363       28,135           (16,178)(3)        42,320
    Diluted.............................................      30,363       28,403           (16,446)(3)        42,320

Per share exchange ratio of 0.5000
  Net income (loss) per share:
    Basic...............................................   $   (1.85)   $    0.39                           $   (1.02)
    Diluted.............................................   $   (1.85)   $    0.38                           $   (1.02)
  Shares used in computing net income (loss) per share:
    Basic...............................................      30,363       28,135           (14,067)(3)        44,431
    Diluted.............................................      30,363       28,403           (14,335)(3)        44,431

                             See accompanying notes

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                      PRO FORMA
                                                                                     ADJUSTMENTS
                                                         HISTORICAL  HISTORICAL    (SEE DESIGNATED      PRO FORMA
                                                           GILEAD     NEXSTAR           NOTES)          COMBINED
                                                         ----------  ----------  --------------------  -----------
REVENUES:
  Product sales, net...................................  $   11,735  $   89,152                         $ 100,887
  Contract revenue.....................................      27,413       2,398                            29,811
  Royalty revenue, net.................................         889         671                             1,560
                                                         ----------  ----------         --------       -----------
Total revenues.........................................      40,037      92,221                           132,258
                                                         ----------  ----------         --------       -----------
COSTS AND EXPENSES:
  Cost of product sales................................       1,167      19,787                            20,954
  Research and development.............................      59,162      53,015                           112,177
  Selling, general and administrative..................      25,472      45,033                            70,505
  Litigation settlement and related expenses...........          --      16,031                            16,031
                                                         ----------  ----------         --------       -----------
Total costs and expenses...............................      85,801     133,866                           219,667
                                                         ----------  ----------         --------       -----------
Loss from operations...................................     (45,764)    (41,645)                          (87,409)

Interest income........................................      18,260       2,446                            20,706
Interest expense.......................................        (489)     (4,389)                           (4,878)
                                                         ----------  ----------         --------       -----------
Loss before provision for income taxes.................     (27,993)    (43,588)                          (71,581)
Provision for income taxes.............................          --         322                               322
                                                         ----------  ----------         --------       -----------
Net loss...............................................  $  (27,993) $  (43,910)                        $ (71,903)
                                                         ----------  ----------         --------       -----------
                                                         ----------  ----------         --------       -----------
Per share exchange ratio of 0.3786
  Net loss per basic and diluted share.................  $    (0.95) $    (1.65)                        $   (1.82)
  Shares used in computing net loss per share..........      29,326      26,692          (16,586)(3)       39,432

Per share exchange ratio of 0.4250
  Net loss per basic and diluted share.................  $    (0.95) $    (1.65)                        $   (1.77)
  Shares used in computing net loss per share..........      29,326      26,692          (15,348)(3)       40,670

Per share exchange ratio of 0.5000
  Net loss per basic and diluted share.................  $    (0.95) $    (1.65)                        $   (1.69)
  Shares used in computing net loss per share..........      29,326      26,692          (13,346)(3)       42,672

                             See accompanying notes

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                      PRO FORMA
                                                                                     ADJUSTMENTS
                                                         HISTORICAL  HISTORICAL    (SEE DESIGNATED      PRO FORMA
                                                          GILDEAD     NEXSTAR           NOTES)          COMBINED
                                                         ----------  ----------  --------------------  -----------
REVENUES:
  Product sales, net...................................  $    8,477  $   80,153                         $  88,630
  Contract revenue.....................................      24,910       8,548                            33,458
  Royalty revenue, net.................................          33          --                                33
                                                         ----------  ----------         --------       -----------
Total revenues.........................................      33,420      88,701                           122,121
                                                         ----------  ----------         --------       -----------
COSTS AND EXPENSES:
  Cost of goods sold...................................         910      18,320                            19,230
  Research and development.............................      41,881      47,760                            89,641
  Selling, general and administrative..................      26,692      42,933                            69,625
  Litigation settlement and related expenses...........          --       2,006                             2,006
                                                         ----------  ----------         --------       -----------
Total costs and expenses...............................      69,483     111,019                           180,502
                                                         ----------  ----------         --------       -----------
Loss from operations...................................     (36,063)    (22,318)                          (58,381)

Interest income........................................      15,042       1,821                            16,863
Interest expense.......................................        (711)     (1,558)                           (2,269)
                                                         ----------  ----------         --------       -----------
Loss before provision for income taxes.................     (21,732)    (22,055)                          (43,787)
Provision for income taxes.............................          --         926                               926
                                                         ----------  ----------         --------       -----------
Net loss...............................................  $  (21,732) $  (22,981)                        $ (44,713)
                                                         ----------  ----------         --------       -----------
                                                         ----------  ----------         --------       -----------
Per share exchange ratio of 0.3786
  Net loss per basic and diluted share.................  $    (0.78) $    (0.88)                        $   (1.19)
  Shares used in computing net loss per share..........      27,786      26,029          (16,174)(3)       37,641

Per share exchange ratio of 0.4250
  Net loss per basic and diluted share.................  $    (0.78) $    (0.88)                        $   (1.15)
  Shares used in computing net loss per share..........      27,786      26,029          (14,967)(3)       38,848

Per share exchange ratio of 0.5000
  Net loss per basic and diluted share.................  $    (0.78) $    (0.88)                        $   (1.10)
  Shares used in computing net loss per share..........      27,786      26,029          (13,014)(3)       40,801

                             See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.

    On a combined basis, there were no transactions between Gilead and NeXstar during any period presented.

    There are no material differences between the accounting policies of Gilead and NeXstar.

    The pro forma combined provisions for income taxes do not represent the amount that would have resulted had Gilead and NeXstar filed consolidated income tax returns during the periods presented. Upon consummation of the merger, any unrecognized future deductible temporary differences will be evaluated on a quarterly basis based upon the income tax attributes of the Combined Company.

NOTE 2.  PRO FORMA CONDENSED COMBINED BALANCE SHEET

    The Pro Forma Condensed Combined Balance Sheet reflects a credit balance in accounts receivable for Gilead. This balance of $(0.3) million primarily represents the remaining balance of $(0.5) million from a year-end provision for product returns of $(0.6) million recorded in accordance with the Company's sales return policy. This $(0.5) million remaining allowance for product returns, along with previously recorded reserves for cash discounts, government discounts and rebates, and bad debts, exceeded gross outstanding accounts receivable of $0.6 million as of March 31, 1999.

NOTE 3.  PRO FORMA COMBINED EARNINGS (LOSS) PER SHARE

    Under the merger agreement, NeXstar stockholders will receive between 0.3786 and 0.5000 of a share of Gilead stock for each outstanding share of NeXstar common stock. The exchange ratios used in computing share and per share amounts in the accompanying unaudited pro forma condensed combined financial statements were 0.3786, 0.4250 and 0.5000, which represent examples of the potential range in the fraction of a share of Gilead common stock that each NeXstar stockholder may receive for each share of NeXstar common stock they own.

NOTE 4.  MERGER COSTS

    The Pro Forma Condensed Combined Balance Sheet at March 31, 1999 reflects an adjustment of $13 million for direct merger-related transaction costs, primarily consisting of professional and registration fees.

NOTE 5.  1998 NONRECURRING ITEMS

    The Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998 includes a $22.1 million gain (or pro forma $0.52 per basic and diluted share based upon an exchange ratio of 0.4250) NeXstar realized on the sale of its 51% interest in its newly established subsidiary, Proligo L.L.C., to SKW Americas, Inc. The pro forma net loss exluding this gain would have been $67.5 million (or pro forma $1.59 per basic and diluted share based upon an exchange ratio of 0.4250).

NOTE 6.  LITIGATION SETTLEMENT AND RELATED EXPENSES

    The Pro Forma Condensed Combined Statements of Operations for the three-month periods ended March 31, 1999 and March 31, 1998 and the years ended December 31, 1998, 1997 and 1996 include litigation settlement and related expenses of $0.5 million, $0.4 million, $1.3 million, $16 million and $2 million, respectively. The amount for 1997 was primarily related to the August 1997 settlement between NeXstar and The Liposome Company, Inc. ("TLC") in which the two companies agreed to dismiss all legal proceedings in connection with two U.S. patents and their international counterparts held by TLC (the "Patent Litigation"). Under the terms of the settlement agreement, NeXstar made an initial payment to TLC of $1.75 million and is required to make payments which began in 1998 based on AmBisome sales over the next several years. Because the payments are subject to certain minimum and maximum amounts, NeXstar recorded accounting charges in 1997 of $11.8 million, of which $10 million represented the net present value of all future minimum payments it is required to make (utilizing an 8.5% discount rate) and $1.75 million represented the initial cash payment. Beginning in 1998, NeXstar is recording an expense each quarter related to the difference between all future minimum payments and the expense recorded in 1997 and is expensing the difference between the minimum and maximum payments, if any. In the three-month periods ended March 31, 1999 and 1998 and for the year ended December 31, 1998, these combined expenses totaled $0.5 million, $0.3 million and $1.3 million, respectively. NeXstar does not expect the difference between its future minimum and maximum payments to TLC to be material. During 1997 and 1996, NeXstar had $4.2 million and $2 million in additional expenses related to the Patent Litigation, respectively.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             GILEAD SCIENCES, INC.,

                         GAZELLE ACQUISITION SUB, INC.

                                      AND

                         NEXSTAR PHARMACEUTICALS, INC.

                         DATED AS OF FEBRUARY 28, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
                                               ARTICLE I.  THE MERGER

SECTION 1.1.    The Merger................................................................................  A-1
SECTION 1.2.    Effective Time of the Merger..............................................................  A-1
SECTION 1.3.    Effects of the Merger.....................................................................  A-1
SECTION 1.4.    Certificate of Incorporation of the Surviving Corporation.................................  A-2
SECTION 1.5.    By-Laws of the Surviving Corporation......................................................  A-2
SECTION 1.6.    Directors and Officers of the Surviving Corporation.......................................  A-2

                                          ARTICLE II.  CONVERSION OF SHARES

SECTION 2.1.    Conversion of Shares......................................................................  A-2
       (a)      Capital Stock of Sub......................................................................  A-2
       (b)      Cancellation of Treasury Stock............................................................  A-2
       (c)      Exchange Ratio for Company Common Stock...................................................  A-2
       (d)      Rights of Former Holders of Company Common Stock..........................................  A-2
SECTION 2.2.    Surrender of Certificates.................................................................  A-3
SECTION 2.3.    Fractional Shares.........................................................................  A-4
SECTION 2.4.    Closing...................................................................................  A-4
SECTION 2.5.    Stock Option Plans........................................................................  A-5
SECTION 2.6.    Employee Stock Purchase Plan..............................................................  A-5

                                    ARTICLE III.  REPRESENTATIONS AND WARRANTIES

SECTION 3.1.    Representations and Warranties of the Company.............................................  A-5
       (a)      Due Organization, Good Standing and Power.................................................  A-5
       (b)      Authorization and Validity of Agreement...................................................  A-6
       (c)      Capitalization............................................................................  A-6
       (d)      Consents and Approvals; No Violations.....................................................  A-8
       (e)      Company Reports and Financial Statements; Accounting Records..............................  A-8
       (f)      Absence of Certain Changes................................................................  A-9
       (g)      Regulatory Compliance.....................................................................  A-10
       (h)      Compliance with Laws......................................................................  A-11
       (i)      Litigation................................................................................  A-12
       (j)      Employee Benefit Plans....................................................................  A-13
       (k)      Employment Agreements.....................................................................  A-14
       (l)      Taxes.....................................................................................  A-14
       (m)      Absence of Undisclosed Liabilities........................................................  A-16
       (n)      Patents, Trademarks, Etc..................................................................  A-16
       (o)      Transactions with Directors, Officers and Affiliates......................................  A-16
       (p)      Broker's or Finder's Fee..................................................................  A-16
       (q)      Opinion of Financial Advisor..............................................................  A-17
       (r)      Vote Required.............................................................................  A-17
       (s)      Material Contracts........................................................................  A-17
       (t)      Accounting Matters........................................................................  A-18
       (u)      Tax Treatment.............................................................................  A-18
       (v)      Certain Business Practices................................................................  A-18
       (w)      Governmental Authorizations...............................................................  A-18
       (x)      Insurance.................................................................................  A-19

                                                                                                              PAGE
                                                                                                            ---------
       (y)      Y2K Compliance............................................................................  A-19
       (z)      Supply....................................................................................  A-19
       (aa)     Receivables...............................................................................  A-19
SECTION 3.2.    Representations and Warranties of Parent and Sub..........................................  A-20
       (a)      Due Organization, Good Standing and Power.................................................  A-20
       (b)      Authorization and Validity of Agreement...................................................  A-20
       (c)      Capitalization............................................................................  A-20
       (d)      Consents and Approvals; No Violations.....................................................  A-21
       (e)      Parent Reports and Financial Statements; Accounting Records...............................  A-22
       (f)      Absence of Certain Changes................................................................  A-22
       (g)      Compliance with Laws......................................................................  A-23
       (h)      Litigation................................................................................  A-23
       (i)      Taxes.....................................................................................  A-24
       (j)      Parent Employee Benefit Plans.............................................................  A-24
       (k)      Patents, Trademarks, Etc..................................................................  A-26
       (l)      Broker's or Finder's Fee..................................................................  A-26
       (m)      Accounting Matters........................................................................  A-26
       (n)      Tax Treatment.............................................................................  A-26
       (o)      Operations of Sub.........................................................................  A-26
       (p)      Absence of Undisclosed Liabilities........................................................  A-26
       (q)      Regulatory Compliance.....................................................................  A-26
       (r)      Certain Business Practices................................................................  A-27
       (s)      Governmental Authorizations...............................................................  A-28
       (t)      Y2K Compliance............................................................................  A-28

                                ARTICLE IV.  CONDUCT OF BUSINESS; TRANSACTIONS PRIOR
                                       TO CLOSING DATE; ADDITIONAL AGREEMENTS

SECTION 4.1.    Conduct of Business of the Company........................................................  A-28
SECTION 4.2.    Conduct of Business of Parent.............................................................  A-30
SECTION 4.3.    Access to Information Concerning Business and Records.....................................  A-30
SECTION 4.4.    Confidentiality...........................................................................  A-30
SECTION 4.5.    Registration Statement/Joint Proxy Statement; Quotation on Nasdaq National Market.........  A-30
SECTION 4.6.    Employee Benefits.........................................................................  A-32
SECTION 4.7.    Stockholder Approvals; Recommendations....................................................  A-32
SECTION 4.8.    Stock Options.............................................................................  A-33
SECTION 4.9.    Letters of the Company's Accountants......................................................  A-33
SECTION 4.10.   Letters of Parent's Accountants...........................................................  A-33
SECTION 4.11.   Notices of Certain Events.................................................................  A-33
SECTION 4.12.   HSR Act...................................................................................  A-34
SECTION 4.13.   Indemnification; Officers' and Directors' Insurance.......................................  A-34
SECTION 4.14.   Efforts...................................................................................  A-34
SECTION 4.15.   Rule 145..................................................................................  A-34
SECTION 4.16.   No Solicitation...........................................................................  A-35
SECTION 4.17.   Tax Reorganization........................................................................  A-37
SECTION 4.18.   Convertible Debentures....................................................................  A-37
SECTION 4.19.   Warrants..................................................................................  A-37

                                                                                                              PAGE
                                                                                                            ---------
                                     ARTICLE V.  CONDITIONS PRECEDENT TO MERGER

SECTION 5.1.    Conditions Precedent to Obligations of Parent, Sub and the Company........................  A-37
       (a)      Approval of Stockholders..................................................................  A-37
       (b)      HSR Act...................................................................................  A-37
       (c)      No Restraints.............................................................................  A-37
       (d)      Statutes..................................................................................  A-37
       (e)      Nasdaq National Market Quotation..........................................................  A-37
       (f)      Effectiveness of Registration Statement...................................................  A-37
       (g)      Market Events.............................................................................  A-37
       (h)      Accounting Treatment......................................................................  A-38
SECTION 5.2.    Conditions Precedent to Obligations of Parent and Sub.....................................  A-38
       (a)      Accuracy of Representations and Warranties................................................  A-38
       (b)      Performance by Company....................................................................  A-38
       (c)      Affiliate Agreements......................................................................  A-38
       (d)      Tax Opinion...............................................................................  A-38
       (e)      Accountants' Letters......................................................................  A-38
       (f)      Consents..................................................................................  A-38
       (g)      No Governmental Litigation................................................................  A-38
SECTION 5.3.    Conditions Precedent to Obligation of the Company.........................................  A-39
       (a)      Accuracy of Representations and Warranties................................................  A-39
       (b)      Performance by Parent and Sub.............................................................  A-39
       (c)      Tax Opinion...............................................................................  A-39
       (d)      Registration Rights Agreement.............................................................  A-39
       (e)      Undertakings..............................................................................  A-39

                                      ARTICLE VI.  TERMINATION AND ABANDONMENT

SECTION 6.1.    Termination...............................................................................  A-39
SECTION 6.2.    Effect of Termination.....................................................................  A-41

                                             ARTICLE VII.  MISCELLANEOUS

SECTION 7.1.    Fees and Expenses.........................................................................  A-41
SECTION 7.2.    Representations, Warranties and Agreements................................................  A-41
SECTION 7.3.    Extension; Waiver.........................................................................  A-42
SECTION 7.4.    Public Announcements......................................................................  A-42
SECTION 7.5.    Notices...................................................................................  A-42
SECTION 7.6.    Entire Agreement..........................................................................  A-43
SECTION 7.7.    Binding Effect; Benefit; Assignment.......................................................  A-43
SECTION 7.8.    Amendment and Modification................................................................  A-43
SECTION 7.9.    Further Actions...........................................................................  A-43
SECTION 7.10.   Headings..................................................................................  A-43
SECTION 7.11.   Counterparts..............................................................................  A-43
SECTION 7.12.   Applicable Law............................................................................  A-44
SECTION 7.13.   Severability..............................................................................  A-44
SECTION 7.14.   Enforcement of Agreement..................................................................  A-44
SECTION 7.15.   "Person" Defined..........................................................................  A-44
SECTION 7.16.   Submission to Jurisdiction................................................................  A-44
SECTION 7.17.   Subsidiaries..............................................................................  A-44

                                                                                                              PAGE
                                                                                                            ---------
EXHIBITS

Exhibit A       Form of Affiliate Agreement
Exhibit B       Form of Registration Rights Agreement
Exhibit C       Form of Undertaking

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of February 28, 1999 (the "Agreement"), by and among GILEAD SCIENCES, INC., a Delaware corporation ("Parent"), GAZELLE ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and NEXSTAR PHARMACEUTICALS, INC., a Delaware corporation (the "Company").

    WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that it is in the best interests of their respective companies and stockholders that Parent acquire the business of the Company pursuant to the terms and conditions set forth in this Agreement;

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of Sub into the Company (the "Merger"), pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock") will be converted into the right to receive shares of common stock, par value $.001 per share, of Parent ("Parent Shares") in accordance with Section 2.1 of this Agreement;

    WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders and have approved the Merger, and the Board of Directors of the Company has recommended the approval and adoption of this Agreement by the Company's stockholders;

    WHEREAS, in order to induce Parent to enter into this Agreement and to consummate the Merger, the Company and Parent are entering into a Stock Option Agreement of even date herewith (the "Share Option Agreement") pursuant to which the Company is granting to Parent an option to purchase certain shares of Company Common Stock from the Company under the circumstances specified in the Share Option Agreement;

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests under United States generally accepted accounting principles ("US GAAP");

    NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

    SECTION 1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.4 hereof), a certificate of merger (the "Certificate of Merger") effecting the merger of Sub with and into the Company, shall be duly executed by the Company in accordance with the Delaware General Corporation Law (the "DGCL") and shall be filed on the Closing Date (as defined in Section 2.4 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

    SECTION 1.2. EFFECTIVE TIME OF MERGER. At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

    SECTION 1.3. EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL.

    SECTION 1.4.  CERTIFICATE OF INCORPORATION OF THE SURVIVING
CORPORATION. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

    SECTION 1.5. BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

    SECTION 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                  ARTICLE II.

                              CONVERSION OF SHARES

    SECTION 2.1. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any holder of capital stock of Sub:

        (a) CAPITAL STOCK OF SUB. Each share of capital stock of Sub then issued and outstanding shall become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK. All shares of Company Common Stock that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no Parent Shares or other consideration shall be delivered in exchange therefor.

        (c) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive that number of Parent Shares equal to the Exchange Ratio (the Parent Shares issuable upon exchange of shares of Company Common Stock are referred to as the "Merger Consideration"). For purposes of this Agreement: (i) "Exchange Ratio" means a fraction equal to 0.4250, PROVIDED, HOWEVER, that
    (A) if the Parent Share Value is less than $36.47, then the Exchange Ratio shall be equal to the lesser of 0.5000 or a fraction having a numerator equal to $15.50 and having a denominator equal to the Parent Share Value, and (B) if the Parent Share Value is greater than $45.88, then the Exchange Ratio shall be equal to the greater of 0.3786 or a fraction having a numerator equal to $19.50 and having a denominator equal to the Parent Share Value; and (ii) "Parent Share Value" means the average of the closing prices of the Parent Shares as reported on the Nasdaq National Market for the 20 consecutive trading days ending on the third trading day preceding the date on which the stockholders of the Company vote on the Merger at the Special Meeting (as defined in Section 4.7 hereof). If between the date of this Agreement and the Effective Time the outstanding Parent Shares or the outstanding Company Common Stock shall be changed into a different number of shares by reason of any stock dividend, subdivision, reclassification, split-up, combination or the like, the Exchange Ratio shall be appropriately adjusted.

        (d) RIGHTS OF FORMER HOLDERS OF COMPANY COMMON STOCK. All shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    SECTION 2.2. SURRENDER OF CERTIFICATES. (a) Concurrently with or prior to the Effective Time, the parties hereto shall designate ChaseMellon Shareholder Services to act as agent (the "Exchange Agent") for purposes of exchanging certificates representing shares of Company Common Stock as provided in Section
2.1. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1 a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock in exchange for Merger Consideration deliverable in respect thereof pursuant to this Article II.

    (b) Each holder of shares of Company Common Stock that has been converted into a right to receive Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Company Common Stock, together with a properly completed letter of transmittal covering such shares of Company Common Stock and such other documents as may reasonably be required by the Exchange Agent or Parent, will be entitled to receive Merger Consideration in respect of each share of Company Common Stock surrendered. Until so surrendered, each share of Company Common Stock shall, after the Effective Time, represent for all purposes, only the right to receive Merger Consideration. Such letter of transmittal shall be in customary form and contain such provisions as Parent may reasonably specify (including a provision confirming that delivery of the certificates which immediately prior to the Effective Time represented shares of Company Common Stock shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Exchange Agent).

    (c) If any Merger Consideration is to be issued to a Person (as defined in Section 7.15 hereof) other than the registered holder of the Company Common Stock represented by the certificate or certificates surrendered with respect thereto, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Company Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Shares, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such certificate.

    (d) As of the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock that were outstanding prior to the Merger. After the Effective Time, certificates representing shares of Company Common Stock presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

    (e) At the close of business on the Effective Time, the stock ledger of the Company with respect to the issuance of Company Common Stock shall be closed. Six months after the Effective Time, any Merger Consideration made available to the Exchange Agent and any portion of the Common Stock Trust (as defined in Section 2.3) that remains unclaimed by the holders of shares of Company Common Stock shall be returned to Parent upon demand. Any such holder who has not delivered his certificates which immediately prior to the Effective Time represented shares of Company Common Stock to the Exchange Agent in accordance with Section 2.2 prior to that time shall thereafter look only to Parent and the Surviving Corporation for issuance of Parent Shares in respect of shares of Company Common Stock. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Common Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws. Any Parent Shares remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time as such securities would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable law) shall, to the extent permitted by applicable law, be free and clear of any claims or interest of any Person previously entitled thereto.

    (f) No dividends, interest or other distributions with respect to securities of Parent or the Surviving Corporation issuable with respect to Merger Consideration shall be paid to the holder of any unsurrendered certificates which formerly represented Company Common Stock until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time, subject to the effect of applicable abandoned property laws.

    SECTION 2.3. FRACTIONAL SHARES. No fraction of a Parent Share will be issued, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of Parent. In lieu of any such fractional interest, each holder of certificates which immediately prior to the Effective Time represented shares of Company Common Stock otherwise entitled to a fraction of a Parent Share (after aggregating all fractional Parent Shares issuable to such holder) will be entitled to receive at the time such holder receives Parent Shares pursuant to Section 2.2(b) hereof and in accordance with the provisions of this Section 2.3 from the Exchange Agent a cash payment representing such holder's proportionate interest in the net proceeds (determined after deducting all commissions, transfer taxes and other transaction costs) from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of Parent Shares which would otherwise be issued (the "Excess Parent Shares"). The sale of the Excess Parent Shares by the Exchange Agent shall be executed on the Nasdaq National Market through one or more market makers in the Parent Shares and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the former holders of shares of the Company Common Stock, the Exchange Agent will, subject to Section 2.2(e), hold such proceeds in trust for the former holders of shares of Company Common Stock (the "Common Stock Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Parent Shares. The Exchange Agent shall determine the portion of the Common Stock Trust to which each former holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction the numerator of which is the amount of the fractional Parent Share interest to which such former holder of shares of Company Common Stock is entitled and the denominator of which is the aggregate amount of fractional Parent Shares to which all former holders of shares of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of shares of Company Common Stock in lieu of any fractional Parent Shares, the Exchange Agent shall make available such amounts to such former holders of shares of the Company Common Stock without interest.

    SECTION 2.4. CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").

    SECTION 2.5. STOCK OPTION PLANS. (a) Prior to the Effective Time, but subject to the consummation of the Merger, the Board of Directors of the Company and the committee appointed by the Board to administer the Company's stock option plans shall use its best efforts to take all action reasonably necessary or appropriate to provide that each option outstanding under the Company's 1988 Stock Option Plan, 1993 Incentive Stock Plan, as amended, and 1995 Director Option Plan, as amended (collectively, the "Stock Option Plans"), shall be converted into and become rights with respect to Parent Shares, and Parent shall assume each such option in accordance with the terms (as in effect as of the date of this Agreement) of the Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each option assumed by Parent in accordance with this
Section 2.5(a) may be exercised solely for Parent Shares, (ii) the number of Parent Shares subject to each such option shall be equal to the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such option shall be adjusted by dividing the per share exercise price under such option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each option assumed by Parent in accordance with this Section 2.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock dividend, subdivision, reclassification, split-up, combination or the like subsequent to the Effective Time. Parent shall file with the Commission, no later than 5 business days after the Effective Time, a registration statement on Form S-8 relating to Parent Shares issuable with respect to the options assumed by Parent in accordance with this Section 2.5(a).

    (b) The Company shall take all action reasonably necessary (under the Stock Option Plans and otherwise) to effectuate the provisions of this Section 2.5 and to ensure that, from and after the Effective Time, holders of options have no rights with respect thereto other than those specifically provided in this
Section 2.5.

    SECTION 2.6. EMPLOYEE STOCK PURCHASE PLAN. Prior to the Effective Time, but subject to the consummation of the Merger, the Board of Directors of the Company shall take all action reasonably necessary or appropriate to use the accumulated payroll deductions in accounts of participants in the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") to purchase shares of Company Common Stock and immediately thereafter terminate the Stock Purchase Plan.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Sub as follows:

        (a) DUE ORGANIZATION, GOOD STANDING AND POWER. Each of the Company and its Subsidiaries (as that term is defined in Section 7.17 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations (the "Condition") of the Company and its Subsidiaries taken as a whole.

        (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and the Share Option Agreement, to perform its obligations hereunder and thereunder and, subject, in the case of this Agreement, to obtaining any necessary stockholder approval of the Merger, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Share Option Agreement by the Company, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company (including the authorization and approval of the Board of Directors of the Company), subject (in the case of this Agreement) to the approval of the Merger by the Company's stockholders in accordance with the DGCL. The Board of Directors of the Company (at a meeting duly called and held) has
    (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, and (b) recommended the approval and adoption of this Agreement and approval of the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Special Meeting. The Board of Directors of the Company has taken all action necessary to render inapplicable, as it relates to Parent, the provisions of
    Section 203 of the DGCL. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Share Option Agreement by the Company and the consummation of the transactions contemplated hereby and thereby (other than, in the case of this Agreement, the approval of the Merger by the holders of at least a majority of the outstanding Company Common Stock). To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Share Option Agreement or the transactions contemplated hereby and thereby. This Agreement and the Share Option Agreement have been duly executed and delivered by the Company and each is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        (c) CAPITALIZATION. (i) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, $0.01 par value, and 5,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). As of January 31, 1999, (1) 28,670,645 shares of Company Common Stock were issued and outstanding, (2) 3,169,785 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options granted under the Stock Option Plans, (3) 256,286 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants, (4) 4,740,740 shares of Company Common Stock were reserved for issuance upon the conversion of the Company's 6 1/4% Convertible Subordinated Debentures Due 2004 (the "Convertible Debentures"), (5) no shares of Preferred Stock were issued and outstanding, and (6) no shares of Company Common Stock were held in the Company's treasury. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in compliance with all applicable securities laws and are fully paid and nonassessable, and none of such shares are subject to, nor were they issued in violation of, any preemptive rights. None of the outstanding shares of Company Common Stock is subject to any right of first refusal or similar right of the Company or any of its Subsidiaries, and, except as set forth in Schedule 3.1(c)(i) delivered to Parent by the Company prior to the execution of this Agreement, there is no contract or arrangement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in this Section 3.1(c) or on Schedule 3.1(c)(i) delivered to Parent by the Company prior to the execution of this Agreement and except for purchases pursuant to the Company's Stock Purchase Plan, and except for changes since January 31, 1999 resulting from the exercise of employee or director stock options or warrants, or conversion of Convertible Debentures outstanding on such date, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to Company Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue, sell, grant or purchase, redeem or otherwise acquire shares of Company Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. Neither the Company nor any of its predecessors has ever adopted any stockholder rights plan (or similar plan commonly referred to as a "poison pill").

        (ii) Schedule 3.1(c)(ii) delivered to Parent by the Company prior to the execution of this Agreement sets forth the following information with respect to each employee stock option and director stock option of the Company outstanding as of February 26, 1999: (a) the particular Stock Option Plan (if any) pursuant to which such option was granted; (b) the name of the optionee; (c) the number of shares of Company Common Stock subject to such option; (d) the exercise price of such option; (e) the date on which such option was granted; (f) the extent to which such option is vested and exercisable as of February 26, 1999; and (g) the date on which such option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company or any of its predecessor entities has ever granted stock options, and the forms of all stock option agreements evidencing such options.

       (iii) Schedule 3.1(c)(iii) delivered to Parent by the Company prior to the execution of this Agreement sets forth the following information with respect to each warrant to purchase shares of Company Common Stock of the Company outstanding as of the date of this Agreement: (a) the name of the holder of such warrant; (b) the number of shares of Company Common Stock subject to such warrant; (c) the exercise price of such warrant; (d) the date on which such warrant was granted; and (e) the date on which such warrant expires. The Company has made available to Parent accurate and complete copies of all warrants outstanding as of the date of this Agreement, and all agreements relating thereto.

        (iv) Schedule 3.1(c)(iv) delivered to Parent by the Company prior to the execution of this Agreement lists all of the Company's Subsidiaries (except for corporate Subsidiaries with no material assets or liabilities, contingent or otherwise). Except as set forth on Schedule 3.1(c)(iv), all issued and outstanding shares of capital stock of the Company's Subsidiaries (other than director's qualifying shares) have been validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, directly or indirectly, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any of the Company's Subsidiaries, pursuant to which such Subsidiary, the Company or any other affiliate of such Subsidiary is or may become obligated to issue, sell, grant or purchase or otherwise acquire any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of such Subsidiary. Except as set forth in Schedule 3.1(c)(iv) or as provided by applicable law, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries. Except (A) for the Company's Subsidiaries listed on Schedule 3(c)(iv), (B) as otherwise listed on Schedule 3.1(c)(iv), (C) for ordinary course portfolio investments in marketable securities and cash equivalents and (D) for corporate Subsidiaries of the Company with no material assets or liabilities, contingent or otherwise, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to make any material loan, capital contribution, investment or similar expenditure to or in any Person, except for loans, capital contributions, investments or similar expenditures by the Company or any of its Subsidiaries to any existing wholly owned Subsidiary of the Company or to the Company.

        (d) CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming, in the case of this Agreement, that (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired; (ii) the filing with the Securities and Exchange Commission (the "Commission") of a definitive joint proxy statement (the "Joint Proxy Statement") relating to the meetings of the Company's stockholders and Parent's stockholders to be held in connection with the Merger is made; (iii) the Registration Statement of Parent to be filed with the Commission on Form S-4 in connection with the issuance of Parent Shares (the "Registration Statement") is declared effective; (iv) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, is made; and (v) approval of the Merger by a majority of the outstanding Company Common Stock is obtained, the execution and delivery of this Agreement and the Share Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not: (1) violate any provision of the Certificate of Incorporation, as amended, or By-Laws or other charter or organizational documents of the Company or any of its Subsidiaries, or any resolution adopted by the stockholders of the Company or the Board of Directors of the Company or any of its Subsidiaries or any committee thereof; (2) to the knowledge of the Company, violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound, including without limitation, any consent decrees, court orders or judgments; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, domestic or foreign (a "Governmental Entity"), including without limitation, any Governmental Entity regulating the pharmaceutical business of the Company; or (4) except as set forth on Schedule 3.1(d)(4) delivered to Parent by the Company prior to the execution of this Agreement, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets may be bound or under which the Company or any Subsidiary of the Company has or may acquire any rights, excluding from the foregoing clauses (2), (3) and (4) filings, permits, consents, approvals and notices the absence of which, and violations, breaches, conflicts, defaults and liens which, in the aggregate, would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

        (e) COMPANY REPORTS AND FINANCIAL STATEMENTS; ACCOUNTING RECORDS. (i) Since January 1, 1996, the Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the U.S. federal securities laws and the rules and regulations promulgated thereunder, and, except for preliminary filings, all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the U.S. federal securities laws and the Commission rules and regulations promulgated thereunder. The

    Company has heretofore made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission since January 1, 1996 (such forms, reports, registration statements and other filings, together with any amendments thereto, but excluding any preliminary filings, are sometimes collectively referred to as the "Company Commission Filings"). As of their respective dates, the Company Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (ii) The audited consolidated financial statements and the unaudited interim financial statements of the Company included in the Company Commission Filings comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the Commission with respect thereto, were prepared in accordance with US GAAP (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and cash flows and changes in stockholders' equity, as the case may be, for the periods then ended subject, in the case of the unaudited interim financial statements, to normal and recurring year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules promulgated thereunder.

       (iii) The unaudited consolidated financial statements of the Company as of and for the year ended December 31, 1998 delivered to Parent by the Company prior to the execution of this Agreement comply as to form in all material respects with applicable accounting requirements, were prepared in accordance with US GAAP (applied on a basis consistent with the basis on which the financial statements referred to in Section 3.1(e)(ii) were prepared) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of December 31, 1998, and the results of their operations for the year ended December 31, 1998, except that such financial statements do not include a consolidated statement of cash flows or stockholders' equity or notes.

        (iv) The Company and its Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of the Company and its Subsidiaries are recorded in conformity with applicable accounting principles. Except as described on Schedule 3.1(e)(iv) delivered by the Company to Parent prior to the execution of this Agreement, no part of the Company's or any Subsidiary's accounting system or records, or access thereto, is under the control of a Person who is not an employee of the Company or such Subsidiary.

        (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 3.1(f) delivered to Parent by the Company prior to the execution of this Agreement, since September 30, 1998 (i) there has not been any material adverse change in the Condition of the Company and its Subsidiaries taken as a whole; (ii) the businesses of the Company and its Subsidiaries have been conducted in all material respects only in the ordinary course; (iii) the Company and its Subsidiaries have not, other than in the ordinary course of business, increased the compensation of any officer or granted any general salary or benefits increase to their employees; and (iv) neither the Company nor any of its Subsidiaries has taken, approved, authorized or agreed or committed to take any action referred to in Section 4.1 hereof except as expressly permitted or required thereby.

        (g) REGULATORY COMPLIANCE. (i) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") (each such product, a "Pharmaceutical Product") that is manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries, such Pharmaceutical Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar state and foreign laws and regulations, including but not limited to those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

        (ii) Schedule 3.1(g)(ii) delivered by the Company to Parent prior to the execution of this Agreement sets forth a list of each Pharmaceutical Product manufactured, marketed, sold or licensed by the Company or any Subsidiary as of the date hereof.

       (iii) No Pharmaceutical Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States and outside the United States (whether voluntarily or otherwise) during the period commencing January 1, 1996 and ending on the date hereof. No proceedings in the United States and outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending against the Company or any of its Subsidiaries, nor have any such proceedings been pending at any time during the period commencing January 1, 1996 and ending on the date hereof.

        (iv) Schedule 3.1(g)(iv) delivered by the Company to Parent prior to the execution of this Agreement sets forth a list of each of the Company's and its Subsidiaries' pending and approved New Drug Applications ("NDAs"), Investigational New Drug applications ("INDs") and similar state or foreign regulatory filings, as of the date hereof. True and complete copies of such NDAs and INDs, including all supplements, amendments, and annual reports, have heretofore been made available to Parent. Copies of correspondence from the FDA, and similar state or foreign regulatory authorities, and the Company's and its Subsidiaries' responses have heretofore been made available to Parent. As to each drug for which such an application has been approved, the Company and its Subsidiaries are in substantial compliance with 21 U.S.C. SectionSection 355 or 21 C.F.R. Parts 312, 314 or 430 ET SEQ., respectively, and similar state and foreign laws and regulations and all terms and conditions of such applications. As to each such drug, the Company and any relevant Subsidiary, and the officers, employees or agents of the Company or such Subsidiary have included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335a(k)(1) or any similar state or foreign law or regulation and the list described in 21 U.S.C. Section 335a(k)(2) or any similar state or foreign law or regulation, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21. C.F.R. Part 207 and all similar state and foreign laws and regulations.

        (v) Each article of drug manufactured and/or distributed by the Company or any of its Subsidiaries is not adulterated within the meaning of 21 U.S.C. Section 351 (or similar state or foreign laws or regulations) or misbranded within the meaning of 21 U.S.C. Section 352 (or similar state or foreign laws or regulations), and is not a product that is in violation of 21 U.S.C. Section 355 (or similar state or foreign laws or regulations).

        (vi) Schedule 3.1(g)(vi) delivered by the Company to Parent prior to the execution of this Agreement sets forth a list of (A) Form 483s, (B) Notices of Adverse Findings and (C) warning letters or other correspondence from the FDA or state or foreign regulatory authorities in which the FDA or any such authority asserted that the operations of the Company or any Subsidiary may not be in compliance with applicable laws, regulations, orders, judgments or decrees, in each case received by the Company or such Subsidiary from the FDA or any such authority since January 1,

    1996 to the date hereof and the response of the Company or such Subsidiary to the FDA or any such authority to such notices from the FDA or any such authority. True and complete copies of such Form 483s, Notices of Adverse Findings, letters and other correspondence and the Company's or Subsidiary's responses have heretofore been made available to Parent. Except as set forth in Schedule 3.1(g)(vi), all manufacturing operations of the Company and its Subsidiaries have been and are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar state or foreign regulations.

       (vii) Schedule 3.1(g)(vii) delivered by the Company to Parent prior to the execution of this Agreement sets forth Adverse Reaction Reports filed by the Company and its Subsidiaries with the FDA or state or foreign regulatory authorities during the period commencing January 1, 1996 and ending on the date hereof.

      (viii) Neither the Company, nor any Subsidiary, nor any officer, employee or agent of either the Company or any Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any state or foreign regulatory authority, failed to disclose a material fact required to be disclosed to the FDA or any state or foreign regulatory authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any state or foreign regulatory authority to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Subsidiary, nor any officer, employee or agent of either the Company or any Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar state or foreign law or regulation or authorized by 21 U.S.C. Section 335a(b) or any similar state or foreign law or regulation. Schedule 3.1(g)(viii) delivered by the Company to Parent prior to the execution of this Agreement is an accurate representation of certain efficacy and safety data from the AmBisome and Abelcet comparative clinical trial conducted by Fujisawa Healthcare, Inc. (Study No. 034)

        (ix) Except as disclosed in the Company Commission Filings filed with the Commission prior to the date hereof, neither the Company nor any Subsidiary has received any written notice that the FDA or any state or foreign regulatory authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any Subsidiary, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or any Subsidiary.

        (x) The Company and its Subsidiaries are, and have at all times since January 1, 1996 been, in substantial compliance with the Medicare Anti-kickback Statute, 42 U.S.C. Section 1320a-7b(b), and implementing regulations codified at 42 C.F.R. Section 1001 and with all similar state or foreign laws and regulations.

        (h) COMPLIANCE WITH LAWS. (i) GENERAL. Except with respect to FDA-related regulatory matters (which are covered by Section 3.1(g) hereof) and environmental matters (which are covered by Section 3.1(h)(ii) below), the Company and its Subsidiaries are and at all times since January 1, 1996 have been in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Since January 1, 1996, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any law, regulation, order, judgment or decree.

        (ii) ENVIRONMENTAL MATTERS. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually and in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of the Company and its

    Subsidiaries taken as a whole (after taking into account any reserves therefor reflected in the consolidated balance sheet of the Company as of September 30, 1998 contained in its most recently filed Report on Form 10-Q (the "Company Balance Sheet")) or as set forth on Schedule 3.1(h)(ii) delivered to Parent by the Company prior to the execution of this Agreement (none of which scheduled items is expected to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole):

           (A) the Company, its predecessor entities and its Subsidiaries are and have been at all relevant times in compliance with all applicable Environmental Laws and any permits, authorizations, licenses and certificates issued by any governmental regulatory authority or entity pursuant to Environmental Laws;

           (B) the Company and its Subsidiaries have obtained, or made timely application for, all permits required for their operations under Environmental Laws;

           (C) there have been no Releases of any Hazardous Materials for which the Company or any of its Subsidiaries is liable or, to the Company's or any of its Subsidiaries' knowledge, may be held liable, at any location, and there are no uncontrolled Hazardous Materials present in the environment or, to the Company's or any of its Subsidiaries' knowledge, imminent threatened Releases of Hazardous Materials into the environment at any of the Company's or its Subsidiaries' facilities; and

           (D) neither the Company nor its Subsidiaries have received any written notice that it is or may be liable for cleanup or other costs relating to environmental matters as a result of (1) any Hazardous Materials in the environment at any facility owned or operated by the Company or its Subsidiaries or (2) the off-site disposal of Hazardous Materials generated by the Company or its Subsidiaries at any of its facilities.

    For purposes of this Agreement, the following terms shall have the following meanings:

           "Environmental Laws" means all applicable federal, state, local and foreign statutes, rules, regulations, ordinances, orders, decrees and the common law relating in any manner to the contamination, pollution or protection of human health and safety or the environment including without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substance Control Act, the Occupational Safety and Health Act and similar state laws.

           "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, which are regulated pursuant to any applicable Environmental Law and such other materials and substances as are regulated pursuant to any applicable Environmental Laws.

           "Release" shall have the meaning set forth in CERCLA, Section
       9601(22).

        (i) LITIGATION. Except as disclosed in the Company Commission Filings filed with the Commission prior to the date hereof or as set forth on
    Schedule 3.1(i) delivered to Parent by the Company prior to the execution of this Agreement, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their properties or rights which if adversely determined would be reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company Commission Filings filed with the Commission prior to the date hereof, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit, proceeding or arbitration which is reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or on the ability of the Company or any Subsidiary of the Company to conduct its business as presently conducted.

        (j) EMPLOYEE BENEFIT PLANS. (i) Schedule 3.1(j) delivered by the Company to Parent prior to the execution of this Agreement sets forth: (x) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit programs and arrangements, including, without limitation, severance pay, salary continuation for disability, retirement, deferred or other executive compensation, bonus, stock purchase, hospitalization, medical insurance, and life insurance, maintained by the Company or any of its Subsidiaries or to which the Company or any such Subsidiary is obligated to contribute for current or former employees of the Company or any such Subsidiary in each case (the "Employee Benefit Plans"). The Company has made available to Parent true and complete copies of all Employee Benefit Plans, as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service ("IRS") determination letters obtained with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. True and complete copies of the (i) most recent annual actuarial valuation report, if any, (ii) last filed Form 5500 together with all applicable schedules, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, (iv) most recent annual and periodic accounting of related plan assets, if any, and (v) such other materials with respect to the Employee Benefit Plans reasonably requested by Parent in each case, relating to the Employee Benefit Plans, have been made available to Parent and are correct in all material respects.

        (ii) Except to the extent that any of the following, alone and in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole: (i) neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any of its or its Subsidiaries' directors, officers, employees or agents has, with respect to any Employee Benefit Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries, or any Employee Benefit Plan;
    (ii) all Employee Benefit Plans are and have been at all times in compliance in all respects with the applicable requirements prescribed by all statutes, orders, or governmental rules or regulations with respect to such Employee Benefit Plans, including, but not limited to, ERISA and the Code (except for such requirements that are not required to be adopted as of the effective date of the applicable requirement) and, to the knowledge of the Company, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Benefit Plans, which have been asserted or instituted against the Company or any of its Subsidiaries, any Employee Benefit Plan or the assets of any trust or group annuity contract for any Employee Benefit Plan; (iii) each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified whether by determination letter or otherwise; (iv) neither the Company nor any of its Subsidiaries nor any trade or business which, together with the Company and its Subsidiaries, is treated as a single employer under Section 414(t) of the Code (an "ERISA Affiliate") has, or at any time in the last six years has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of
    Section 210(a) of ERISA or Section 413(c) of the Code; (v) all (A) insurance premiums required to be paid with respect to, (B) benefits, expenses, and other amounts due and payable under and (C) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Effective Time will have been paid, made or accrued on or before the Effective Time; (vi) no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law, (B) death or retirement benefits under any qualified Employee Benefit Plan, (C) deferred compensation benefits reflected on the books of the Company or (D) arrangements listed on Schedule 3.1(j); (vii) except as disclosed in
    Schedule 3.1(j), the execution and performance of this Agreement will not
    (A) constitute a stated triggering event under any Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of the Company's Subsidiaries to any officer, employee, or former employee (or dependents of such employee or former employee), or (B) accelerate the time of payment to or vesting of, or increase the amount of, compensation due to any employee, officer or director of the Company or any Subsidiary of the Company; and (viii) except as disclosed in Schedule 3.1(j), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Subsidiary of the Company or any of their affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        (k) EMPLOYMENT AGREEMENTS. Except as set forth on Schedule 3.1(k) delivered to Parent by the Company prior to the execution of this Agreement, there exists (i) no union, guild or collective bargaining agreement to which the Company or any Subsidiary is a party, (ii) no employment, consulting or severance agreement between the Company or any Subsidiary of the Company and any Person (except for consulting agreements that individually, and in the aggregate, are not material to the Company), and (iii) no employment, consulting, severance or indemnification agreement or other agreement or plan to which the Company or any Subsidiary is a party that would be altered or result in any bonus, golden parachute, severance or other payment or obligation to any Person, or result in any acceleration of the time of payment or in the provision or vesting of any benefits, as a result of the execution or performance of this Agreement or as a result of the Merger or the other transactions contemplated hereby.

        (l)  TAXES.

        (i) Each material Tax Return required to be filed by or on behalf of the Company and each material Tax Return required to be filed by or on behalf of the Company's Subsidiaries or any predecessor entities with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) has been or will be filed on or before the applicable due date, and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable laws, regulations, orders, judgments and decrees. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

        (ii) The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Balance Sheet in accordance with US GAAP. The Company and its Subsidiaries will establish, in the ordinary course of business and consistent with their past practices, reserves adequate for the payment of all Taxes that accrue during the period from September 30, 1998 through the Closing Date. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liability (accrued, unaccrued, matured, unmatured, contingent or otherwise) for any Tax other than in the ordinary course of its business.

       (iii) Except as set forth on Schedule 3.1(l)(iii) delivered to Parent by the Company prior to the execution of this Agreement, no Company Return has ever been examined or audited by any Governmental Entity. No extension or waiver of the limitation period applicable to any Company Returns has been granted (by the Company, any Subsidiary of the Company or any other Person), and no such extension or waiver has been requested from the Company or any Subsidiary of the Company.

        (iv) No claim or action, suit, proceeding or arbitration is pending or, to the knowledge of the Company, has been threatened against or with respect to the Company or any Subsidiary of the Company in respect of any material Tax. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any Subsidiary of the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or any Subsidiary of the Company and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). There are no liens or other security interests for material Taxes upon any of the assets of the Company or any Subsidiary of the Company except liens for current Taxes not yet due and payable. Neither the Company nor any Subsidiary of the Company has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). Neither the Company nor any Subsidiary of the Company has been, and neither the Company nor any Subsidiary of the Company will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (v) There is no contract or arrangement covering any employee or independent contractor or former employee or independent contractor of the Company or any Subsidiary of the Company that, considered individually or considered collectively with any other such contracts and arrangements, could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162 of the Code (or any comparable provision under state or foreign Tax laws). Neither the Company nor any Subsidiary of the Company is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement.

        (vi) For purposes of this Agreement, the following terms shall have the following meanings:

           "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, AD VALOREM tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty) or deficiency, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Entity.

           "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable laws, regulations, orders, judgments and decrees relating to any Tax.

        (m) ABSENCE OF UNDISCLOSED LIABILITIES. Except with respect to environmental matters (which are covered in Section 3.1(h)(ii) hereof) and FDA-related regulatory matters (which are covered in Section 3.1(g) hereof), neither the Company nor any of its Subsidiaries has any indebtedness or liability, absolute or contingent, accrued, unaccrued, matured or unmatured, direct or indirect, except for: (a) liabilities identified as such in the "liabilities" column on the Company Balance Sheet or in the notes thereto;
    (b) liabilities described on Schedule 3.1(m) delivered to Parent by the Company prior to the execution of this Agreement; (c) liabilities incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in default) since September 30, 1998; and (d) liabilities that, individually and in the aggregate, are immaterial in amount. Except as reserved on the Company Balance Sheet or shown in Schedule 3.1(m), neither the Company nor any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

        (n) PATENTS, TRADEMARKS, ETC. Except as referenced in Schedule 3.1(n) delivered to Parent by the Company prior to the execution of this Agreement, the Company and its Subsidiaries have obtained or applied for all material patents, trademarks, trade names, service marks and copyrights, maintained all material trade secrets and obtained all licenses and other proprietary intellectual property rights and licenses as are necessary in connection with the businesses of the Company and its Subsidiaries. Except as referenced in Schedule 3.1(n), the Company does not have any knowledge of any conflict with the intellectual property rights of the Company or any of its Subsidiaries by others which, insofar as reasonably can be foreseen, could have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Except as referenced in Schedule 3.1(n), the Company does not have any knowledge of any conflict by the Company or any of its Subsidiaries with the intellectual property rights of others which, insofar as reasonably can be foreseen, could have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

        (o) TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as disclosed in Schedule 3.1(o) delivered by the Company to Parent prior to the execution of this Agreement or in the Company Commission Filings filed with the Commission prior to the date hereof, since January 1, 1996, there have been no transactions between the Company or any of its Subsidiaries and any director, officer, employee, stockholder or "Affiliate" (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company or any of its Subsidiaries, including, without limitation, loans, guarantees or pledges to, by or for the Company or any of the Company's Subsidiaries from, to, by or for any of such Persons. Except as disclosed in such Schedule 3.1(o) or in the Company Commission Filings filed with the Commission prior to the date hereof, since January 1, 1996, none of the officers or directors of the Company or any of its Subsidiaries, and no spouse or relative of any of such Persons, has been a director or officer of, or has had any material direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Company or any of its Subsidiaries or has competed with or been engaged in any business of the kind being conducted by the Company or any of its Subsidiaries. Schedule 3.1(o) identifies each Person who is or may be (in the reasonable judgment of the Company) an Affiliate of the Company as of the date of this Agreement.

        (p) BROKER'S OR FINDER'S FEE. Except for Morgan Stanley & Co. Incorporated (whose fees and expenses as financial advisors to the Company will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company or any of its Subsidiaries is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

        (q) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

        (r) VOTE REQUIRED. The approval of the Merger by the affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the transactions contemplated hereby. Holders of Company Common Stock will not have any appraisal rights or similar rights in connection with the Merger or any of the other transactions contemplated hereby.

        (s) MATERIAL CONTRACTS. Schedule 3.1(s) delivered to Parent by the Company prior to the execution of this Agreement lists all material contracts and agreements to which, as of the date hereof, the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or under which the Company or any Subsidiary has or may acquire any rights, which were not filed prior to the date hereof as exhibits to the Company Commission Filings, which involve or relate to (i) obligations of the Company or any Subsidiary for borrowed money or other indebtedness where the amount of such obligations exceeds $100,000 individually, (ii) the lease by the Company or any Subsidiary, as lessee or lessor, of real property for rent of more than $100,000 per annum, (iii) the purchase or sale of goods (other than raw material to be purchased by the Company on terms that are customary and consistent with the past practice of the Company and in amounts and at prices substantially consistent with past practices of the Company) or services with an aggregate minimum purchase price of more than $100,000 per annum, (iv) rights to manufacture and/or distribute any Pharmaceutical Product which accounted for more than $100,000 of the consolidated revenues of the Company and its Subsidiaries during the fiscal year ended December 31, 1998 or under which the Company or any Subsidiary received or paid license or other fees in excess of $100,000 during any year, (v) the purchase or sale of assets or properties not in the ordinary course of business having a purchase price in excess of $100,000, (vi) the right (whether or not currently exercisable) to use, license (including any "in-license" or "outlicense"), sublicense or otherwise exploit any intellectual property right or other proprietary asset of the Company or of any of Subsidiary of the Company or any other Person which, when considered together with all such other rights, is material to the Company; (vii) any material collaboration or joint venture or similar arrangement; (viii) the restriction on the right or ability of the Company or any Subsidiary of the Company (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person; (ix) any currency hedging; or (x) individual capital expenditures or commitments in excess of $100,000. All such contracts and agreements are duly and validly executed by the Company or such Subsidiary, and are in full force and effect. Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any contract or agreement, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any contract or agreement, which violation, breach or default (alone or in combination with other violations, breaches or defaults under such contract or agreement or under other contracts or agreements) has had or may reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. No event has occurred which, after notice or the passage of time or both, would constitute a default by the Company or any Subsidiary of the Company under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries taken as a whole. Except as disclosed on Schedule 3.1(s), all such contracts and agreements will continue, after the Effective Time, to be binding in accordance with their respective terms until their respective expiration dates. As soon as practicable after the date hereof, the Company shall provide Parent with a list of all leases for real property for rent of more than $30,000 per annum which are not listed on Schedule 3.1(s).

        (t) ACCOUNTING MATTERS. The Company knows of no reasons why the Merger will not be capable of being treated as a pooling of interest transaction under APB 16. Neither the Company nor any of its Subsidiaries nor (to the Company's knowledge) any other Affiliate of the Company has taken any action that will prevent the Merger from being recorded as a pooling of interest transaction under APB 16.

        (u) TAX TREATMENT. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (v) CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

        (w) GOVERNMENTAL AUTHORIZATIONS. The Company and its Subsidiaries hold all permits, consents, approvals, variances, licenses, registrations and other governmental authorizations necessary to enable them to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations, when considered together with all such other failures, has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. All such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations are valid and in full force and effect except where the failure to be valid and in full force and effect, when considered together with all other such failures, has not had and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are, and at all times since January 1, 1996 have been, in substantial compliance with the terms and requirements of such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations, except where the failure, when considered together with all such other failures, to be in compliance with the terms and requirements of such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Neither the execution, delivery or performance of this Agreement or the Share Option Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Share Option Agreement will (with or without notice or lapse of time) give any Governmental

    Entity or other Person the right to revoke, withdraw, suspend, cancel, terminate or modify: (i) any material grant, incentive, subsidy, provided to the Company or any of its Subsidiaries; or (ii) any material permit, consent, approval, variance, license, registration or other governmental authorization.

        (x) INSURANCE. The Company has made available to Parent a summary of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. Each of such insurance policies is in full force and effect. Since January 1, 1996, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Schedule 3.1(x) delivered to Parent by the Company prior to the execution of this Agreement, there is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or any of its Subsidiaries other than claims incurred in the ordinary cause of business.

        (y) Y2K COMPLIANCE. To the knowledge of the Company and its Subsidiaries, except as set forth in Schedule 3.1(y) delivered to Parent by the Company prior to the execution of this Agreement, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by the Company or any of its Subsidiaries for its internal business operations is Year 2000 Compliant. Except as set forth in Schedule 3.1(y) delivered to Parent by the Company prior to the execution of this Agreement, the Company and each of its Subsidiaries has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding sentence to be able to determine whether such computer, computer program or item of software is Year 2000 Compliant, and to the Company's knowledge, each of the Company's principal suppliers' products or services provided by such suppliers to the Company and its Subsidiaries is Year 2000 Compliant except, in each case where the failure to be Year 2000 Compliant, when considered together with all such other failures, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. A computer, computer program or other item of software will be deemed "Year 2000 Compliant" only if: (i) the functions, calculations, and other computing processes of such computer, program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system (whether before, on, or after January 1, 2000); (ii) such computer, program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used (whether before, on, or after January 1, 2000); (iii) such computer, program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined and appropriate manner; (iv) such computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years are determined by the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

        (z) SUPPLY. To the knowledge of the Company, there are no circumstances or facts concerning third party suppliers of active ingredients, bulk product and finished product to the Company or any of its Subsidiaries (as they relate to DaunoXome, AmBisome or MiKasome) that would have a material adverse effect on the continued and timely supply of such materials.

        (aa) RECEIVABLES. Except as set forth in Schedule 3.1(aa) delivered to Parent by the Company prior to the execution of this Agreement, all existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the Company Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1998 and have not yet been collected) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business. Annexed to such Schedule 3.1(aa) is an accounts receivable aging report as of December 31, 1998 which report is true and complete in all material respects.

    SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

        (a) DUE ORGANIZATION, GOOD STANDING AND POWER. Each of Parent and its Subsidiaries (including Sub) is a corporation duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation and each such corporation has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (where applicable) would not have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole.

        (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Parent and Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining any necessary stockholder approval of the issuance of Parent Shares in the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the approval of the issuance of Parent Shares in the Merger by Parent's stockholders in accordance with the rules of the National Association of Securities Dealers, Inc., and no other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the approval of the issuance of Parent Shares in the Merger in accordance with the rules of the National Association of Securities Dealers, Inc.). This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        (c) CAPITALIZATION. (i) The authorized capital stock of Parent consists of 5,000,000 shares of preferred stock (of which 400,000 shares have been designated Series A Junior Participating Preferred Stock and 1,133,786 shares have been designated Series B Preferred Stock) and 60,000,000 Parent Shares. As of January 31, 1999, (i) there were no shares of Series A Junior Participating Preferred Stock, 1,133,786 shares of Series B preferred stock and 30,775,227 Parent Shares issued and outstanding and
    (ii) options to subscribe for an aggregate of 4,518,120 Parent Shares were outstanding. All such issued and outstanding Parent Shares and all Parent Shares issued in connection with the Merger have been, or will be, as the case may be, duly authorized and validly issued in compliance with applicable securities laws as fully paid or credited as fully paid and were not and, in the case of Parent Shares issued in connection with the Merger, will not have been, issued in violation of any preemptive right. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal or similar right of Parent or any of its Subsidiaries, and, except as set forth in Schedule 3.2(c) delivered to the Company by Parent prior to the execution of this

    Agreement, there is no contract or arrangement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Parent Shares and Parent is under no obligation, nor is it bound by any contract or arrangement pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Shares. Except as set forth in this Section 3.2(c) or on Schedule 3.2(c) delivered to the Company by Parent and except for changes since January 31, 1999 resulting from the granting or exercise of options or stock purchase rights under any applicable Parent Employee Benefit Plan (defined below) or the conversion of shares of convertible preferred stock into Parent Shares,
    (i) there is no capital stock of Parent authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Parent Shares or any other capital stock of Parent, pursuant to which Parent is or may become obligated to issue, sell, grant or purchase, redeem or otherwise acquire Parent Shares or any other capital stock or securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock of Parent.

        (ii) All of the outstanding shares of capital stock of each of Parent's Subsidiaries (other than directors' qualifying shares), except for corporate Subsidiaries with no material assets or liabilities, contingent or otherwise, have been validly issued as fully paid or credited as fully paid, were not issued in violation of any preemptive rights and are beneficially owned, directly or indirectly, by Parent, free and clear of all liens, encumbrances, options or claims whatsoever.

        (d) CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming that (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired; (ii) the filing of the Joint Proxy Statement is made; (iii) the Registration Statement is declared effective; (iv) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware is made; (v) approval of the issuance of Parent Shares in the Merger by a majority of the total votes cast at the Parent Stockholders' Meeting (as defined in Section 4.7(b)) is obtained; and (vi) any applicable state securities or Blue Sky laws are complied with, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or By-Laws of Sub, or any resolution adopted by the stockholders of Parent or the Board of Directors of Parent or Sub or any committee thereof; (2) to the knowledge of Parent and Sub, violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets may be bound, including, without limitation, any consent decrees, court orders or judgments; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any Governmental Entity; or
    (4) except as set forth on Schedule 3.2(d) delivered to the Company by Parent prior to the execution of this Agreement, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets may be bound or under which Parent or any of its Subsidiaries has or may acquire any rights, excluding from the foregoing clauses (2), (3) and (4) filings, permits, consents, approvals and notices, the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole.

        (e) PARENT REPORTS AND FINANCIAL STATEMENTS; ACCOUNTING RECORDS. (i) Since January 1, 1996, Parent has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the U.S. federal securities laws and the rules and regulations promulgated thereunder, and, except for preliminary filings, all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the U.S. federal securities laws and the Commission rules and regulations promulgated thereunder. Parent has heretofore made available to the Company true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission since January 1, 1996 (such forms, reports, registration statements and other filings, together with any amendments thereto, but excluding any preliminary filings, are sometimes collectively referred to as the "Parent Commission Filings"). As of their respective dates, the Parent Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (ii) The audited consolidated financial statements included in the Parent Commission Filings comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the Commission with respect thereto, were prepared in accordance with US GAAP (as in effect from time to time), applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and cash flows and changes in stockholders' equity, as the case may be, for the periods then ended. The unaudited interim financial statements included in the Parent Commission Filings comply as to form in all material respects with applicable accounting regulations and with the rules and regulations of the Commission with respect thereto, were prepared in accordance with US GAAP (as in effect from time to time) applied on a basis consistent with the basis on which the audited financial statements referred to in the preceding sentence were prepared (except as may be indicated therein or in the notes or schedules thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and cash flows and changes in stockholders' equity, as the case may be, for the periods then ended subject to normal and recurring year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder.

       (iii) The audited consolidated financial statements of Parent as of and for the year ended December 31, 1998 delivered to the Company by Parent prior to the execution of this Agreement comply as to form in all material respects with applicable accounting requirements, were prepared in accordance with US GAAP applied on a basis consistent with the basis on which the financial statements referred to in Section 3.2(e)(ii) were prepared and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of December 31, 1998, and the results of their operations and cash flows and changes in stockholders' equity for the year ended December 31, 1998.

        (iv) Parent and its Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of Parent and its Subsidiaries are recorded in conformity with applicable accounting principles. No part of Parent's or any Subsidiary's accounting system or records, or access thereto, is under the control of a Person who is not an employee of Parent or such Subsidiary.

        (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 3.2(f) delivered to the Company by Parent, since December 31, 1998: (i) there has not been any material adverse change in the Condition of Parent and its Subsidiaries taken as a whole; (ii) the businesses of Parent and its Subsidiaries have been conducted in all material respects only in the ordinary course; and (iii) Parent and its Subsidiaries have not, other than in the ordinary course of business, increased the compensation of any officer or granted any general salary or benefits increase to their employees.

        (g) COMPLIANCE WITH LAWS. (i) GENERAL. Except with respect to FDA-related regulatory matters (which are covered by Section 3.2(q) hereof) and environmental matters (which are covered by Section 3.2(g)(ii) below), Parent and its Subsidiaries are, and at all times since January 1, 1996 have been, in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole. Since January 1, 1996, neither Parent nor any of its Subsidiaries has received any notice or other communication from any Governmental Entity or other Person regarding any actual or possible material violation of, or material failure to comply with, any law, regulation, order, judgment or decree.

        (ii) ENVIRONMENTAL MATTERS. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole (after taking into account any reserves therefor reflected in the audited consolidated balance sheet of Parent as of December 31, 1998) or as set forth on Schedule 3.2(g)(ii) delivered to the Company by Parent prior to the execution of this Agreement (none of which scheduled items are expected to have a material adverse effect on the Condition of the Parent and its Subsidiaries taken as a whole):

           (A) Parent and its Subsidiaries are and have been at all relevant times in compliance with all applicable Environmental Laws and any permits, authorizations, licenses and certificates issued by any governmental regulatory authority or entity pursuant to Environmental Laws;

           (B) Parent and its Subsidiaries have obtained, or made timely application for, all permits required for their operations under Environmental Laws;

           (C) there have been no Releases of any Hazardous Materials for which the Parent or any of its Subsidiaries is liable or, to Parent's or any of its Subsidiaries' knowledge, may be held liable, at any location, and there are no uncontrolled Hazardous Materials present in the environment or, to Parent's or any of its Subsidiaries' knowledge, imminent threatened Releases of Hazardous Materials into the environment at any of Parent's or its Subsidiaries' facilities; and

           (D) neither Parent nor its Subsidiaries have received any written notice that it is or may be liable for cleanup or other costs relating to environmental matters as a result of (1) any Hazardous Materials in the environment at any facility owned or operated by Parent or its Subsidiaries or (2) the off-site disposal of Hazardous Materials generated by Parent or its Subsidiaries at any of its facilities.

        (h) LITIGATION. Except as disclosed in Parent Commission Filings filed with the Commission prior to the date hereof or as set forth on Schedule 3.2(h) delivered to the Company by Parent, there is no action, suit or proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of Parent any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries, or any of their properties or rights which if adversely determined would be reasonably likely to have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole. Except as disclosed in Parent Commission Filings filed with the Commission prior to the date hereof, neither Parent nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit, proceeding or arbitration which is reasonably likely to have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole or on the ability of Parent or any Subsidiary of Parent to conduct its business as presently conducted.

        (i) TAXES. Each material Tax Return required to be filed by or on behalf of Parent and each material Tax Return required to be filed by or on behalf of Parent's Subsidiaries with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "Parent Returns") (a) has been or will be filed on or before the applicable due date, and (b) has been, or will be when filed, prepared in all material respects in compliance with all applicable laws, regulations, orders, judgments and decrees. All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

        (ii) Parent's audited consolidated balance sheet as of December 31, 1998 (the "Parent Balance Sheet") fully accrues all actual and contingent liabilities for Taxes with respect to all periods through December 31, 1998 in accordance with US GAAP. Parent and its Subsidiaries will establish, in the ordinary course of business and consistent with their past practices, reserves adequate for the payment of all Taxes that accrue during the period from December 31, 1998 through the Closing Date. Since December 31, 1998, neither Parent nor any of its Subsidiaries has incurred any material liability (accrued, unaccrued, matured, unmatured, contingent or otherwise) for any Tax other than in the ordinary course of its business.

       (iii) No material Parent Return has ever been examined or audited by any Governmental Entity. No extension or waiver of the limitation period applicable to any material Parent Returns has been granted (by Parent, any Subsidiary of Parent or any other Person), and no such extension or waiver has been requested from Parent or any Subsidiary of Parent.

        (iv) No claim or action, suit, proceeding or arbitration is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent or any Subsidiary of Parent in respect of any material Tax. No claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent or any Subsidiary of Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent or any Subsidiary of Parent and with respect to which adequate reserves for payment have been established on the Parent Balance Sheet). There are no liens or other security interests for material Taxes upon any of the assets of Parent or any Subsidiary of Parent except liens for current Taxes not yet due and payable. Neither Parent nor any Subsidiary of Parent has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). Neither Parent nor any Subsidiary of Parent has been, and neither Parent nor any Subsidiary of Parent will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (v) There is no contract or arrangement covering any employee or independent contractor or former employee or independent contractor of Parent or any Subsidiary of Parent that, considered individually or considered collectively with any other such contracts and arrangements, could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162 of the Code (or any comparable provision under state or foreign Tax laws). Neither Parent nor any Subsidiary of Parent is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement.

        (j) PARENT EMPLOYEE BENEFIT PLANS. Except to the extent that any of the following, either alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole: (i) neither Parent nor its Subsidiaries nor, to Parent's knowledge, any of its or its Subsidiaries' directors, officers, employees or agents, with respect to any employee benefit plan, as defined in Section 3(3) of ERISA, and all other employee benefit programs and arrangements, including, without limitation, severance pay, salary continuation for disability, retirement, deferred or other executive compensation, bonus, stock purchase, hospitalization, medical insurance, and life insurance, maintained by Parent or its Subsidiaries or to which Parent or any such Subsidiary is obligated to contribute thereunder for current or former employees of Parent or its Subsidiaries (the "Parent Employee Benefit Plans") has engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Parent or any of its Subsidiaries or any Parent Employee Benefit Plan; (ii) except as disclosed on Schedule 3.2(j) delivered to the Company by Parent prior to the execution of this Agreement, all Parent Employee Benefit Plans are and have been at all times in compliance in all respects with the applicable requirements prescribed by all statutes, orders, or governmental rules or regulations with respect to such Parent Employee Benefit Plans, including, but not limited to, ERISA and the Code (except for such requirements that are not required to be adopted as of the effective date of the applicable requirement) and, to the knowledge of Parent, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Parent Employee Benefit Plans, which have been asserted or instituted against Parent or any of its Subsidiaries, any Parent Employee Benefit Plan or the assets of any trust or group annuity contract for any Parent Employee Benefit Plan; (iii) each Parent Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified whether by determination letter or otherwise; (iv) neither Parent nor any of its Subsidiaries or any trade or business which, together with Parent and its Subsidiaries, is treated as a single employer under Section 414(t) of the Code (a "Parent ERISA Affiliate") has, or at any time within the last six years has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; (v) all
    (A) insurance premiums required to be paid with respect to, (B) benefits, expenses, and other amounts due and payable under and (C) contributions, transfers, or payments required to be made to, any Parent Employee Benefit Plan prior to the Effective Time will have been paid, made or accrued on or before the Effective Time; (vi) no Parent Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law, (B) death or retirement benefits under any qualified Parent Employee Benefit Plan, or (C) deferred compensation benefits reflected on the books of Parent or (D) arrangements listed on Schedule 3.2(j); (vii) except as disclosed in Schedule 3.2(j), the execution and performance of this Agreement will not (A) constitute a stated triggering event under any Parent Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Parent or any of Parent's Subsidiaries to any officer, employee, or former employee (or dependents of such employee), or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of Parent or any Subsidiary of Parent; and (viii) except as disclosed in Schedule 3.2(j), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Parent or any Subsidiary of Parent or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent

    Employee Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        (k) PATENTS, TRADEMARKS, ETC. Except as referenced in Schedule 3.2(k) provided by Parent to the Company prior to the execution of this Agreement, Parent and its Subsidiaries have obtained or applied for all material patents, trademarks, trade names, service marks and copyrights, maintained all material trade secrets and obtained all material licenses and other proprietary intellectual property rights and licenses and other proprietary intellectual property rights as are necessary in connection with the businesses of Parent and its Subsidiaries. Except as referenced in Schedule 3.2(k), Parent does not have any knowledge of any conflict with the intellectual property rights of Parent or any of its Subsidiaries by others or any knowledge of any conflict by Parent or any of its Subsidiaries with the intellectual property rights of others which, insofar as reasonably can be foreseen, could have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole.

        (l) BROKER'S OR FINDER'S FEE. Except for J.P. Morgan Securities, Inc. (whose fees and expenses as financial advisor to Parent will be paid by Parent in accordance with Parent's agreement with such firm), no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

        (m) ACCOUNTING MATTERS. Parent knows of no reason why the Merger will not be capable of being treated as a pooling of interest transaction under APB 16. Neither Parent nor any of its Subsidiaries nor to its knowledge any other Affiliate of Parent has taken any action that will prevent the Merger from being recorded as a pooling of interest transaction under APB 16.

        (n) TAX TREATMENT. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (o) OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other material business activities and has conducted its operations only as contemplated hereby.

        (p) ABSENCE OF UNDISCLOSED LIABILITIES. Except with respect to environmental matters (which are covered in Section 3.2(g)(ii) hereof) and FDA-related regulatory matters (which are covered in Section 3.2(q) hereof), Parent does not have any indebtedness or liability except for (a) liabilities identified as such in the "liabilities" column on the Parent Balance Sheet or in the notes thereto; (b) liabilities described in Parent Commission Filings filed with the Commission prior to the date hereof or on
    Schedule 3.2(p) delivered to the Company by Parent prior to the execution of this Agreement; (c) liabilities incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in the default) since December 31, 1998; and (d) liabilities that, individually and in the aggregate, are immaterial in amount. Except as reserved on the Parent Balance Sheet or shown in Schedule 3.2(p), neither Parent nor Sub is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

        (q) REGULATORY COMPLIANCE. (i) As to each Pharmaceutical Product that is manufactured, tested, distributed and/or marketed by Parent or any of its Subsidiaries, such product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar state and foreign laws and regulations, including but not limited to those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

        (ii) As to each drug manufactured, marketed, sold or licensed by Parent in the United States for which an NDA and similar state or foreign regulatory filings, has been approved or an IND has been submitted to the FDA and become effective, Parent and its Subsidiaries are in substantial compliance with 21 U.S.C. SectionSection 355 or 357 or 21 C.F.R. Parts 312, 314 or 430 ET SEQ., 512, or 514 ET SEQ., respectively, and similar state and foreign laws and regulations and all terms and conditions of such applications. As to each such drug, Parent and any relevant Subsidiary, and the officers, employees or agents of Parent or such Subsidiary have included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335a(k)(1) or any similar state or foreign law or regulation and the list described in 21 U.S.C. Section 335a(k)(2) or any similar state or foreign law or regulation, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, Parent and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar state and foreign laws and regulations.

       (iii) Each article of drug manufactured and/or distributed by Parent or any of its Subsidiaries is not adulterated within the meaning of 21 U.S.C.
    Section 351 (or similar state or foreign laws or regulations) or misbranded within the meaning of 21 U.S.C. Section 352 (or similar state or foreign laws or regulations), and is not a product that is in violation of 21 U.S.C.
    Section 355 (or similar state or foreign laws or regulations).

        (iv) Except as set forth in Schedule 3.2(q)(iv) delivered to the Company by Parent prior to the execution of this Agreement, all manufacturing operations of Parent and its Subsidiaries in the United States have been and are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar state or foreign regulations.

        (v) Except as disclosed in the Parent Commission Filings filed with the Commission prior to the date hereof, neither Parent nor any of its Subsidiaries has received any written notice that the FDA or any other state or foreign regulatory authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Parent or any of its Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of Parent or any of its Subsidiaries.

        (vi) Neither Parent, nor any of its Subsidiaries, nor any officer, employee or agent of either Parent or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any state or foreign regulatory authority, failed to disclose a material fact required to be disclosed to the FDA or any state or foreign regulatory authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any state or foreign regulatory authority to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Parent nor any of its Subsidiaries, nor any officer, employee or agent of either Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar state or foreign law or regulation or authorized by 21 U.S.C.
    Section 335a(b) or any similar state or foreign law or regulation.

        (r) CERTAIN BUSINESS PRACTICES. Neither Parent nor any of its Subsidiaries nor (to the knowledge of Parent) any director, officer, agent or employee of Parent or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

        (s) GOVERNMENTAL AUTHORIZATIONS. Parent and its Subsidiaries hold all permits, consents, approvals, variances, licenses, registrations and other governmental authorizations necessary to enable them to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations has not had and would not reasonably be expected to have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole. All such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations are valid and in full force and effect except where the failure to be valid and in full force and effect, when considered together will all other such failures, has not had and would not reasonably be expected to have a material adverse effect on the Condition of Parent and its Subsidiary taken as a whole. Parent and its Subsidiaries are, and at all times since January 1, 1996 have been, in substantial compliance with the terms and requirements of such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations, except where the failure to be in compliance with the terms and requirements of such permits, consents, approvals, variances, licenses, registrations and other governmental authorizations has not had and would not reasonably be expected to have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will (with or without notice or lapse of time) give any Governmental Entity or other Person the right to revoke, withdraw, suspend, cancel, terminate or modify: (i) any material grant, incentive, subsidy provided to Parent or any of its Subsidiaries or (ii) any material permit, consent, approval, variance, license, registration or other governmental authorization.

        (t) Y2K COMPLIANCE. To the knowledge of Parent and its Subsidiaries, except as set forth in Schedule 3.2(t) delivered to the Company by Parent prior to the execution of this Agreement, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by Parent or any of its Subsidiaries for its internal business operations is Year 2000 Compliant. Except as set forth in Schedule 3.2(t) delivered to the Company by Parent prior to the execution of this Agreement, Parent and each of its Subsidiaries has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding sentence to be able to determine whether such computer, computer program or item of software is Year 2000 Compliant, and to Parent's knowledge each of Parent's principal supplier's products or services provided by such suppliers to Parent and its Subsidiaries is Year 2000 Compliant except, in each case where the failure to be Year 2000 Compliant would not reasonably be expected to have a material adverse effect on the Condition of Parent and its Subsidiaries taken as a whole.

                                  ARTICLE IV.

                    CONDUCT OF BUSINESS; TRANSACTIONS PRIOR
                     TO CLOSING DATE; ADDITIONAL AGREEMENTS

    SECTION 4.1. CONDUCT OF BUSINESS OF THE COMPANY. The Company agrees that, except as expressly permitted, required or contemplated by this Agreement or otherwise consented to or approved in writing by Parent, during the period commencing on the date hereof and ending on the Closing Date:

        (a) The Company and each of its Subsidiaries will conduct their respective operations in all material respects only according to their ordinary and usual course of business and will use their reasonable efforts to preserve intact their respective business organizations, keep available the services of their directors, officers and employees, preserve in full force and effect all material licenses and approvals held by them and maintain satisfactory relationships with suppliers, distributors, clients and others having material business relationships with them;

        (b) Neither the Company nor any of its Subsidiaries will (i) make any change in or amendment to its Certificate of Incorporation or By-Laws or other charter or organizational documents; (ii) issue or sell any shares of its capital stock or share capital (other than in connection with the exercise of options granted under the Stock Option Plans and warrants or convertible securities outstanding on the date hereof or pursuant to the Stock Purchase Plan) or any other securities, or issue, sell or grant any securities exchangeable for or convertible into, or options (other than employee stock options to purchase no more than a total of 250,000 shares of Company Common Stock, which may be granted to employees in the ordinary course of business), warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance, grant or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of its capital stock or other securities; (iv) make or authorize any capital expenditures in excess of those set forth in Schedule 4.1(b) delivered to Parent by the Company prior to the execution of this Agreement or in excess of $200,000, individually, or $1,000,000, in the aggregate; (v) enter into or amend in any material respect any other material contracts or commitments except for contracts and amendments made in the ordinary course of business, consistent with past practice and containing only normal and customary terms; (vi) acquire, lease or license any rights or other assets (other than as contemplated by clause (iv) above), other than in the ordinary course of business and consistent with past practice, or acquire, lease or license any rights or other assets having a value in an amount in excess of $200,000, individually, or $1,000,000, in the aggregate, or dispose of (including by way of sale, lease, license or encumbrance), other than in the ordinary course of business and consistent with past practice, a material amount of assets or release, relinquish or assign any material rights under any material contract; (vii) except as contemplated by this Agreement (including
    Section 2.5 hereof) or as may be required by law, establish, adopt, enter into, accelerate the vesting under or amend any employee or non-employee benefit plan or program, employment agreement, option, license agreement or retirement agreement, or pay any bonus or contingent compensation (except any bonuses or other payments required under any existing compensation programs or benefit plans or arrangements and severance payments under any existing severance plans in each case listed on Schedule 3.1(j)), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or employees (except that the Company may provide routine, reasonable salary increases to its non-officer employees in connection with the Company's customary employee review process); (viii) hire any employee with an annual base salary in excess of $100,000; (ix) change any of its sales policies, revenue recognition policies, product return policies, personnel policies or other business policies outside the ordinary course of business; (x) take or permit to be taken any action that would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby or could preclude Parent from accounting for the Merger as a "pooling of interests";
    (xi) take or permit to be taken any action that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; (xii) make any material Tax election; (xiii) form or acquire any Subsidiary; (xiv) enter into any hedging, option or derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency outside the ordinary course of business or inconsistent with past practices; (xv) suspend, terminate or otherwise discontinue or materially modify (except as required by a Governmental Entity) any planned or ongoing clinical trials or similar activities relating to DaunoXome, AmBisome, MiKasome, NX211 or NX1838; (xvi) lend money to any Person or incur any indebtedness for borrowed money (other than by drawing under current revolving credit agreements (as such agreements are in effect on the date hereof and without giving effect to any waivers of any of the provisions of such agreements)) or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others; (xvii) agree, in writing or otherwise, to take any of the foregoing actions; (xviii) make any material change in its method of accounting or record keeping not otherwise required by US GAAP; or (xix) commence or agree to the settlement of any material litigation;

        (c) The Company will not, nor will the Company permit any of its Subsidiaries to, purchase or acquire, or offer to purchase or acquire, any shares of its capital stock; and

        (d) The Company will deliver to Parent all of the Company's monthly and quarterly, if any, financial statements for periods and dates subsequent to December 31, 1998, as soon as practicable after the same are available to the Company.

    SECTION 4.2. CONDUCT OF BUSINESS OF PARENT. Parent agrees that, except as set forth on Schedule 4.2, and except as expressly permitted, required or contemplated by this Agreement, or otherwise consented to or approved in writing by the Company, during the period commencing on the date hereof and ending on the Closing Date, Parent and each of its Subsidiaries will conduct their respective operations in all material respects only according to their ordinary and usual course of business and will use their reasonable efforts to preserve intact their respective business organizations, keep available the services of their directors, officers and employees, preserve in full force and effect all material licenses and approvals held by them and maintain satisfactory relationships with suppliers, distributors, clients and others having material business relationships with them.

    SECTION 4.3. ACCESS TO INFORMATION CONCERNING BUSINESS AND RECORDS. (a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable notice, afford to Parent and Parent's counsel, accountants and other authorized representatives, reasonable access during normal business hours to the properties, personnel, advisors, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries; such investigation shall not, however, affect the representations and warranties made in this Agreement. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent shall from time to time request.

    (b) During the period commencing on the date hereof and ending on the Closing Date, Parent shall, upon reasonable notice, afford to the Company and the Company's counsel, accountants and other authorized representatives, reasonable access during normal business hours to the properties, personnel, advisors, books and records of Parent and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of Parent and its Subsidiaries; such investigation shall not, however, affect the representations and warranties made in this Agreement. Parent agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Company shall from time to time request.

    SECTION 4.4. CONFIDENTIALITY. Information obtained by Parent and the Company pursuant to this Agreement shall be subject to the provisions of the Confidential Disclosure Agreement between the Company and Parent dated as of May 21, 1997, as amended (the "Confidential Disclosure Agreement").

    SECTION 4.5. REGISTRATION STATEMENT/JOINT PROXY STATEMENT; QUOTATION ON NASDAQ NATIONAL MARKET. (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the Commission preliminary proxy materials which shall constitute the preliminary Joint Proxy Statement and a preliminary prospectus with respect to the Parent Shares to be issued in connection with the Merger. In connection with the Joint Proxy Statement, counsel to the Company and counsel to Parent shall each provide their opinion with respect to the tax disclosure contained therein for filing as exhibits to the Registration Statement. At or prior to the filing of the preliminary Joint Proxy Statement, the Company and Parent shall provide to such counsel such tax representation letters as may be reasonably requested. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants), the Company and Parent shall file with the Commission the definitive Joint Proxy Statement and Parent shall file with the Commission the Registration Statement, which Joint Proxy Statement and Registration Statement shall each comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, respectively, and the applicable rules and regulations of the Commission thereunder. Parent and the Company shall use their reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The definitive Joint Proxy Statement shall contain the opinion of Morgan Stanley & Co. Incorporated referred to in Section 3.1(q) of this Agreement.

    (b) The Company and Parent shall cause the Joint Proxy Statement to be mailed to their respective stockholders and, if necessary, after the Joint Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies.

    (c) Each of Parent and Sub, on the one hand, and the Company, on the other hand, warrants to the other that the information provided and to be provided by Parent and Sub and the Company, respectively (or incorporated by reference to filings made with the Commission by Parent and the Company, respectively), for use in each of the Registration Statement, on the date the Registration Statement becomes effective, and the Joint Proxy Statement, on the date the Joint Proxy Statement is filed with the Commission and on the date it is first mailed to the Company's stockholders and the date it is first mailed to Parent's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Sub, on the one hand, and the Company, on the other, shall notify the other parties promptly of the receipt of any comments by the Commission and of any request by the Commission for amendments or supplements to the preliminary Joint Proxy Statement, the Joint Proxy Statement or the Registration Statement or for additional information, and shall supply one another with copies of all correspondence with the Commission with respect to any of the foregoing. If at any time prior to the Special Meeting, any event should occur relating to Parent or Sub (or any of their respective affiliates, directors or officers) which should be described in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, Parent shall promptly inform the Company. If at any time prior to the Parent Stockholders' Meeting, any event should occur relating to the Company, its Subsidiaries or any of their respective affiliates, directors or officers which should be described in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, the Company shall promptly inform Parent. Whenever any event occurs which should be described in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, Parent and the Company shall, upon learning of such event, cooperate with each other promptly to file and clear with the Commission and, if applicable, mail such amendment or supplement to the stockholders of the Company and Parent.

    (d) Parent shall use its best efforts to obtain approval for quotation on the Nasdaq National Market, upon official notice of issuance, of the Parent Shares to be issued pursuant to the Merger.

    (e) Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and under applicable blue sky or similar laws and shall use their reasonable efforts to obtain required approvals and clearances with respect thereto; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction in which it is not now required to do so.

    SECTION 4.6. EMPLOYEE BENEFITS. Immediately after the Effective Time, Parent or the Surviving Corporation shall cause to be provided to the Surviving Corporation's employees for not less than one year from and after the Closing Date Current Benefits (as defined below) that are, in the aggregate, substantially as favorable to such employees as the Current Benefits available to them as of the date of this Agreement under the Employee Benefit Plans. Without limiting the generality of the foregoing, for not less than one year from and after the Closing Date (a) all Surviving Corporation employees will continue to be provided with the same level of severance benefits provided to them immediately prior to the date of this Agreement under those severance plans specified in Schedule 3.1(j) delivered to Parent by the Company prior to the execution of this Agreement, of which the Company has provided Parent with accurate and complete copies prior to the date hereof and (b) to the extent that any employee of the Surviving Corporation participates in any Parent Employee Benefit Plan after the Effective Time, Parent shall use reasonable efforts to ensure (i) that such employee receives credit for his or her service with the Company, to the same extent as such service was credited under any similar Employee Benefit Plan immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such Parent Employee Benefit Plan, (ii) that any pre-existing condition limitations, waiting periods or similar limitations under such Parent Employee Benefit Plan are waived, and (iii) that such employee receives credit for any co-payments previously made and any deductible previously satisfied under any similar Employee Benefit Plan. For purposes of this Section 4.6, "Current Benefits" shall refer to benefits available under Employee Benefit Plans or Parent Employee Benefit Plans, other than benefits available under stock option plans, stock purchase plans and other equity-based benefit plans.

    SECTION 4.7. STOCKHOLDER APPROVALS; RECOMMENDATIONS. (a) The Company, acting through its Board of Directors, shall (i) call, give notice of, convene and hold a special meeting of the holders of Company Common Stock for the purpose of voting upon this Agreement and the Merger (the "Special Meeting") and
(ii) subject to Section 4.16(b), include in the Joint Proxy Statement the recommendation of its Board of Directors that holders of Company Common Stock approve and adopt this Agreement and approve the Merger at the Special Meeting. The Special Meeting will be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited, in connection with the Special Meeting are solicited in compliance with all applicable laws, regulations, orders, judgments and decrees. The Company's obligation to call, give notice of, convene and hold the Special Meeting in accordance with this Section 4.7(a) shall not be limited or otherwise affected by the disclosure, announcement, commencement, submission or making of any Superior Proposal or other Takeover Proposal, or by any withdrawal or modification of the recommendation of the Board of Directors of the Company with respect to the Merger. The Company shall not be permitted to delay, adjourn, postpone or reschedule the Special Meeting, or delay the vote of the Company's stockholders on the Merger, without Parent's prior written consent (which consent will not be unreasonably withheld or delayed if the need for the delay, adjournment, postponement or rescheduling of the Special Meeting or the delay in such vote is attributable solely to factors outside the Company's control).

    (b) Parent, acting through its Board of Directors, shall (i) call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon the issuance of Parent Shares in the Merger (the "Parent Stockholders' Meeting"), and (ii) include in the Joint Proxy Statement the recommendation of its Board of Directors that its stockholders vote in favor of the issuance of Parent Shares in the Merger at the Parent Stockholders' Meeting. The Parent Stockholders' Meeting will be held as promptly as practicable after (and, to the extent feasible, on the same day as) the Special Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited, in compliance with all applicable laws, regulations, orders, judgments and decrees.

    (c) Notwithstanding anything to the contrary contained in this Section 4.7, the Company's Board of Directors shall be permitted to withdraw or modify its recommendation in favor of the Merger only in accordance with the provisions of
Section 4.16(b).

    SECTION 4.8. STOCK OPTIONS. The Company shall take such actions as may be permitted under the Stock Option Plans to effect the actions described in
Section 2.5.

    SECTION 4.9. LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall diligently seek to cause to be delivered to Parent a letter of Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date of the Proxy Statement and a second bring-down letter, dated a date within two business days before the Effective Time, in each case addressed to Parent and its board of directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company shall diligently seek to cause Ernst & Young LLP to deliver to Parent and the Company a letter (which may contain customary qualifications and assumptions), dated as of the Closing Date, confirming the concurrence of Ernst & Young LLP with the Company's management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a pooling of interests if the Merger is consummated in accordance with this Agreement.

    SECTION 4.10. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall diligently seek to cause to be delivered to the Company a letter of Ernst & Young LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and a second bring-down letter, dated a date within two business days before the Effective Time, in each case addressed to the Company and its board of directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Parent and the Company shall diligently seek to cause Ernst & Young LLP to deliver the letter referred to in Section 5.1(h).

    SECTION 4.11. NOTICES OF CERTAIN EVENTS. Each party hereto shall promptly notify the other parties of:

        (a) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

        (c) such party's obtaining knowledge of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting any of Parent, Sub or the Company, as the case may be, or any of their respective Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

        (d) such party's obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder.

    SECTION 4.12. HSR ACT. The Company and Parent shall, as soon as practicable after the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

    SECTION 4.13. INDEMNIFICATION; OFFICERS' AND DIRECTORS' INSURANCE. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities, costs, expenses, judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval will not be unreasonably withheld) arising out of any action or omission of such Indemnified Party in his or her capacity as an officer or director of the Company in connection with the transactions contemplated by this Agreement to the fullest extent provided for under the Company's Certificate of Incorporation and By Laws as in effect as of the date hereof or permitted or required by applicable law, including without limitation the advancement of expenses. Parent agrees that all rights to indemnification existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, and Parent hereby guarantees the due and prompt performance in full of such indemnification obligations of the Surviving Corporation. Parent agrees to use its best efforts to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties and (ii) the Surviving Corporation shall not be required to pay a premium at a rate for such insurance in excess of 200% of the annual premium rate represented by the last premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount and (iii) any or all of the Indemnified Parties shall have the right to provide funds to the Surviving Corporation to fund premiums to the extent they exceed such 200% level.

    (b) The provisions of this Section 4.13 are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

    SECTION 4.14. EFFORTS. Each of the Company, Parent and Sub shall, and shall cause each of their respective Subsidiaries to, cooperate and use their reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their reasonable efforts to (i) obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries and Parent and its Subsidiaries and (ii) defend against and respond to any action, suit, proceeding or investigation relating to the transactions contemplated by this Agreement, in each case as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.

    SECTION 4.15. RULE 145. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Parent a list of names and addresses of those persons who are, in the Company's reasonable judgment, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, from each of the Affiliates of the Company identified in the foregoing list (and from any Person who becomes, or could reasonably be deemed to be, an Affiliate after the date of this Agreement), as promptly as practicable after the date hereof (with respect to Persons identified on such list), and no later than the date such Person becomes an Affiliate (with respect to Persons who become Affiliates after the date hereof), an Affiliate Agreement in the form attached hereto as Exhibit A (an "Affiliate Agreement"). Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Parent Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Shares, consistent with the terms of such Affiliate Agreements.

    SECTION 4.16. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer or director of, or any investment banker, attorney or other advisor or representative ("Representative") of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission or announcement of any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect or in response to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that if (1) neither the Company nor any Subsidiary or Representative of the Company or any Subsidiary shall have violated any of the restrictions set forth in this Section 4.16, (2) the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, and (3) the Company has given Parent the notice referred to in Section 4.16(c) and at least two business days have elapsed since the delivery to Parent of the notice and information referred to in Section 4.16(c), then the Company may, prior to the adoption and approval of this Agreement by the stockholders of the Company, in response to a Takeover Proposal that has not been withdrawn and that (but for the inclusion of a "due diligence condition" as part of such Takeover Proposal) constitutes a Superior Proposal (as defined in Section 4.16(b)), furnish information with respect to the Company to the Person who made such Takeover Proposal (but only information that has been previously furnished by the Company to Parent or that the Company simultaneously furnishes to both such Person and Parent) pursuant to a customary confidentiality agreement (containing terms and provisions that are no less favorable to and protective of the Company than the terms and provisions of the Confidential Disclosure Agreement) and participate in discussions or negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or other Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.16(a) by the Company. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any (i) offer, inquiry or proposal for, relating to or contemplating a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction or series of transactions (A) in which the Company or any of its material Subsidiaries is a constituent company, (B) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or any material Subsidiary of the Company or more than 20% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of the Company or any material Subsidiary of the Company, or (C) in which the Company or any material Subsidiary of the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or such material Subsidiary of the Company, or

(ii) offer, inquiry or proposal for, relating to or contemplating a transaction (including any joint venture, collaboration or similar transaction) involving the sale, lease, exchange, transfer, license, acquisition or disposition or sharing of control of any material portion of the intellectual property rights or other rights or assets of the Company or any material Subsidiary of the Company, other than the transactions contemplated by this Agreement.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement or letter of intent with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption and approval of this Agreement by the stockholders of the Company, (i) the Board of Directors of the Company receives a Superior Proposal that is not withdrawn, (ii) neither the Company nor any Subsidiary or Representative of the Company or any Subsidiary shall have violated any of the restrictions set forth in this Section 4.16, (iii) the Board of Directors of the Company concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Proposal, the withdrawal or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (iv) the Company shall have provided Parent with at least two business days' prior notice of any meeting of the Company's Board of Directors at which such Board of Directors is expected to consider such Superior Proposal, and (v) the Company's Board of Directors does not withdraw or modify its recommendation in favor of the Merger for at least two business days after the Company provides Parent with the name of the Person making such Superior Proposal and a copy of such Superior Proposal, then the Board of Directors may appropriately withdraw or modify its approval or recommendation of this Agreement or the Merger. Nothing contained in this Section 4.16 shall limit the Company's obligation to call, give notice of, convene and hold the Special Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn or modified). For purposes of this Agreement, a "Superior Proposal" means any unsolicited bona fide written offer made by a third party (1) to enter into a merger or business combination with the Company whereby the shares of Company Common Stock and other equity securities of the Company that are outstanding immediately before such merger or business combination shall be exchanged for or converted into shares of common stock and other equity securities of such third party that (on a fully diluted basis) represent less than 50% of the common stock of such third party outstanding immediately after such merger or business combination or (2) to purchase for cash or a combination of cash and securities more than 50% of the outstanding shares of Company Common Stock (provided that, in cases in which holders of Company Common Stock receive common stock or other equity securities of a third party, such common stock and other securities represent less than 50% of the common stock (on a fully diluted basis) of such third party outstanding immediately after such transaction), in either case on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (based upon the written opinion of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

    (c) In addition to the obligations of the Company set forth in Sections 4.16(a) and (b) above, the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making any such Takeover Proposal or inquiry. The Company shall use its best efforts to keep Parent fully informed of the status and details of any such request, Takeover Proposal or inquiry.

    SECTION 4.17. TAX REORGANIZATION. Prior to the Closing Date, each party shall use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action reasonably likely to cause the Merger not to so qualify.

    SECTION 4.18. CONVERTIBLE DEBENTURES. From and after the Effective Time, Parent shall cause the Surviving Corporation to comply with the provisions of the indenture dated as of July 31, 1997 between the Company and IBJ Schroder Bank & Trust Company, a New York banking corporation, as trustee, in its entirety, including without limitation Sections 1311 and 1401 therein.

    SECTION 4.19. WARRANTS. Prior to the Closing Date, the Company shall comply with the provisions of each outstanding warrant to purchase Company Common Stock. Without limiting the generality of the foregoing, the Company shall, on a timely basis, provide all notices required under each such warrant.

                                   ARTICLE V.

                         CONDITIONS PRECEDENT TO MERGER

    SECTION 5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, SUB AND THE COMPANY. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

        (a) APPROVAL OF STOCKHOLDERS. This Agreement, the Merger and related transactions shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws, and the issuance of Parent Shares in the Merger shall have been duly approved by the requisite vote or consent of the stockholders of Parent in accordance with the applicable rules of the National Association of Securities Dealers, Inc.

        (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

        (c) NO RESTRAINTS. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated hereby, including the consummation of the Merger, or has the effect of making the Merger illegal and which is in effect at the Effective Time (each party agreeing to use its reasonable efforts to have any such injunction or order lifted).

        (d) STATUTES. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the Merger illegal and which remains in effect at the Effective Time.

        (e) NASDAQ NATIONAL MARKET QUOTATION. The Parent Shares issuable to Company stockholders pursuant to this Agreement shall have been approved for quotation on the Nasdaq National Market upon official notice of issuance.

        (f) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (g) MARKET EVENTS. There shall not have occurred and be continuing any general suspension or limitation of trading in the Parent Shares (exclusive, however, of any temporary suspension or pending and ensuing public announcement) or in securities generally on the Nasdaq National Market.

        (h) ACCOUNTING TREATMENT. Parent shall have received a letter from Ernst & Young LLP (which may contain customary qualifications and assumptions) confirming the concurrence of Ernst & Young LLP with Parent's management's conclusion as to the appropriateness of accounting for the Merger as a pooling of interests if the Merger is consummated in accordance with this Agreement.

    SECTION 5.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

        (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date unless the failure of such representations and warranties to be true and correct in all material respects does not, individually or in the aggregate, materially and adversely affect the value of the Company and its Subsidiaries taken as a whole, and Parent and Sub shall have received a certificate to this effect from a senior financial officer of the Company.

        (b) PERFORMANCE BY COMPANY. Except as otherwise agreed in writing, the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent and Sub shall have received a certificate to this effect from a senior financial officer of the Company.

        (c) AFFILIATE AGREEMENTS. Each Person who could reasonably be deemed to be an "affiliate" of the Company (as that term is used in Rule 145 under the Securities Act) shall have executed and delivered to Parent an Affiliate Agreement.

        (d) TAX OPINION. Parent shall have received the opinion of Cooley Godward LLP, counsel to Parent, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, the condition set forth in this Section 5.2(d) shall nonetheless be deemed to be satisfied if Willkie Farr & Gallagher renders such opinion to Parent. In delivering its opinion, counsel shall be entitled to rely on the tax representation letters delivered pursuant to Section 4.5(a).

        (e) ACCOUNTANTS' LETTERS. Parent shall have received from Ernst & Young LLP the letters referred to in Section 4.9.

        (f) CONSENTS. All material consents required to be obtained (from Governmental Entities or other Persons) in connection with the Merger and the other transactions contemplated by this Agreement (including, without limitation, the consents identified in Schedule 3.1(d)(4)) shall have been obtained and shall be in full force and effect.

        (g) NO GOVERNMENTAL LITIGATION. There shall not be pending and there shall not have been threatened any action, suit or proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of the Company's Subsidiaries, any damages or other relief that are or are likely to be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any of the Surviving Corporation's Subsidiaries to own the assets or operate the business of the Surviving Corporation and the Surviving Corporation's Subsidiaries.

    SECTION 5.3. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

        (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Parent and Sub contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date unless the failure of such representations and warranties to be true and correct in all material respects does not, individually or in the aggregate, materially and adversely affect the value of Parent and its Subsidiaries taken as a whole, and the Company shall have received a certificate to this effect from a senior financial officer of Parent.

        (b) PERFORMANCE BY PARENT AND SUB. Except as otherwise agreed in writing, each of Parent and Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate to this effect from a senior financial officer of Parent.

        (c) TAX OPINION. The Company shall have received the opinion of Willkie Farr & Gallagher, counsel to the Company, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that if Willkie Farr & Gallagher does not render such opinion or withdraws or modifies such opinion, the condition set forth in this Section 5.3(c) shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion to the Company. In delivering its opinion, counsel shall be entitled to rely on the tax representation letters delivered pursuant to Section 4.5(a).

        (d) REGISTRATION RIGHTS AGREEMENT. At or prior to the Effective Time, Parent shall have executed and delivered a Registration Rights Agreement substantially in the form of Exhibit B hereto with Warburg, Pincus Investors, L.P. and Warburg, Pincus Capital Partners Liquidating Trust.

        (e) UNDERTAKINGS. Parent shall have delivered to the Company copies of undertakings executed by each of its executive officers and directors in substantially the form of Exhibit C hereto.

                                  ARTICLE VI.

                          TERMINATION AND ABANDONMENT

    SECTION 6.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

        (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

        (b) by either Parent or the Company, if the Effective Time shall not have occurred by September 30, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

        (c) by Parent, if the required approval of the Company's stockholders shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

        (d) by either Parent or the Company if the required approval of Parent's stockholders of the issuance of Parent Shares in the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

        (e) by either Parent or the Company, if there shall be any law or regulation of any Governmental Entity that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of any Governmental Entity prohibiting such transaction is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

        (f) by either Parent or the Company, if there has been a breach of any covenant or a breach of any representation or warranty on the part of the other, such that the condition set forth in Section 5.2(a) or Section 5.2(b) (in the case of any termination by Parent) or the condition set forth in
    Section 5.3(a) or Section 5.3(b) (in the case of any termination by the Company) would not be satisfied; PROVIDED that any such breach of a covenant or representation or warranty has not been cured within 15 business days following receipt by the breaching party of notice hereunder of such breach;

        (g) by Parent, if the Special Meeting is canceled or is otherwise not held or if a final vote of the Company's stockholders has not been taken with respect to the Merger prior to September 15, 1999, except as a result of a judgment, injunction, order or decree of any competent authority or events or circumstances beyond the reasonable control of the Company; PROVIDED, HOWEVER, that such termination under this clause (g) shall not relieve the Company of its fee obligations under Section 7.1(c) hereof; or

        (h) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation to the Company's stockholders of this Agreement or the Merger; (ii) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of the Company in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Takeover Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (v) the Company breaches any of its obligations under Section 4.16 of this Agreement; (vi) subsequent to the date of this Agreement, a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly becomes the beneficial or record owner of securities representing, or exchangeable for or convertible into, at least 20% of the outstanding securities of any class of voting securities of the Company or any material Subsidiary of the Company; (vii) a Person or group of Persons that, as of the date of this Agreement, directly or indirectly is the beneficial or record owner of securities representing, or exchangeable for or convertible into, 20% or more of the outstanding securities of any class of voting securities of the Company or any material Subsidiary of the Company, directly or indirectly acquires beneficial or record ownership of an additional 5% of the outstanding securities of any class of voting securities of the Company or any material Subsidiary of the Company; or (viii) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do or permit any of the foregoing; PROVIDED, HOWEVER, that such termination under this clause (h) shall not relieve the Company of its fee obligations under Section 7.1(c) hereof. For purposes of clause (vii) of this Section 6.1(h), a group shall be deemed to include, without limitation, all Persons who file a Statement or Statements on Schedule 13D as a group, whether or not such Persons disclaim the existence of a group and whether or not such Persons disclaim beneficial ownership of any securities.

    SECTION 6.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 3.1(p), 3.2(l), 4.4, this Section 6.2 and
Article VII hereof shall survive any termination of this Agreement. Nothing in this Section 6.2 shall relieve any party to this Agreement of liability for breach of this Agreement or for representations which were incorrect when made.

                                  ARTICLE VII.

                                 MISCELLANEOUS

    SECTION 7.1.  FEES AND EXPENSES.  (a) Except as provided below in this
Section 7.1, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party (the Company, on the one hand, or Parent and Sub, on the other hand) incurring such fees or expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and (B) the filing by Parent and the Company of the premerger notification and report forms relating to the Merger under the HSR Act.

    (b) If this Agreement is terminated by Parent pursuant to Sections 6.1(c), 6.1(f), 6.1(g) or 6.1(h), the Company shall pay, or cause to be paid, in same day funds to Parent upon demand, all actual out-of-pocket costs and expenses of Parent and Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses. If this Agreement is terminated by the Company pursuant to Section 6.1(f), Parent shall pay, or cause to be paid, in same day funds to the Company upon demand, all actual out-of-pocket costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses.

    (c) The Company shall pay, or cause to be paid, in same day funds to Parent upon demand (in addition to any amount required to be paid pursuant to Section 7.1(a) or 7.1(b)) a fee of $18,000,000 if:

        (i) this Agreement is terminated pursuant to Section 6.1(c) and at or prior to the time of such termination a Takeover Proposal shall have been disclosed, announced, commenced, submitted or made; or

        (ii) this Agreement is terminated by Parent pursuant to Section 6.1(g) or 6.1(h).

    (d) Parent shall pay, or cause to be paid, in same day funds to the Company upon demand (in addition to any amount required to be paid pursuant to Section 7.1(a)) a fee of $5,000,000 if (i) this Agreement is terminated by the Company pursuant to Section 6.1(d) and (ii) there shall not have occurred, and no facts, events or circumstances shall have been publicly announced that are likely to result in, a material adverse change in the Condition of the Company and its Subsidiaries taken as a whole.

    SECTION 7.2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty and all agreements contained herein shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty or agreement except those contained in Sections 2.2, 2.3, 2.5, 4.4, 4.13 and Article VII. This Section 7.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

    SECTION 7.3. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    SECTION 7.4. PUBLIC ANNOUNCEMENTS. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement (the comments of such party to be given reasonable consideration), unless such disclosure is required by applicable law or the rules or regulations of any applicable securities exchange or the Nasdaq National Market.

    SECTION 7.5. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in Person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

        if to the Company, to it at:

                              NeXstar Pharmaceuticals, Inc.
                              3035 Centre Green Drive
                              Boulder, CO 80301
                              Attention: Chief Financial Officer
                              Telecopy No.: (303) 413-5311

        with a copy to:

                              Willkie Farr & Gallagher
                              787 Seventh Avenue
                              New York, New York 10019
                              Attention: Peter H. Jakes, Esq.
                              Telecopy No.: (212) 728-8111

        if to either Parent or Sub, to it at:

                              Gilead Sciences, Inc.
                              333 Lakeside Drive
                              Foster City, CA 94404
                              Attention: General Counsel
                              Telecopy No.: (650) 522-5622
        with a copy to:

                              Cooley Godward LLP
                              Five Palo Alto Square
                              3000 El Camino Real
                              Palo Alto, CA 94306-2155
                              Attention: Richard E. Climan, Esq.
                              Telecopy No.: (650) 857-0663

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless mailed, in which case on the third business day (fifth business day, if mailed outside the country of the recipient) after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

    SECTION 7.6. ENTIRE AGREEMENT. This Agreement, the schedules and the exhibits and other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings, oral and written, with respect thereto; PROVIDED, HOWEVER, that the Confidential Disclosure Agreement is not superseded by this Agreement and shall remain in full force and effect in accordance with its terms.

    SECTION 7.7. BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 4.13 hereof.

    SECTION 7.8. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented, or provisions hereof waived, in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors, PROVIDED, HOWEVER, that after any such stockholder approval, no amendment, modification, supplement or waiver shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 7.9. FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

    SECTION 7.10. HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 7.11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

    SECTION 7.12. APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

    SECTION 7.13. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    SECTION 7.14. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 7.15. "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization and a government or other department or agency thereof.

    SECTION 7.16. SUBMISSION TO JURISDICTION. With respect to any suit, action or proceeding initiated by a party to this Agreement arising out of, under or in connection with this Agreement, the Company, Parent and Sub each hereby submit to the non-exclusive jurisdiction of any state or federal court sitting in the State of Delaware and irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in any such suit, action or proceeding.

    SECTION 7.17. SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization or entity, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

    IN WITNESS WHEREOF, each of Parent, Sub and the Company has caused this Agreement to be executed by their respective officers or directors thereunto duly authorized, all as of the date first above written.

                                          GILEAD SCIENCES, INC.

                                          /s/ MARK L. PERRY
                                          --------------------------------------
                                          By:  Mark L. Perry
                                          Title:  Senior Vice President and
                                               Chief Financial Officer

                                          GAZELLE ACQUISITION SUB, INC.

                                          /s/ MARK L. PERRY
                                          --------------------------------------
                                          By:  Mark L. Perry
                                          Title:  Secretary

                                          NEXSTAR PHARMACEUTICALS, INC.

                                          /s/ MICHAEL E. HART
                                          --------------------------------------
                                          By:  Michael E. Hart
                                          Title:  Vice President and Chief
                                               Financial Officer

                                                                       EXHIBIT A

                                    FORM OF
                              AFFILIATE AGREEMENT

    THIS AFFILIATE AGREEMENT ("Affiliate Agreement") is being executed and delivered as of February 28, 1999 by _______________________ ("Stockholder") in favor of and for the benefit of GILEAD SCIENCES, INC. a Delaware corporation ("Parent").

                                    RECITALS

    A. Stockholder is a stockholder of, is an officer of, NEXSTAR
PHARMACEUTICALS, INC., a Delaware corporation (the "Company").

    B. Parent, the Company and Gazelle Acquisition Sub, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger dated as of February 28, 1999 (the "Merger Agreement"), providing for the merger of Merger Sub into the Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger, (i) holders of shares of common stock of the Company will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of the Company and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Stockholder will receive shares of Parent Common Stock in the Merger.

    C. Stockholder understands that the Parent Common Stock being issued in the Merger will be issued pursuant to a registration statement on Form S-4, and that Stockholder may be deemed an "affiliate" of the Company (i) as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests" under Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "SEC"), and under other applicable "pooling of interests" accounting requirements.

                                   AGREEMENT

    Stockholder, intending to be legally bound, agrees as follows:

    1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent as follows:

        (a) Stockholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "Company Shares"), and Stockholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Company Shares.

        (b) Stockholder is the holder of options to purchase the number of shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "Company Options"), and Stockholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

        (c) Stockholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares and the Company Options.

                                     A-A-1

        (d) Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the Company Shares, the Company Options, the shares of Parent Common Stock that Stockholder is to receive in the Merger (the "Parent Shares") and the options to purchase shares of Parent Common Stock that Stockholder is to receive in respect of the Company Options in connection with the Merger. Stockholder fully understands the limitations that this Affiliate Agreement places upon Stockholder's ability to sell, transfer or otherwise dispose of securities of the Company and securities of Parent.

        (e) Stockholder understands that the representations, warranties and covenants set forth in this Affiliate Agreement will be relied upon by Parent and its counsel and accountants for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests" and for purposes of determining whether Parent should proceed with the Merger.

    2.  PROHIBITIONS AGAINST TRANSFER.

        (a) Stockholder agrees that, during the period from the date hereof through the date on which financial results covering at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent (within the meaning of the applicable "pooling of interests" accounting requirements):

            (i) Stockholder shall not sell, transfer or otherwise dispose of, or reduce Stockholder's interest in or risk relating to, (A) any capital stock of the Company (including the Company Shares and any additional shares of capital stock of the Company acquired by Stockholder, whether upon exercise of a stock option or otherwise), except pursuant to and upon consummation of the Merger, or (B) any option or other right to purchase any shares of capital stock of the Company, except pursuant to and upon consummation of the Merger; and

            (ii) Stockholder shall not sell, transfer or otherwise dispose of, or reduce Stockholder's interest in or risk relating to, (A) any shares of capital stock of Parent (including the Parent Shares and any additional shares of capital stock of Parent acquired by Stockholder, whether upon exercise of a stock option or otherwise), or (B) any option or other right to purchase any shares of capital stock of Parent;

    it being understood, in each case, that Stockholder may exercise any options to acquire capital stock of the Company in accordance with the plan and agreement pursuant to which it was issued and in a manner that will not jeopardize the "pooling of interest" accounting treatment. Parent agrees to notify Stockholder upon the publication of such results.

        (b) Without limiting the generality or the effect of the restrictions set forth in Section 2(a), Stockholder agrees that Stockholder shall not effect any sale, transfer or other disposition of any Parent Shares unless:

            (i) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act;

            (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Stockholder (satisfactory in form and content to Parent) stating that such requirements have been met;

           (iii) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or

                                     A-A-2

            (iv) an authorized representative of the SEC shall have rendered written advice to Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

    3.  STOP TRANSFER INSTRUCTIONS; LEGEND.

    Stockholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares that are held in certificated form shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AFFILIATE AGREEMENT DATED AS OF FEBRUARY 28, 1999, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE GILEAD SCIENCES, INC."

    4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Stockholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

    5. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

    6. OTHER AGREEMENTS. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Affiliate Agreement.

    7. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth

                                     A-A-3
beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

       IF TO PARENT:

           Gilead Sciences, Inc.
           333 Lakeside Drive
           Foster City, CA 94404
           Attn: General Counsel
           Fax: (650) 522-5622

       IF TO STOCKHOLDER:
           ___________________
           ___________________
           Attn: _____________
           Fax: (___) ________

    8. SEVERABILITY. If any provision of this Affiliate Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Affiliate Agreement. Each provision of this Affiliate Agreement is separable from every other provision of this Affiliate Agreement, and each part of each provision of this Affiliate Agreement is separable from every other part of such provision.

    9. APPLICABLE LAW; JURISDICTION. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between the parties hereto, whether arising out of this Affiliate Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.

    10. WAIVER; TERMINATION. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in

                                     A-A-4
the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

    11. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Affiliate Agreement or the enforcement of any provision of this Affiliate Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    12. CAPTIONS. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

    13. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

    14. ENTIRE AGREEMENT. This Affiliate Agreement and any Voting Agreement or Registration Rights Agreement between Stockholder and Parent collectively set forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

    15. NON-EXCLUSIVITY. The rights and remedies of Parent under this Affiliate Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Affiliate Agreement, and the obligations and liabilities of Stockholder under this Affiliate Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Affiliate Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Voting Agreement between Parent and Stockholder; and nothing in any such Voting Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Affiliate Agreement.

    16. AMENDMENTS. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

    17. ASSIGNMENT. This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

    18. BINDING NATURE. Subject to Section 16, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

    19. EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Affiliate Agreement shall be paid by the party incurring such costs and expenses.

    20. SURVIVAL. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.

    21.  CONSTRUCTION.

        (a) For purposes of this Affiliate Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine

                                     A-A-5
    and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Affiliate Agreement.

        (c) As used in this Affiliate Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Affiliate Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Affiliate Agreement and Exhibits to this Affiliate Agreement.

Stockholder has executed this Affiliate Agreement on _____________, 1999.
                                          ______________________________________
                                                       (SIGNATURE)
                                          ______________________________________
                                                       (Print Name)

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF THE COMPANY
HELD BY STOCKHOLDER:
____________________________________

NUMBER SHARES OF COMMON STOCK OF THE COMPANY
SUBJECT TO OPTIONS HELD BY STOCKHOLDER:
____________________________________

                                     A-A-6

                                                                       EXHIBIT B

                         REGISTRATION RIGHTS AGREEMENT
                           _______________ [  ], 1999

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                          ---------
SECTION 1. GENERAL......................................................................................  A-B-1

    1.1       Definitions...............................................................................  A-B-1

SECTION 2. REGISTRATION RIGHTS..........................................................................  A-B-3

    2.1       Registration..............................................................................  A-B-3

    2.2       Obligations of Parent.....................................................................  A-B-3

    2.3       Obligations of the Holders and Other Investors............................................  A-B-5

    2.4       Rule 144 and Rule 145.....................................................................  A-B-6

    2.5       Expenses..................................................................................  A-B-6

    2.6       Indemnification...........................................................................  A-B-6

SECTION 3. MISCELLANEOUS................................................................................  A-B-8

    3.1       Survival of Representations, Warranties and Covenants.....................................  A-B-8

    3.2       Independence of Obligations...............................................................  A-B-8

    3.3       Other Agreements..........................................................................  A-B-8

    3.4       Notices...................................................................................  A-B-8

    3.5       Severability..............................................................................  A-B-8

    3.6       Applicable Law; Jurisdiction..............................................................  A-B-9

    3.7       Amendment and Waiver......................................................................  A-B-9

    3.8       Attorney's Fees...........................................................................  A-B-9

    3.9       Captions..................................................................................  A-B-9

    3.10      Entire Agreement..........................................................................  A-B-9

    3.11      Successors and Assigns....................................................................  A-B-9

    3.12      Counterparts..............................................................................  A-B-9

    3.13      Construction..............................................................................  A-B-10

                                     A-B-i

                     FORM OF REGISTRATION RIGHTS AGREEMENT

    THIS REGISTRATION RIGHTS AGREEMENT (the "REGISTRATION RIGHTS AGREEMENT") is entered into as of ______________, 1999, by and among GILEAD SCIENCES, INC., a Delaware corporation ("PARENT"), and holders of common stock, par value $0.01 per share of NEXSTAR PHARMACEUTICALS, INC., a Delaware corporation (the "COMPANY") listed on Schedule A (the "HOLDERS").

                                    RECITALS

    A. Parent, Gazelle Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and the Company, have entered into an Agreement and Plan of Merger dated as of February 28, 1999 (the "MERGER AGREEMENT") that provides for the merger of Merger Sub into the Company (the "MERGER").

    B. Parent and each of the Holders have entered into Voting Agreements of even date herewith (the "VOTING AGREEMENTS") which provide (subject to the conditions set forth therein) that at any meeting of the stockholders of the Company, each Holder will cause all outstanding shares of common stock, par value $0.01 per share of the Company ("COMPANY COMMON STOCK") to be voted in favor of the Merger Agreement and the approval of the Merger and in favor of each of the other actions contemplated by the Merger Agreement.

    C. In order to induce the Holders to enter into the Voting Agreements, Parent has agreed to enter into this Registration Rights Agreement.

                                   AGREEMENT

SECTION 1. GENERAL

    1.1 DEFINITIONS. As used in this Registration Rights Agreement the following terms shall have the following respective meanings:

        "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which the commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

        "CLOSING DATE" shall have the meaning assigned to it in the Merger Agreement.

        "EARNINGS RELEASE DATE" means the date on which financial results covering at least thirty (30) days of post-Merger combined operations of Parent and the Company have been published by Parent (within the meaning of the applicable "pooling of interests" accounting requirements).

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC.

        "INVESTORS" means the Holders and any partner of a Holder, or in the case of the Warburg, Pincus Capital Partners Liquidating Trust, any beneficiary of such Trust, who agrees to be bound by the provisions of this Registration Agreement.

        "NON-RESPONSIVE INVESTOR" means an Investor who does not provide the Requested Information to Parent at least one (1) Business Day prior to the filing of the Registration Statement.

        "PARENT SHARES" means shares of common stock, par value $0.001 each, of Parent.

                                     A-B-1

        "PERSON" means any natural person, corporation, partnership, limited liability company, trust, incorporated organization, government, governmental agency or political subdivision.

        "PROSPECTUS" means the prospectus forming part of the Registration Statement at the time the Registration Statement is declared effective and any amendment or supplement thereto.

        "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

        "REGISTRABLE SECURITIES" means the Parent Shares to be issued to the Holders in the Merger and any stock or other securities into which or for which the Parent Shares issued to Holders in the Merger may hereafter be changed, converted or exchanged by Parent or its successor, as the case may be.

        "REGISTRATION PERIOD" means the period from the SEC Effective Date to the earliest of (i) the date which is two years after the Closing Date, (ii) the date on which each Investor (and its affiliates, partners, former partners, members and former members) may, taking into account any applicable aggregation requirement, sell all of its Registrable Securities under Rule 144 or Rule 145 during any ninety (90) day period, or (iii) the date on which the Investors no longer own any Registrable Securities.

        "REGISTRATION STATEMENT" means a registration statement on Form S-3 of the Parent under the Securities Act or any similar or successor form which names the Holders as selling stockholders.

        "REQUESTED INFORMATION" means the information Parent requires from each Investor in connection with the preparation of the Registration Statement.

        "RULE 144" means Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit a holder of any securities to sell securities of the Parent to the public without registration under the Securities Act.

        "RULE 145" means Rule 145 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit a holder of any securities to sell securities of the Parent to the public without registration under the Securities Act.

        "RULE 415" means Rule 415 under the Securities Act or any successor rule providing for offering securities on delayed or continuous basis.

        "SEC" or "COMMISSION" means the Securities and Exchange Commission.

        "SEC EFFECTIVE DATE" means the date the Registration Statement is declared effective by the SEC.

        "SEC FILING DATE" means the date the Registration Statement is first filed with the SEC.

        "SECURITIES ACT" means the Securities Act of 1933, as amended.

        "TRADING DAY" means at any time a day on which any of a national securities exchange, Nasdaq or such other securities market as at such time constitutes the principal securities market for the Parent Shares is open for general trading of securities.

        "VIOLATION" means (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such Registration Statement.

                                     A-B-2

SECTION 2. REGISTRATION RIGHTS

    2.1 REGISTRATION. Parent shall prepare and, on or prior to the date which is fifteen (15) days after the Closing Date, file with the SEC a Registration Statement on Form S-3, covering the resale by the Holders of the Registrable Securities that shall have been received by the Holders in the Merger.

    2.2 OBLIGATIONS OF PARENT. In connection with the registration of the Registrable Securities described in Section 2.1, Parent shall:

        (A) use all reasonable efforts to cause the Registration Statement referred to in Section 2.1 to become effective prior to the Earnings Release Date, and keep the Registration Statement effective pursuant to Rule 415 at all times during the Registration Period. Parent shall submit to the SEC, on or prior to the later of (i) three (3) Business Days after Parent learns that no review of the Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on the Registration Statement, as the case may be, and (ii) three (3) Business Days prior to the Earnings Release Date a request for acceleration of effectiveness of the Registration Statement to a time and date not later than forty-eight (48) hours after the submission of such request; PROVIDED, HOWEVER, that if Parent determines that a development which has not been publicly disclosed would require public disclosure prior to the Registration Statement being declared effective and that such public disclosure at such time would not be in the best interests of Parent, Parent may refrain from making such public disclosure for up to an aggregate of forty-five (45) Trading Days (whether or not consecutive), but in no event beyond the date which is ninety (90) days after the Earnings Release Date and by so refraining from making such public disclosure Parent shall not be deemed to have failed to use all reasonable efforts, and in connection therewith Parent shall not be obligated to submit an acceleration request for the Registration Statement during the period Parent refrains from making such public disclosure in accordance with this proviso. Parent represents and warrants to the Investors that the Prospectus, at the time the Registration Statement is declared effective by the SEC and at all times that the Prospectus is required by this Registration Rights Agreement to be available for use by any Investor and, in accordance with Section 2.3(d), any Investor is entitled to sell Registrable Securities pursuant to the Prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

        (B) subject to Section 2.2(e), prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective, and the Prospectus current, at all times during the Registration Period, and, during the Registration Period, comply with the provisions of the Securities Act applicable to Parent in order to permit the disposition by the Investors of all Registrable Securities covered by the Registration Statement;

        (C) furnish to each Investor whose Registrable Securities are included in the Registration Statement and its legal counsel, (i) promptly after the same is prepared and publicly distributed, filed with the SEC or received by Parent, one copy of the Registration Statement and any amendment thereto, each Prospectus and each amendment or supplement thereto, and (ii) such number of copies of a Prospectus and all amendments and supplements thereto and such other documents, as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor;

        (D) subject to Section 2.2(e), use all reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as the Investors who hold a majority in interest of the Registrable Securities reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to

                                     A-B-3
    maintain the effectiveness thereof at all times during the Registration Period and (iii) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale by the Investors in such jurisdictions; PROVIDED, HOWEVER, that Parent shall not be required in connection therewith or as a condition thereto (A) to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.2(d), (B) to subject itself to general taxation in any such jurisdiction, (C) to file a general consent to service of process in any such jurisdiction, (D) to provide any undertakings that cause more than nominal expense or burden to Parent or (E) to make any change in its charter or by-laws which the Board of Directors of Parent determines to be contrary to the best interests of Parent and its stockholders;

        (E) (1) as promptly as practicable after becoming aware of such event or circumstance, notify each Investor that an event or circumstance has occurred, (i) as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in right of the circumstances under which they were made, not misleading or (ii) which requires Parent to amend or supplement the Registration Statement due to the receipt from an Investor of new or additional information about an Investor or its intended plan of distribution of the Parent Shares, and use all reasonable efforts promptly to prepare a supplement or amendment to the Registration Statement and Prospectus to correct such untrue statement or omission or to add any new or additional information, and deliver a number of copies of such supplement or amendment to each Investor as such Investor may reasonably request;

            (2) notwithstanding Section 2.2(e)(1) above, if Parent notifies the Investors that public disclosure of the event or circumstance giving rise to the notice referred to in Section 2.2(e)(1) above would not be in the best interest of Parent at that time, then Parent shall not be required to amend the Registration Statement or supplement the Prospectus for a period not to exceed forty five (45) Trading Days (a "Blackout Period"); PROVIDED, HOWEVER, that the aggregate number of Trading Days on which Blackout Periods may be in effect during the Registration Period may not exceed one hundred thirty-five (135) Trading Days (whether or not consecutive), of which not more than ninety (90) such Trading Days (whether or not consecutive) may occur during the period commencing on the SEC Effective Date and ending on the first anniversary of the SEC Effective Date; PROVIDED FURTHER, HOWEVER, that the number of Trading Days in which any Blackout Period is in effect during the period of fifty (50) Trading Days commencing on the SEC Effective Date shall not exceed twenty (20) Trading Days; and PROVIDED FURTHER, HOWEVER, that no Blackout Period may commence within twenty (20) Trading Days after the end of an earlier Blackout Period:

        (F) as promptly as practicable after becoming aware of such event, notify each Investor who holds Registrable Securities being sold of the issuance by the SEC of any stop order or other suspension of effectiveness of the Registration Statement at the earliest possible time;

        (G) permit the Investors who hold Registrable Securities being included in the Registration Statement, at such Investors' sole cost and expense to review and have a reasonable opportunity to comment on the Registration Statement and all amendments and supplements thereto at least three (3) Business Days (or such shorter period as may reasonably be specified by Parent) prior to their filing with the SEC; PROVIDED, HOWEVER, that all comments by such Investors shall be given to a single legal counsel, designated by Investors who hold a majority in interest of the Registrable Securities proposed to be offered, for conveyance to Parent;

        (H) make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earning statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a twelve (12) month

                                     A-B-4
    period beginning not later than the first day of Parent's fiscal quarter next following the SEC Effective Date;

        (I) use all reasonable efforts to cause all the Registrable Securities covered by the Registration Statement as of the SEC Effective Date to be listed on the Nasdaq National Market or such other principal securities market on which securities of the same class or series issued by Parent are then listed or traded;

        (J) provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the SEC Effective Date; and

        (K) cooperate with the Investors who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates to be in such denominations or amounts as the Investors may reasonably request and registered in such names as the Investors may request.

    2.3 OBLIGATIONS OF THE HOLDERS AND OTHER INVESTORS. In connection with the registration of the Registrable Securities, the Investors shall have the following obligations:

        (A) It shall be a condition precedent to the obligations of Parent to complete the registration pursuant to this Registration Rights Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to Parent such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as Parent may reasonably request. At least four (4) Business Days prior to the first anticipated filing date of the Registration Statement, Parent shall notify each Investor of the Requested Information if any of such Investor's Registrable Securities are eligible for inclusion in the Registration Statement. If at least one (1) Business Day prior to the SEC Filing Date Parent has not received the Requested Information from an Investor, then Parent may file the Registration Statement without including Registrable Securities of such Non-Responsive Investor;

        (B) Each Investor by such Investor's acceptance of the Registrable Securities agrees to cooperate with Parent as reasonably requested by Parent in connection with the preparation and filing of the Registration Statement hereunder, unless such Investor has notified Parent of such Investor's election to exclude all of such Investor's Registrable Securities from the Registration Statement;

        (C) Each Investor agrees that it will not effect any disposition of the Registrable Securities except as contemplated in the Registration Statement or as otherwise in compliance with applicable securities laws and that it will promptly notify Parent of any material changes in the information set forth in the Registration Statement regarding such Investor or its plan of distribution: each Investor agrees (i) to notify Parent in the event that such Investor enters into any material agreement with a broker or a dealer for the sale of the Registrable Securities through a block trade, special offering, exchange distribution or a purchase by a broker or dealer and (ii) in connection with such agreement, to provide to Parent in writing the information necessary to prepare any supplemental prospectus pursuant to Rule 424(c) under the Securities Act which is required with respect to such transaction;

        (D) Each Investor acknowledges that during the times specified in
    Section 2.2(e) or 2.2(f) Parent must suspend the use of the Prospectus until such time as an amendment to the Registration Statement has been filed by Parent and declared effective by the SEC, Parent has prepared a supplement to the Prospectus or Parent has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Investor hereby covenants that it will not sell any Registrable

                                     A-B-5

    Securities pursuant to the Prospectus in accordance with Section 2.2(e) or 2.2(f) during the period commencing at the time at which Parent gives such Investor notice of the suspension of the use of the Prospectus and ending at the time Parent gives such Investor notice that such Investor may thereafter effect sales pursuant to the Prospectus, or until Parent delivers to such Investor an amended or supplemented Prospectus;

        (E) In connection with any sale of Registrable Securities which is made by an Investor pursuant to the Registration Statement, the Investor agrees to make such sale only through a market maker in the Parent Shares and such Investor shall supply copies of such Prospectus to such broker or brokers and shall instruct its broker or brokers to deliver the Prospectus to the purchaser or purchasers in connection with such sale; and

        (F) Each Investor agrees to notify Parent promptly after the event of the completion of the sale by such Investor of all Registrable Securities to be sold by such Investor pursuant to the Registration Statement.

    2.4 RULE 144 AND RULE 145. With a view to making available to the Investors the benefits of Rule 144 and Rule 145, Parent agrees:

        (A) to promptly furnish to each Investor so long as such Investor owns Registrable Securities, such information as may be necessary to permit the Investors to sell Registrable Securities pursuant to Rule 144 or Rule 145 without registration; and

        (B) if at any time Parent is not required to file such reports with the SEC under Section 13 or 15(d) of the Exchange Act, to use all reasonable efforts to, upon the request of an Investor, make publicly available other information so long as is necessary to permit publication by brokers and dealers of quotations for the Parent Shares and sales of the Registrable Securities in accordance with Rule 15c2-11 under the Exchange Act.

    2.5 EXPENSES. All reasonable expenses incurred in connection with registrations, filings or qualifications pursuant to this Registration Rights Agreement shall be paid by Parent including, without limitation, all registration, listing and qualifications fees, printers and accounting fees and the fees and disbursements of counsel for Parent but excluding (i) fees and expenses of investment bankers retained by any Investor, (ii) brokerage commissions incurred by any Investor and (iii) fees and disbursements of counsel for the Investors.

    2.6 INDEMNIFICATION. In the event any Registrable Securities are included in a Registration Statement:

        (A) To the extent permitted by law, Parent will indemnify and hold harmless each Investor, the partners, officers and directors of each Investor, any underwriter (as defined in the Securities Act) for such Investor and each person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation by Parent; and Parent will pay as incurred to each such Investor, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED HOWEVER, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld, nor shall Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information

                                     A-B-6
    furnished expressly for use in connection with such registration by such Investor, partner, officer, director, underwriter or controlling person of such Investor.

        (B) To the extent permitted by law, each Investor will, if Registrable Securities held by such Investor are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless Parent, each of its directors, its officers and each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter and any other Investor selling securities under such Registration Statement or any of such other Investor's partners, directors or officers or any person who controls such Investor, against any losses, claims, damages or liabilities (joint or several) to which Parent or any such director, officer, controlling person, underwriter or other such Investor, or partner, director, officer or controlling person of such other Investor may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor under an instrument duly executed by such Investor and stated to be specifically for use in connection with such registration; and each such Investor will pay as incurred any legal or other expenses reasonably incurred by Parent or any such director, officer, controlling person, underwriter or other Investor, or partner, officer, director or controlling person of such other Investor in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; PROVIDED FURTHER, that in no event shall any indemnity under this Section 2.6 exceed the gross proceeds from the offering received by such Investor.

        (C) Promptly after receipt by an indemnified party under this Section
    2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

        (D) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative

                                     A-B-7
    fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; PROVIDED, that in no event shall any contribution by a Investor hereunder exceed the gross proceeds from the offering received by such Investor.

        (E) The obligations of Parent and Investors under this Section 2.6 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

SECTION 3. MISCELLANEOUS

    3.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Investor and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of any party pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder solely as of the date of such certificate or instrument.

    3.2 INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of any party set forth in this Registration Rights Agreement shall be construed as independent of any other agreement or arrangement between Investors, on the one hand, and Parent or Company on the other. The existence of any claim or cause of action by an Investor against the Company or Parent shall not constitute a defense to the enforcement of any such obligations against such Investor.

    3.3 OTHER AGREEMENTS. Nothing in this Registration Rights Agreement shall limit any of the rights or remedies of Parent under or any of the obligations of Investors under any agreement between Investors and Parent or any certificate or instrument executed by Investors in favor of Parent; and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of the Investors under this Registration Rights Agreement.

    3.4 NOTICES. Any notice or other communication required or permitted to be delivered to the Investors or Parent under this Registration Rights Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth on the signature pages hereof or Exhibit A hereto (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party).

    3.5 SEVERABILITY. If any provision of this Registration Rights Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Registration Rights Agreement. Each provision of this Registration Rights Agreement is separable from every other provision of this

                                     A-B-8

Registration Rights Agreement, and each part of each provision of this Registration Rights Agreement is separable from every other part of such provision.

    3.6 APPLICABLE LAW; JURISDICTION. THIS REGISTRATION RIGHTS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between the parties hereto, whether arising out of this Registration Rights Agreement or otherwise, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 3.4.

    3.7 AMENDMENT AND WAIVER. Except as otherwise expressly provided, this Registration Rights Agreement may be amended or modified only upon the written consent of Parent and Investors holding at least a majority of the Registrable Securities. Except as otherwise expressly provided, the obligations of Parent and the rights of the Investors under this Registration Rights Agreement may be waived only with the written consent of Investors holding at least a majority of the Registrable Securities.

    3.8 ATTORNEY'S FEES. If any legal action or other legal proceeding relating to this Registration Rights Agreement or the enforcement of any provision of this Registration Rights Agreement is brought against the Investor, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    3.9 CAPTIONS. The captions contained in this Registration Rights Agreement are for convenience of reference only, shall not be deemed to be a part of this Registration Rights Agreement and shall not be referred to in connection with the construction or interpretation of this Registration Rights Agreement.

    3.10 ENTIRE AGREEMENT. This Registration Rights Agreement and the Exhibits hereto, and any Affiliate Agreement or Voting Agreement between each Investor and Parent collectively set forth the entire understanding of Parent and each Investor relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and any Investor and the Company and any Investor relating to the subject matter hereof and thereof.

    3.11 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Investor; PROVIDED, HOWEVER, that prior to the receipt by Parent of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, Parent may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price. A Holder that distributes Registrable Securities to its partners or beneficiaries shall be deemed, upon notice to Parent of such distribution, to have assigned to such partners or beneficiaries its rights under this Registration Agreement with respect to the Registrable Securities so distributed. Any such distributee shall become an Investor for all purposes of this Registration Agreement upon such distributee agreeing to be bound by the provisions of this Registration Agreement.

    3.12 COUNTERPARTS. This Registration Rights Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                                     A-B-9

    3.13  CONSTRUCTION.

        (A) For purposes of this Registration Rights Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (B) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Registration Rights Agreement.

        (C) As used in this Registration Rights Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (D) Except as otherwise indicated, all references in this Registration Rights Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Registration Rights Agreement and Exhibits to this Registration Rights Agreement.

                       [THIS SPACE INTENTIONALLY LEFT BLANK]

                                     A-B-10

    IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

PARENT:                                       HOLDERS:

GILEAD SCIENCES, INC.                         [HOLDER]
By:                                           By:
                                              Title:

                            HOLDER RIGHTS AGREEMENT
                                 SIGNATURE PAGE

                                     A-B-11

                                   EXHIBIT A
                              SCHEDULE OF HOLDERS

[Warburg and any transferees]

                                     A-BA-1

                                                                       EXHIBIT C

                                  UNDERTAKING

    In connection with the contemplated merger (the "Merger") of a subsidiary of Gilead Sciences, Inc. ("Parent") into NeXstar Pharmaceuticals, Inc. (the "Company"), the undersigned agrees, for the benefit of Parent, that, during the period from the date specified below through the date on which financial results covering at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent (within the meaning of the applicable "pooling of interests" accounting requirements), the undersigned will not (without the prior written consent of Parent) sell, transfer or otherwise dispose of, or reduce the undersigned's interest in or risk relating to, any shares of capital stock of Parent or any option or other right to purchase any shares of capital stock of Parent.

                                          Very truly yours,
                                   _____________________________________________
                                                       (Signature)
                       _________________________________________________________
                                                       (Print Name)
                                          Dated: _____________________ , 1999

                                     A-C-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX B

                         SHARE OPTION AGREEMENT BETWEEN
                         NEXSTAR PHARMACEUTICALS, INC.
                                      AND
                             GILEAD SCIENCES, INC.
                         DATED AS OF FEBRUARY 28, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX B

                             SHARE OPTION AGREEMENT

    THIS SHARE OPTION AGREEMENT (the "Option Agreement") is entered into as of February 28, 1999, by and between NEXSTAR PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and GILEAD SCIENCES, INC., a Delaware corporation (the "Grantee").

                                    RECITALS

A. The Grantee, Gazelle Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as amended from time to time, the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

B. As a condition to the willingness of the Grantee to enter into the Merger Agreement, the Grantee has required that the Company enter into, and in order to induce the Grantee to enter into the Merger Agreement, the Company desires to enter into, this Option Agreement.

                                   AGREEMENT

    The parties to this Option Agreement, intending to be legally bound, agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms used but not defined in this Option Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

    2. GRANT OF OPTION. The Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares of Company Common Stock equal to up to 19.9% of the shares of Company Common Stock outstanding as of the date hereof (as adjusted as set forth herein, the "Option Shares"), at a price per Option Share equal to the Exercise Price. For purposes of this Option Agreement, the "Exercise Price" shall be equal to $17.48 (subject to adjustment as set forth herein).

    3. TERM. The Option shall terminate on the earliest of the following dates (the "Termination Date"): (a) the date on which the Merger becomes effective;
(b) the first anniversary of the date on which the Grantee receives written notice from the Company of the occurrence of an Exercise Event (as defined in Section 4(b)); or (c) the date on which the Merger Agreement is validly terminated pursuant to Section 6.1 thereof, if an Exercise Event shall not have occurred on or prior to such date; PROVIDED, HOWEVER, that with respect to clause (b) of this sentence, if the Option cannot be exercised on such first anniversary by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, then the Termination Date shall be extended until the date 30 days after the date on which such impediment is removed. The rights and obligations set forth in Sections 8 and 9 shall not terminate on the Termination Date, but shall extend to such time as is provided in those Sections.

    4.  EXERCISE OF OPTION.

    (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time on or before the Termination Date following the occurrence of an Exercise Event (as defined in Section 4(b)). Notwithstanding the occurrence of the Termination Date, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the Termination Date.

    (b) As used herein, an "Exercise Event" shall be deemed to have occurred if the Grantee shall have the right to terminate the Merger Agreement:

        (i) pursuant to Section 6.1(c) thereof and a Takeover Proposal shall have been previously disclosed, announced, commenced, submitted or made; or

        (ii) pursuant to Section 6.1(g) or 6.1(h) thereof.

    (c) In the event the Grantee wishes to exercise the Option with respect to any Option Shares, the Grantee shall send to the Company a written notice (the date of which being herein referred to as the "Notice Date") specifying: (i) the number of Option Shares the Grantee will purchase; (ii) the place at which such Option Shares are to be purchased; and (iii) the date on which such Option Shares are to be purchased, which shall not be earlier than two business days nor later than twenty business days after the Notice Date. The closing of the purchase of such Option Shares (the "Closing") shall take place at the place specified in such written notice and on the date specified in such written notice (the "Closing Date"); PROVIDED, HOWEVER, that: (A) if such purchase cannot be consummated by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, the Closing Date may be extended by the Grantee to a date not more than 30 days after the date on which such impediment is removed; and (B) if prior notification to or approval of any governmental authority is required (or if any waiting period must expire or be terminated) in connection with such purchase, the Company shall promptly cause to be filed the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application required to be filed by the Grantee and the obtaining of any such approval required to be obtained by the Grantee), and the Closing Date may be extended by the Grantee to a date not more than 30 days after the date on which any required notification has been made, approval has been obtained or waiting period has expired or been terminated.

    (d) Notwithstanding Section 4(c), so long as the Company shall have fully complied with all of its obligations under this Option Agreement, in no event shall any Closing Date be more than 12 months after the related Notice Date, and, if the Closing Date shall not have occurred within 12 months after the related Notice Date, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

    5.  PAYMENT AND DELIVERY OF CERTIFICATES.

    (a) On each Closing Date, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

    (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, security interests, charges or other encumbrances ("Encumbrances").

    (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A SHARE OPTION AGREEMENT DATED AS OF FEBRUARY 28, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    6.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

    (a) In the event of any change in the Company Common Stock by reason of a stock divided, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Company Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with any shares theretofore issued pursuant to the Option, equals 19.9% of the number of shares of the Company Common Stock then issued and outstanding.

    (b) If the Company shall enter into an agreement (i) to consolidate, exchange, shares or merge with any Person, other than the Grantee or one of the Grantee's subsidiaries, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any Person, other than the Grantee or one of the Grantee's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger, or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, proper provision shall be made in the agreement governing such transactions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee if the Grantee had exercised this Option immediately prior to such transaction or the record date for determining the stockholders entitled to participate therein, as appropriate.

    (c) The provisions of Sections 7, 8 and 9 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

    7.  REPURCHASE AT THE OPTION OF GRANTEE.

    (a) At any time on or prior to the Termination Date, at the request of the Grantee made at any time after the first Exercise Event and ending on the first anniversary thereof (the "Put Period"), the Company (or any successor thereto) shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised and (ii) all (but not less than all) of the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has beneficial ownership. The date on which the Grantee exercises its rights under this Section 7 is referred to as the "Grantee Request Date." Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

        (i) the aggregate exercise price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for any Option Shares as to which the Option has theretofore been exercised and with respect to which the Grantee then has beneficial ownership or has exercised the right to acquire beneficial ownership;

        (ii) the excess, if any, of the Applicable Price (as defined in Section 7(c)), over the Exercise Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for each Option Share as to which the Option has been exercised and with respect to which the Grantee then has beneficial ownership, multiplied by the number of such shares; and

        (iii) the excess, if any, of (x) the Applicable Price for each share of Company Common Stock over (y) the Exercise Price (subject to adjustment pursuant to Section 6), multiplied by the number of Option Shares as to which the Option has not been exercised.

    (b) If the Grantee exercises its rights under this Section 7, the Company shall, within five business days after the Grantee Request Date, pay the Section 7 Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder with respect to which the Grantee then has beneficial ownership, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 7, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Encumbrances.

    (c) For purposes of this Option Agreement, the "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant a tender or exchange offer made for shares of Company Common Stock after the date hereof and on or prior to the Grantee Request Date, (ii) the price per share to be paid by any third Person for shares of Company Common Stock pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Grantee Request Date, or (iii) the highest bid price per share of Company Common Stock as quoted on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, the highest bid price per share as quoted on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Grantee Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Option Agreement.

    8.  REGISTRATION RIGHTS.

    (a) The Company shall, if requested by the Grantee at any time and from time to time within two years of the first exercise of the Option (the "Registration Period"), as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is necessary or desirable in order to permit the offering, sale and delivery of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be as reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 8, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

    (b) The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 8 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursement of the Grantee's counsel; PROVIDED, HOWEVER, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; AND PROVIDED FURTHER that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration.

    (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other the Company of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 8, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 8, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

    9. FIRST REFUSAL. At any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of Company Common Stock pursuant to the Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option

Shares or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within ten business days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. If the Company shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within sixty days from the date of the Offeror's Notice, sell all but not less them all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; PROVIDED, HOWEVER, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 4.9% of the outstanding voting power of the Company,
(b) any disposition of Company Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

    10. PROFIT LIMITATION. Notwithstanding any provision to the contrary contained in this Option Agreement, the Grantee may not exercise its rights pursuant to this Option Agreement in a manner that would result in a cash payment to the Grantee of an aggregate amount under this Option Agreement and under Section 7.1(c) of the Merger Agreement of more than the sum of (a) the aggregate exercise price paid by the Grantee for any Option Shares as to which the Option has theretofore been exercised, PLUS (b) $18,000,000, it being understood and agreed that to the extent that any amount is paid by the Company to the Grantee pursuant to this Option Agreement, the fee payable pursuant to
Section 7(c) of the Merger Agreement shall be reduced appropriately so that the aggregate amount payable by the Company under this Option Agreement and Section 7(c) of the Merger Agreement shall not exceed such sum.

    11. LISTING. If at the time of the occurrence of an Exercise Event the Company Common Stock is (or any other securities subject to the Option are) then listed on The Nasdaq National Market or on any other market or exchange, the Company, upon the occurrence of an Exercise Event, shall promptly file an application to list on The Nasdaq National Market and on such other market or exchange the shares of the Company Common Stock or other securities then subject to the Option, and shall use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

    12. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company will execute and deliver a new Option Agreement of like tenor and date.

    13.  MISCELLANEOUS.

        (a) EXTENSION; WAIVER. At any time prior to the Termination Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Option Agreement, no action taken pursuant to this Option Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained in this Option Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        (b) NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Option Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  if to the Company, to it at:

                  NeXstar Pharmaceuticals, Inc.
                  2860 Wilderness Place
                  Boulder, Colorado 80301
                  Attention: Chief Financial Officer
                  Telecopy No.: (303) 546-7603

                  with a copy to:
                  Willkie Farr & Gallaghere
                  787 Seventh Avenue
                  New York, New York 10019
                  Attention: Peter H. Jakes, Esq.
                  Telecopy No.: (212) 728-8111

                  if to either Parent or Sub, to it at:

                  Gilead Sciences, Inc
                  333 Lakeside Drive
                  Foster City, CA 94404
                  Attn: General Counsel

                  Telecopy No. : (650) 522-5622

                  with a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 E1 Camino Real
                  Palo Alto, CA 94306-2155
                  Attention:  Richard E. Climan, Esq.
                             Keith A. Flaum, Esq.
                  Telecopy No.: (650) 857-0663

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day (fifth business day, if mailed outside the country of the recipient) after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

        (c) ENTIRE AGREEMENT. This Option Agreement and the other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings, oral and written, with respect thereto.

        (d) BINDING EFFECT; BENEFIT; ASSIGNMENT. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Option Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Option Agreement to the contrary, nothing in this Option Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Option Agreement.

        (e) AMENDMENT AND MODIFICATION. Subject to applicable law, this Option Agreement may be amended, modified and supplemented, or provisions hereof waived, in writing by the parties hereto in any and all respects before the Termination Date, by action taken by the respective Boards of Directors of the Company or the Grantee or by the respective officers authorized by such Boards of Directors. This Option Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        (f) FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.

        (g) HEADINGS. The descriptive headings of the several Sections of this Option Agreement are inserted for convenience only, do not constitute a part of this Option Agreement and shall not affect in any way the meaning or interpretation of this Option Agreement.

        (h) COUNTERPARTS. This Option Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

        (i) APPLICABLE LAW. This Option Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

        (j) SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Option Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (k) ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

        (l) SUBMISSION TO JURISDICTION. With respect to any suit, action or proceeding initiated by a party to this Option Agreement arising out of, under or in connection with this Option Agreement, the Company and the Grantee each hereby submit to the non-exclusive jurisdiction of any state or federal court sitting in the State of Delaware and irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in any such suit, action or proceeding.

        (m) ATTORNEYS' FEES. If any suit, action or proceeding relating to this Option Agreement or the enforcement of any provision of this Option Agreement is brought against the Company, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        (n) NON-EXCLUSIVITY. The rights and remedies of the Grantee under this Option Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Grantee under this Option Agreement, and the obligations and liabilities of the Company under this Option Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. The covenants and obligations of the Company set forth in this Option Agreement shall be construed as independent of any other agreement or arrangement between the Company, on the one hand, and the Grantee, on the other. The existence of any claim or cause of action by the Company against the Grantee shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company.

    IN WITNESS WHEREOF, the Company and the Grantee have caused this Option Agreement to be signed by their respective officers thereupon duly authorized, all as of the day and year first written above.

                                GILEAD SCIENCES, INC.:

                                By:              /s/ MARK L. PERRY
                                     -----------------------------------------
                                                Name: Mark L. Perry
                                          TITLE: SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER

                                NEXSTAR PHARMACEUTICALS, INC.:

                                By:             /s/ MICHAEL E. HART
                                     -----------------------------------------
                                               Name: Michael E. Hart
                                             TITLE: VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER

                                                                    APPENDIX C-1

                      [J.P. MORGAN SECURITIES LETTERHEAD]

February 28, 1999

The Board of Directors
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404

Attention: Don Rumsfeld
       Chairman of the Board

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to Gilead Sciences, Inc. (the "Company") of the consideration proposed to be paid by the Company in connection with the proposed merger (the "Merger") of Gazelle Acquisition Sub, Inc., a wholly-owned subsidiary of the Company ("Sub"), with and into NeXstar Pharmaceuticals, Inc. (the "Seller"). Pursuant to the Agreement and Plan of Merger, dated as of February 28, 1999 (the "Agreement"), by and among the Company, Sub and the Seller, Sub will be merged with and into the Seller, the Seller will continue as the surviving corporation, and each issued and outstanding share of common stock, par value $.01 per share, of the Seller (other than such shares to be canceled pursuant to the Agreement) shall be converted into the right to receive that number of shares of common stock, par value $.001 per share, of the Company (the "Gilead Common Stock") as calculated pursuant to a formula contained in the Agreement.

    In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Seller and the Company and of certain other companies engaged in businesses comparable to those of the Seller and the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Seller and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Seller and the Company; (v) the audited financial statements of the Company and the Seller for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company and the Seller for the period ended December 31, 1998; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Seller; (vii) certain internal financial analyses and forecasts prepared by the Company and the Seller and their respective managements; and (viii) the terms of other business combinations that we deemed relevant.

    In addition, we have held discussions with certain members of the management of the Company and the Seller with respect to certain aspects of the Merger, the past and current business operations of the Company and the Seller, the financial condition and future prospects and operations of the Company and the Seller, the effects of the Merger on the financial condition and future prospects of the Company and the Seller, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company and the Seller, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the

                                     C-1-1

Company and the Seller or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Seller to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Gilead Common Stock will trade at any future time.

    We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company if the proposed Merger is consummated. As you are aware, in the past we have managed an equity offering for the Company. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or the Seller for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Company in the proposed Merger is fair, from a financial point of view, to the Company.

    This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ DAVID DEMING
   --------------------------------------------
   Name: David Deming
   Title: Managing Director

                                     C-1-2

                                                                    APPENDIX C-2

February 28, 1999

Board of Directors
NeXstar Pharmaceuticals, Inc.
2860 Wilderness Place
Boulder, CO 80301

Members of the Board:

    We understand that NeXstar Pharmaceuticals, Inc. ("NeXstar" or the "Company"), Gilead Sciences, Inc. ("Gilead") and Gazelle Acquisition Sub, Inc., a wholly owned subsidiary of Gilead ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 27, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Gilead, and each outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), other than shares owned by the Company as treasury stock, will be converted into the right to receive a certain number of shares of common stock, par value $.001 per share, of Gilead (the "Gilead Common Stock") determined pursuant to a formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock (other than Gilead and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

    For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company and Gilead, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Gilead prepared by the managements of the Company and Gilead, respectively;

(iii) analyzed certain financial projections prepared by the management of the Company;

(iv) discussed the past and current operations and financial condition and the prospects of the Company and Gilead, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Gilead, respectively;

(v) analyzed the pro forma impact of the Merger on Gilead's earnings per share;

(vi) reviewed the reported prices and trading activity for the Company Common Stock and Gilead Common Stock;

(vii) compared the financial performance of the Company and Gilead and the prices and trading activity of the Company Common Stock and Gilead Common Stock with that of certain other comparable publicly-traded companies and their securities;

(viii)reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(ix) participated in discussions and negotiations among representatives of the Company and Gilead (and certain other parties) and their financial and legal advisors;

(x) reviewed the draft Merger Agreement and certain related documents; and

                                     C-2-1

(xi) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Gilead. We have relied upon without independent verification, the assessment by the managements of Gilead and the Company that such products will receive all of the necessary regulatory approvals for their production and sale and that they will attain certain product revenue levels. Morgan Stanley has also relied upon Gilead's ability to retain key personnel. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and the Merger will be treated as a tax free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger. In addition, this opinion does not in any manner address the prices at which the Gilead Common Stock will trade following consummation of the Merger, and we express no opinion or recommendation as to how the holders of Company Common Stock should vote at the shareholders' meeting held in connection with the Merger.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock (other than Gilead and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By: /s/ L. ALEX LIPE
   --------------------------------------------
   Name: L. Alex Lipe
   Title: Principal

                                     C-2-2

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article 4 of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article 11 of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

   EXHIBIT       EXHIBIT
  FOOTNOTE       NUMBER     DESCRIPTION OF DOCUMENT
-------------  -----------  ----------------------------------------------------------------------------------------------
                      2.1   Agreement and Plan of Merger by and Among Gilead Sciences, Inc., Gazelle Acquisition Sub, Inc.
                            and NeXstar Pharmaceuticals, Inc., dated as of February 28, 1999 (see Appendix A to joint proxy statement/prospectus)
         (1)          4.1   Rights Agreement, dated as of November 21, 1994, between Registrant and First Interstate Bank, with exhibits.
         (1)          4.2   Form of letter sent to Gilead Sciences, Inc. stockholders, dated December 14, 1994.
                      5.1   Opinion of Cooley Godward LLP
                      8.1   Tax Opinion of Cooley Godward LLP
                      8.2   Tax Opinion of Willkie Farr & Gallagher
                     23.1   Consent of Ernst & Young LLP, Independent Auditors of Gilead Sciences, Inc.
                     23.2   Consent of Ernst & Young LLP, Independent Auditors of NeXstar Pharmaceuticals, Inc.
                     23.3   Consent of PricewaterhouseCoopers LLP, Independent Accountants of Proligo LLC.
                     23.4   Consent of Cooley Godward LLP (included in Exhibit 5.1 and 8.1).
                     23.5   Consent of Willkie Farr & Gallagher (included in Exhibit 8.2).
                     24.1   Power of Attorney (included on page II-4).
         (2)         99.1   Form of Voting Agreement.
                     99.2   Form of Affiliate Agreement (see Exhibit A to Appendix A to the joint proxy statement/prospectus).
         (2)         99.3   Share Option Agreement between Gilead Sciences, Inc. and NeXstar Pharmaceuticals, Inc., dated as of February 28, 1999.
                     99.4   Gilead Sciences, Inc. Form of Proxy.
                     99.5   NeXstar Pharmaceuticals, Inc. Form of Proxy.

------------------------

 (1) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 and incorporated herein by reference.

 (2) Filed as an exhibit to Registrant's Current Report on Form 8-K filed on March 9, 1999 and incorporated herein by reference.

    (b) Financial Statement Schedules

    The information to be set forth herein with respect to Gilead Sciences, Inc. is incorporated by reference from Gilead's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. No financial data schedules are required for the registrant.

    (c) Item 4(b) Reports

    See Appendix C to the joint proxy statement/prospectus.

ITEM 22. UNDERTAKING

    1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    4. The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    5. The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 4 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    6. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    7. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, California on June 22, 1999.

                                GILEAD SCIENCES, INC.

                                By:              /s/ JOHN C. MARTIN
                                     -----------------------------------------
                                                   John C. Martin
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Martin and Mark L. Perry, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
      /s/ JOHN C. MARTIN          Executive Officer,
------------------------------    Director (Principal          June 22, 1999
        John C. Martin            Executive Officer)

                                Senior Vice President,
      /s/ MARK L. PERRY           Chief Financial Officer
------------------------------    and General Counsel          June 22, 1999
        Mark L. Perry             (Principal Financial and
                                  Accounting Officer)

    /s/ DONALD H. RUMSFELD
------------------------------  Chairman of the Board of       June 22, 1999
      Donald H. Rumsfeld          Directors

        /s/ PAUL BERG
------------------------------  Director                       June 22, 1999
          Paul Berg

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ ETIENNE F. DAVIGNON
------------------------------  Director                       June 22, 1999
     Etienne F. Davignon

   /s/ JAMES M. DENNY, SR.
------------------------------  Director                       June 22, 1999
     James M. Denny, Sr.

     /s/ GORDON E. MOORE
------------------------------  Director                       June 22, 1999
       Gordon E. Moore

     /s/ GEORGE P. SHULTZ
------------------------------  Director                       June 22, 1999
       George P. Shultz